      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 31, 1996


                                                      REGISTRATION NO. 333-03958
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                           INTERSTATE HOTELS COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           PENNSYLVANIA                          7011                           25-1788101
     (State of incorporation)             (Primary Standard                  (I.R.S. Employer
                                      Industrial Classification            Identification No.)
                                             Code Number)

                            ------------------------

                                FOSTER PLAZA 10
                               680 ANDERSEN DRIVE
                         PITTSBURGH, PENNSYLVANIA 15220
                                 (412) 937-0600
   (Address and telephone number of Registrant's principal executive offices)

                            ------------------------

                              MARVIN I. DROZ, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                                FOSTER PLAZA 10
                               680 ANDERSEN DRIVE
                         PITTSBURGH, PENNSYLVANIA 15220
                                 (412) 937-0600
           (Name, address and telephone number of agent for service)

                            ------------------------

                                   Copies to:

             ROBERT A. PROFUSEK, ESQ.                             PATRICK J. FOYE, ESQ.
               DAVID J. LOWERY, ESQ.                      SKADDEN, ARPS, SLATE, MEAGHER & FLOM
            JONES, DAY, REAVIS & POGUE                              919 THIRD AVENUE
               599 LEXINGTON AVENUE                             NEW YORK, NEW YORK 10022
             NEW YORK, NEW YORK 10022                                (212) 735-3000
                  (212) 326-3939

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                           INTERSTATE HOTELS COMPANY
                             CROSS REFERENCE SHEET
             PURSUANT TO ITEM 501(B) OF REGULATION S-K AND RULE 404

                  ITEM NUMBER AND CAPTION                LOCATION IN PROSPECTUS BY CAPTION
         -----------------------------------------   -----------------------------------------
    1.   Forepart of Registration Statement and
           Outside Front Cover Page of
           Prospectus.............................   Forepart of Registration Statement and
                                                     Outside Front Cover Page of Prospectus
    2.   Inside Front and Outside Back Cover Pages
           of Prospectus..........................   Inside Front and Outside Back Cover Pages
                                                     of Prospectus
    3.   Summary Information, Risk Factors and
           Ratio
           of Earnings to Fixed Charges...........   Prospectus Summary; Risk Factors
    4.   Use of Proceeds..........................   Prospectus Summary; Use of Proceeds;
                                                       Capitalization
    5.   Determination of Offering Price..........   Outside Front Cover Page of Prospectus;
                                                       Underwriting
    6.   Dilution.................................   Dilution
    7.   Selling Security Holders.................   *
    8.   Plan of Distribution.....................   Outside Front Cover Page of Prospectus;
                                                       Underwriting
    9.   Description of Securities to be
           Registered.............................   Prospectus Summary; Description of
                                                     Capital Stock
   10.   Interests of Named Experts and Counsel...   *
   11.   Information with Respect to the
           Registrant.............................   Outside Front Cover Page of Prospectus;
                                                     Inside Front Cover Page of Prospectus;
                                                       Prospectus Summary; Risk Factors;
                                                       Business and Properties; Prior S
                                                       Corporation Status; Dividend Policy;
                                                       Dilution; Capitalization; Pro Forma
                                                       Financial Data; Selected Financial and
                                                       Other Data; Management's Discussion and
                                                       Analysis of Financial Condition and
                                                       Results of Operations; Management; The
                                                       Organization, Acquisition and Financing
                                                       Plan; Principal Shareholders; Certain
                                                       Relationships and Related Transactions;
                                                       Description of Capital Stock; Shares
                                                       Eligible for Future Sale; Underwriting
   12.   Disclosure of Commission Position on
           Indemnification for Securities
           Act Liabilities........................   *

- ------------------

* Such item is inapplicable, or the answer thereto is in the negative, and is omitted from the Prospectus.

                                EXPLANATORY NOTE


     This Registration Statement covers the registration of 9,350,000 shares of Common Stock to be offered in a public offering in the United States and Canada (the "U.S. Offering") and 1,650,000 shares of Common Stock to be offered in a concurrent public offering outside the United States and Canada (the "International Offering"). The complete form of prospectus relating to the U.S. Offering (the "U.S. Prospectus") follows immediately after this explanatory note. The form of prospectus relating to the International Offering (the "International Prospectus") will be identical in all respects to the U.S. Prospectus, except that the International Prospectus contains different front and back cover pages and the section titled "Underwriting." The form of the U.S. Prospectus included herein is followed by those pages to be used in the International Prospectus which differ from those in the U.S. Prospectus. Each of such pages included herein is labeled "Alternate Page for International Prospectus."

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION OF THESE SECURITIES UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION


                   PRELIMINARY PROSPECTUS DATED MAY 31, 1996


PROSPECTUS

                               11,000,000 SHARES

                           INTERSTATE HOTELS COMPANY                LOGO

                                  COMMON STOCK
                            ------------------------


     All of the shares of Common Stock of Interstate Hotels Company (the "Company") are being offered by the Company. Of the 11,000,000 shares of Common Stock offered, 9,350,000 shares are being offered hereby in the United States and Canada by the U.S. Underwriters and 1,650,000 shares are being offered in a concurrent offering outside the United States and Canada by the International Underwriters. The initial public offering price and aggregate underwriting discount per share will be identical for both offerings (the "Offering"). It is currently estimated that the initial public offering price will be between $19 and $21 per share. For factors to be considered in determining the initial public offering price, see "Underwriting."



     The Common Stock has been approved for listing on the New York Stock Exchange under the symbol "IHC," subject to official notice of issuance.

                            ------------------------

      SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.

  THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

===========================================================================================================
                                                                       UNDERWRITING         PROCEEDS TO
                                                PRICE TO PUBLIC        DISCOUNT(1)           COMPANY(2)
- -----------------------------------------------------------------------------------------------------------
Per Share...................................           $                    $                    $
- -----------------------------------------------------------------------------------------------------------
Total(3)....................................         $                    $                    $
===========================================================================================================

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities under the Securities Act of 1933, as amended. See
    "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $            .


(3) The Company has granted the several U.S. Underwriters and the several International Underwriters 30-day options to purchase up to an additional 1,402,500 and 247,500 shares of Common Stock, respectively, to cover over-allotments. If all such shares of Common Stock are purchased, the total Price to Public, Underwriting Discount and Proceeds to Company will be
    $            , $            and $            , respectively. See
    "Underwriting."

                            ------------------------

  The shares of Common Stock are offered by the several Underwriters subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel to the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock
will be made in New York City on or about                , 1996.
                            ------------------------
MERRILL LYNCH & CO.

           MONTGOMERY SECURITIES

                      MORGAN STANLEY & CO.
                          INCORPORATED

                                SMITH BARNEY INC.

                                          CREDIT LYONNAIS SECURITIES (USA) INC.
                            ------------------------

              The date of this Prospectus is                , 1996

                              PORTFOLIO OF HOTELS
- --------------------------------------------------------------------------------

                              (AS OF MAY 1, 1996)

Map of the continental United States, Mexico, and the Caribbean denoting the Company's headquarters, owned hotels, and managed/serviced hotels.

Map of Russia denoting a managed/serviced hotel of the Company
Map of Israel denoting a managed/serviced hotel of the Company
Map of Thailand denoting
a managed/serviced hotel of the Company
Map of Hawaii denoting seven managed/serviced

hotels of the Company

IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                  PHOTO

                  THE CHARLES HOTEL
                  CAMBRIDGE, MASSACHUSETTS
                  (MANAGED)

PHOTO                       PHOTO
WARNER CENTER MARRIOTT      HOTEL TVERSKAYA, MOSCOW, RUSSIA (MANAGED)
LOS ANGELES, CALIFORNIA
(OWNED)

                                               PHOTO

                                               THE DON CESAR BEACH RESORT
                                               ST. PETERSBURG BEACH, FLORIDA
                                               (MANAGED, WITH A MINORITY
                                               INTEREST)

                                  PHOTO

                                  COLORADO SPRINGS MARRIOTT, COLORADO SPRINGS,
                                  COLORADO (OWNED)

PHOTO

THE WESTIN BONAVENTURE, LOS ANGELES, CALIFORNIA
(MANAGED)

     PHOTO

     THE HAY-ADAMS HOTEL,
     WASHINGTON, D.C. (MANAGED)

PHOTO

MARRIOTT AT SAWGRASS,
PONTE VEDRA BEACH, FLORIDA (MANAGED)

           PHOTO

           THE BELLEVUE HOTEL, PHILADELPHIA, PA
           (MANAGED)

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus. In this Prospectus, (i) the term the "Company" refers to Interstate Hotels Company, a Pennsylvania corporation, its subsidiaries and its predecessors and certain of their affiliates, (ii) all information gives effect to the transactions described under the caption "The Organization, Acquisition and Financing Plan," including the contribution of Interstate Hotels Corporation and certain of its affiliates to the Company to be effected immediately prior to the Offering and the acquisition of controlling interests in the Owned Hotels (as defined below), (iii) except as otherwise specified herein, all information assumes that the initial public offering price will be $20 per share and that the Underwriters' over-allotment options will not be exercised, and (iv) except as otherwise specified herein, all Company hotel statistics are as of May 1, 1996 and all lodging industry statistics (other than Company statistics) are from, or derived from, information published or provided by Smith Travel Research, an independent industry research organization. Smith Travel Research has not provided any form of consultation, advice or counsel regarding the Offering contemplated hereby, and Smith Travel Research is in no way associated with the Offering.


                                  THE COMPANY


     The Company is the largest independent hotel management company in the United States based on total portfolio hotel revenues and number of guestrooms and properties managed. The Company manages or performs related services for 154 hotels, with 35,730 rooms, located in 28 states in the United States and in the District of Columbia, Canada, Mexico, Israel, the Caribbean, Thailand and Russia. Following consummation of the Offering, the Company will own or have a controlling interest in 15 of these properties (the "Owned Hotels"), all of which are upscale hotels currently managed by the Company. In 1995, the Owned Hotels contributed 81.8% of the pro forma 1995 total revenues of the Company.



     In 1995, 84.1% of the Company's net management revenues were derived from upscale or luxury hotels and resorts. The Company is the largest franchisee of upscale hotels in the Marriott(R) system, providing services to 36 hotels, with 12,649 rooms, bearing the Marriott(R) flag. Consistent with the Company's multiple branding strategy, the Company also manages hotels under many other major full-service brand names, including Doubletree(R), Embassy Suites(R), Hilton(R), Radisson(R), Sheraton(R) and Westin(R), as well as under the Company's own Colony(R) trade name. Among the well-known hotels managed by the Company are: The Charles Hotel at Harvard Square in Cambridge, Massachusetts; the Don CeSar Beach Resort in St. Petersburg Beach, Florida; The Hay-Adams Hotel in Washington, D.C.; The Bellevue Hotel in Philadelphia, Pennsylvania; the Westin Bonaventure in Los Angeles, California; Marriott's Casa Marina Resort in Key West, Florida; the Marriott at Sawgrass Resort in Ponte Vedra Beach, Florida; and the White Elephant Inn in Nantucket, Massachusetts. The Company also operates in the mid-priced, economy and budget segments of the lodging industry.



     Since its founding in 1961 to own and operate a single motor lodge in northwestern Pennsylvania, the Company has achieved consistent annual growth, even through industry downturns. The total revenues of the hotels to which the Company provided management or related services increased from $514 million in 1991 to almost $1.1 billion in 1995, an average annual compound growth rate of 19.7%. During the same period, the Company's portfolio of hotels increased from 49 to 150. The Company's total revenues grew from $17.6 million in 1991 to $45.0 million in 1995, an average annual compound growth rate of 26.5%. The Company's net income increased at an average annual compound growth rate of 69.8% over the same period, from $1.9 million in 1991 to $15.8 million in 1995. The Company attributes its steady growth to the disciplined pursuit of four core strategies:
(i) providing superior, innovative hotel management services, resulting in increased investment value for the hotel owner; (ii) adding new management contracts and selectively acquiring hotel management businesses; (iii) adding new hotels to the Company's portfolio of upscale and luxury properties through acquisitions; and (iv) maximizing the profitability of the Company's acquired hotels by repositioning them within their local markets and applying to them the Company's proven management techniques.

     The Company believes that its prospects for continuing sustainable growth are enhanced by a number of competitive advantages, including: (i) a proven ability to source management contract and property acquisition opportunities resulting from the Company's large and geographically diverse hotel portfolio;
(ii) excellent relationships with hotel investors and owners due to the Company's disciplined management techniques and its track record of improving the profitability of the hotels it manages; (iii) the Company's flexible branding strategy, which permits the Company to own and operate multiple hotels under different brands within the same geographic market and to operate more opportunistically within existing and new markets than hotel companies committed to particular flags; (iv) the Company's corporate infrastructure and the operational synergies resulting therefrom, which permit the Company to lower the unit costs of its services and assure the implementation of quality management systems on a Company-wide basis; (v) the strength and depth of its management team, the senior members of which have an average tenure of 22 years in the lodging industry and 13 years with the Company; (vi) the stability of the Company's cash flow resulting from the Company's large portfolio of hotel contracts and the Owned Hotels; and (vii) the Company's conservative capitalization and ability to access additional equity and debt capital to finance future growth on a cost-effective basis.


     Commencing in 1994, affiliates of the Company's predecessor, Interstate Hotels Corporation ("IHC"), formed a series of partnerships with affiliates of Blackstone Real Estate Advisors L.P. (collectively, "Blackstone") to acquire hotel properties. These partnerships acquired fee title or controlling interests in eight of the Owned Hotels. Thereafter, IHC and its affiliates formed a second series of partnerships with Blackstone to acquire a controlling interest in an additional six of the Owned Hotels. IHC and its affiliates acquired a 25% interest in the partnerships with Blackstone, and IHC manages all of the hotel properties. In connection with the formation of the second series of partnerships, Blackstone acquired an option to purchase a 20% equity interest in the Company (the "Blackstone Option"). In March 1996, IHC and an affiliate agreed to acquire all of Blackstone's interests in the 14 Owned Hotels (the "Acquisition") for an aggregate purchase price consisting of $124.4 million in cash and $8.3 million of the Company's Common Stock. Blackstone also exercised its option to acquire $44.8 million of the Company's Common Stock, conditioned upon consummation of the Offering. In April 1996, IHC executed a contract to acquire the Boston Marriott Westborough Hotel, an Owned Hotel which IHC manages, from an unrelated third party. A substantial portion of the net proceeds from the Offering will be used to finance the acquisition of Blackstone's interests in the 14 Owned Hotels as well as the Boston Marriott Westborough Hotel. The Company believes that it will acquire the Owned Hotels at prices reflecting substantial discounts to replacement cost. Prior to consummation of the Offering, all of the interests in the Owned Hotels owned by affiliates of IHC will be contributed to the Company, and all of the capital stock of IHC will be contributed to the Company, resulting in IHC becoming a wholly owned subsidiary of the Company (the "Organization"). See "The Organization, Acquisition and Financing Plan."



     The Owned Hotels consist of 15 geographically diverse upscale hotels, containing an aggregate of 4,621 rooms and operating under the Embassy Suites(R), Hilton(R), Marriott(R) and Radisson(R) trade names principally in major metropolitan markets such as Atlanta, Boston, Chicago, Los Angeles, Philadelphia, Houston, Fort Lauderdale and Washington, D.C. The Owned Hotels produced superior operating results in 1995, achieving an average occupancy rate of 73.0%, an average daily rate ("ADR") of $88.03 and room revenue per available room ("REVPAR") of $64.29, compared to 1995 industry averages for upscale hotels of a 68.5% occupancy rate, ADR of $80.38 and REVPAR of $55.06. The Company expects further improvement in the results of operations of the Owned Hotels as the effects of the repositioning of certain of them, and the application of the Company's management practices to all of them, are realized. The Company intends to pursue additional acquisitions following the Offering, under certain circumstances as a co-investor with Blackstone through a third series of partnerships formed with the Company. Upon consummation of the Offering, the Company expects to have in place a $100 million acquisition facility (the "Acquisition Facility") to provide greater financial flexibility to pursue acquisitions. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


     The Company believes that it has excellent opportunities for continued growth, which are enhanced by the favorable industry environment. From 1994 to 1995, room demand in the United States increased at an average annual rate of approximately 3.0%, nearly twice the average annual increase in supply of new rooms of

1.6% over the same period. This excess of demand growth over supply growth raised industry occupancy and ADR for upscale hotels to 68.5% and $80.38, respectively, in 1995 from 68.1% and $77.19, respectively, in 1994. With consistent demand growth and limited new supply, particularly in the upscale and luxury segments, management expects that industry-wide occupancy and ADR will continue to improve in 1996 and beyond.

     The Company's principal executive offices are located at Foster Plaza 10, 680 Andersen Drive, Pittsburgh, Pennsylvania 15220, and its telephone number is
(412) 937-0600.

                                  THE OFFERING


Common Stock Offered by the Company
     U.S. Offering...........................   9,350,000 shares
     International Offering..................   1,650,000 shares
          Total..............................   11,000,000 shares (1)
Common Stock to be Outstanding after the
  Offering...................................   27,220,000 shares (1)(2)
Use of Proceeds..............................   The net proceeds of the Offering, together
                                                with the net proceeds of new debt financings,
                                                will be used to finance the purchase of
                                                controlling interests in the Owned Hotels, to
                                                repay existing indebtedness and for general
                                                corporate purposes.
Proposed New York Stock Exchange symbol......   IHC


- ------------------

(1) Does not include up to 1,650,000 shares of Common Stock subject to over-allotment options granted to the Underwriters. See "Underwriting."

(2) Assumes the issuance of 415,000 shares of Common Stock to purchase the Fort Magruder Inn and Conference Center. See "The Organization, Acquisition and Financing Plan--Acquisition of Owned Hotels." Does not include 2,400,000 shares of Common Stock reserved for issuance under the Company's equity incentive plans and 850,000 shares reserved for issuance under other compensation plans. See "Management--Director Compensation," "--Stock Option Grants" and "--Compensation Plans and Arrangements."

                        SUMMARY FINANCIAL AND OTHER DATA


            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND HOTEL DATA)



    The following table sets forth summary historical financial data of the Company as of and for each of the years ended December 31, 1991, 1992, 1993, 1994 and 1995 and for the three months ended March 31, 1995 and 1996, summary pro forma financial data for the Company for the year ended December 31, 1995 and as of and for the three months ended March 31, 1996, and certain other data. The summary financial data of the Company as of December 31, 1994 and 1995 and for each of the years ended December 31, 1993, 1994 and 1995 have been derived from audited combined financial statements of the Company included elsewhere in this Prospectus. The summary financial data of the Company as of December 31, 1991, 1992 and 1993 and for each of the years ended December 31, 1991 and 1992 have been derived from audited combined financial statements of the Company which are not required to be included in this Prospectus. The summary historical financial data of the Company as of and for the three months ended March 31, 1995 and 1996 have been derived from unaudited financial statements of the Company and, in the opinion of the Company, reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the information set forth therein. The interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal and short term variations. The pro forma financial data give effect to the Offering and the transactions described in "Business and Properties--Host Funding Transaction" and "The Organization, Acquisition and Financing Plan" (excluding the possible acquisition of the Trumbull Hotel) as if all such transactions had occurred as of January 1, 1995, except that the pro forma balance sheet data give effect to such transactions as if each had occurred on March 31, 1996. The pro forma information presented is not necessarily indicative of what the actual financial position and results of operations of the Company would have been as of and for the periods indicated, nor does it purport to represent the Company's future financial position and results of operations. The summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements and notes thereto included elsewhere in this Prospectus. See "Index to Financial Statements."



                                                                                                         THREE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                                MARCH 31,
                                   -------------------------------------------------------------   ------------------------------
                                                                                      PRO FORMA                        PRO FORMA
                                    1991      1992      1993      1994       1995      1995 (1)     1995      1996      1996 (1)
                                   -------   -------   -------   -------   --------   ----------   -------   -------   ----------
STATEMENT OF INCOME DATA:
  Revenues:
    Hotel revenues...............  $    --   $    --   $    --   $    --   $     --   $  183,842    $    --   $    --   $   45,991
    Management and related
      revenues (2)...............  $17,645    19,873    25,564    36,726     45,018       41,035     10,249    12,296       10,807
                                   -------   -------   -------   -------   --------   ----------    -------   -------   ----------
      Total revenues.............   17,645    19,873    25,564    36,726     45,018      224,877     10,249    12,296       56,798
Expenses:
  Operating expenses and other...   12,350    12,999    15,384    20,708     25,077      164,952      5,914     6,470       40,125
  Depreciation and
    amortization.................    3,286     3,352     3,282     3,659      4,201       21,010      1,042     1,101        5,360
  Interest, net..................      101       (98)      (12)      (30)       (99)      18,288        (52)      488        4,340
                                   -------   -------   -------   -------   --------   ----------    -------   -------   ----------
Income before income taxes.......    1,908     3,620     6,910    12,389     15,839       20,627      3,345     4,237        6,973
Income tax expense (3)...........       --        --        --        --         --        7,838         --        --        2,650
                                   -------   -------   -------   -------   --------   ----------    -------   -------   ----------
Net income.......................  $ 1,908   $ 3,620   $ 6,910   $12,389   $ 15,839   $   12,789    $ 3,345   $ 4,237   $    4,323
                                   =======   =======   =======   =======   ========   ==========    =======   =======   ==========
Pro forma net income per common
  share (4)......................                                                     $     0.47                        $      .16
Pro forma common shares
  outstanding....................                                                     27,220,000                        27,220,000

BALANCE SHEET DATA (AT YEAR END):
  Cash and cash equivalents......  $ 2,997   $ 4,461   $ 4,520   $ 6,702   $ 14,035                 $ 7,303   $12,074   $   21,112
  Total assets...................   25,146    24,270    24,436    30,741     61,401                  34,239    70,025      482,856
  Total debt.....................    2,168     2,076     1,809     3,890     36,270                   3,640    36,058      225,870
  Total equity (deficit).........   18,360    16,685    16,627    18,858      9,256                  18,851   (16,740)     205,703

OTHER FINANCIAL DATA:
  EBITDA (5).....................  $ 5,338   $ 7,109   $10,474   $16,668   $ 20,481   $   60,465    $ 4,466   $ 5,860   $   16,707
  Net cash provided by operating
    activities...................    3,668     7,332    10,389    15,318     25,328       52,422      4,868     4,945        4,940
  Net cash (used in) investing
    activities...................     (726)     (481)   (3,088)   (3,852)   (22,858)    (361,935)      (644)   (6,279)    (148,427)
  Net cash (used in) provided by
    financing activities.........   (2,571)   (5,387)   (7,242)   (9,285)     4,863      312,379     (3,603)     (627)     134,779

                                                                                                         THREE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                           MARCH 31,
                                          ----------------------------------------------------------    --------------------
                                            1991        1992        1993        1994         1995         1995        1996
                                          --------    --------    --------    --------    ----------    --------    --------
TOTAL PORTFOLIO HOTEL DATA: (6)
  Total portfolio hotel revenues.......   $513,907    $584,344    $760,766    $858,986    $1,056,279    $246,072    $301,401
  Number of hotels (7).................         49          53          82         136           150         138         149
  Number of rooms (7)..................     17,386      18,985      24,202      31,502        35,044      31,738      35,357

COMPARABLE HOTEL OPERATING DATA: (8)
Occupancy percentage (9)...............                               74.9%       75.4%         76.6%       75.3%       77.3%
ADR (10)...............................                              $83.73      $86.96        $91.78      $95.38     $100.29
REVPAR (11)............................                              $62.74      $65.60        $70.31      $71.79      $77.51
Gross operating profit margin (12).....                               28.2%       30.0%         31.5%       32.6%       34.0%


- ------------------

 (1) Reflects the Offering, the transactions described in "Business and Properties--Host Funding Transaction" and "The Organization, Acquisition and Financing Plan" (excluding the possible acquisition of the Trumbull Hotel) and the other adjustments described in "Pro Forma Financial Data."


 (2) Pro forma management and related revenues declined due to the assumed consolidation of the Owned Hotels and the resultant pro forma elimination of $4.0 million and $1.5 million of management and related fees actually derived from the Owned Hotels in 1995 and the three months ended March 31, 1996, respectively.



 (3) Until immediately prior to the consummation of the Offering, the Company operated as an S corporation and, accordingly, was not subject to federal and certain state income taxes. The pro forma statement of income data have been computed as if the Company had been subject to federal and state income taxes, based on the applicable statutory tax rates then in effect.



 (4) Based on 27,220,000 shares of Common Stock outstanding after the Offering.



 (5) EBITDA represents earnings before interest, income taxes, depreciation and amortization. Management believes that EBITDA is a useful measure of operating performance because it is industry practice to evaluate hotel properties based on operating income before interest, depreciation and amortization, which is generally equivalent to EBITDA, and EBITDA is unaffected by the debt and equity structure of the property owner. EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles ("GAAP"), is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income under GAAP for purposes of evaluating the Company's results of operations.


 (6) Represents all hotels to which the Company provides management or related services.


 (7) As of the end of the periods presented.



 (8) The comparable hotel data set consists of all of the hotels (consisting of 35 hotels containing a total of 12,771 rooms) managed continually by the Company from January 1, 1993 through March 31, 1996.


 (9) Represents total rooms occupied by hotel guests on a paid basis divided by total available rooms. Total available rooms represents the number of rooms available for rent multiplied by the number of days in the reported period.

(10) Represents total room revenues divided by the total number of rooms occupied by hotel guests on a paid basis.

(11) Represents room revenues divided by total available rooms.

(12) Represents gross operating profit divided by total revenues. "Gross operating profit" represents total revenues less departmental expenses and undistributed operating expenses, excluding management fees.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following risks and investment considerations should be carefully considered before purchasing shares of Common Stock offered hereby. Each of the following factors may have a material adverse effect on the Company's operations, financial results, financial condition, liquidity, market valuation or market liquidity in future periods.

RISKS ASSOCIATED WITH THE LODGING INDUSTRY

     The Company is subject to the risks inherent in the lodging industry. In addition to the specific risks discussed below, these risks include changes in general, regional and local economic conditions, overbuilding, varying levels of demand for rooms and related services, changes in travel patterns, the recurring need for renovation, refurbishment and improvement of hotel properties, changes in governmental regulations that influence or determine wages, prices and construction and maintenance costs, changes in interest rates, the availability of financing and changes in real estate taxes and operating expenses.

COMPETITION FOR GUESTS

     The lodging industry is highly competitive, and the Company's hotels generally are located in areas that contain numerous competitive properties. Competitive factors in the lodging industry include room rates, quality of accommodations, name recognition, service levels and convenience of location and, to a lesser extent, the quality and scope of other amenities, including food and beverage facilities. Many of the properties with which the Company's hotels compete for guests are part of or owned by entities that have substantially greater financial or other resources than the Company.

RISKS ASSOCIATED WITH OWNING OR LEASING REAL ESTATE


     Following consummation of the transactions described in "The Organization, Acquisition and Financing Plan" (excluding the possible acquisition of the Trumbull Hotel), the Company will own fee title or controlling partnership interests in 15 of the 154 hotels it manages and operates 13 hotels under leases, six of which are long-term leases. In addition, the Company's business strategy contemplates the acquisition of ownership interests in additional hotels. Accordingly, the Company will be subject to varying degrees of risk generally related to owning or leasing real estate. These risks include, among others, changes in national, regional and local economic conditions, local real estate market conditions, changes in interest rates and in the availability, costs and terms of financing, liability for long-term lease obligations, the potential for uninsured casualty and other losses, the impact of present or future environmental legislation and compliance with environmental laws and adverse changes in zoning laws and other regulations, many of which are beyond the control of the Company. In addition, real estate investments are relatively illiquid; therefore, the ability of the Company to vary its portfolio of owned hotels in response to changes in economic and other conditions may be limited.


TERMS OF MANAGEMENT AGREEMENTS


     On a pro forma basis, net management revenues represented 10.8% of the Company's 1995 total revenues. Hotel management agreements expire or are acquired, terminated or renegotiated in the ordinary course of the Company's business. Typically, the Company's hotel management agreements may be terminated for various reasons, including default by the Company or sale of or foreclosure on the underlying property. In addition, approximately one-third of the Company's management agreements allow for termination without cause upon 30 to 90 days notice. An additional 20 management agreements allow for termination without cause upon 30 to 90 days notice with the payment of a termination fee. As of December 31, 1995, the Company had management agreements with remaining terms of less than five years for 111 of its 150 managed hotels. These 111 management agreements accounted for $14.5 million, or 6.4%, of the Company's total pro forma revenues in 1995. Sixty-three of these management agreements (which generated $6.7 million, or 3.0%, of the Company's 1995 total pro forma revenues) are subject to termination in 1996. Although the net number of hotel management agreements to which the Company is a party has increased every year since 1987, there can be no assurance that the Company will continue to obtain new management agreements or that it will be able to renew or replace terminated or expired management agreements, or that the terms of new or renegotiated management agreements will be as favorable to the Company as the terms of prior agreements.


     In addition to the services called for under its management agreements, the Company often provides purchasing services, equipment leasing services, insurance and risk management services and other ancillary services to third-party hotel owners. On a pro forma basis, 7.4% of the Company's total revenues in 1995 were comprised of such services. The costs for these management services are typically subject to prospective approval by the hotel owners on an annual basis. Although the Company believes that its charges for these services are generally competitive with those provided by unrelated third parties, there can be no assurance that third-party hotel owners will not choose to obtain such services from other providers.


COMPETITION FOR MANAGEMENT AGREEMENTS

     The Company competes in the lodging industry with international, national, regional and local hotel management companies, some of which have greater financial or other resources than the Company. Competitive factors include relationships with hotel owners and investors, the availability of capital, financial performance, contract terms, brand name recognition, marketing support, reservation system capacity and the willingness to provide funds in connection with new management arrangements. In order for the Company to expand its business by acquiring additional management agreements, the Company may be required to offer more attractive terms to hotel owners than it has had to make in the past or to make equity investments in hotel properties. Hotel owners in many cases have been requesting lower base fees coupled with greater incentive fees or seeking capital contributions from independent hotel management companies in the form of loans or equity investments.

QUARTERLY FLUCTUATIONS IN OPERATING RESULTS

     The lodging industry is seasonal in nature, with the second and third calendar quarters generally accounting for a greater portion of annual revenues than the first and fourth calendar quarters. Quarterly earnings may be adversely affected by events beyond the Company's control, such as poor weather conditions, economic factors and other considerations affecting travel. In addition, the loss of one or several management agreements (which could involve the write-off of capitalized acquisition costs in addition to the loss of future revenues), the timing of achieving incremental revenues from additional hotels and the realization of a gain or loss upon the sale of a hotel also may adversely impact earnings comparisons.

RISKS ASSOCIATED WITH EXPANSION

     Growth Risks. The Company's revenues and net income have grown substantially during the past several years and the Company intends to continue to pursue a growth-oriented strategy. The Company's ability to successfully pursue new growth opportunities will depend on a number of factors, including, among others, the Company's ability to identify suitable growth opportunities, finance acquisitions and integrate new hotels into its operations, competition and the availability and the cost of capital. In addition, there can be no assurance that the Company will be able successfully to integrate new hotels into its operations or that new hotels will achieve revenue and profitability levels comparable to the Company's existing portfolio hotels. Furthermore, the Company's expansion within its existing markets could adversely affect the financial performance of its existing portfolio hotels and expansion into new markets may present operating and marketing challenges that are different from those currently encountered by the Company in its existing markets.

     Acquisition and Development Risks. The Company expects to acquire additional hotels in the future. Acquisitions entail the risk that investments will fail to perform in accordance with expectations. In addition, the Company may develop new hotels in the future, depending on market conditions. New project development is subject to a number of risks, including market or site deterioration after acquisition and the possibility of construction delays or cost overruns due to regulatory approvals, inclement weather, labor or material shortages, work stoppages and the continued availability of construction and permanent financing.

RISK OF INCREASING LEVERAGE; RESTRICTIVE COVENANTS

     It is likely that acquisitions made by the Company in the future will be financed largely with indebtedness obtained pursuant to the Acquisition Facility or other credit facilities obtained by the Company in the future.

The definitive credit agreement with respect to the Acquisition Facility will contain restrictive covenants, including covenants limiting capital expenditures, incurrence of debt and sales of assets and requiring the Company to achieve certain financial ratios, some of which will become more restrictive over time. The Company's pro forma indebtedness as well as the indebtedness to be incurred under the Acquisition Facility will be secured by mortgages on the Company's hotel properties as well as other assets of the Company. Among other consequences, the leverage of the Company and such restrictive covenants and other terms of the Company's debt instruments could impair the Company's ability to obtain additional financing in the future, to make acquisitions and to take advantage of significant business opportunities that may arise. In addition, the Company's leverage may increase its vulnerability to adverse general economic and lodging industry conditions and to increased competitive pressures.

DIVIDEND POLICIES; RESTRICTIONS ON PAYMENT OF DIVIDENDS

     The Company does not anticipate that it will pay any dividends on the Common Stock in the foreseeable future. The Acquisition Facility will restrict the Company's ability to pay dividends or make certain other distributions to shareholders. See "Dividend Policy."

CONFLICTS OF INTEREST


     Milton Fine, the co-founder of the Company and its Chairman of the Board, and individuals and entities affiliated with Mr. Fine (collectively, the "Fine Family Shareholders") will beneficially own approximately 47.0% of the outstanding Common Stock following consummation of the Offering. See "Principal Shareholders." Certain of the Fine Family Shareholders also have ownership interests in 12 hotels that are managed or leased but not owned by the Company. Each of the Fine Family Shareholders has agreed not to transfer any of its interests in any of these hotels (subject to certain permitted transfers) without first complying with a right of first offer and a right of first refusal procedure in favor of the Company. See "Certain Relationships and Related Transactions--Transactions with the Fine Family Shareholders." Except for one management agreement pursuant to which the Company waived its management fee for a period ending no later than November 30, 1998, the Company believes that its management agreements and leases for these hotels are on terms no less favorable to the Company than those that could have been obtained from unaffiliated third parties. These relationships, however, coupled with the ownership of Common Stock by the Fine Family Shareholders and representation on the Company's Board of Directors (the "Board") by certain of the Fine Family Shareholders, could give rise to potential conflicts of interest. The Company has implemented a policy requiring transactions between the Company and related parties to be approved by a majority of disinterested directors upon such disinterested directors' determination that the terms of the transaction are no less favorable to the Company than those that could have been obtained from unrelated third parties. There can be no assurance, however, that this policy will always be successful in eliminating the influence of such potential conflicts of interest. See "Management--Directors and Executive Officers."


CONTROL BY PRINCIPAL SHAREHOLDERS


     Upon consummation of the Offering, the Fine Family Shareholders will be able to exert substantial influence over the election of directors and the management and affairs of the Company and over the outcome of any corporate transactions or other matters submitted to the shareholders for approval, including mergers, consolidations and the sale of all or substantially all of the Company's assets. Blackstone may also be able to exert influence over these matters. Pursuant to a stockholders agreement with the Company and Blackstone, so long as Blackstone owns 25% or more of the shares of Common Stock issued to it on the date of such stockholders agreement, the Fine Family Shareholders have agreed that they will vote all of their shares of Common Stock for the election of a director candidate nominated by Blackstone, and Blackstone has agreed to vote all of its shares of Common Stock for the election of the director candidates nominated by the Board. See "The Organization, Acquisition and Financing Plan--Acquisition of Owned Hotels."


SUBSTANTIAL RELIANCE ON SENIOR MANAGEMENT

     The Company will place substantial reliance on the lodging industry knowledge and experience and the continued services of its senior management. The Company's future success and its ability to manage future growth depends in large part upon the efforts of these persons and on the Company's ability to attract and retain these key executives and other highly qualified personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel.


BENEFITS TO EXISTING SHAREHOLDERS



     The Fine Family Shareholders, Blackstone and the officers and current and former employees of IHC that own interests in IHC and its subsidiaries and the Owned Hotels will receive certain benefits as a result of the Organization and Acquisition, including the following: (i) the Fine Family Shareholders will receive repayment of notes in the amount of $30 million issued to them in payment of an S corporation dividend in March 1996, (ii) Blackstone will receive in connection with the Company's acquisition of its interests in the 14 Owned Hotels $8.3 million of Common Stock at the initial public offering price and $124.4 million cash, (iii) the payments to Blackstone described in clause (ii) will result in a substantial profit to Blackstone since the cost of its interests in the Owned Hotels is approximately $82.9 million, (iv) Blackstone will receive $44.8 million of Common Stock at the initial public offering price for a purchase price of $23.3 million cash in connection with the exercise of the Blackstone Option, and (v) the Fine Family Shareholders and the officers and current and former employees of IHC that own interests in IHC and its subsidiaries and the Owned Hotels will receive 13,565,000 shares of Common Stock having a value of $271.3 million (based upon an assumed initial public offering price of $20 per share). See "The Organization, Acquisition and Financing
Plan."


GOVERNMENT REGULATION

     The Company is subject to numerous foreign and U.S. federal, state and local government laws, including those relating to the preparation and sale of food and beverages (such as health and liquor license laws), accessibility for disabled persons and general building and zoning requirements. Managers of hotels are also subject to laws governing their relationship with hotel employees, including minimum wage requirements, overtime, working conditions and work permit requirements. Compliance with, or changes in, these laws, including liquor license laws or increases in minimum wage rate requirements, reduces revenues and profits of hotels owned, leased and managed by the Company and could otherwise adversely affect the Company's operations. Although third-party hotel owners are generally responsible for all costs, expenses and liabilities incurred in connection with operating the hotels under the Company's management agreements, including compliance with government laws, the Company may be contingently liable for certain liabilities for which it does not maintain insurance, including certain employment liabilities, environmental liabilities and, in respect of properties in the United States, claims arising under the Americans with Disabilities Act. The Company also is subject to various foreign and U.S. federal, state and local environmental laws and regulations relating to the environment and the handling of hazardous substances which may impose or create significant potential environmental liabilities. Under the Company's hotel management agreements, third-party hotel owners are generally responsible for any environmental liabilities. However, under certain countries' laws, including those of the United States, the Company also may be exposed to environmental liabilities whether or not the third-party hotel owner is able to satisfy such liabilities. In addition, the Company will be subject to any environmental liabilities arising with respect to its owned hotels.

ANTI-TAKEOVER PROVISIONS

     The Company's Articles of Incorporation and By-Laws, and Pennsylvania law, include various provisions that could have the effect of making it more difficult for a third party to acquire control of the Company. See "Description of Capital Stock--Certain Corporate Governance Matters." In addition, the Company's Articles of Incorporation grant the Board authority to issue up to 25,000,000 shares of preferred stock having such rights, preferences and privileges as designated by the Board without shareholder approval. See "Description of Capital Stock--Preferred Stock." The rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of such preferred stock that may be issued in the future.

NO PRIOR MARKET FOR THE COMMON STOCK; POSSIBLE VOLATILITY IN STOCK PRICE;
DILUTION

     The initial public offering price will be determined by negotiations among the Company and the Underwriters and may not be indicative of the market price of the Common Stock after the Offering. See

"Underwriting." Prior to the Offering, there has been no public market for the Common Stock. Accordingly, there can be no assurance that an active trading market for the Common Stock will develop and continue upon consummation of the Offering or that the market price of the Common Stock will not decline below the initial public offering price. Following consummation of the Offering, the market price of the Common Stock could be subject to significant fluctuations in response to variations in the Company's results of operations, general economic and market conditions and other factors. Purchasers of the Common Stock offered hereby will experience dilution of $12.88 per share in pro forma net tangible book value per share of Common Stock from the initial public offering price. See "Dilution."


SHARES ELIGIBLE FOR FUTURE SALE


     No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issuable upon the exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. Upon consummation of the Offering, the Company will have outstanding 27,220,000 shares of Common Stock. Except for the 11,000,000 shares sold in the Offering, all of these shares will be "restricted securities" under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). All of the existing shareholders have registration rights with respect to future registrations of the Common Stock beneficially owned by them. The Company and its directors, executive officers and existing shareholders, including Blackstone, have agreed, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of any such shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"). See "Principal Shareholders," "Shares Eligible for Future Sale" and "Underwriting."

                                    DILUTION


     The pro forma net tangible book value of the Company prior to the Offering at March 31, 1996 was $(9.5) million, or $(0.59) per share of Common Stock. Pro forma net tangible book value per share represents the amount of tangible assets of the Company, less total liabilities, divided by the number of shares of Common Stock outstanding. Without taking into account any other changes in pro forma net tangible book value after March 31, 1996, other than to give effect to the sale of 11,000,000 shares of Common Stock offered hereby (after deduction of the underwriting discounts and commissions and other estimated offering expenses and the application of the estimated net proceeds therefrom), the pro forma net tangible book value of the Company at March 31, 1996 would have been $193.7 million, or $7.12 per share. This represents an immediate increase in pro forma net tangible book value of $7.71 per share of Common Stock to existing shareholders and an immediate dilution of approximately $12.88 per share to new investors purchasing shares in the Offering. The following table illustrates the per share dilution to new investors:



      Assumed initial public offering price per share.................             $20.00
      Pro forma net tangible book value per share
        as of March 31, 1996..........................................    (0.59)
      Increase per share attributable to new investors................     7.71
                                                                         ------
      Pro forma net tangible book value per share after the
        Offering......................................................               7.12
                                                                                   ------
      Dilution per share to new investors.............................             $12.88
                                                                                   ------



     The following table sets forth on a pro forma basis as of March 31, 1996 the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing shareholders, including Blackstone, and by the new investors (before deduction of underwriting discounts and commissions and estimated offering expenses):



                                                                                          AVERAGE
                                                                   TOTAL CASH            PRICE PER
                                      SHARES PURCHASED            CONSIDERATION            SHARE
                                    --------------------      ---------------------      ---------
    Existing shareholders........   16,220,000      59.6%     $ 23,300,000      9.6%      $  1.44
    New investors................   11,000,000      40.4       220,000,000     90.4         20.00
                                    ----------     -----      ------------    -----
         Total...................   27,220,000     100.0%     $243,300,000    100.0%
                                    ==========     =====      ============    =====

                                USE OF PROCEEDS


     The net proceeds to the Company from the Offering are estimated to be approximately $203.2 million (approximately $234.1 million if the over-allotment options are exercised in full), assuming an initial public offering price of $20 per share and after giving effect to estimated underwriting discounts and commissions and offering expenses payable by the Company. The net proceeds from the Offering, together with the net proceeds of a new secured term loan in the amount of approximately $191.7 million (the "Term Loan"), and the proceeds of the exercise of the Blackstone Option in the amount of $23.3 million will be used to fund the purchase of controlling interests in the Owned Hotels, to repay or refinance approximately $239.4 million of indebtedness having maturities ranging from June 1998 to December 2002, with a weighted average maturity date of September 2000, and bearing interest at fixed and variable rates ranging from 8.00% to 9.41%, with a weighted average interest rate at March 31, 1996 of approximately 8.5%. Of the indebtedness to be repaid or refinanced, $223.1 million of the indebtedness was incurred within the last year for the following purposes: $188.1 million of indebtedness was incurred to finance or refinance certain of the Owned Hotels, $12.8 million of indebtedness was incurred in connection with the 1995 Reorganization (as defined in "The Organization, Acquisition and Financing Plan--1995 Reorganization"), $12.9 million of indebtedness was incurred in connection with the acquisition of equity interests in certain of the Owned Hotels and $9.3 million of indebtedness was incurred in connection with the refinancing of existing indebtedness. In the event that the Offering is not consummated on or before July 15, 1996, it is anticipated that a portion of the net proceeds from the Offering and the Term Loan will be used to repay short-term secured indebtedness in the principal amount of approximately $195 million to be incurred to fund the purchase of controlling interests in the Owned Hotels and to repay a portion of the indebtedness described above. See "Business and Properties--The Organization, Acquisition and Financing Plan." Any remaining proceeds from the Offering and the Term Loan, together with capital available under the Acquisition Facility, will be used for general corporate purposes, including acquisitions.


                           PRIOR S CORPORATION STATUS


     Until immediately prior to the consummation of the Offering, the Company will have been subject to taxation under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"), and other provisions of the Code providing for pass-through taxation. As a result, for federal and certain state income tax purposes, the taxable income of the Company has been reported by and taxed directly to the Company's shareholders rather than to the Company. The Company paid S corporation dividends and distributions aggregating $6.0 million in 1993, $10.9 million in 1994, $14.8 million in 1995 and $30.0 million (in the form of promissory notes) as of March 31, 1996. In connection with the consummation of the Offering, the Company will pay a final dividend to its shareholders in an amount equal to its undistributed taxable income from April 1, 1996 to the date of consummation of the Offering. Such final S corporation dividend is estimated to be $9.7 million. The Company's status as an S corporation will terminate upon consummation of the Offering. Thereafter, the Company will be fully subject to federal and state income taxes at the corporate level. See "Pro Forma Financial Data."


                                DIVIDEND POLICY

     The Company does not anticipate paying any dividends on the Common Stock following consummation of the Offering. The Company intends to retain earnings to provide funds for the continued growth and development of the Company's business. Further, the terms of the Term Loan and Acquisition Facility will restrict the payment of dividends on the Common Stock. Any determination to pay cash dividends in the future will be at the discretion of the Board and will be dependent upon the Company's results of operations, financial condition, contractual restrictions and other factors deemed relevant by the Board.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of March 31, 1996 and as adjusted to give effect to, among other things, the Offering and the transactions described in "The Organization, Acquisition and Financing Plan" (excluding the possible acquisition of the Trumbull Hotel). The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the pro forma financial information and the financial statements and notes thereto included elsewhere in this Prospectus.



                                                                              MARCH 31, 1996
                                                                        ---------------------------
                                                                        HISTORICAL      AS ADJUSTED
                                                                        ----------      -----------
                                                                               (IN THOUSANDS)
Total short-term borrowings and current portion of long-term debt....    $     371       $   6,121
Total long-term debt, excluding current portion......................       35,687         219,749
Notes payable to shareholders........................................       30,000              --
Minority interests...................................................          880           6,619
Shareholders' (deficit) equity:
     Preferred Stock ($.01 par value, no shares authorized, issued or outstanding at March 31, 1996; 25,000,000 shares authorized, no
      shares issued and outstanding, as adjusted.....................           --              --
     Common Stock ($.01 par value, 75,000,000 shares authorized,
      27,220,000 shares issued and outstanding, as adjusted) (1).....            3             272
     Paid-in capital.................................................           --         207,321
     Unearned compensation...........................................       (3,216)             --
     Retained deficit................................................      (11,637)             --
     Receivable from shareholders....................................       (1,890)         (1,890)
                                                                         ---------       ---------
          Total shareholders' (deficit) equity.......................      (16,740)        205,703
                                                                         ---------       ---------
               Total capitalization..................................    $  50,198       $ 438,192
                                                                         =========       =========


- ------------------

(1) See Note 8 of Notes to Combined Financial Statements with respect to the Company's historical capitalization.

                            PRO FORMA FINANCIAL DATA


     The following unaudited Pro Forma Balance Sheet of the Company as of March 31, 1996 presents, in the "The Company Pro Forma" column, the financial position of the Company as if the Offering and the transactions described in "Business and Properties--Host Funding Transaction" and "The Organization, Acquisition and Financing Plan," but excluding the possible acquisition of the Trumbull Hotel, had occurred on March 31, 1996. The unaudited Pro Forma Statements of Income of the Company for the year ended December 31, 1995 and the three months ended March 31, 1996 present, in the "The Company Pro Forma" column, the results of operations of the Company as if the Offering and the transactions described in "Business and Properties--Host Funding Transaction" and "The Organization, Acquisition and Financing Plan," but excluding the possible acquisition of the Trumbull Hotel, had occurred on January 1, 1995. The adjustments required to reflect such transactions are set forth in the "Pro Forma Adjustments" columns and are discussed in the accompanying notes.



     The unaudited Pro Forma Balance Sheet and Statements of Income of the Company are presented for informational purposes only and may not reflect the future results of operations and financial position or what the results of operations and financial position of the Company would have been had such transactions occurred as of the dates indicated. The unaudited pro forma financial data and notes thereto should be read in conjunction with the financial statements and notes thereto contained elsewhere in this Prospectus. See "Index to Financial Statements."

                           INTERSTATE HOTELS COMPANY

                          PRO FORMA BALANCE SHEET (2)


                                 MARCH 31, 1996

                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                     ASSETS


                                                                                   PRO FORMA ADJUSTMENTS
                                                                            -----------------------------------
                                                                             ACQUISITION         FINANCING PLAN
                                                                                 AND               AND OTHER              THE
                         THE COMPANY    INTERSTONE I     INTERSTONE/CGL     ORGANIZATION           PRO FORMA            COMPANY
                         HISTORICAL      HISTORICAL        HISTORICAL           PLAN              ADJUSTMENTS          PRO FORMA
                         -----------    -------------    ---------------    -------------        --------------        ----------
Current assets:
  Cash and cash
    equivalents.......    $  12,074       $   5,682         $   5,711         $(140,464)(a)         $138,109(k)         $ 21,112
  Restricted cash.....           --             891                --                --                   --                 891
  Accounts
    receivable........       15,652           7,203             5,475               (33)(b)             (674)(l)          27,623
  Net investment in
    direct financing
    leases............          369              --                --                --                   --                 369
  Deferred income
    taxes.............           --              --                --                --                4,500(m)            4,500
  Prepaid expenses and
    other assets......          432           1,848             1,119                --                   --               3,399
                          ---------       ---------         ---------         ---------             --------            --------
    Total current
      assets..........       28,527          15,624            12,305          (140,497)             141,935              57,894
Restricted cash,
  long-term...........        1,936           4,497             3,414             1,200(c)                --              11,047
Property and
  equipment, net......        1,883         150,277           164,228            79,833(d)                --             396,221
Investments in
  contracts, net......        5,048              --                --                --                   --               5,048
Equity investment in
  hotel real estate...       13,009              --                --           (13,009)(e)               --                  --
Officer and employee
  notes receivable....        1,865              --                --                --                   --               1,865
Affiliate notes
  receivable..........        8,718              --                --            (7,380)(f)           (1,298)(n)              40
Net investment in
  direct financing
  leases..............          882              --                --                --                   --                 882
Deposits and other
  assets..............        8,157           2,907             2,803            (5,103)(g)            1,095(o)            9,859
                          ---------       ---------         ---------         ---------             --------            --------
    Total assets......    $  70,025       $ 173,305         $ 182,750         $ (84,956)            $141,732            $482,856
                          =========       =========         =========         =========             ========            ========

                                                LIABILITIES AND (DEFICIT) EQUITY
Current liabilities:
  Accounts payable....    $     654       $   4,100         $   2,059         $      --             $     --            $  6,813
  Accounts
    payable--health
    trust.............        7,481              --                --                --                   --               7,481
  Accrued payroll and
    related benefits..        2,052           1,992             2,082                --                   --               6,126
  Other accrued
    liabilities.......        9,640           7,427             3,820                --               (1,456)(p)          19,431
  Current portion of
    long-term debt....          371           1,417             3,000                --                1,333(q)            6,121
                          ---------       ---------         ---------         ---------             --------            --------
    Total current
      liabilities.....       20,198          14,936            10,961                --                 (123)             45,972
Long-term debt........       35,687         113,506           116,250                --              (45,694)(r)         219,749
Deferred income
  taxes...............           --              --                --                --                3,600(m)            3,600
Notes payable to
  shareholders........       30,000              --                --                --              (30,000)(s)              --
Other liabilities.....           --              --             1,213                --                   --               1,213
                          ---------       ---------         ---------         ---------             --------            --------
    Total
      liabilities.....       85,885         128,442           128,424                --              (72,217)            270,534
Minority interests....          880              --                --             5,739(h)                --               6,619
(Deficit) equity:
  Partners' capital...           --          44,863            54,326           (99,189)(i)               --                  --
  Common Stock........            3              --                --                --                  269(t)              272
  Paid-in capital.....           --              --                --             8,494(j)           198,827(u)          207,321
  Unearned
    compensation......       (3,216)             --                --                --                3,216(v)               --
  Retained deficit....      (11,637)             --                --                --               11,637(w)               --
  Receivable from
    shareholders......       (1,890)             --                --                --                   --              (1,890)
                          ---------       ---------         ---------         ---------             --------            --------
    Total (deficit)
      equity..........      (16,740)         44,863            54,326           (90,695)             213,949             205,703
                          ---------       ---------         ---------         ---------             --------            --------
    Total liabilities
      and (deficit)
      equity..........    $  70,025       $ 173,305         $ 182,750         $ (84,956)            $141,732            $482,856
                          =========       =========         =========         =========             ========            ========


  The accompanying notes are an integral part of this Pro Forma Balance Sheet.

                           INTERSTATE HOTELS COMPANY

                       PRO FORMA STATEMENT OF INCOME (3)


                          YEAR ENDED DECEMBER 31, 1995

                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                     PRO FORMA ADJUSTMENTS
                                                                                -------------------------------
                                                                                                     FINANCING
                                                                                ACQUISITION            PLAN
                                                                                    AND              AND OTHER            THE
                             THE COMPANY    INTERSTONE I     INTERSTONE/CGL     ORGANIZATION         PRO FORMA          COMPANY
                             HISTORICAL      HISTORICAL        HISTORICAL           PLAN            ADJUSTMENTS        PRO FORMA
                             -----------    -------------    ---------------    ------------        -----------        ----------
Revenues:
  Hotel revenues..........     $    --        $  95,944          $77,087          $ 10,811(a)         $    --           $183,842
  Net management fees.....      27,022               --               --                --             (2,716)(d)         24,306
  Purchasing fees.........       2,508               --               --                --               (421)(e)          2,087
  Other fees..............       7,816               --               --                --                 --              7,816
  Insurance income........       7,672               --               --                --               (846)(f)          6,826
                               -------        ---------          -------          --------            -------           --------
                                45,018           95,944           77,087            10,811             (3,983)           224,877
                               -------        ---------          -------          --------            -------           --------
Operating expenses:
  Hotel expenses..........          --           75,822           60,255             8,515(b)          (7,356)(g)        137,236
  General and
    administrative........       9,271               --               --                --              1,000(h)          10,271
  Payroll and related
    benefits..............      15,469               --               --                --                 --             15,469
  State and local taxes...         540               --               --                --                 --                540
  Depreciation and
    amortization..........       4,201           10,251            7,455               858(c)          (1,755)(i)         21,010
                               -------        ---------          -------          --------            -------           --------
                                29,481           86,073           67,710             9,373             (8,111)           184,526
                               -------        ---------          -------          --------            -------           --------
Operating income..........      15,537            9,871            9,377             1,438              4,128             40,351
                               -------        ---------          -------          --------            -------           --------
Other income (expense):
  Interest, net...........          99           (9,605)            (460)               --             (8,322)(j)        (18,288)
  Equity (loss) income
    from investment in
    real estate...........        (154)              --               --                --                154(k)              --
  Minority interests'
    share of equity
    loss (income).........          11               --               --                --               (506)(l)           (495)
  Other, net..............         346           (1,275)            (654)               --                642(m)            (941)
                               -------        ---------          -------          --------            -------           --------
                                   302          (10,880)          (1,114)               --             (8,032)           (19,724)
                               -------        ---------          -------          --------            -------           --------
Income before income
  taxes...................      15,839           (1,009)           8,263             1,438             (3,904)            20,627
Income tax expense........          --               --            3,607                --              4,231(n)           7,838
                               -------        ---------          -------          --------            -------           --------
Net income................     $15,839        $  (1,009)         $ 4,656          $  1,438            $(8,135)(o)       $ 12,789
                               =======        =========          =======          ========            =======           ========
Pro forma net income per
  common share............                                                                                              $   0.47
Pro forma common shares
  outstanding.............                                                                                            27,220,000


   The accompanying notes are an integral part of this Pro Forma Statement of
                                    Income.

                           INTERSTATE HOTELS COMPANY



                       PRO FORMA STATEMENT OF INCOME (3)



                       THREE MONTHS ENDED MARCH 31, 1996


                                  (UNAUDITED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                     PRO FORMA ADJUSTMENTS
                                                                                -------------------------------
                                                                                                    FINANCING
                                                                                ACQUISITION            PLAN
                                                                                    AND             AND OTHER             THE
                             THE COMPANY    INTERSTONE I     INTERSTONE/CGL     ORGANIZATION        PRO FORMA           COMPANY
                             HISTORICAL      HISTORICAL        HISTORICAL          PLAN            ADJUSTMENTS         PRO FORMA
                             -----------    -------------    ---------------    -----------        ------------        ----------
Revenues:
  Hotel revenues..........     $    --         $23,677           $19,625          $ 2,689(a)         $     --           $ 45,991
  Net management fees.....       7,183              --                --               --              (1,211)(d)          5,972
  Purchasing fees.........         801              --                --               --                 (67)(e)            734
  Other fees..............       2,540              --                --               --                  --              2,540
  Insurance income........       1,772              --                --               --                (211)(f)          1,561
                               -------         -------           -------          -------            --------           --------
                                12,296          23,677            19,625            2,689              (1,489)            56,798
                               -------         -------           -------          -------            --------           --------
Operating expenses:
  Hotel expenses..........          --          18,753            14,104            2,096(b)           (1,478)(g)         33,475
  General and
    administrative........       2,304              --                --               --                 250(h)           2,554
  Payroll and related
    benefits..............       4,249              --                --               --                  --              4,249
  State and local taxes...          34              --                --               --                  --                 34
  Depreciation and
    amortization..........       1,101           2,704             2,194              236(c)             (875)(i)          5,360
                               -------         -------           -------          -------            --------           --------
                                 7,688          21,457            16,298            2,332              (2,103)            45,672
                               -------         -------           -------          -------            --------           --------
Operating income..........       4,608           2,220             3,327              357                 614             11,126
                               -------         -------           -------          -------            --------           --------
Other income (expense):
  Interest, net...........        (488)         (2,510)           (2,509)              --               1,167(j)          (4,340)
  Equity income (loss)
    from investment in
    real estate...........         125              --                --               --                (125)(k)             --
  Minority interests'
    share of equity
    (income) loss.........          (8)             --                --               --                 359(l)             351
  Other, net..............          --            (301)             (208)              --                 345(m)            (164)
                               -------         -------           -------          -------            --------           --------
                                  (371)         (2,811)           (2,717)              --               1,746             (4,153)
                               -------         -------           -------          -------            --------           --------
Income before income
  taxes...................       4,237            (591)              610              357               2,360              6,973
Income tax expense.......          --              --                --               --               2,650(n)           2,650
                               -------         -------           -------          -------            --------           --------
Net income................     $ 4,237         $  (591)          $   610          $   357            $   (290)(o)       $  4,323
                               =======         =======           =======          =======            ========           ========
Pro forma net income per
  common share............                                                                                              $   0.16
Pro forma common shares
  outstanding.............                                                                                            27,220,000



   The accompanying notes are an integral part of this Pro Forma Statement of
                                    Income.

                       NOTES TO PRO FORMA FINANCIAL DATA


                                  (UNAUDITED)


NOTE 1. BASIS OF PRESENTATION


The acquisition of the equity interests in the Owned Hotels from Blackstone has been accounted for in the accompanying pro forma financial data at fair value using the purchase method, except that carryover basis has been used for 9.8% of such acquisitions. The contributions of equity interests in the Owned Hotels have been accounted for using predecessor carryover basis. The acquisition of the Boston Marriott Westborough Hotel has been accounted for using the purchase method.


NOTE 2. PRO FORMA BALANCE SHEET ADJUSTMENTS (IN THOUSANDS)


ACQUISITION AND ORGANIZATION PLAN PRO FORMA ADJUSTMENTS



(a)  Adjustments to reflect the net decrease in cash and cash equivalents:
     Payments related to the purchase of partnership interests
     net of deposits paid of $5,393..........................................   $(118,994)(1)
     Payment of arrangement fee for exercise of Blackstone Option............        (233)(2)
     Purchase of Boston Marriott Westborough Hotel, net of $250 deposit
     paid....................................................................     (19,977)(3)
     Distributions of first quarter cash flow to Blackstone from the
     Owned Hotels............................................................        (970)(4)
     Purchase of Common Stock of Host Funding, Inc. .........................        (540)(5)
     Working Capital Funded for Boston Marriott Westborough Hotel............         250(3)
                                                                                ---------
                                                                                $(140,464)
                                                                                =========
(b)  Elimination of interest receivable from the partners in the Owned
     Hotels..................................................................   $     (33)(6)
                                                                                =========
(c)  Adjustment to reflect the funding of cash restricted for renovations to
     the Boston Marriott Westborough Hotel...................................   $   1,200(3)
                                                                                =========
(d)  Adjustments to reflect the net increase in the basis of the fixed assets related to the acquisition of the Owned Hotels:
     Purchase of the Boston Marriott Westborough Hotel from an unrelated
     third party.............................................................   $  18,777(3)
     Record the step-up in basis on 90.2% of the excess cash paid over the net book
     value of the acquisition of Blackstone's partnership interests in the
     Owned Hotels............................................................      61,056(1)
                                                                                ---------
                                                                                $  79,833
                                                                                =========
(e)  Adjustment to reflect the elimination of the investment in
     Interstone/CGL .........................................................   $ (13,009)(6)
                                                                                =========
(f)  Adjustment to reflect the elimination of loans to the partners in the
     Owned Hotels............................................................   $  (7,380)(6)
                                                                                =========
(g)  Adjustments to reflect the net decrease in deposits and other assets:
     Application of deposit for purchase of Blackstone's partnership interests in
     the Owned Hotels........................................................   $  (5,393)(1)
     Application of deposit for the purchase of the Boston Marriott
     Westborough Hotel.......................................................        (250)(3)
     Purchase of common stock of Host Funding, Inc., accounted for on the
     cost method.............................................................         540(5)
                                                                                ---------
                                                                                $  (5,103)
                                                                                =========

(h)  Adjustments to reflect the increase in the minority interests for the outside ownership maintained in Interstone/CGL:
     Minority interest in Interstone/CGL ....................................   $   6,619(7)
     Elimination of minority interest acquired by the Company................        (880)(6)
                                                                                ---------
                                                                                $   5,739
                                                                                =========
(i)  Adjustments to eliminate partners capital for the Owned Hotels:
     Book value of partnership interests contributed.........................   $ (35,872)(6)
     Book value of Blackstone's partnership interests purchased..............     (56,698)(1)
     Book value of minority interest retained in Interstone/CGL .............      (6,619)(7)
                                                                                ---------
                                                                                $ (99,189)
                                                                                =========
(j)  Adjustments to reflect the net increase in paid-in capital:
     Record 9.8% of the excess cash paid over the net book value of the partnership
     interests acquired recorded at carryover basis..........................   $  (6,633)(1)
     Arrangement fee for Blackstone Option paid in cash......................        (233)(2)
     Distributions of first quarter cash flow to Blackstone from
     the Owned Hotels........................................................        (970)(4)
     Book value of partnership interests contributed.........................      35,872(6)
     Adjustment to reflect the elimination of the investment in
     Interstone/CGL..........................................................     (13,009)(6)
     Elimination of minority interests acquired by the Company...............         880(6)
     Elimination of loans to the partners in the Owned Hotels................      (7,380)(6)
     Elimination of interest receivable from the partners in the Owned
     Hotels..................................................................         (33)(6)
                                                                                ---------
                                                                                $   8,494
                                                                                =========
FINANCING PLAN AND OTHER PRO FORMA ADJUSTMENTS
(k)  Adjustments to reflect the net increase in cash and cash equivalents:
     Proceeds from issuance of 11,000,000 shares of Common Stock
     at $20 per share and exercise of Blackstone Option......................   $ 243,300(8)
     Proceeds of the Term Loan...............................................     195,000(8)
     Payment of estimated fees and expenses related to the issuance
     of Common Stock.........................................................     (16,800)(8)
     Payment of estimated fees and expenses related to the Term Loan, the
     Acquisition Facility, the interim loan commitment fee and the interest
     rate hedge..............................................................     (10,886)(8)
     Repayment of existing indebtedness of the Company.......................     (35,000)(9)
     Repayment of existing indebtedness of the Owned Hotels, except the
     Boston Marriott Westborough Hotel.......................................    (204,361)(9)
     Payment of prepayment penalties related to existing indebtedness........      (2,324)(9)
     Payment of accrued interest related to existing indebtedness............        (820)(9)
     Payment of notes payable to shareholder.................................     (30,000)(10)
                                                                                ---------
                                                                                $ 138,109
                                                                                =========
(l)  Adjustments to reflect the net decrease in accounts receivable:
     Distribution of interest receivable on partner loans to shareholders for
     investments made in the Owned Hotels....................................   $     (38)(10)
     Elimination of management fees receivable from the Owned Hotels.........        (636)(11)
                                                                                ---------
                                                                                $    (674)
                                                                                =========

(m)  Adjustments to reflect the net deferred income taxes in accordance with
     Statement of Financial Accounting Standard 109 ("SFAS 109") following the transition from pass-through tax entities to C Corporation status:
     Current deferred tax asset..............................................   $   4,500
     Long-term deferred tax liability........................................      (3,600)
                                                                                ---------
                                                                                $     900(12)
                                                                                =========
(n)  Distribution of partner loans to shareholders for investments made in
     the Owned Hotels........................................................   $  (1,298)(10)
                                                                                =========
(o)  Adjustments to reflect the net increase in deposits and other assets:
     Deferred loan costs on the issuance of the Term Loan and the
     Acquisition Facility....................................................   $   7,644(8)
     Write-off of deferred loan costs of the Company.........................      (2,159)(9)
     Write-off of deferred loan costs of the Owned Hotels, except the
     Boston Marriott Westborough Hotel.......................................      (4,390)(9)
                                                                                ---------
                                                                                $   1,095
                                                                                =========
(p)  Adjustments to reflect the net decrease in other accrued liabilities:
     Elimination of management fees receivable from the Owned Hotels.........   $    (636)(11)
     Payment of accrued interest related to existing indebtedness............        (820)(9)
                                                                                ---------
                                                                                $  (1,456)
                                                                                =========
(q)  Adjustments to reflect the net increase in the current portion of long-term debt:
     Proceeds from issuance of the Term Loan, current portion................   $   5,000(8)
     Repayment of existing indebtedness, current portion.....................      (3,667)(9)
                                                                                ---------
                                                                                $   1,333
                                                                                =========
(r)  Adjustments to reflect the net decrease in long-term debt, excluding current portion:
     Repayment of existing indebtedness of the Company.......................   $ (35,000)(9)
     Repayment of existing indebtedness of the Owned Hotels, except the
     Boston Marriott Westborough Hotel, long-term portion....................    (200,694)(9)
     Proceeds of the Term Loan, long-term portion............................     190,000(8)
                                                                                ---------
                                                                                $ (45,694)
                                                                                =========
(s)  Payment of notes payable to shareholders................................   $ (30,000)(10)
                                                                                =========
(t)  Adjustment to reflect increase in par value of stock outstanding........   $     269(13)
                                                                                =========

(u)  Adjustments to reflect the net increase in paid-in capital:
     Proceeds from issuance of 11,000,000 shares of Common Stock
     at $20 per share and exercise of the Blackstone Option..................   $ 243,300(8)
     Payment of estimated fees and expenses related to the issuance of Common
          Stock and the interim loan commitment fee..........................     (20,042)(8)
     Distribution of partner loans to shareholders for investments made in the
     Owned Hotels............................................................      (1,298)(10)
     Distribution of interest receivable on partner loans to shareholders for investments
     made in the Owned Hotels................................................         (38)(10)
     Write-off of deferred loan costs of the Company.........................      (2,159)(9)
     Write-off of deferred loan costs of the Owned Hotels, except the
     Boston Marriott Westborough Hotel.......................................      (4,390)(9)
     Payment of prepayment penalties related to existing indebtedness........      (2,324)(9)
     Record deferred income taxes in accordance with SFAS 109................         900(12)
     Increase in par value of stock outstanding..............................        (269)(13)
     Reduction of paid-in capital for reclassification of retained deficit...     (11,637)(14)
     Increase in unearned compensation.......................................      (3,216)(15)
                                                                                ---------
                                                                                $ 198,827
                                                                                =========
(v)  Adjustments to reflect net increase in unearned compensation:
     Increase in unearned compensation for issuance of restricted stock......   $  (6,319)(15)
     Unearned compensation related to restricted stock expensed on Offering
     date....................................................................       9,535(15)
                                                                                ---------
                                                                                $   3,216
                                                                                =========
(w)  Adjustment to reflect reclassification of retained deficit..............   $  11,637(14)
                                                                                =========



     The detail supporting the pro forma balance sheet as of March 31, 1996 reflect 15 self-balancing entries which are identified in (1) through (15) below and reflect the following:



 (1) Record purchase of Blackstone partnership interests in the Owned Hotels and adjustment of the basis in the assets.



 (2) Record arrangement fee paid for exercise of the Blackstone Option.



 (3) Record purchase of the Boston Marriott Westborough Hotel from an unrelated third party.



 (4) Record final cash flow distribution to Blackstone from the Owned Hotels.



 (5) Record purchase of 60,000 shares of common stock of Host Funding, Inc. at $9.00 per share.



 (6) Record contribution by existing shareholders of the partnership interests in the Owned Hotels, in exchange for stock in the Company, net of outstanding loans related to the Owned Hotels.



 (7) Record consolidation of minority interest in Interstone/CGL retained by an unrelated third party.



 (8) Record debt and equity financing and related costs and expenses.



 (9) Record repayment of indebtedness to unaffiliated third parties and write-off of related deferred loan costs.



(10) Record final distributions to shareholders.



(11) Record elimination of intercompany receivables/payables.



(12) Record initial net deferred tax benefit in accordance with SFAS 109.



(13) Record change in par value of shares outstanding.



(14) Record reclassification of retained deficit to paid-in capital.



(15) Record unearned compensation related to restricted stock plans.

NOTE 3. PRO FORMA STATEMENT OF INCOME ADJUSTMENTS (IN THOUSANDS)


ACQUISITION AND ORGANIZATION PLAN PRO FORMA ADJUSTMENTS



                                                                     YEAR ENDED        THREE MONTHS
                                                                    DECEMBER 31,     ENDED MARCH 31,
                                                                        1995               1996
                                                                    -------------    ----------------
(a)  Adjustments to reflect the addition of revenues for the
     acquisition of the Boston Marriott Westborough Hotel........     $  10,811          $  2,689
                                                                      =========          ========
(b)  Adjustments to reflect addition of operating expenses for
     the acquisitions of the Boston Marriott Westborough Hotel...     $   8,515          $  2,096
                                                                      =========          ========
(c)  Adjustment to reflect the pro forma depreciation expense related to the purchase of the Boston Marriott Westborough
     Hotel from an unrelated third party.........................     $     858          $    236
                                                                      =========          ========
FINANCING PLAN AND OTHER PRO FORMA ADJUSTMENTS
(d)  Adjustments to reflect net decrease in net management fees:
     Pro forma adjustment to reflect full year management of the
     Owned Hotels and Host Hotels................................     $   2,306          $     50
     Elimination of net management fees for the Owned Hotels.....        (5,022)           (1,261)
                                                                      ---------          --------
                                                                      $  (2,716)         $ (1,211)
                                                                      =========          ========
(e)  Adjustments to eliminate purchasing fees earned from the
     Owned Hotels:
     Elimination of purchasing fees capitalized by the Owned
     Hotels......................................................     $    (360)         $    (61)
     Elimination of purchasing fees expensed by the Owned
     Hotels......................................................           (61)               (6)
                                                                      ---------          --------
                                                                      $    (421)         $    (67)
                                                                      =========          ========
(f)  Adjustment to reflect the elimination of insurance premiums
     paid by the Owned Hotels....................................     $    (846)         $   (211)
                                                                      =========          ========
(g)  Adjustments to reflect net decrease in operating expenses of the Owned Hotels:
     Pro forma net increase in management fee expense for
     Interstone I
     properties as a result of new management contracts..........     $     490          $     --
     Pro forma net decrease in management fee expense for
     Interstone/CGL properties as a result of new
     management contracts........................................        (1,917)               --
     Elimination of net management fees for the Owned Hotels.....        (5,022)           (1,261)
     Elimination of insurance premiums paid by the Owned
     Hotels......................................................          (846)             (211)
     Elimination of purchasing fees expensed by the Owned
     Hotels......................................................           (61)               (6)
                                                                      ---------          --------
                                                                      $  (7,356)         $ (1,478)
                                                                      =========          ========
(h)  Adjustment to reflect increase in general and administrative expenses related to managing and administering a publicly
     held company................................................     $   1,000          $    250
                                                                      =========          ========

                                                                     YEAR ENDED        THREE MONTHS
                                                                    DECEMBER 31,     ENDED MARCH 31,
                                                                        1995               1996
                                                                    -------------    ----------------
(i)  Adjustments to reflect the net decrease in depreciation and amortization:
     Pro forma depreciation and amortization expense of the
     Interstone I properties.....................................     $   8,886          $  2,331
     Pro forma depreciation and amortization expense of the
     Interstone/CGL properties...................................         7,113             1,780
     Elimination of historical depreciation and amortization
     expense of
     the Interstone I properties.................................       (10,251)           (2,704)
     Elimination of historical depreciation and amortization
     expense of
     the Interstone/CGL properties...............................        (7,455)           (2,194)
     Elimination of amortization of loan costs of the Company
     related
     to indebtedness repaid......................................           (36)              (76)
     Elimination of depreciation expense related to purchasing
     fees capitalized............................................           (12)              (12)
                                                                      ---------          --------
                                                                      $  (1,755)         $   (875)
                                                                      =========          ========
(j)  Adjustments to reflect the net change in interest expense:
     Interest expense related to the Term Loan*..................     $ (14,696)         $ (3,615)
     Net interest expense related to the Interstone/CGL
     loan***.....................................................        (2,281)             (561)
     Interest expense related to the unused commitment fee on the
     Acquisition Facility**......................................          (375)              (94)
     Amortization of loan costs relating to the Term Loan, the
     Acquisition Facility and the interest rate hedge............        (1,540)             (385)
     Elimination of interest expense of the Company related to
     indebtedness repaid.........................................           505               803
     Elimination of interest expense of the Interstone I
     properties
     related to indebtedness repaid..............................         9,605             2,510
     Elimination of interest expense of the Interstone/CGL
     properties
     related to indebtedness repaid..............................           460             2,509
                                                                      ---------          --------
                                                                      $  (8,322)         $  1,167
                                                                      =========          ========
- -------
       * Interest on the $195 million Term Loan is assumed in two tranches: $54 million swapped at
         7.80% and the remainder floating at LIBOR (5.5%) plus 2%. Principal is assumed to be amortized at $1.25 million per quarter. A $50,000 annual agency fee is also assumed.

      ** Interest expense for the unused commitment fee is  3/8 of 1% of the available draw on the
         Acquisition Facility.

     *** Interest on the $29.8 million Interstone/CGL loan is assumed in two tranches: $18 million swapped at 7.80% and the remainder floating at LIBOR (5.5%) plus 2%. Principal is assumed to be amortized at $187,500 per quarter. A $12,500 annual agency fee is also assumed.

(k)  Adjustment to reflect the elimination of equity income from
     Interstone/CGL..............................................     $     154          $   (125)
                                                                      =========          ========
(l)  Adjustments to reflect the net change in the minority
     interests for the outside ownership maintained in
     Interstone/CGL:
     Minority interests' share of loss (income) of
     Interstone/CGL..............................................     $    (495)         $    351
     Elimination of minority interests acquired by the Company...           (11)                8
                                                                      ---------          --------
                                                                      $    (506)         $    359
                                                                      =========          ========

                                                                     YEAR ENDED        THREE MONTHS
                                                                    DECEMBER 31,     ENDED MARCH 31,
                                                                        1995               1996
                                                                    -------------    ----------------
(m)  Adjustments to reflect the net decrease in other income
     (expense):
     Elimination of gain on settlement of debt obligations
     assumed by
     the Company in connection with the 1995 Reorganization
     (see "Certain Relationships and Related Transactions--
     1995 Reorganization").......................................     $    (346)         $     --
     Elimination of corporate overhead allocations from the prior owner
     of the Interstone/CGL properties............................           622                --
     Record $500 for annual asset management fees on
     Interstone/CGL
     to an unrelated partner.....................................          (500)               --
     Elimination of relocation costs of management funded by the
     previous partners of the Owned Hotels.......................           277               345
     Elimination of losses recognized by the Interstone I
     properties
     related to a 1995 debt refinancing..........................           589                --
                                                                      ---------          --------
                                                                      $     642          $    345
                                                                      =========          ========
(n)  Adjustments to record corporate income tax using an
     effective income tax rate of 38%. The pro forma consolidated statement of income does not include the initial recording of an estimated net deferred income tax liability of $1,620 associated with the change in tax status. This amount will be recorded by the Company subsequent to the consummation of the Offering:
     Income tax at an effective rate of 38%......................     $   7,838          $  2,650
     Elimination of income tax recorded by previous corporate
     owner of the Interstone/CGL properties......................        (3,607)               --
                                                                      ---------          --------
                                                                      $   4,231          $  2,650
                                                                      =========          ========
(o)  Pro forma net income does not include certain one-time charges to income amounting to $17,191 related to the recognition of unearned compensation, the interim loan commitment fee, payment of prepayment penalties, the Blackstone arrangement fee and the write-off of deferred loan costs of indebtedness repaid, net of applicable income taxes.

                       SELECTED FINANCIAL AND OTHER DATA


            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND HOTEL DATA)



     The following table sets forth selected historical financial data of the Company as of and for each of the years ended December 31, 1991, 1992, 1993, 1994 and 1995 and the three months ended March 31, 1995 and 1996, selected pro forma financial data of the Company for the year ended December 31, 1995 and as of and for the three months ended March 31, 1996, and certain other data. The selected financial data as of December 31, 1994 and 1995 and for each of the years ended December 31, 1993, 1994 and 1995 have been derived from audited combined financial statements of the Company included elsewhere in this Prospectus. The selected financial data of the Company as of December 31, 1991, 1992 and 1993 and for each of the years ended December 31, 1991 and 1992 have been derived from audited combined financial statements of the Company which are not required to be included in this Prospectus. The selected historical financial data of the Company as of and for the three months ended March 31, 1995 and 1996 have been derived from unaudited financial statements of the Company and, in the opinion of the Company, reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the information set forth therein. The interim results are not necessarily indicative of fiscal year performance because of the impact of seasonal and short term variations. The pro forma financial data give effect to the Offering and the transactions described in "Business and Properties--Host Funding Transaction" and "The Organization, Acquisition and Financing Plan" (excluding the possible acquisition of the Trumbull Hotel) as if all such transactions had occurred as of January 1, 1995, except that the pro forma balance sheet data give effect to such transactions as if each had occurred on March 31, 1996. The pro forma financial information presented is not necessarily indicative of what the actual financial position and results of operations of the Company would have been as of and for the periods indicated, nor does it purport to represent the Company's future financial position and results of operations. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus.

                                                 YEAR ENDED DECEMBER 31,                           THREE MONTHS ENDED MARCH 31,
                            ------------------------------------------------------------------    -------------------------------
                                                                                     PRO FORMA                          PRO FORMA
                              1991       1992       1993       1994        1995      1995 (1)       1995       1996     1996 (1)
                            --------   --------   --------   --------   ----------   ---------    --------   --------   ---------
STATEMENT OF INCOME DATA:
 Revenues:
   Hotel revenues.........  $     --   $     --   $     --   $     --   $       --   $  183,842   $     --   $     --   $   45,991
   Net management fees
     (2)..................    16,304     16,219     19,229     22,284       27,022       24,306      5,846      7,183        5,972
   Purchasing fees (2)....       928      1,182      1,414      2,157        2,508        2,087        544        801          734
   Other fees.............       413        609      2,065      5,324        7,816        7,816      1,518      2,540        2,540
   Insurance income (2)...        --      1,863      2,856      6,961        7,672        6,826      2,341      1,772        1,561
                            --------   --------   --------   --------   ----------   ----------   --------   --------   ----------
       Total revenues.....    17,645     19,873     25,564     36,726       45,018      224,877     10,249     12,296       56,798
 Operating expenses:
   Hotel expenses.........        --         --         --         --           --      137,236         --         --       33,475
   General and
     administrative.......     3,020      3,861      4,763      7,652        9,271       10,271      1,949      2,304        2,554
   Payroll and related
     benefits.............     8,856      8,803     10,321     12,420       15,469       15,469      3,834      4,249        4,249
   State and local
     taxes................        43        235        294        650          540          540        131         34           34
   Depreciation and
     amortization.........     3,286      3,352      3,282      3,659        4,201       21,010      1,042      1,101        5,360
                            --------   --------   --------   --------   ----------   ----------   --------   --------   ----------
 Operating income.........     2,440      3,622      6,904     12,345       15,537       40,351      3,293      4,608       11,126
 Other income (expense):
   Interest, net..........      (101)        98         12         30           99      (18,288)        52       (488)      (4,340)
   Equity (loss) income
     from investment in
     real estate..........        --         --         --         --         (154)          --         --        125           --
   Minority interests'
     share of equity loss
     (income).............        --         --         --         --           11         (495)        --         (8)         351
   Other, net.............      (431)      (100)        (6)        14          346         (941)        --         --         (164)
                            --------   --------   --------   --------   ----------   ----------   --------   --------   ----------
 Income before income
   taxes..................     1,908      3,620      6,910     12,389       15,839       20,627      3,345      4,237        6,973
 Income tax expense (3)...        --         --         --         --           --        7,838         --         --        2,650
                            --------   --------   --------   --------   ----------   ----------   --------   --------   ----------
 Net income...............  $  1,908   $  3,620   $  6,910   $ 12,389   $   15,839   $   12,789   $  3,345   $  4,237   $    4,323
                            ========   ========   ========   ========   ==========   ==========   ========   ========   ==========
 Pro forma net income per
   common share (4).......                                                           $     0.47                         $      .16
 Pro forma common shares
   outstanding............                                                           27,220,000                         27,220,000

BALANCE SHEET DATA (AT
 YEAR END):
Cash and cash
 equivalents..............  $  2,997   $  4,461   $  4,520   $  6,702   $   14,035                $  7,303   $ 12,074   $   21,112
Total assets..............    25,146     24,270     24,436     30,741       61,401                  34,239     70,025      482,856
Total debt................     2,168      2,076      1,809      3,890       36,270                   3,640     36,058      225,870
Total equity (deficit)....    18,360     16,685     16,627     18,858        9,256                  18,851    (16,740)     205,703

OTHER FINANCIAL DATA:
EBITDA (5)................  $  5,338   $  7,109   $ 10,474   $ 16,668   $   20,481   $   60,465   $  4,466   $  5,860   $   16,707
Net cash provided by
 operating
 activities...............     3,668      7,332     10,389     15,318       25,328       52,422      4,868      4,945        4,940
Net cash (used in)
 investing activities.....      (726)      (481)    (3,088)    (3,852)     (22,858)    (361,935)      (664)    (6,279)    (148,427)
Net cash (used in)
 provided by financing
 activities...............    (2,571)    (5,387)    (7,242)    (9,285)       4,863      312,379     (3,603)      (627)     134,779

TOTAL PORTFOLIO HOTEL
 DATA: (6)
Total portfolio hotel
 revenues.................  $513,907   $584,344   $760,766   $858,986   $1,056,279                $246,072   $301,401
Number of hotels (7)......        49         53         82        136          150                     138        149
Number of rooms (7).......    17,386     18,985     24,202     31,502       35,044                  31,738     35,357

COMPARABLE HOTEL OPERATING DATA: (8)
Occupancy percentage
 (9)......................                            74.9%      75.4%        76.6%                   75.3%      77.3%
ADR (10)..................                           $83.73     $86.96       $91.78                  $95.38    $100.29
REVPAR (11)...............                           $62.74     $65.60       $70.31                  $71.79     $77.51
Gross operating profit
 margin (12)..............                            28.2%      30.0%        31.5%                   32.6%      34.0%

- ------------------

 (1) Reflects the Offering, the transactions described in "Business and Properties--Host Funding Transaction" and "The Organization, Acquisition and Financing Plan" (excluding the possible acquisition of the Trumbull Hotel) and the other adjustments described in "Pro Forma Financial Data."


 (2) Pro forma net management and purchasing fees and insurance income declined due to the assumed consolidation of the Owned Hotels and the resultant pro forma elimination of $4.0 million and $1.5 million of management and related fees actually derived from the Owned Hotels in 1995 and the three months ended March 31, 1996, respectively.



 (3) Until immediately prior to the consummation of the Offering, the Company operated as an S corporation and, accordingly, was not subject to federal and certain state income taxes. The pro forma statement of income data have been computed as if the Company had been subject to federal and state income taxes, based on the applicable statutory tax rates and tax laws then in effect.



 (4) Based on 27,220,000 shares of Common Stock outstanding after the Offering.



 (5) EBITDA represents earnings before interest, income taxes, depreciation and amortization. Management believes that EBITDA is a useful measure of operating performance because it is industry practice to evaluate hotel properties based on operating income before interest, depreciation and amortization, which is generally equivalent to EBITDA, and EBITDA is unaffected by the debt and equity structure of the property owner. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income under GAAP for purposes of evaluating the Company's results of operations.


 (6) Represents all hotels to which the Company provides management or related services.


 (7) As of the end of the periods presented.



 (8) The comparable hotel data set consists of all of the hotels (consisting of 35 hotels containing a total of 12,771 rooms) managed continually by the Company from January 1, 1993 through March 31, 1996.


 (9) Represents total rooms occupied by hotel guests on a paid basis divided by total available rooms. Total available rooms represents the number of rooms available for rent multiplied by the number of days in the reported period.

(10) Represents total room revenues divided by the total number of rooms occupied by hotel guests on a paid basis.

(11) Represents room revenues divided by total available rooms.

(12) Represents gross operating profit divided by total revenues. "Gross operating profit" represents total revenues less departmental expenses and undistributed operating expenses, excluding management fees.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The following is management's discussion and analysis of the Company's financial position and results of operations. In light of the transactions referred to in "Business and Properties--Host Funding Transaction" and "The Organization, Acquisition and Financing Plan," the Offering and application of the net proceeds therefrom as described in "Use of Proceeds" and the fact that the Owned Hotels were purchased on varying dates since 1994, the following discussion and analysis includes discussion and analysis of the Company's pro forma financial position and results of operations in addition to historical data. See "Pro Forma Financial Data" for a discussion of the adjustments made to the historical data.

     The following table sets forth selected items from the statements of income as a percent of total revenues and certain other selected data:


                                                                           THREE MONTHS ENDED MARCH
                                         YEAR ENDED DECEMBER 31,                     31,
                                   -----------------------------------    --------------------------
                                                                PRO                           PRO
                                                               FORMA                         FORMA
                                   1993     1994     1995       1995      1995     1996       1996
                                   -----    -----    -----    --------    -----    -----    --------
Total revenues...................  100.0%   100.0%   100.0%     100.0%    100.0%   100.0%     100.0%
Hotel expenses...................     --       --       --       61.1        --       --       58.9
General and administrative.......   18.6     20.8     20.6        4.6      19.0     18.7        4.5
Payroll and related benefits.....   40.4     33.8     34.4        6.9      37.4     34.6        7.5
State and local taxes............    1.2      1.8      1.2        0.2       1.3      0.3        0.1
Depreciation and amortization....   12.8     10.0      9.3        9.3      10.2      8.9        9.4
                                   -----    -----    -----      -----     -----    -----      -----
  Operating income...............   27.0     33.6     34.5       17.9      32.1     37.5       19.6
Other income (expense)...........     --      0.1      0.7       (8.7)      0.5     (3.0)      (7.3)
                                   -----    -----    -----      -----     -----    -----      -----
  Income before income taxes.....   27.0     33.7     35.2        9.2      32.6     34.5       12.3
Income tax expense...............     --       --       --        3.5        --       --        4.7
                                   -----    -----    -----      -----     -----    -----      -----
  Net income.....................   27.0%    33.7%    35.2%       5.7%     32.6%    34.5%       7.6%
                                   =====    =====    =====      =====     =====    =====      =====



     The pro forma adjustments described below under "Pro Forma Three Months Ended March 31, 1996 Compared to Combined Three Months Ended March 31, 1995" and "Pro Forma Year Ended December 31, 1995 Compared to Combined Year Ended December 31, 1994" result primarily from the acquisition of the Owned Hotels. The Owned Hotels consist of 15 geographically diverse upscale hotels, containing an aggregate of 4,621 rooms and operating under the Embassy Suites(R), Hilton(R), Marriott(R) and Radisson(R) trade names principally in major metropolitan markets such as Atlanta, Boston, Chicago, Los Angeles, Philadelphia, Houston, Fort Lauderdale and Washington, D.C. The Owned Hotels produced superior operating results in

1995, achieving an average occupancy rate of 73.0%, ADR of $88.03 and REVPAR of $64.29. The following is a list of the Owned Hotels:



                                                                                NUMBER
                            HOTEL                        LOCATION              OF ROOMS
                            -----                        --------              --------
    Warner Center Marriott                        Woodland Hills, CA               463
    Colorado Springs Marriott                     Colorado Springs, CO             310
    Denver Hilton South                           Greenwood Village, CO            305
    Ft. Lauderdale Airport Hilton                 Dania, FL                        388
    Atlanta Marriott North Central                Atlanta, GA                      287
    Lisle Radisson                                Lisle, IL                        242
    Schaumburg Embassy Suites                     Schaumburg, IL                   209
    Boston Marriott Andover                       Andover, MA                      293
    Boston Marriott Westborough                   Westborough, MA                  223
    Huntington Hilton                             Melville, NY                     302
    Philadelphia Marriott West                    West Conshohocken, PA            286
    Marriott Suites at Valley Forge               Valley Forge, PA                 229
    Houston Marriott North at Greenspoint         Houston, TX                      391
    Tysons Corner Marriott                        Tysons Corner, VA                390
    Fort Magruder Inn and Conference Center       Williamsburg, VA                 303
                                                                                 -----
                                                                                 4,621
                                                                                 =====



     The amounts referred to as combined financial information ("combined") represent the historical financial results of operations of the Company combined with the historical financial results of operations of the Owned Hotels, without any pro forma adjustments related to the Acquisition, Organization or Financing Plan.



PRO FORMA THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO COMBINED THREE MONTHS ENDED MARCH 31, 1995



     Total revenues increased by $3.2 million, or 6.1%, from $53.6 million in the first three months of combined 1995 to $56.8 million in the first three months of pro forma 1996. Hotel revenues increased by $2.7 million, or 6.2%, from $43.3 million in the first three months of combined 1995 to $46.0 million in the first three months of pro forma 1996. The increase was due to the overall improvement in the operating performance of the Owned Hotels, partially attributed to a change in franchise affiliations for certain of the Owned Hotels and the completion of hotel renovations during 1995. Net management fees increased slightly from $5.8 million in the first three months of combined 1995 to $6.0 million in the first three months of pro forma 1996 due primarily to performance improvement of managed hotels. Purchasing fees and other fees increased by $1.2 million, or 58.8%, from $2.1 million in the first three months of combined 1995 to $3.3 million in the first three months of pro forma 1996 due partially to incremental revenues of $0.3 million associated with the net addition of new hotels that required renovation and purchasing services. The remaining increase of $0.9 million was attributed to incremental revenues related to the net addition of new hotels, many of which utilize the Company's other contractual services, such as MIS support and the training and relocation programs. Insurance income decreased by $0.7 million, or 33.3%, from $2.3 million in the first three months of combined 1995 to $1.6 million in the first three months of pro forma 1996 due to timing associated with the recognition of income from premiums written.



     Hotel expenses decreased by $1.2 million, or 3.6%, from $34.7 million in the first three months of combined 1995 to $33.5 million in the first three months of pro forma 1996. The decrease was due primarily to the overall improvement in operating efficiencies.



     General and administrative expenses are associated with the management of hotels and consist primarily of centralized management expenses such as operations management, sales and marketing, finance and other hotel support services, as well as general corporate expenses. General and administrative expenses increased by $0.7 million, or 31.0%, from $1.9 million in the first three months of combined 1995 to $2.6 million in the first three months of pro forma 1996. The increase was due primarily to incremental expenses associated with the net addition of new hotels and expenses associated with managing and administering a publicly held company. General and administrative expenses as a percentage of revenues increased to 4.5% in the first three months of pro forma 1996 compared to 3.6% in the first three months of combined 1995 as a result of operating leverage and increased operating efficiencies.



     Payroll and related benefits expenses increased by $0.4 million, or 10.8%, from $3.8 million in the first three months of combined 1995 to $4.2 million in the first three months of pro forma 1996. The increase was due primarily to the addition of new employees related to the growth of the Company's hotel management business. Payroll and related benefits expenses as a percentage of revenues increased to 7.5% in the first three months of pro forma 1996 compared to 7.2% in the first three months of combined 1995.



     Depreciation and amortization of $5.5 million in the first three months of combined 1995 remained relatively consistent with depreciation and amortization of $5.4 million in the first three months of pro forma 1996.



     Operating income increased by $3.7 million, or 50.8%, from $7.4 million in the first three months of combined 1995 to $11.1 million in the first three months of pro forma 1996. Operating margin increased from 13.8% in the first three months of combined 1995 to 19.6% in the first three months of pro forma 1996. The improvement in the operating margin was attributed to the increase in revenues and the decrease in hotel expenses as a percentage of revenues, partially offset by an increase in general and administrative expenses and payroll and related benefits expenses.



     Interest expense increased by $2.5 million, or 107.3%, from $2.2 million in the first three months of combined 1995 to $4.7 million in the first three months of pro forma 1996 due primarily to additional borrowings related to the Acquisition and the Financing Plan.



     The pro forma income tax expense of $2.7 million in the first three months of pro forma 1996 was computed as if the Company was subject to federal and state income taxes, based on an effective tax rate of 38%. The majority of the results of operations in the first three months of combined 1995 were not taxed since certain entities were pass-through entities for tax purposes.



     As a result of the changes noted above, net income increased by $0.3 million, or 8.6%, from $4.0 million in the first three months of combined 1995 to $4.3 million in the first three months of pro forma 1996. Net income margin increased from 7.4% in the first three months of combined 1995 to 7.6% in the first three months of pro forma 1996.



THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31, 1995



     Total revenues increased by $2.1 million, or 20.0%, from $10.2 million in the first three months of 1995 to $12.3 million in the first three months of 1996. Net management fees increased by $1.4 million, or 22.9%, from $5.8 million in the first three months of 1995 to $7.2 million in the first three months of 1996 due to the addition of 40 new management contacts and increased revenues associated with existing managed hotels. The increase in net management fees was partially offset by the loss of 29 management contracts primarily due to the divestiture of hotels by third-party hotel owners. Approximately $0.8 million, or 57%, of this increase resulted from increases in base management fees, and $0.6 million, or 43%, of this increase resulted from increases in incentive management fees due to performance improvement of existing contracts and the increase in the number of new contracts that provide for incentive management fees. Purchasing fees and other fees increased by $1.3 million, or 62.0%, from $2.0 million in the first three months of 1995 to $3.3 million in the first three months of 1996 due partially to incremental revenues of $0.3 million associated with the net addition of new hotels that required renovation and purchasing services. The remaining increase of $1.0 million was attributable to incremental revenues related to the net addition of new hotels, many of which utilize the Company's other contractual services, such as MIS support and training and relocation programs. Insurance income decreased by $0.5 million, or 24.3%, from $2.3 million in the first three months of 1995 to $1.8 million in the first three months of 1996 due to the timing associated with the recognition of income from premiums written.



     General and administrative expenses increased by $0.4 million, or 18.2%, from $1.9 million in the first three months of 1995 to $2.3 million in the first three months of 1996. The increase was due primarily to incremental expenses associated with the net addition of new hotels. General and administrative expenses as a percentage of revenues decreased to 18.7% in the first three months of 1996 compared to 19.0% in the first three months of 1995.



     Payroll and related benefits expenses increased by $0.4 million, or 10.8%, from $3.8 million in the first three months of 1995 to $4.2 million in the first three months of 1996. The increase was due primarily to the addition of new employees related to the growth of the Company's hotel management business. Payroll and related benefits expenses as a percentage of revenues decreased to 34.6% in the first three months of 1996 compared to 37.4% in the first three months of 1995 as a result of operating leverage and increased operating efficiencies.



     Operating income increased by $1.3 million, or 39.9%, from $3.3 million in the first three months of 1995 to $4.6 million in the first three months of 1996. Operating margin increased from 32.1% in the first three months of 1995 to 37.5% in the first three months of 1996. The improvement in the operating margin was attributed to the increase in revenues and the decrease in operating expenses as a percentage of revenues.



     As a result of the changes noted above, net income (exclusive of income tax expense) increased by $0.9 million, or 26.7%, from $3.3 million in the first three months of 1995 to $4.2 million in the first three months of 1996. Net income margin increased from 32.6% in the first three months of 1995 to 34.5% in the first three months of 1996.



PRO FORMA YEAR ENDED DECEMBER 31, 1995 COMPARED TO COMBINED YEAR ENDED DECEMBER 31, 1994



     Total revenues increased by $34.3 million, or 18.0%, from $190.6 million in combined 1994 to $224.9 million in pro forma 1995. Hotel revenues increased by $29.9 million, or 19.5%, from $153.9 million in combined 1994 to $183.8 million in pro forma 1995. The increase was due primarily to incremental revenues of $20.2 million related to four of the Owned Hotels for which only partial year financial results were included in combined 1994. The remaining increase resulted from the overall performance improvement of the Owned Hotels. Net management fees increased by $2.0 million, or 9.1%, from $22.3 million in combined 1994 to $24.3 million in pro forma 1995 due primarily to the net addition of 14 new management contracts throughout the year and increased revenues associated with existing managed hotels. Purchasing fees and other fees increased by $2.4 million, or 32.4%, from $7.5 million in combined 1994 to $9.9 million in pro forma 1995 due primarily to incremental revenues of $0.7 million relating to additional franchise/marketing representation fees related to the Colony portfolio, which was acquired in May 1994, and incremental revenues of $0.6 million resulting from additional centralized accounting fees associated with the management contracts that were acquired from Winthrop Hotels & Resorts in July 1994 (the "Winthrop contracts"). The remaining increase of $1.1 million was attributable to incremental revenues related to the net addition of new hotels, many of which utilize the Company's purchasing, project management and other contractual services. Insurance income of $7.0 million in combined 1994 remained relatively consistent with insurance income of $6.8 million in pro forma 1995.



     Hotel expenses increased by $15.4 million, or 12.7%, from $121.8 million in combined 1994 to $137.2 million in pro forma 1995. The increase was due primarily to incremental expenses of $14.1 million related to four of the Owned Hotels for which only partial year financial results were included in combined 1994.



     General and administrative expenses increased by $2.6 million, or 34.2%, from $7.7 million in combined 1994 to $10.3 million in pro forma 1995. The increase was due primarily to incremental expenses of $1.3 million associated with the Colony portfolio, increased commissions and claims expenses of $0.5 million related to the Company's insurance business and $1.0 million of incremental expenses associated with managing and administering a publicly held company, offset by a $0.2 million decrease in general corporate expenses as a result of operating leverage and increased operating efficiencies. General and administrative expenses as a percentage of revenues increased to 4.6% in pro forma 1995 compared to 4.0% in combined 1994.



     Payroll and related benefits expenses increased by $3.1 million, or 24.5%, from $12.4 million in combined 1994 to $15.5 million in pro forma 1995. The increase was due primarily to incremental expenses of $1.5 million associated with the Colony portfolio and the growth of the Crossroads portfolio and $1.3 million related to an increase in incentive bonuses paid to certain executive officers and development staff. Payroll and related benefits expenses as a percentage of revenues increased to 6.9% in pro forma 1995 compared to 6.5% in combined 1994.



     Depreciation and amortization increased by $1.6 million, or 8.1%, from $19.4 million in combined 1994 to $21.0 million in pro forma 1995 due primarily to incremental depreciation related to the step-up in basis of the Owned Hotels included in pro forma 1995.



     Operating income increased by $11.7 million, or 40.8%, from $28.7 million in combined 1994 to $40.4 million in pro forma 1995. Operating margin increased from 15.0% in combined 1994 to 17.9% in pro forma 1995. The improvement in the operating margin was attributed to the increase in revenues and the decrease in hotel expenses as a percentage of revenues, partially offset by an increase in general and administrative expenses, payroll and related benefits expenses and depreciation and amortization.



     Interest expense increased by $10.9 million, or 133.6%, from $8.1 million in combined 1994 to $19.0 million in pro forma 1995 due primarily to additional borrowings related to the Acquisition and the Financing Plan.



     An extraordinary item of $18.4 million was recognized as income in combined 1994 to reflect a gain on the early extinguishment of debt for one of the Owned Hotels, and no such gains were recognized in pro forma 1995.



     The pro forma income tax expense of $7.8 million in pro forma 1995 was computed as if the Company was subject to federal and state income taxes, based on an effective tax rate of 38%. The majority of the results of operations in combined 1994 were not taxed since certain entities were pass-through entities for tax purposes.



     As a result of the changes noted above, net income (exclusive of the extraordinary item) decreased by $4.0 million, or 23.9%, from $16.8 million in combined 1994 to $12.8 million in pro forma 1995. Net income margin decreased from 18.5% in combined 1994 to 5.7% in pro forma 1995.



YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994



     Total revenues increased by $8.3 million, or 22.6%, from $36.7 million in 1994 to $45.0 million in 1995. Net management fees increased by $4.7 million, or 21.3%, from $22.3 million in 1994 to $27.0 million in 1995 due to the addition of 43 new management contracts and increased revenues associated with existing managed hotels. The increase in net management fees was partially offset by the loss of 29 management contracts primarily due to the divestiture of hotels by third-party hotel owners. Approximately $3.1 million, or 66%, of this increase resulted from increases in base management fees, and $1.6 million, or 34%, of this increase resulted from increases in incentive management fees due to performance improvement of existing contracts and the increase in the number of new contracts that provide for incentive management fees. Purchasing fees and other fees increased by $2.8 million, or 38.0%, from $7.5 million in 1994 to $10.3 million in 1995 due primarily to incremental revenues of $0.7 million relating to additional franchise/marketing representation fees related to the Colony portfolio and incremental revenues of $0.6 million resulting from additional centralized accounting fees associated with the Winthrop Contracts. The remaining increase of $1.5 million was attributable to incremental revenues related to the net addition of new hotels, many of which utilize the Company's purchasing, project management and other contractual services. Insurance income increased by $0.7 million, or 10.2%, from $7.0 million in 1994 to $7.7 million in 1995 due to the net addition of new managed hotels that elected to participate in the Company's insurance program.



     General and administrative expenses increased by $1.6 million, or 21.2%, from $7.7 million in 1994 to $9.3 million in 1995. The increase was due primarily to incremental expenses of $1.3 million associated with the Colony portfolio and increased commissions and claims expenses of $0.5 million related to the Company's insurance business, offset by a $0.2 million decrease in general corporate expenses as a result of operating leverage and increased operating efficiencies. General and administrative expenses as a percentage of revenues decreased to 20.6% in 1995 compared to 20.8% in 1994.

     Payroll and related benefits expenses increased by $3.1 million, or 24.5%, from $12.4 million in 1994 to $15.5 million in 1995. The increase was due primarily to incremental expenses of $1.5 million associated with the Colony portfolio and the growth of the Crossroads portfolio and $1.3 million related to an increase in incentive bonuses paid to certain executive officers and development staff. Payroll and related benefits expenses as a percentage of revenues increased to 34.4% in 1995 compared to 33.8% in 1994.


     Operating income increased by $3.2 million, or 25.9%, from $12.3 million in 1994 to $15.5 million in 1995. Operating margin increased from 33.6% in 1994 to 34.5% in 1995. The improvement in the operating margin was attributed to the increase in revenues and the decrease in general and administrative expenses as a percentage of revenues, partially offset by an increase in payroll and related benefits expenses and other operating expenses.


     As a result of the changes noted above, net income (exclusive of income tax expense) increased by $3.4 million, or 27.8%, from $12.4 million in 1994 to $15.8 million in 1995. Net income margin increased from 33.7% in 1994 to 35.2% in 1995.


YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993


     Total revenues increased by $11.1 million, or 43.7%, from $25.6 million in 1993 to $36.7 million in 1994. Net management fees increased by $3.1 million, or 15.9%, from $19.2 million in 1993 to $22.3 million in 1994 due to the addition of 83 new management contracts and increased revenues associated with existing managed hotels. The increase in net management fees was partially offset by the loss of 29 management contracts primarily due to the divestiture of hotels by third-party hotel owners. Approximately $1.3 million, or 42%, of this increase resulted from increases in base management fees and $1.8 million, or 58%, of this increase resulted from increases in incentive management fees. Purchasing fees and other fees increased by $4.0 million, or 115.0%, from $3.5 million in 1993 to $7.5 million in 1994 due primarily to an increase of $2.0 million associated with the creation of training and relocation programs for managed hotels and new revenues of $0.8 million relating to additional franchise/marketing representation fees related to the Colony portfolio. The remaining increase of $1.2 million was attributed to incremental revenues related to the net addition of new hotels, many of which utilize the Company's purchasing, project management and other contractual services. Insurance income increased by $4.1 million, or 143.7%, from $2.9 million in 1993 to $7.0 million in 1994. Approximately $1.5 million of the increase was attributed to the addition of new managed hotels that elected to participate in the Company's insurance program, and the balance was due to the addition in mid-1994 of a health care financial indemnity policy to Northridge's coverages.



     General and administrative expenses increased by $2.9 million, or 60.7%, from $4.8 million in 1993 to $7.7 million in 1994. The increase was due primarily to new expenses of $0.8 million associated with the Colony portfolio, an increase of $1.3 million associated with the creation of training and relocation programs, and non-recurring expenses of $0.3 million to assist the families of three employees who were killed in an airplane crash. The remaining $0.5 million of the increase was attributed to incremental expenses related to the growth in the Company's hotel management business. General and administrative expenses as a percentage of revenues increased to 20.8% in 1994 compared to 18.6% in 1993.



     Payroll and related benefits expenses increased by $2.1 million, or 20.3%, from $10.3 million in 1993 to $12.4 million in 1994. The increase was due primarily to new expenses of $0.9 million associated with the Colony portfolio. The remaining $1.2 million of the increase was attributed to the addition of new employees related to the growth of the Company's hotel management business and the new training and relocation programs. Payroll and related benefits expenses as a percentage of revenues decreased to 33.8% in 1994 compared to 40.4% in 1993 due to increased operating efficiencies.



     Operating income increased by $5.4 million, or 78.8%, from $6.9 million in 1993 to $12.3 million in 1994. Operating margin increased from 27.0% in 1993 to 33.6% in 1994. The improvement in the operating margin was attributed to the increase in revenues (including insurance income) and the decrease in payroll and related benefits expenses as a percentage of revenues, partially offset by an increase in other operating expenses.

     As a result of the changes noted above, net income (exclusive of income tax expense) increased by $5.5 million, or 79.3%, from $6.9 million in 1993 to $12.4 million in 1994. Net income margin increased from 27.0% in 1993 to 33.7% in 1994.


LIQUIDITY AND CAPITAL RESOURCES

     The Company's principal sources of liquidity are cash on hand, cash from operations and borrowings under certain credit facilities.


     Net cash provided by operations was $25.3 million in 1995, compared to $15.3 million in 1994. The increase was primarily attributable to a $3.5 million increase in net income and a net increase in accounts payable and accrued liabilities of $8.2 million. Net cash used in investing activities (after $4.9 million of net cash provided by financing activities) was $18.0 million, primarily as a result of the Company's equity investment in hotel real estate.



     The Company has received a commitment from Credit Lyonnais, New York Branch ("Credit Lyonnais") pursuant to which Credit Lyonnais has agreed, subject to certain conditions, to provide or arrange for a total of $295 million of financing, consisting of a seven year $100 million revolving credit facility (the "Acquisition Facility") and a seven-year $195 million term loan facility (the "Term Loan" and, together with the Acquisition Facility, the "Credit Facilities"). The commitment is subject to a number of customary conditions and to the consummation of the Acquisition and the Organization, retirement of certain debt, and receipt of gross proceeds from the Offering of at least $203 million.



     The Term Loan will be used to refinance certain indebtedness of the Company and to pay fees and expenses incurred in connection with the Credit Facilities. Of the proceeds of the Term Loan used to refinance existing Company indebtedness, $90 million will be used to purchase an interest in $120 million of mortgage indebtedness currently encumbering the six Owned Hotels owned by Interstate/CGL. Following such purchase, the Company will have outstanding, on a consolidated basis, in addition to the Term Loan, $30 million of the Interstone/CGL indebtedness. Such indebtedness matures on December 15, 2000 and will bear interest at a reserve-adjusted Eurodollar rate for periods of one, two, three or six months plus 2%. Of the $120 million of Term Loan and Interstone/CGL indebtedness, $72 million will be subject to an interest rate swap agreement hedging the Company's interest rate exposure for increases in the adjusted Eurodollar rate in excess of 5.8%.



     The Acquisition Facility will be used to finance (i) the expansion of existing facilities, (ii) advances to third parties owning hotel properties in connection with obtaining management contracts for such properties, and (iii) acquisitions of hotel properties and/or interests in and/or advances to limited partnerships or other entities owning hotel properties. Upon consummation of the Offering, there will be no amounts outstanding under the Acquisition Facility.



     The Term Loan will mature in 2003 and requires a principal payment of $20 million on the seventh anniversary of closing. The remainder of the Term Loan will be amortized in quarterly payments in a yearly aggregate as follows: $5 million in the first year, $10 million in the second year, $15 million in the third year, $25 million in the fourth year, $35 million in the fifth year, $40 million in the sixth year and $45 million in the seventh year. The Acquisition Facility will mature in 2003 and will be reduced by quarterly commitment reductions totalling $5 million per quarter after the first five years. Usage of the Acquisition Facility (with no more than $15 million of the facility being available at closing to effect the transactions described in "The Organization, Acquisition and Financing Plan") may include up to $5 million for trade letters of credit and letters of credit in support of ordinary course of business obligations. Revolving loans (other than acquisition loans) under the Acquisition Facility and the maximum amount available to be drawn under such outstanding letters of credit will be required to be reduced to no more than $10 million in the aggregate for a period of at least 30 consecutive days during each 12 consecutive month period. Revolving loans incurred to finance additional hotel acquisitions may not exceed $95 million outstanding at any time.



     Mandatory prepayments of the Credit Facilities will be required from the net cash proceeds of certain asset sales or the issuance of certain indebtedness or equity (other than the Offering), 50% of annual excess cash flow and net termination fees under management contracts. All such mandatory prepayments generally will be applied (i) first to repay revolving loans under the Acquisition Facility incurred to finance additional hotel acquisitions without any reduction in the Acquisition Facility commitment,
(ii) second to repay on a pro rata basis the remaining installments of the Term Loan, and (iii) third to reduce the Acquisition Facility commitment. However, proceeds from sales of assets owned on the closing date of the Credit Facilities (other than the Boston Marriott Westborough Hotel) and termination fees received under management contracts in effect on such closing date are to be applied first as provided in clause (ii), second as provided in clause (i), and third as provided in clause (iii).



     Amounts outstanding under the Credit Facilities will bear interest, at the Company's option, at the Base Rate (as defined) plus 1% or at a reserve-adjusted Eurodollar rate for periods of one, two, three or six months, plus 2%. The Base Rate will be the higher of (i) the rate which Credit Lyonnais establishes from time to time as its reference rate for short-term commercial loans in U.S. dollars and (ii) the rate which is .5% in excess of the overnight cost of funds of Credit Lyonnais. The Company will be required to keep in effect interest rate protection agreements for a specified portion of the Credit Facilities. Depending on market conditions, the Company may consider entering into interest rate protection agreements in addition to those required under the Credit Facilities in order to limit its exposure to contract rate changes. In connection with the Credit Facilities, the Company will pay customary commitment and other fees.



     The obligations under the Credit Facilities will be secured by substantially all of the Company's assets, including (i) a first mortgage on all properties owned or subsequently acquired by the Company, to the extent not prohibited by agreements governing indebtedness of the Company, (ii) an assignment of the Company's interests under all recorded leases and subsequently acquired recorded leasehold interests, (iii) a security interest and assignment of all of the Company's management contracts or amounts payable thereunder, accounts receivable and general intangibles, (iv) the stock or partnership interests of the Company's subsidiaries, and (v) a security interest in all of the Company's personal property and intangibles.



     The Credit Facilities will contain various covenants, including restrictions on (i) the incurrence or existence of indebtedness, (ii) mergers, acquisitions, divestitures, reorganizations and other asset acquisitions and dispositions, (iii) the creation or existence of liens on property or assets,
(iv) dividends or other distributions on the Company's capital stock, (v) certain transactions with affiliates, (vi) prepayment or amendment to subordinated indebtedness or equity and (vii) investments, leases and capital expenditures. The Credit Facilities also require the Company to spend each year a specified amount of its annual revenues on capital expenditures for maintenance of its hotels. Additionally, the Company must satisfy certain financial covenants, including a minimum EBITDA test, a maximum leverage ratio test, a minimum net worth test and a minimum coverage ratio test.



     The Company's 1996 and 1997 capital expenditure budgets (before acquisitions) are $9.2 million and $8.7 million, respectively. The Company intends to pursue a growth-oriented strategy involving, among other things, the acquisition of additional management contracts (which may from time to time require capital expenditures by the Company), as well as acquisitions of interests in additional hotel properties and hotel management companies. Management believes that the Acquisition Facility, plus cash provided by operations, will be sufficient to pursue the Company's strategy for the immediate future. However, depending upon conditions in the capital and other financial markets and other factors, the Company may from time to time consider the issuance of debt or other securities, the proceeds of which could be used to finance acquisitions, to refinance debt or for other general corporate purposes. Management of the Company believes that with respect to its current operations, the Company's cash on hand and funds from operations will be sufficient to cover its reasonably foreseeable working capital, capital expenditure and debt service requirements.


SEASONALITY

     The lodging industry is affected by normally recurring seasonal patterns. At most of the Company's hotels, demand is higher in the second and third quarters than during the remainder of the year. Demand also changes on different days of the week, with Sunday having the lowest occupancy.

INFLATION

     The effects of inflation, as measured by fluctuations in the consumer price index, have not had a material impact on the Company's revenues or net income in recent years.

                            BUSINESS AND PROPERTIES


     The Company is the largest independent hotel management company in the United States based on total portfolio hotel revenues and number of guestrooms and properties managed. The Company manages or performs related services for 154 hotels, with 35,730 rooms, located in 28 states in the United States and in the District of Columbia, Canada, Mexico, Israel, the Caribbean, Thailand and Russia. Following consummation of the Offering, the Company will own or have a controlling interest in 15 of these properties (the "Owned Hotels"), all of which are upscale hotels currently managed by the Company. In 1995, the Owned Hotels contributed 81.8% of the pro forma 1995 total revenues of the Company.



     In 1995, 84.1% of the Company's net management revenues were derived from upscale or luxury hotels and resorts. The Company is the largest franchisee of upscale hotels in the Marriott(R) system, providing services to 36 hotels, with 12,649 rooms, bearing the Marriott(R) flag. Consistent with the Company's multiple branding strategy, the Company also manages hotels under many other major full-service brand names, including Doubletree(R), Embassy Suites(R), Hilton(R), Radisson(R), Sheraton(R) and Westin(R), as well as under the Company's own Colony(R) trade name. Among the well-known hotels managed by the Company are: The Charles Hotel at Harvard Square in Cambridge, Massachusetts; the Don CeSar Beach Resort in St. Petersburg Beach, Florida; The Hay-Adams Hotel in Washington, D.C.; The Bellevue Hotel in Philadelphia, Pennsylvania; the Westin Bonaventure in Los Angeles, California; Marriott's Casa Marina Resort in Key West, Florida; the Marriott at Sawgrass Resort in Ponte Vedra Beach, Florida; and the White Elephant Inn in Nantucket, Massachusetts.



     Since its founding in 1961 to own and operate a single motor lodge in northwestern Pennsylvania, the Company has achieved consistent annual growth, even through industry downturns. The total revenues of the hotels to which the Company provided management or related services increased from $514 million in 1991 to almost $1.1 billion in 1995, an average annual compound growth rate of 19.7%. During the same period, the Company's portfolio of hotels increased from 49 to 150. The Company's total revenues grew from $17.6 million in 1991 to $45.0 million in 1995, an average annual compound growth rate of 26.5%. The Company's net income increased at an average annual compound growth rate of 69.8% over the same period, from $1.9 million in 1991 to $15.8 million in 1995. The Company attributes its steady growth to the disciplined pursuit of four core strategies:
(i) providing superior, innovative hotel management services, resulting in increased investment value for the hotel owner; (ii) adding new management contracts and selectively acquiring hotel management businesses; (iii) adding new hotels to the Company's portfolio of upscale and luxury properties through acquisitions; and (iv) maximizing the profitability of the Company's acquired hotels by repositioning them within their local markets and applying to them the Company's proven management techniques.


     Proven Ability to Source Acquisitions. As a result of its experienced management and the size and geographic diversity of its hotel portfolio, as well as an in-depth knowledge of individual markets, the Company has access to acquisition opportunities not available to all its competitors. Information about acquisition opportunities is obtained through contacts at every level of the Company, including hotel general managers, regional managers and senior management. Industry association contacts also provide information about potential acquisitions. In addition, management's knowledge of existing hotels throughout the United States and personal relationships with numerous hotel owners and operators provide the Company with extensive information regarding acquisition opportunities.

     Flexibility Afforded by Multiple Branding. The Company is able to own and operate hotels under a variety of brand names. This flexibility allows the Company to own and operate multiple hotels under different brands within the same geographic market and provides the Company with competitive and economic advantages such as the ability to optimally position hotels within their local markets, to provide a broad base of national reservation and marketing systems and to pursue acquisitions within both its existing and new markets more freely than hotel operating companies that are committed to particular flags.


     Corporate Infrastructure and Operational Synergies. By virtue of providing management and related services to 154 hotels, the Company achieves significant synergies and economies of scale not available to many of its competitors. The Company's management seeks to maintain a blend of centralized control over strategic issues while encouraging decentralized decision-making with respect to appropriate operational issues. All personnel, marketing, cash management and other policies are formulated at the Company's central corporate offices and are provided to its hotels. The Company's corporate offices also provide accounting, legal, insurance and finance functions, institute management information systems and coordinate the preparation of budgets. This centralization of control over strategic matters allows the Company's hotels to be operated with fewer employees and frees hotel management personnel to focus on matters having the greatest impact on the performance of the particular hotel and on the quality of its guests' hotel stays.


     Strong Management Team. Collectively, the Company's senior management has an average of 22 years of experience in the lodging industry and an average of 13 years with the Company. Following consummation of the Offering, the seven members of the Company's senior management will beneficially own an aggregate of 2.6% of the outstanding shares of Common Stock (excluding Milton Fine, who will beneficially own 23.1% of the outstanding shares of Common Stock). As a result, the interests of the Company's senior management will be closely aligned with the interests of the Company's shareholders. See "Management--Compensation Plans and Arrangements."



     Stable Cash Flow. The Company believes that it will have long-term financial stability and significant sources of internal financing for future growth as a result of its ownership of the Owned Hotels, its substantial portfolio of hotel management agreements and its expected growth in its hotel portfolio. On a pro forma basis, giving effect to the transactions described in "Business and Properties--Host Funding Transaction," and "The Organization, Acquisition and Financing Plan" (excluding the possible acquisition of the Trumbull Hotel), 80.6% of the Company's total revenues in 1995 were generated from the Owned Hotels. The Company also expects to generate stable cash flow from net management fees. As of December 31, 1995, the Company had 39 management agreements with remaining terms of five years or more. These agreements generated net management fees of $12.6 million, constituting 5.5% of the Company's total pro forma revenues in 1995. In addition, the Company has a favorable renewal record for its management agreements, which has contributed to the stability of the Company's cash flow. Since 1990, over 90% of the Company's management agreements for upscale hotels have been renewed at expiration, excluding management agreements covering properties that have been sold to unaffiliated parties.


     Access to Capital. The Company believes that in order to continue to maximize the value of its shareholders' equity and to execute its growth strategy, it is essential to implement and periodically review a diversified financing strategy that (i) incorporates long-term, secured and unsecured corporate debt, (ii) minimizes exposure to fluctuations of interest rates and
(iii) maintains maximum flexibility to manage the Company's short-term cash needs. The Company believes that its capital structure will be conducive to and will allow flexibility for the growth which the Company seeks to achieve.

THE LODGING INDUSTRY


     The domestic lodging industry as a whole has shown significant improvement in recent years. According to Coopers & Lybrand Hospitality Directions (January
1996) ("Hospitality Directions"), the lodging industry earned estimated pre-tax profits of $7.6 billion in 1995, which is an increase of 38% over the amount of pre-tax profit earned during 1994. The percentage growth in room demand exceeded the percentage growth in new room supply by 2.0%, 1.6%, 3.3% and 1.4% in 1992, 1993, 1994 and 1995, respectively. The excess of demand growth over supply growth has given the lodging industry a significant and increasing degree of "pricing power,"--an operator's ability to increase ADR without affecting occupancy percentages. This pricing power has resulted in significant industry-wide growth in ADR from 1992 through 1995. In 1995, industry-wide ADR increased 4.8% over 1994, and industry-wide occupancy percentages increased 1.2% over 1994. ADR increases exceeded the rate of inflation in 1995 by 1.7%, the third consecutive year of real rate growth. Hospitality Directions also projects that occupancy will continue to increase in 1996 and 1997 to 66.3% and 66.7%, respectively, and that ADR will increase 4.5% and 4.4% in 1996 and 1997, respectively.


     The Company believes that, in the near-term, pricing power within the lodging industry is likely to be particularly strong in the upscale segment, in which the Company primarily operates. Two primary factors underlying this projected strength are the lower consumer price sensitivity in the upscale segment and an absence of significant additions to the upscale room base over the next few years. The lack of a significant increase in the upscale segment room base is projected because, in general, returns on construction cost are not sufficient to justify investment capital.

     The hotel management business within the lodging industry is comprised of large franchise operators such as Best Western(R), Comfort Inn(R), Days Inn(R), Doubletree(R), Embassy Suites(R), Hilton(R), Holiday Inn(R), Howard Johnson(R), Hyatt(R), Marriott(R), Radisson(R), Ramada(R), Sheraton(R), Super 8(R) and Westin(R), as well as independent companies such as the Company. Due to intense competition-based requirements with respect to marketing and cost controls, hotel owners have frequently turned to professional third-party hotel management companies to oversee and manage the operation of their properties. The Company believes that hotel owners are also increasingly turning to independent hotel management companies due to their focus on managing individual properties rather than a hotel brand.

BUSINESS STRATEGY

     The Company attributes its steady growth to the disciplined pursuit of four core strategies: (i) providing superior, innovative hotel management services, resulting in increased investment value for the hotel owner; (ii) adding new management contracts and selectively acquiring hotel management businesses;
(iii) adding new hotels to the Company's portfolio of upscale and luxury properties through acquisitions; and (iv) maximizing the profitability of the Company's acquired hotels by repositioning them within their local markets and applying to them the Company's proven management techniques.

     Improving Value for Hotel Owners. The Company has consistently generated operating results superior to the hotel industry through a business philosophy emphasizing the creation and enhancement of investment value for the hotel owner and the employment of innovative management strategies designed to maximize owner value. The Company's operating strategies involve specific procedures and services designed to achieve revenue and asset value enhancement, cost control and guest and employee satisfaction. After entering into a new hotel management agreement or acquiring a new hotel, the Company implements an operating plan based on a comprehensive operations and market-position study which identifies key areas requiring immediate attention to ensure that resources are devoted to the most critical areas first. Key areas may include such departments as rooms, food and beverage, sales and marketing, general and administrative and maintenance. The Company then develops a detailed action plan to implement the new standards of operation. If necessary, certain departments are quickly and aggressively streamlined to maximize efficiencies and reduce costs. The Company's system of investigation, prioritization and immediate action is designed to ensure that the hotel will achieve optimal performance as rapidly as possible.

     After implementation of initial improvements, the Company continues to seek methods to increase revenue and operating cash flow from the hotels. Quality of facilities and customer service is continually reviewed and emphasized by management. As the Company gains experience with the operations of a particular hotel, the marketing plan and budget for the hotel are refined to increase the occupancy rate and ADR at the hotel, while maintaining effective cost controls. In addition, regional and general managers are provided incentives through cash bonuses to achieve revenue and operating goals.


     Addition of New Hotel Management Agreements. The increasing profitability of the Company's hotel management business has been driven by its ability to win new hotel management agreements and by the operating leverage inherent in the hotel management business. Through the application of its proven operating principles, the Company has achieved consistent annual growth, even through industry downturns. Since 1990, over 90% of the Company's management agreements for upscale hotels have been renewed at expiration, excluding management agreements covering properties that have been sold to unaffiliated parties. The Company has increased the net number of hotel management agreements in its portfolio every year since

1987, and since 1990 has achieved significant growth in the net number of management contracts added to its portfolio, as demonstrated in the following table:


                                                             1990    1991    1992    1993    1994    1995
                                                             ----    ----    ----    ----    ----    ----
Contracts at Beginning of Year............................     30      39      49      53      82     136
Contracts Added:
     Interstate portfolio.................................      4      12      12      15      18      16
     Crossroads portfolio.................................      5       3       2      28      33      21
     Colony portfolio.....................................     --      --      --      --      32       6
Contracts Lost:
     Interstate portfolio.................................     --      (3)     (6)     (4)    (10)     (7)
     Crossroads portfolio.................................     --      (2)     (4)    (10)    (10)    (17)
     Colony portfolio.....................................     --      --      --      --      (9)     (5)
                                                             ----    ----    ----    ----    ----    ----
Contracts at End of Year..................................     39      49      53      82     136     150
                                                             ====    ====    ====    ====    ====    ====

     Through the efforts of its internal business development staff, comprised of 12 salespeople, the Company will continue to seek to acquire new hotel management agreements and hotel management companies that operate hotels suitable for integration into the Company's portfolios. These individuals will continue to identify new business by conducting comprehensive market studies, developing extensive call lists, employing direct solicitation techniques and seeking referrals from third-party owners of the Company's managed hotels.

     The Company believes that it will continue to win new hotel management agreements as a result of its reputation for integrity, its track record of delivering superior financial returns for hotel owners and investors and its willingness to structure key terms of hotel management agreements to satisfy hotel owner objectives. In particular, the Company believes that its stable relationships with institutional hotel investors will facilitate the Company's growth by generating new hotel management agreements within the institutions' existing hotel portfolios, as well as for hotels newly acquired by them.

     The Company also believes that the operation of hotels in the United States is highly fragmented, with many hotels being operated by managers who lack the experience and expertise to operate, market and maintain such hotels profitably. The Company believes that the industry will experience consolidation as existing owners and operators continue to experience financial and operating difficulties and sell or lease hotels to professional management companies such as the Company.

     By operating hotels in multiple segments of the lodging industry, the Company increases its opportunities to compete for new hotel management agreements. Although the Company remains committed to participating in each segment of the lodging industry and, accordingly, will seek to add hotel management agreements to each of its three portfolios as opportunities arise, the Company believes that the greatest opportunities for expansion exist in the luxury and upscale segments of the lodging industry. Many luxury and upscale hotels have been underperforming and could greatly benefit from the Company's strong management and proven operating strategies, without compromising the quality and service expectations of the hotels' guests.


     Improvement of Performance of Owned Hotels. The Company operates its portfolio hotels efficiently by utilizing regional and centralized support services to control costs, efficiently allocating resources and maintaining consistently high quality services to guests. In addition, the Company believes that significant opportunities exist to enhance the value of some of the Owned Hotels, either through modest upgrading or through major renovation. Approximately $13.7 million of capital was committed by the Company and its partners at the time of the purchase of certain of the Owned Hotels for renovations entailing exterior and interior reconstruction. A majority of the planned renovation has been completed, and the entire renovation plan is expected to be completed by the end of 1996.


     Selective Hotel Acquisitions and New Construction. The Company anticipates that it will be able to grow through the acquisition of hotels having attractive economic prospects that are suitable for application of the Company's operating strategies. In particular, the Company will seek to acquire well-located and constructed hotels at significant discounts to replacement cost and at attractive returns with potential for cash flow growth and long-term capital appreciation. In addition, the Company anticipates that it may make partial investments in hotel properties through joint ventures with strategic business partners or through equity contributions or secured loans. The Company also believes that its extensive real estate and finance industry contacts, as well as its continuing relationship with Blackstone, will continue to facilitate the Company's ability to identify, evaluate and negotiate potential acquisition opportunities. Under existing arrangements with Blackstone, which expire at the end of 1997, the Company and Blackstone may co-invest up to a total of $60 million of equity for additional hotel investments. See "The Organization, Acquisition and Financing Plan--Acquisition of Owned Hotels."

     The Company may also pursue growth through the construction of new mid-market hotels in selected markets. In particular, the Company will evaluate the competitive environment, including market room and occupancy rates, site location and marketing, financial and operating issues, as well as the opportunity to realize operating efficiencies from the ownership of multiple hotels, in any market under consideration for new development.

OPERATIONS

     The Company provides a wide variety of services to its portfolio hotels. Such services include those traditionally provided by major hotel operating companies, such as sales and marketing support, financial planning and reporting, rooms, food and beverage and engineering services, human resources and training programs and legal support, as well as certain specialized support services, such as purchasing, project management, leasing and risk management.

     The Company's services are provided by hotel personnel who are employed, trained and supported by the Company's experienced corporate personnel. Most of these services are provided by the Company in consideration of the management fees payable to the Company, which are based upon a percentage of gross revenues and/or operating profits. The Company's management agreements generally provide for payment to the Company of a base fee equal to a specific percentage of the hotel's gross revenues. The Company's base fees range from 1% to 6% of gross revenues, with an average of approximately 2.4%. In addition, some of the Company's contracts provide for payment of an incentive fee based on operating profits or net operating cash flow if certain operating profit or cash flow levels are achieved. The Company's incentive fees generally range from 10% to 20% of operating profits or net operating cash flow. In 1995, base fees represented approximately 82.4% of the Company's net management fees, and incentive fees represented the remaining 17.6% of net management fees. Hotel owners are responsible for all operating expenses, capital expenditures and working capital requirements related to the managed hotels. The Company charges the third-party owners incremental fees for providing purchasing, project management and equipment leasing services. The following is a brief description of each of the services generally provided by the Company to its managed hotels.


     Purchasing. The Company assists its portfolio hotels with purchases of a wide variety of goods and services, including perishable food, consumable supplies, dry goods, linens, cable television systems, telephone systems, advertising agency services, independent marketing services, consulting services, printing services, furniture, fixtures and equipment. The Company's purchasing service is a key element of its operating system and its ability to improve the profitability of its portfolio hotels. As the largest independent hotel management company in the United States, the Company has significant leverage to negotiate competitive prices on goods and services from both local and national vendors. As a result, the Company is able to pass along substantial savings to its hotels. The purchasing services provided by the Company are offered at a fee based on merchandise value.


     Project Management. The Company assists and advises its portfolio hotels on all aspects of renovation and reconstruction projects, including design, budgeting, scheduling, purchasing, systems, materials and contracting. The Company is actively involved in each stage of a project, from planning through completion of construction. The project management services provided are offered on a contracted fee basis.


     Leasing. The Company offers equipment leasing services to its portfolio hotels for furniture and office equipment such as computers, telephone equipment and photocopiers. The Company generally leases such items for a term of three to five years. The Company also provides some shorter-term rentals. The Company offers equipment leasing services primarily as a convenience for its hotels. The Company provided leasing services to 26 of the hotels in the Company's portfolio in 1995.

     Risk Management. Through its subsidiary, Northridge Insurance Company ("Northridge") the Company offers its portfolio hotels reinsurance and risk management services. The Company purchases insurance from major insurance carriers at attractive rates due to the Company's high volume purchasing and exceptional claims history. The Company then provides its hotels the opportunity to participate in the policy at prices and coverages more advantageous than third-party hotel owners could otherwise obtain. As of December 31, 1995, over 70% of the Company's managed properties participated in its insurance program, which currently covers over $1.5 billion in insurable values. In conjunction with its risk management services and in order to minimize its operating liabilities, the Company sets policies regarding the standards of operation to which all of its portfolio hotels and their employees must adhere.


     Sales and Marketing Support. The Company provides its portfolio hotels with traditional sales and marketing support, as well as customized assistance, to identify and attract potential business, leisure and convention guests.

     Rooms Services. The Company assists its portfolio hotels in developing quality standards and operating procedures for room operations, while focusing on controlling expenses and maximizing profits. Such assistance includes:

     - Developing the concept, design and staffing requirements for the front office, housekeeping, property maintenance, laundry, valet, telecommunications, garage and other guest services departments;

     - Establishing quality standards for products and services and evaluating performance against these standards;

     - Conducting training conferences and workshops for rooms department employees at all levels;

     - Creating operating procedures, training manuals, reference guides and training programs;

     - Developing, maintaining and auditing front office software applications and training staff in their proper usage; and

     - Selecting equipment and supplies such as linens, guest room amenities and uniforms.

     Food and Beverage Services. The Company assists its portfolio hotels in developing high quality, profitable food and beverage operations as well as innovative approaches to food and beverage concepts and designs. Such assistance includes:

     - Providing educational and technical training materials and seminars on how to improve the technical skills of employees;

     - Establishing quality levels and management guidelines for new and existing food and beverage facilities in accordance with area market expectations;

     - Providing ongoing research and development of systems and equipment;

     - Creating and implementing system-wide promotional programs to enhance hotel revenues;

     - Conducting business audits that analyze current financial performance against industry norms, providing a detailed review of existing procedures and programs and setting a plan for achieving goals in business growth and cost containment; and

     - Providing low cost access to the freshest and highest quality food products and beverages available in the market.

     Human Resources and Training Programs. The Company's human resources department is responsible for designing the employee selection process, creating competitive compensation programs and developing appropriate training programs at all levels. The Company's human resources department has developed 26 training programs to introduce new employees to the Company's methods of operation and to augment their skills. The training programs focus on such areas as supervisory development, middle management training, career planning, technical training and executive development. In addition, Company employees are required to attend outside courses developed by a variety of managerial and technical organizations both within and outside the industry.

     Financial Planning and Reporting. The Company provides its portfolio hotels with a wide variety of accounting, financial reporting and financial planning services that assist the hotel owners in making informed decisions.

     Management Information Systems. The Company provides its portfolio hotels with access to key operating information and technologies as well as on-going systems support. Access to key information enables the Company's hotels to set operating objectives and measure their operating performance on a daily basis.

     Engineering Services. The Company provides its portfolio hotels with expertise in physical plant systems such as mechanical, plumbing, electrical, fire and life safety and swimming pools.

     Legal Support. The Company's in-house legal department provides its portfolio hotels with legal support with respect to employment law issues, liquor licensing and various vendor and service contract negotiations.

THE COMPANY'S PORTFOLIOS

     The Company has achieved superior operating results as compared to other hotel operating companies as a result of its ability to successfully manage a highly diverse group of hotels and other properties, both in terms of their geographic location and the segment of the lodging industry they serve. The Company operates hotels throughout the United States and in the District of Columbia, Canada, Mexico, Israel, the Caribbean, Thailand and Russia. The Company also manages hotels in each segment of the lodging industry--luxury, upscale, mid-priced, economy and budget. In addition, the Company operates hotels in diverse geographic locations and market segments which makes the Company less susceptible to unfavorable general and regional economic conditions.

     To facilitate the management of its diverse portfolio of hotels, the Company has divided its hotels among three separate portfolios--Interstate (luxury and upscale), Crossroads (mid-priced, economy and budget) and Colony (hotels and resorts, including condominium and time-shares)--as indicated in the following table and as described more fully below.


                                                 NUMBER       NUMBER      % OF 1995 NET
              THE COMPANY'S PORTFOLIOS          OF HOTELS    OF ROOMS    MANAGEMENT FEES
              ------------------------          ---------    --------    ---------------
        Interstate...........................       78        26,259            84%
        Crossroads...........................       53         7,145            11%
        Colony...............................       23         2,326             5%
                                                   ---        ------           ---
             Total...........................      154        35,730           100%
                                                   ===        ======           ===



     Interstate Portfolio. Interstate, the original and largest of the Company's three hotel management portfolios and the core of its hotel management business, consists of luxury and upscale hotels, suites and resorts, comprised of 78 hotels with a total of 26,259 rooms. Among Interstate's top performing hotels are the Owned Hotels, all of which are contained in this portfolio. The Owned Hotels, which consist of 15 hotels, containing an aggregate of 4,621 rooms, produced superior operating results in 1995, achieving an average occupancy rate of 73.0%, ADR of $88.03 and REVPAR of $64.29, compared to 1995 industry averages for upscale hotels of a 68.5% occupancy rate, ADR of $80.38 and REVPAR of $55.06. The Company expects further improvement in the results of operations of the Owned Hotels as the effects of the repositioning of certain of them are realized.


     The Company manages many of the Interstate portfolio hotels under brand names such as Colony(R), Doubletree(R), Embassy Suites(R), Hilton(R), Holiday Inn(R), Marriott(R), Radisson(R), Sheraton(R) and Westin(R). Among the well-known hotels in the Interstate portfolio are: The Charles Hotel at Harvard Square in Cambridge, Massachusetts; the Don CeSar Beach Resort in St. Petersburg Beach, Florida; The Hay-Adams Hotel in Washington, D.C.; The Bellevue Hotel in Philadelphia, Pennsylvania; the Westin Bonaventure in Los Angeles, California; Marriott's Casa Marina Resort in Key West, Florida; the Marriott at Sawgrass Resort in Ponte Vedra Beach, Florida; and the White Elephant Inn in Nantucket, Massachusetts. Interstate's hotels are geographically diversified, located in 23 states throughout the United States and in the District of Columbia and Canada.

     Interstate's hotels serve a diverse customer base comprised of travelers involved in business, leisure and convention and meeting activities. Business travelers, which represent the largest and most profitable customer group for Interstate's hotels, have increased as a proportion of total customers since 1991 due to the Company's strategic efforts to attract more business travelers and the general improvement in the economy.

     Interstate's hotels are typically large upscale hotels or resorts with high volume food, catering and beverage operations and ample meeting space. These hotels provide guests with high quality rooms, facilities and guest services such as concierge services, room service, health clubs, business centers, voice mail, in-room movies and other amenities. Many of the hotels in the Interstate portfolio also provide quality leisure activities. For example, the Marriott at Sawgrass Resort offers golfing privileges at the famous TPC Stadium golf course.


     The following table provides a complete listing of the hotels in the Interstate portfolio as of May 1, 1996:


                          INTERSTATE PORTFOLIO HOTELS

                                                                        NUMBER
                                                                          OF         COMMENCEMENT
                           HOTEL                     LOCATION            ROOMS           DATE
                           -----                     --------           -------      ------------
Colony Properties under Interstate Management
Harbor View Hotel                            Edgartown, MA                 124          July 94
Kelley House                                 Edgartown, MA                  59          July 94
Harbor House Hotel                           Nantucket, MA                 112          July 94
Wharf Cottages and Marina                    Nantucket, MA                  23          July 94
White Elephant Inn                           Nantucket, MA                  96          July 94
Toronto Colony Hotel                         Toronto, Ontario              717          Dec. 93

Delta
Toronto Delta Meadowvale                     Mississauga, Ontario          374          Feb. 96

Doubletree
Doubletree Resort Surfside                   Clearwater Beach, FL          428          Dec. 94

Embassy Suites
Schaumburg Embassy Suites (1)                Schaumburg, IL                209          Dec. 95
Hilton
Denver Hilton South (2)                      Greenwood Village, CO         305          Dec. 94
Ft. Lauderdale Airport Hilton (1)            Dania, FL                     388          Dec. 95
Gaithersburg Hilton                          Gaithersburg, MD              301          June 93
Newark Hilton Gateway                        Newark, NJ                    253          Sep. 95
Parsippany Hilton                            Parsippany, NJ                508          Sep. 91
Huntington Hilton (2)                        Melville, NY                  302          Dec. 95
Holiday Inn and Crowne Plaza
San Francisco Holiday Inn Golden Gateway     San Francisco, CA             498          Aug. 92
Seattle Crowne Plaza                         Seattle, WA                   415          Dec. 92
Marriott
Marriott's Laguna Cliffs Resort              Dana Point, CA                346          Oct. 94
San Diego Marriott Suites Downtown           San Diego, CA                 264          Jan. 90
San Diego Marriott Mission Valley (3)        San Diego, CA                 350          Dec. 88
San Francisco Marriott Fisherman's Wharf     San Francisco, CA             255          Oct. 88
Warner Center Marriott (1)                   Woodland Hills, CA            463          Feb. 94
Colorado Springs Marriott (2)                Colorado Springs, CO          310          Feb. 89
Trumbull Marriott (3)                        Trumbull, CT                  321          Dec. 85
Boca Raton Marriott                          Boca Raton, FL                256          Aug. 87
Ft. Lauderdale Marriott North (3)            Ft. Lauderdale, FL            321          Dec. 86
Marriott's Casa Marina Resort                Key West, FL                  312          Dec. 78
Marriott's Reach Resort (3)                  Key West, FL                  149          Dec. 93
Orlando Airport Marriott                     Orlando, FL                   484          Nov. 88
Orlando Marriott                             Orlando, FL                 1,064          Nov. 88
Marriott at Sawgrass Resort                  Ponte Vedra Beach, FL         516          Aug. 88

                                                                        NUMBER
                                                                          OF         COMMENCEMENT
                           HOTEL                     LOCATION            ROOMS           DATE
                           -----                     --------           -------      ------------
Atlanta Marriott North Central (2)           Atlanta, GA                   287          Feb. 95
Boston Marriott Andover (1)                  Andover, MA                   293          Dec. 95
Boston Marriott Westborough (4)              Westborough, MA               223          July 91
Minneapolis Marriott Southwest (3)           Minnetonka, MN                320          Nov. 88
St. Louis Marriott West (3)                  St. Louis, MO                 300          Jan. 92
Charlotte Marriott Executive Park            Charlotte, NC                 298          Sep. 83
Albany Marriott (3)                          Albany, NY                    360          July 85
Syracuse Marriott                            East Syracuse, NY             250          July 77
Cincinnati Marriott (3)                      Cincinnati, OH                352          Mar. 86
Harrisburg Marriott (3)                      Harrisburg, PA                348          June 80
Philadelphia Marriott West (2)               West Conshohocken, PA         286          Oct. 91
Pittsburgh Airport Marriott (3)              Pittsburgh, PA                314          Nov. 87
Pittsburgh Green Tree Marriott (3)           Pittsburgh, PA                467          Nov. 72
Marriott Suites at Valley Forge (1)          Valley Forge, PA              229          Dec. 95
Providence Marriott (3)                      Providence, RI                345          Nov. 75
Chattanooga Marriott                         Chattanooga, TN               343          Jan. 88
Memphis Marriott                             Memphis, TN                   320          Oct. 87
Arlington Dallas Marriott                    Arlington, TX                 310          Dec. 92
Houston Marriott North at Greenspoint (2)    Houston, TX                   391           May 88
Radisson
Manhattan Beach Radisson Plaza Hotel         Manhattan Beach, CA           380          Jan. 91
San Jose Radisson Plaza Hotel Airport        San Jose, CA                  185          Dec. 95
Union City Radisson Hotel                    Union City, CA                265          Dec. 95
Lisle Radisson (2)(5)                        Lisle, IL                     242          Nov. 93
Sheraton
Sheraton Biscayne Bay                        Miami, FL                     598          Oct. 86
Westin
Los Angeles Westin Bonaventure               Los Angeles, CA             1,369          Dec. 95
Independent
Lexington Hotel                              Phoenix, AZ                   180          Nov. 93
Pala Mesa Resort                             Fallbrook, CA                 133          June 93
Colonial Inn                                 La Jolla, CA                   75          Sep. 94
Cliffs at Shell Beach Resort                 Shell Beach, CA               165          Oct. 94
Goodwin Hotel                                Hartford, CT                  124          Jan. 92
Hay-Adams Hotel                              Washington, DC                143          June 95
Don CeSar Beach Resort (6)                   St. Petersburg Beach, FL      275          Dec. 92
The Charles Hotel at Harvard Square          Cambridge, MA                 296          Feb. 85
Mission Point Resort                         Mackinac, MI                  235          July 94
Waterford Hotel                              Oklahoma City, OK             197          Dec. 94
The Bellevue Hotel                           Philadelphia, PA              170          Dec. 94
Founders Inn and Conference Center           Virginia Beach, VA            240          Nov. 95
Fort Magruder Inn and Conference
  Center (2)                                 Williamsburg, VA              303          Oct. 95
Other Contracts (7)
Hyatt Regency Burlingame                     San Francisco, CA             793          Jan. 96
Hartford Marriott Farmington                 Farmington, CT                381          Jan. 95
Crowne Plaza Westshore                       Tampa, FL                     272          Jan. 93
Hyatt Charlotte South Park                   Charlotte, NC                 262          Jan. 93

                                                                        NUMBER
                                                                          OF         COMMENCEMENT
                           HOTEL                     LOCATION            ROOMS           DATE
                           -----                     --------           -------      ------------
Charlotte Marriott City Center               Charlotte, NC                 431          Jan. 93
New York Palace                              New York, NY                  963          Aug. 92
Hyatt Fairlakes                              Fairfax, VA                   316          Jan. 93
Hyatt Dulles                                 Herndon, VA                   317          Jan. 93
Tysons Corner Marriott (1)                   Tysons Corner, VA             390          Dec. 95
                                                                        ------
     Total Interstate Rooms                                             26,259
     Total Interstate Hotels                                                78


- ------------------


(1) Denotes an Owned Hotel in which Interstone II has a controlling interest (as defined in "The Organization, Acquisition and Financing Plan--Acquisition of Owned Hotels").



(2) Denotes an Owned Hotel owned by Interstone I (as defined in "The Organization, Acquisition and Financing Plan--Acquisition of Owned Hotels") or in which it has a controlling interest.



(3) An affiliate of Milton Fine (but not the Company) will continue to own a minority interest in this hotel following the Offering.



(4) In April 1996, the Company executed a contract to acquire this hotel.



(5) Includes an office center containing approximately 150,000 square feet.



(6) In February 1996, the Company signed a letter of intent to purchase approximately 13% of the partnership interests in this hotel.



(7) The Company provides certain services, such as asset management or consulting services but not property management services, to these hotels.



     Crossroads Portfolio. The Company's Crossroads portfolio consists of mid-priced, economy and budget hotels, motels and inns comprised of 53 hotels with a total of 7,145 rooms. The Company established the Crossroads portfolio in 1990 to broaden the scope of its hotel management business beyond upscale hotels. In 1995, the Crossroads portfolio accounted for approximately $3.0 million, or 11%, of the Company's net management fees. The Company does not own any equity interests in any of the Crossroads hotels.



     Crossroads manages hotels under brand names such as Best Western(R), Comfort Inn(R), Courtyard by Marriott(R), Days Inn(R), Fairfield Inn(R), Hilton(R), Holiday Inn(R), Howard Johnson(R), Radisson(R), Ramada(R), Sheraton(R), Super 8(R), Travelodge(R) and Villager Lodge(R) and also manages several independent hotels. Crossroads' hotels are located in 15 states, primarily on the east and west coasts. The hotels in the Crossroads portfolio appeal to value-oriented business and leisure travelers. They are typically mid-priced hotels with limited food, catering and beverage operations and little or no meeting space. Crossroads' hotels provide guests with modest rooms, facilities and guest services. Amenities may include complimentary continental breakfasts, pool facilities, facsimile services and cable television.

     The following table provides a complete listing of the hotels in the Crossroads portfolio as of May 1, 1996:


                          CROSSROADS PORTFOLIO HOTELS

                                                                        NUMBER
                                                                          OF         COMMENCEMENT
                           HOTEL                     LOCATION            ROOMS           DATE
                           -----                     --------           -------      ------------
Best Western
Canton Best Western University Inn           Canton, NY                    102          Apr. 95

Comfort Inn
Comfort Inn Murray Hill                      Murray Hill, NY               128          Nov. 95

Courtyard by Marriott
Marina Del Rey Courtyard by Marriott         Marina Del Rey, CA            276           May 95
Albany Courtyard by Marriott                 Albany, NY                     78          Jan. 96

Days Inn
West Palm Beach Days Inn                     West Palm Beach, FL           234          Aug. 94
College Park Days Inn                        College Park, MD               68          Feb. 95
Days Inn Brookville                          Brookville, PA                134          Feb. 96
Chambersburg Days Inn                        Chambersburg, PA              107           May 94
Virginia Beach Days Inn Airport              Virginia Beach, VA            148          Nov. 94

Fairfield Inn
Vicksburg Fairfield Inn                      Vicksburg, MS                  81          July 95

Hilton
Meadowlands Hilton                           Secaucus, NJ                  295          Aug. 91

Holiday Inn
Walnut Creek Holiday Inn                     Walnut Creek, CA              148           May 95
Ft. Lauderdale Beach Galleria Holiday Inn    Ft. Lauderdale, FL            240          Dec. 94
Madeira Beach Holiday Inn                    Madeira Beach, FL             149          Dec. 94
Fort Wayne Holiday Inn                       Ft. Wayne, IN                 147          Sep. 93
Richmond Holiday Inn                         Richmond, VA                  280          Aug. 94

Howard Johnson
Greenwich Howard Johnson                     Greenwich, CT                 103          Sep. 93
Clearwater Central Howard Johnson            Clearwater Beach, FL          193          Dec. 94
Ithaca Howard Johnson                        Ithaca, NY                     72          Sep. 93
Latham Howard Johnson                        Latham, NY                    146          Sep. 93
Utica Howard Johnson                         Utica, NY                     147          Sep. 93

Radisson
Rochester Radisson Inn                       Rochester, NY                 171          Sep. 93
Radisson Hotel Virginia Beach                Virginia Beach, VA            292          Dec. 95

Ramada
Santa Ana Ramada Grand Avenue Hotel          Santa Ana, CA                 182          Nov. 94
Ramada Inn Gulfview                          Clearwater Beach, FL          289          Dec. 94
Ft. Lauderdale Airport Ramada Inn            Ft. Lauderdale, FL            298          Dec. 94
Niles Ramada Inn                             Niles, MI                     127          Feb. 95
Bordentown Ramada Inn                        Bordentown, NJ                 95          Feb. 95

Sheraton
Batavia Sheraton Inn                         Batavia, NY                   200          July 93

                                                                        NUMBER
                                                                          OF         COMMENCEMENT
                           HOTEL                     LOCATION            ROOMS           DATE
                           -----                     --------           -------      ------------
Super 8
Flagstaff Super 8 Motel                      Flagstaff, AZ                  86          Dec. 94
Arcata Super 8 Motel                         Arcata, CA                     62          Dec. 94
Indio Super 8 Motel                          Indio, CA                      70          Dec. 94
Red Bluff Super 8 Motel                      Red Bluff, CA                  72          Dec. 94
Mission Bay Super 8 Motel                    San Diego, CA                 117          Apr. 96
Selma Super 8 Motel                          Selma, CA                      40          Dec. 94
Willows Super 8 Motel                        Willows, CA                    41          Dec. 94
Yucca Valley Super 8 Motel                   Yucca Valley, CA               48          Dec. 94
Rock Falls Super 8 Motel                     Rock Falls, IL                 63          Apr. 96
Somerset Super 8 Motel                       Somerset, KY                   63          Apr. 96
Poplar Bluff Super 8 Motel                   Poplar Bluff, MO               63          Apr. 96
Miner/Sikeston Super 8 Motel                 Sikeston, MO                   63          Apr. 96

Travelodge
Travelodge Metro Center                      Phoenix, AZ                   170          Dec. 95

Villager Lodge
Villager Lodge Cincinnati                    Cincinnati, OH                 98          June 95
Columbus Villager Lodge                      Columbus, OH                  161          June 95

Independent
Mirage Springs Hotel and Casino              Desert Hot Springs, CA        110          Mar. 96
Azure Tides Inn                              Sarasota-Lido Key, FL          59          Dec. 95
Mears Great Oak Landing                      Chestertown, MD                28          June 95
College Park Royal Pine Inn                  College Park, MD              114          Feb. 95
Government Hotel                             Charlotte, NC                 195          Dec. 95
Brookstown Inn                               Winston-Salem, NC              71          July 94
Plainview Plaza Hotel                        Plainview, NY                 182          Sep. 93
Linden Row Inn                               Richmond, VA                   70          July 94

Other Contracts
Greensboro Ramada Inn Airport(1)             Greensboro, NC                169          Oct. 94
                                                                        -------
     Total Crossroads Rooms                                              7,145
     Total Crossroads Hotels                                                53


- ------------------


(1) The Company provides certain services, such as accounting or consulting services but not property management services, to this hotel.


     Colony Portfolio. The Company's Colony portfolio consists of upscale and mid-priced leisure hotels and resorts, condominiums and time-shares, comprised of 23 properties with a total of 2,326 rooms. The Company purchased the assets of Colony Hotel and Resorts in May 1994 for $1 million, payable in five equal annual installments through 1999. The portfolio of resorts enabled the Company to expand its presence in the resort market and establish a presence in the global market. In 1995, the Colony portfolio accounted for approximately $1.3 million, or 5% of the Company's net management fees.

     Colony operates most of its properties under the brand name "A Colony Hotel and Resort." Colony's managed hotels and other properties are located in six states (including vacation destinations such as Hawaii, Colorado and Vermont) as well as Mexico, Israel, the Caribbean, Thailand and Russia.

     The properties in the Colony portfolio appeal primarily to leisure travelers. They include upscale and mid-priced properties with a wide range of room types, facilities and guest services. Most of Colony's properties provide amenities such as golf, tennis, beach facilities and/or water or snow skiing, depending on the location.

     The following table provides a complete listing of the properties in the Colony portfolio as of May 1, 1996:


                          COLONY PORTFOLIO PROPERTIES

                                                                             NUMBER
                                                                               OF       COMMENCEMENT
                        HOTEL                       LOCATION                  ROOMS         DATE
                        -----                       --------                 -------    ------------
Hotels and Resorts
Hawaii Polo Inn (1)                    Honolulu, HI                              72        June 94
Kaluakoi Hotel & Golf Club             Kepuhi Beach, Molokai, HI                103        June 94
Lawaii Beach Resort                    Koloa, Kauai, HI                         171        June 94
Banyan Harbor                          Lihue, Kauai, HI                         148        June 95
Alana Waikiki Hotel                    Waikiki Beach, HI                        313        Feb. 96
Lake Lure Golf Resort                  Lake Lure, NC                             47        June 94
Montauk Yacht Club Resort and Marina   Montauk, NY                              107        June 94
Stratton Village Lodge                 Stratton Mountain, VT                     91        June 94
Stratton Mountain Inn                  Stratton Mountain, VT                    119        June 94
Hotel Tverskaya                        Moscow, Russia                           122        Sep. 95
Kamala Bay Terrace                     Phuket, Thailand                         117        June 94

Vacation Villa Resorts
Ocotillo Lodge                         Palm Springs, CA                         124        Nov. 95
Mountainside at Silvercreek            Silvercreek, CO                          120        June 94
Kona Bali Kai Resort                   Kailua-Kona, HI                           66        June 94
Poipu Kai Resort                       Koloa, Kauai, HI                          85        June 94
Golden Eagle Resort (1)                Stowe, VT                                 89        June 94
Colony Tel Aviv Resort (1)             Tel Aviv, Israel                          80        June 94
San Felipe Marina and Spa (1)          Baja, Mexico                              52        June 94
Puerto Aventuras Beach Hotel           Cancun, Mexico                            30        Sep. 95
Oyster Pond Beach Hotel                St. Maarten, Netherlands Antilles         40        Oct. 94
Point Pleasant                         St. Thomas, Virgin Islands               110        Sep. 95
Timothy Beach Resort                   St. Kitts, West Indies                    60        June 94
Caribees Resort                        St. Lucia, West Indies                    60        Oct. 95
                                                                             -------
     Total Colony Rooms                                                       2,326
     Total Colony Properties                                                     23

- ------------------

(1) Denotes a property for which the Company provides only franchise and/or marketing services.

GEOGRAPHIC DIVERSIFICATION

     The geographic distribution of the Company's hotel portfolio reflects the Company's belief that geographic diversification helps to insulate its portfolio from local market fluctuations that are typical for the lodging industry. The following table summarizes certain information with respect to the distribution of the Company's hotel portfolio as of December 31, 1995:

                               NUMBER     NUMBER                    % OF PRO FORMA 1995
                                 OF         OF          % OF             MANAGEMENT           % OF PRO FORMA
       STATE/COUNTRY           HOTELS      ROOMS     TOTAL ROOMS        REVENUES (1)        1995 HOTEL REVENUES
       -------------           ------     ------     -----------        ------------        -------------------
Florida (2)                       23       7,576         21.6                27.7%                   6.6%
California (3)                    24       5,964         17.0                14.0                   11.5
Massachusetts (4)                  8       1,226          3.5                 6.4                   12.3
New York (5)                      13       3,130          8.9                 6.2                   10.1
Pennsylvania (6)                   7       1,921          5.5                 6.1                   13.5
New Jersey                         4       1,151          3.3                 5.5                     --
Tennessee                          2         663          1.9                 4.2                     --
North Carolina                     7       1,473          4.2                 2.9                     --
Washington                         1         415          1.2                 2.7                     --
Missouri                           1         300          0.9                 2.4                     --
Connecticut                        4         929          2.7                 2.0                     --
Texas (7)                          2         701          2.0                 2.0                    6.0
Ohio                               3         611          1.8                 1.8                     --
Canada                             1         717          2.0                 1.7                     --
Rhode Island                       1         345          1.0                 1.6                     --
Hawaii                             6         645          1.9                 1.4                     --
Maryland                           4         511          1.5                 1.4                     --
Virginia (8)                       9       2,356          6.7                 1.4                   13.2
Minnesota                          1         320          0.9                 1.3                     --
Oklahoma                           1         197          0.6                 1.2                     --
Arizona                            3         436          1.3                 0.9                     --
Michigan                           2         362          1.0                 0.8                     --
Nevada                             1         147          0.4                 0.8                     --
Colorado (9)                       3         731          2.1                 0.6                   11.0
District of Columbia               1         143          0.4                 0.6                     --
Indiana                            1         147          0.4                 0.4                     --
Netherlands Antilles               1          40          0.1                 0.4                     --
Russia                             1         122          0.3                 0.4                     --
Vermont                            3         299          0.9                 0.4                     --
Wisconsin                          1         138          0.4                 0.2                     --
Israel                             1          80          0.2                 0.2                     --
Thailand                           1         117          0.3                 0.2                     --
Mississippi                        1          81          0.2                 0.1                     --
Mexico                             2          82          0.2                 0.1                     --
Georgia (10)                       1         287          0.8                   *                    4.2
Illinois (10)                      2         451          1.3                   *                   11.6
West Indies                        2         120          0.3                   *                     --
Virgin Islands                     1         110          0.3                   *                     --
                                 ---      ------        -----               -----                  -----
     Totals                      150      35,044        100.0%              100.0%                 100.0%
                                 ===      ======        =====               =====                  =====

- ------------------

  *  Less than 0.1%

 (1) Management Fee Revenues include net management fees and asset management fees.

 (2) Includes one Owned Hotel, containing 388 rooms.

 (3) Includes one Owned Hotel, containing 463 rooms.

 (4) Includes two Owned Hotels, containing 516 rooms.

 (5) Includes one Owned Hotel, containing 302 rooms.

 (6) Includes two Owned Hotels, containing 515 rooms.

 (7) Includes one Owned Hotel, containing 391 rooms.

 (8) Includes two Owned Hotels, containing 693 rooms.

 (9) Includes two Owned Hotels, containing 611 rooms.

(10) All hotels located in this state are Owned Hotels, and management fees relating thereto are eliminated on a pro forma basis.

NATIONAL FRANCHISE AFFILIATIONS


     As an independent hotel operating company, the Company can choose the franchises that will provide the greatest benefits to the hotels it manages. Factors considered when selecting a franchise include brand recognition, access to national reservations systems, national direct sales efforts, volume purchasing agreements, and technical and business assistance. As of December 31, 1995, 123 hotels were operated under a national or regional franchise system. Operating under multiple franchise systems provides the Company with further diversification, less dependence on the continued popularity of one brand and less vulnerability to new requirements of any individual franchise system. The following chart summarizes certain information with respect to the franchise affiliations of the hotels in the Company's portfolio as of December 31, 1995:


                                  NUMBER        NUMBER          % OF
          FRANCHISE              OF HOTELS     OF ROOMS     TOTAL ROOMS
          ---------              ---------     --------     -----------
Marriott (1)                         36         12,649           36.1%
Colony                               25          3,030            8.6
Hilton (2)                            7          2,348            6.7
Holiday Inn and Crowne Plaza          9          2,287            6.5
Radisson (3)                          7          1,741            5.0
Westin                                1          1,369            3.9
Ramada Hotel                          6          1,160            3.3
Hyatt                                 3            895            2.6
Sheraton                              2            798            2.3
Days Inn                              5            737            2.1
Howard Johnson                        5            661            1.9
Doubletree                            1            428            1.2
Super 8 Motels                        7            419            1.2
Courtyard by Marriott                 1            276            0.8
Villager Lodge                        2            259            0.7
Embassy Suites (4)                    1            209            0.6
Travelodge                            1            170            0.5
Country Hearth                        1            150            0.4
Comfort Inn                           1            128            0.4
Best Western                          1            102            0.3
Fairfield Inn                         1             81            0.2
Independent (5)                      27          5,147           14.7
                                    ---         ------          -----
Totals                              150         35,044          100.0%
                                    ===         ======          =====

- ------------------

(1) Includes nine Owned Hotels, containing 2,872 rooms.

(2) Includes three Owned Hotels, containing 991 rooms.

(3) Includes one Owned Hotel, containing 242 rooms.

(4) Includes one Owned Hotel, containing 209 rooms.

(5) Includes one Owned Hotel, containing 303 rooms.

HOST FUNDING TRANSACTION


     In April 1996, Crossroads purchased 60,000 shares of common stock of Host Funding, Inc. ("Host"), a publicly traded hotel real estate investment trust, in connection with Host's initial public offering. In connection therewith, a subsidiary of Crossroads entered into long-term leases with Host to lease five Super 8 Motels (the "Host Hotels") owned by Host. Rental payments under each lease consist of base rent (the "Base Rent"), payable monthly, which is based upon a schedule for each hotel. The yearly total Base Rent for each hotel varies from $112,300 to $265,300. In 1996, the monthly Base Rent for each hotel will be reduced by 1% of monthly gross room revenue. In addition, each hotel will pay percentage rent, payable quarterly, which is based upon gross revenues from the operation of the hotel. Crossroads will receive a management fee based on a percentage of gross revenues for each hotel. Crossroads is generally responsible for paying all operating expenses of the hotel property, including maintenance and repair costs and insurance premiums, and for maintaining any underlying ground utilities. Other than hotels or motels owned, managed, operated, or in which Crossroads had an interest prior to the commencement of the leases, Crossroads is not permitted to manage, operate or own any interest in any hotel or motel property within a five mile radius of each leased hotel. The leases will expire in 2011 but are terminable earlier upon the payment of certain termination fees. Crossroads has agreed to initially pledge one-half of the shares of Host common stock acquired by it to secure its subsidiary's performance during the first three years of the leases. Thereafter, the number of shares required to be pledged declines during the remaining term of the leases. In lieu of such pledge, Crossroads may elect to guaranty the obligations of the tenant under the leases. As part of this transaction, Crossroads and Host have formed a strategic alliance that is expected to provide Crossroads the opportunity to lease additional hotels acquired by Host.


REINSURANCE BUSINESS

     The Company operates a strategically related reinsurance business through its Northridge subsidiary. Northridge provides reinsurance to major insurance carriers solely in connection with the insurance that those carriers provide to the Company and its hotels. Northridge limits its reinsurance to specific lines of insurance with defined limits. Northridge also provides direct insurance coverage to the Company in connection with its self-insured health care program. In 1995 and 1994, Northridge generated revenues of $7.7 million and $7.0 million, respectively, incurred claims expenses of $0.6 million and $0.1 million, respectively, and recorded net income of $6.7 million and $6.4 million, respectively.

MANAGEMENT

     The Company has a distinct corporate culture and management style, which has evolved over the Company's 35 years of operation. The Company's management seeks to maintain a blend of centralized control over strategic issues while encouraging decentralized decision-making with respect to operational issues. The Company believes that the operational details which determine the quality of a guest's hotel stay are best managed by on-site hotel personnel.

     The Company has a human resources department dedicated to designing the employee selection process, creating competitive compensation programs and developing appropriate training programs at all levels. The Company's human resources department has developed 26 training programs to introduce new employees to the Company's method of operation and to augment their managerial skills. The training programs focus on such areas as supervisory development, middle management training, career planning, technical training and executive development. In addition, Company employees are required to attend outside courses developed by a variety of managerial and technical organizations both within and outside the industry.


     The Company's executive officers supervise core departments such as accounting, management information systems, marketing, central purchasing and human resources. The corporate office utilizes information systems that track each hotel's daily occupancy, average room rate and revenues from rooms and food and beverage operations. By having the latest information available at all times, management believes it is better able to respond to changes in each market and control variable expenses to maximize the profitability of each hotel. The Company's senior management has been with the Company for an average of 13 years and have an average of 22 years of experience in the lodging industry. See "Risk Factors--Substantial Reliance on Senior Management." Following consummation of the Offering, the senior management will beneficially own 2.6% of the outstanding shares of Common Stock (excluding Milton Fine, who will beneficially own 23.1% of the outstanding shares of Common Stock). As a result, the interests of the Company's senior management will be closely aligned with the interests of shareholders. See "Management--Stock Option Grants" and "--Compensation Plans and Arrangements."


     The Company's hotel management business is organized generally around geographic regions to ensure a close working relationship among individuals at the Company's hotels and at its corporate offices. Each region is headed by a Regional Vice President or a Regional Director of Operations who is responsible for overseeing and monitoring the hotels in his or her respective region to ensure that they are operating under the specific guidelines established by the Company. Each Regional Vice President and Regional Director of Operations heads a team that specializes in sales and marketing, operations and accounting. The regional teams are responsible for ensuring that the on-site management personnel adhere to the Company's policies, take full advantage of the Company's corporate resources and achieve financial and operating targets. The Company's five Regional Vice Presidents and nine Regional Directors of Operations have been with the Company an average of six years.

     Each of the Company's hotels is managed by a General Manager and an Executive Committee, which is comprised of the hotel department heads. In addition to conducting the day-to-day operations of the hotel, the General Manager and Executive Committee are responsible for developing and implementing an accurate, timely and detailed annual budget, comprehensive marketing plan, capital improvement program, human resources development program and short- and long-term operating strategies. The General Manager and the Executive Committee regularly review current activity and discuss overall performance and direction of key areas of the hotel. The Company's 66 General Managers in the Company's Interstate division have been with the Company an average of eight years.

COMPETITION

     The hotel management business is highly competitive. Some of the Company's competitors may have substantially greater marketing and financial resources than the Company. Competition among independent hotel management companies has intensified in the past few years, and, as a result, hotel owners in many cases have been requesting lower base fees coupled with greater incentive fees or seeking capital contributions from independent hotel management companies in the form of loans or equity investments. See "Risk Factors-- Competition for Management Agreements."

PROPERTIES


     The principal executive offices of the Company are located in Pittsburgh, Pennsylvania and are occupied pursuant to a lease that expires December 31, 1997. The Company is currently renegotiating this lease. In addition to its executive offices, the Company leases office space in Scottsdale, Arizona, Honolulu, Hawaii and Orlando, Florida. The Company believes that such properties are sufficient to meet its present needs and does not anticipate any difficulty in securing additional space, as needed, on terms acceptable to the Company.


EMPLOYEES

     The Company employs most of the employees at its owned, leased and managed hotels as well as those at its corporate offices; however, third-party hotel owners pay the wages and benefits for all the employees in their hotels. At December 31, 1995, the Company had approximately 18,200 employees, approximately 18,000 of whom were employees of specific hotels.

     Fourteen of the properties under the Company's management, employing approximately 2,200 workers, are subject to labor union contracts. The Company has not experienced any union strikes or other material labor disruptions.

GOVERNMENT REGULATION

     The lodging industry in general, and the Company in particular, is subject to extensive foreign and U.S. federal, state and local government regulations. See "Risk Factors--Government Regulation." There are currently no material legal or administrative proceedings pending against the Company with respect to any regulatory matters, and the Company believes that it is in compliance in all material respects with statutory and administrative regulations with respect to its business.

ENVIRONMENTAL MATTERS

     Under various foreign and U.S. federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In certain jurisdictions, liability may be imposed upon owners or operators of real properties for personal injury associated with exposure to asbestos-containing materials. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may result in expenditures and require interruption of such businesses. In connection with its current or previous operations or previous ownership of hotels, the Company may be potentially liable for any of these costs under environmental laws and related common law principles. The Company seeks to reduce its environmental liability when it acquires hotels by conducting environmental audits of the subject property. Although the Company currently is not aware of any material environmental claims pending or threatened against it or any of its managed, leased, owned or previously owned hotels, no assurance can be given that a material environmental claim will not be asserted against, and ultimately result in liability for, the Company. The cost of defending against, and ultimately paying or settling, claims of liability or of remediating a contaminated property could have a material adverse effect on the financial condition and results of operations of the Company. See "Risk Factors--Government Regulation."


     All of the Owned Hotels have undergone Phase I environmental assessments (which generally provide a physical inspection and database search but not soil or groundwater analyses) within the last 24 months. In addition, most of the Company's owned, leased and managed hotels have been inspected to determine the presence of asbestos containing materials ("ACMs"). While ACMs are present in certain of the properties, operations and maintenance programs for maintaining such ACMs have been or are in the process of being designed and implemented, or the ACMs have been scheduled to be or have been abated, at such hotels. The Company believes that the presence of ACMs in its owned, leased and managed hotels will not have a material adverse effect on its financial condition and results of operations; however, there can be no assurance that this will be the case.


LEGAL PROCEEDINGS

     In the ordinary course of its business, the Company is named as defendant in legal proceedings resulting from incidents at its hotels. The Company maintains comprehensive liability insurance and also requires hotel owners to maintain adequate insurance coverage. The Company believes such coverage to be of a nature and amount sufficient to ensure that it is adequately protected from any material financial loss as a result of such claims. In addition, the Company generally is indemnified by third-party hotel owners for lawsuits and damages against it in its capacity as hotel manager. The Company currently is not the subject of any legal actions for which it is neither insured nor indemnified and which the Company believes will individually or in the aggregate have a material adverse effect on the Company's financial condition or results of operations, nor to the Company's knowledge is any such litigation threatened.

INTELLECTUAL PROPERTY

     Generally, the third-party owners of the Company's portfolio hotels, rather than the Company, are parties to the franchise agreements to use the trade names under which the hotels are operated. The Company is a party, however, to franchise agreements with Marriott International, Inc., Hilton Inns, Inc., Promus Hotels, Inc. and Radisson Hotels International, Inc. The Company's franchise agreements to use the Marriott(R), Hilton(R), Embassy Suites(R) and Radisson(R) trade names expire at varying times generally ranging from 2000 to 2015. The Company has registered, or has applied with the United States Patent Office for registration of, a number of trademarks and service marks incorporating the word "Colony," as well as many other trademarks and service marks used in the Company's business.

     Below are trade names utilized by the Company's portfolio hotels pursuant to license arrangements with national franchisors:


     EMBASSY SUITES(R) IS A REGISTERED TRADEMARK OF EMBASSY SUITES, INC. ("EMBASSY"), WHICH IS A WHOLLY-OWNED SUBSIDIARY OF PROMUS HOTELS, INC. ("PROMUS"). NEITHER EMBASSY NOR PROMUS HAS ENDORSED OR APPROVED THE OFFERING MADE HEREBY. A GRANT OF AN EMBASSY SUITES FRANCHISE LICENSE FOR CERTAIN OF THE HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY EMBASSY OR PROMUS (OR ANY OF THEIR RESPECTIVE AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY OR THE COMMON STOCK OFFERED HEREBY.


     HILTON(R), HILTON INN(R) AND THE STYLIZED H(R) ARE REGISTERED TRADEMARKS OF HILTON INNS, INC. ("HILTON HOTELS"). NEITHER HILTON INNS, INC. NOR HILTON HOTELS NOR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS OR EMPLOYEES (COLLECTIVELY, THE "HILTON ENTITIES") SHALL IN ANY WAY BE DEEMED AN ISSUER OR UNDERWRITER OF THE SHARES OF COMMON STOCK OFFERED HEREBY NOR HAS ANY OF THE HILTON ENTITIES ENDORSED OR APPROVED THE OFFERING. THE HILTON ENTITIES HAVE NOT ASSUMED AND SHALL NOT HAVE ANY LIABILITY OR RESPONSIBILITY FOR ANY FINANCIAL STATEMENTS OR OTHER FINANCIAL INFORMATION CONTAINED HEREIN OR ANY PROSPECTUS OR ANY WRITTEN OR ORAL COMMUNICATIONS REGARDING THE SUBJECT MATTER HEREOF. A GRANT OF A HILTON FRANCHISE LICENSE FOR CERTAIN OF THE HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY ANY OF THE HILTON ENTITIES (OR ANY OF THEIR AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY OR THE COMMON STOCK OFFERED HEREBY.

     MARRIOTT(R), MARRIOTT BY COURTYARD(R) AND FAIRFIELD INN(R) ARE REGISTERED TRADEMARKS OF MARRIOTT INTERNATIONAL, INC., WHICH HAS NOT ENDORSED OR APPROVED THE OFFERING OR ANY OF THE FINANCIAL RESULTS OF THE HOTELS SET FORTH IN THIS PROSPECTUS. A GRANT OF A MARRIOTT FRANCHISE LICENSE FOR CERTAIN OF THE HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY MARRIOTT INTERNATIONAL, INC. (OR ANY OF ITS AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY OR THE COMMON STOCK OFFERED HEREBY.

     RADISSON(R) IS A REGISTERED TRADEMARK OF RADISSON HOTELS INTERNATIONAL, INC., WHICH HAS NOT ENDORSED OR APPROVED THE OFFERING OR ANY OF THE FINANCIAL RESULTS OF THE HOTELS SET FORTH IN THIS PROSPECTUS. A GRANT OF A RADISSON FRANCHISE LICENSE FOR CERTAIN OF THE HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY RADISSON HOTELS INTERNATIONAL, INC. (OR ANY OF ITS AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY OR THE COMMON STOCK OFFERED HEREBY.

     In addition, other hotels in the Company's portfolio operate pursuant to license agreements with these and other franchisors.

                THE ORGANIZATION, ACQUISITION AND FINANCING PLAN

THE ORGANIZATION


     Prior to consummation of the Offering, the Fine Family Shareholders owned all of the voting stock and approximately 92% of the non-voting stock of IHC, with the remaining approximately 8% of the non-voting stock in IHC owned by certain of IHC's officers (excluding Milton Fine). In addition, the Fine Family Shareholders owned direct and indirect interests in certain of the subsidiaries and affiliated companies of IHC including its Crossroads, Northridge and Colony subsidiaries. The Fine Family Shareholders and certain officers (excluding Milton Fine) and former employees of IHC also owned interests in the Interstone I, Interstone II and Interstone III partnerships with Blackstone (as described below in "--Acquisition of Owned Hotels"), which own 14 Owned Hotels. Prior to consummation of the Offering, all of the foregoing interests will be contributed to the Company in exchange for Common Stock of the Company. As a result, following the Offering neither the Fine Family Shareholders nor any of the Company's officers and employees will have any direct ownership interest in any of the Company's subsidiaries or any of the Owned Hotels. In addition, prior to the consummation of the Offering, the Company and its affiliates will effect the following transactions (collectively with the foregoing transactions, the "Organization"): (i) all of the outstanding shares of common stock of IHC will be contributed to the Company by the Fine Family Shareholders in exchange for Common Stock of the Company and (ii) the Company will issue restricted shares of Common Stock to certain officers and employees of the Company in exchange for restricted stock in IHC previously issued to them (see "Management--Stock Option Grants"). As a result and after giving effect to the Acquisition from Blackstone described below the Company will own 100% of IHC and its subsidiaries and all of the equity interests in the Owned Hotels (excluding minority interests owned by third parties in seven hotels). The Company will issue 13,565,000 shares of Common Stock pursuant to the Organization to the Fine Family Shareholders and certain officers and current and former employees of the Company, all of which will be restricted shares under the Securities Act. See "Shares Eligible for Future Sale." In addition, the Company will enter into a Registration Rights Agreement with each of the existing shareholders of the Company prior to the Offering (collectively, the "Original Shareholders") pursuant to which the Original Shareholders will have the right to request the Company to register under the Securities Act (a "Demand Registration") shares of Common Stock held by them ("Registrable Securities") and, if the Company proposes to register shares of Common Stock under the Securities Act (other than a registration on Form S-8 or S-4), the right to request the Company to include in such registration Registrable Securities held by the Original Shareholders (a "Piggyback Registration"). The Company has agreed to pay substantially all expenses in connection with any such Demand Registration or Piggyback Registration. The Company has also agreed to indemnify the Original Shareholders against certain liabilities, including liabilities under the Securities Act, incident to any such Demand Registration or Piggyback Registration.


ACQUISITION OF OWNED HOTELS


     In March 1994, Milton Fine, as trustee, and certain officers and former employees of IHC formed a partnership ("IHC/Interstone") which in turn formed a series of partnerships (collectively, "Interstone I") with Blackstone to pursue acquisitions of hotel properties. Interstone I acquired title to seven hotels and a controlling interest in another hotel, consisting of the Denver Hilton South, the Huntington Hilton, the Colorado Springs Marriott, the Atlanta Marriott North Central, the Philadelphia Marriott West, the Houston Marriott North at Greenspoint, the Lisle Radisson, and the Fort Magruder Inn and Conference Center. Under the Interstone I partnership agreements, Blackstone serves as the managing general partner, and IHC manages all eight of the hotel properties acquired by Interstone I. IHC/Interstone will contribute all of their interests in Interstone I to the Company prior to consummation of the Offering (see "--The Organization"), and the Company will purchase the equity interests of Blackstone in Interstone I pursuant to the Acquisition Agreement described below.



     Following the completion of the Interstone I investment program, in December 1995 IHC, the Fine Family Shareholders and certain officers of IHC formed a partnership ("IHC/Interstone II"), which in turn formed another series of partnerships with Blackstone (collectively, "Interstone II") to acquire a 75% interest in a portfolio of six hotels owned by an institutional investor, consisting of the Schaumburg Embassy Suites, the Fort Lauderdale Airport Hilton, the Warner Center Marriott, the Boston Marriott Andover, the Marriott Suites at Valley Forge and the Tysons Corner Marriott. Under the Interstone II partnership agreements, Blackstone serves as the managing general partner, and IHC manages all six of the hotel properties acquired by Interstone II. The following actions may not be taken without the prior consent of the institutional investor: (i) requiring that the partners make capital contributions to pay for any discretionary extraordinary expenses;
(ii) selling or refinancing one or more of the properties on or before the third anniversary of the date Interstone II acquired such property; (iii) incurring indebtedness materially in excess of 65% of the fair market value of Interstone II's properties (or such portion of its properties being used as collateral for the indebtedness); or (iv) transferring any interest in the partnership (other than to an affiliate), admitting a new partner into the partnership or partially disposing of property owned by the partnership. The Fine Family Shareholders and the officers of IHC will contribute all of their interests in Interstone II to the Company prior to consummation of the Offering (see "--The Organization"), and the Company will purchase the interest of Blackstone in Interstone II as described below.



     In connection with the formation of Interstone II, IHC and Blackstone entered into an Option Agreement (the "Option Agreement") pursuant to which IHC granted to Blackstone the Blackstone Option to purchase a 20% equity interest in a new company to be formed upon exercise of the Blackstone Option to succeed the Company and upon payment by Blackstone of the exercise price of $23.3 million. In connection with the execution of the Acquisition Agreement (as described below), Blackstone exercised the Blackstone Option conditioned upon the consummation of the Offering. Upon the closing of the Blackstone Option and payment of the $23.3 million exercise price, Blackstone will receive $44.8 million of Common Stock based on the initial public offering price and the Company will pay one of the Blackstone entities a $233,000 arrangement fee which it agreed to pay to Blackstone pursuant to the Option Agreement for services in negotiating and arranging the Blackstone Option.



     Simultaneously with the completion of the Interstone II investment program, in December 1995, IHC/Interstone II and Blackstone formed a third series of partnerships (collectively, "Interstone III") to acquire additional hotel properties. IHC/Interstone II (which following the consummation of the Offering will be wholly owned by the Company) initially committed up to $15 million for a 25% interest therein, and Blackstone initially committed up to $45 million for a 75% interest therein. The capital commitments expire on December 31, 1997. No acquisitions have been made by Interstone III as of the date of this Prospectus. Pursuant to the Interstone III partnership agreements, all hotel acquisition opportunities that meet the investment parameters for Interstone III which come to the attention of the Company or Blackstone must be presented to Interstone III, and IHC will seek to manage all hotels, if any, acquired by Interstone III. The Interstone III investment parameters include mid- to high-quality hotel properties located in growing markets, requiring an equity investment of at least $5 million and having a total purchase price of at least $10 million, and which are well-positioned in relation to their competition and provide a significant growth opportunity through intensive management repositioning and/or redevelopment. In evaluating prospective acquisitions for Interstone III, the Company intends to apply generally the same investment criteria it uses for its own acquisitions, including the projected initial free-and-clear rate of return and future growth in such rate of return. If one of the partners of Interstone III considers, but determines not to pursue, a hotel acquisition opportunity, the other partner may pursue such hotel acquisition opportunity for its own account. Pursuant to the Acquisition Agreement, the Company and Blackstone have agreed to modify the terms of the Interstone III investment program effective as of the closing of the Acquisition if any hotels are acquired by Interstone III prior to the closing of the Acquisition (as described below) to increase IHC/Interstone II's percentage interest and capital commitment in Interstone III to 51% and $30.6 million, respectively, and to reduce Blackstone's percentage interest and capital commitment to 49% and $29.4 million, respectively. IHC/Interstone II is obligated to make a payment to Blackstone at such closing equal to 26% of the total capital contributions made to Interstone III. The portion of the $60 million capital commitment to Interstone III which remains outstanding at such closing will be carried over to a separate series of partnerships between the Company and Blackstone (collectively, "Interstone IV") having the same terms as Interstone III, as amended. Following such closing, all major decisions involving Interstone III and Interstone IV will be made jointly by the Company and Blackstone. The Company and Blackstone will each have a buy-sell option in the event of a deadlock over major decisions. Interstone III and Interstone IV will pay a 1% acquisition fee to the partner introducing each hotel acquisition made by such partnerships. IHC/Interstone II will contribute all of its interests in Interstone III and Interstone IV to the Company prior to consummation of the Offering. See"--The Organization."



     In March 1996, the Company entered into an Agreement of Purchase and Sale (the "Acquisition Agreement") to acquire all of Blackstone's interests in Interstone I (excluding one Interstone I hotel, the Fort Magruder Hotel and Conference Center), Interstone II and the Trumbull Hotel (collectively, the "Acquisition") for a cash purchase price of approximately $136.4 million plus the assumption of certain indebtedness related to the Trumbull Hotel. The acquisition of the Trumbull Hotel, however, is conditioned on Blackstone, which presently holds the mortgage loan secured by the Trumbull Hotel, acquiring fee title to the Trumbull Hotel from its current owner, a partnership in which one of the Fine Family Shareholders owns a less than 1% general partner interest, prior to the closing of the Acquisition. Blackstone currently does not have an agreement to acquire the Trumbull Hotel and, accordingly, the acquisition of the Trumbull Hotel has not been reflected in the pro forma financial information included in this Prospectus. Closing of the Acquisition will occur upon the earlier of the consummation of the Offering or July 15, 1996.



     In connection with the execution of the Acquisition Agreement, the Company also entered into a Contribution Agreement (the "Contribution Agreement") with certain affiliates of the Company and Blackstone pursuant to which such affiliates agreed to contribute to the Company their interests in the partnership (the "Fort Magruder Partnership") that owns the Fort Magruder Inn and Conference Center in consideration of the issuance of $8.3 million of Common Stock at the initial public offering price (the "Contribution"). Closing of the Contribution will occur immediately prior to the closing of the Acquisition. If at the time of the closing of the Contribution the Offering has not been consummated, the Company will be required to pay Blackstone $8.3 million cash in lieu of shares of Common Stock.



     The simplified organization charts set forth on the following page summarize the organizational structure of the Company and its predecessors before the Organization, Acquisition and Offering, and upon consummation of the Organization, Acquisition and Offering and exercise of the Blackstone Option.

                      BEFORE THE ORGANIZATION AND OFFERING

                             ----------------------
                             I                    I       ----------------
                             I     Fine Family    I       I              I
                             I  Trusts/Management I       I  Blackstone  I
                             I                    I       I              I
                             ----------------------       ----------------
                                  I     I     I                   I
                                  I     I     I  80%              I  20% Stock Option
                                  I     I     I                   I
                                  I     I   ---------------------------
                                  I     I   I                         I
                                  I     I   I                         I
                                  I     I   I    Interstate Hotels    I
                                  I     I   I       Corporation       I
                                  I     I   I                         I
                                  I     I   I                         I
                                  I     I   ---------------------------
                                  I     I                I
                                  I     I                I
                                  I     I      ------------------------------------------------------------------------
                                  I     I      I                                                 I                    I
                                  I     I      I                        -----------------------  I  ---------------   I
    ----------------              I     I      I     ----------------   I Fine Family Trusts/ I  I  I Fine Family I   I
    I  Blackstone  I              I     I      I     I  Blackstone  I   I       Management    I  I  I   Trusts    I   I
    ----------------              I     I      I     ----------------   -----------------------  I  ---------------   I
            I     -----------------     I      I             I     I                    I        I              I     I
            I     I                     I      I             I     -----------------    I        I          (1) I     I (2)
        75% I     I 25%              2% I  23% I             I 75%             75% I    I 2%     I 23%       ------------------
    ------------------------           ------------------------               -----------------------        I                I
    I                      I           I                      I               I                     I        I   Northridge,  I
    I     Interstone I     I           I    Interstone II     I               I   Interstone III    I        I   Crossroads   I
    I                      I           I                      I               I                     I        I   and Colony   I
    ------------------------           ------------------------               -----------------------        I                I
                                                   I                                                         ------------------
                        -------------------        I
                        I  Institutional  I        I
                        I     Investor    I        I
                        -------------------        I
                                 I                 I
                                 --------------    I
                                              I    I
                                          25% I    I 75%
                                      ----------------------
                                      I                    I
                                      I   Interstone/CGL   I
                                      I                    I
                                      ----------------------


                      AFTER THE ORGANIZATION AND OFFERING

                             -----------------         ----------------------
                             I               I         I                    I         ----------------
                             I    Public     I         I     Fine Family    I         I              I
                             I  Shareholders I         I  Trusts/Management I         I  Blackstone  I
                             I               I         I                    I         I              I
                             -----------------         ----------------------         ----------------
                                     I                            I                          I
                                     I                            I                          I
                                     I                            I                          I
                                     -------------------          I         ------------------
                                                       I          I         I
                                                 40.4% I    49.8% I         I 9.8%
                                                      -------------------------
                                                      I                       I
                                                      I   Interstate Hotels   I
                                                      I        Company        I
                                                      I      (Registrant)     I
                                                      I                       I
                                                      -------------------------
                                                                  I
                                                                  I 100%
                                                                  I
                                                     ---------------------------
                                                     I                         I
                                                     I                         I
                                                     I    Interstate Hotels    I
                                                     I       Corporation       I
                                                     I                         I
                                                     I                         I
                                                     ---------------------------
                                                                  I
                                                                  I
                -------------------------------------------------------------------------------------------------------
                I                                  I                                     I                            I
                I                                  I                                     I   ----------------         I
                I                                  I                                     I   I  Blackstone  I         I
                I                                  I                                     I   ----------------         I
                I                                  I                                     I      I                     I 100%
                I 100%                             I 100%                            51% I      I 49%        ------------------
    ------------------------           ------------------------               -----------------------        I                I
    I                      I           I                      I               I                     I        I   Northridge,  I
    I     Interstone I     I           I    Interstone II     I               I   Interstone III    I        I   Crossroads   I
    I                      I           I                      I               I                     I        I   and Colony   I
    ------------------------           ------------------------               -----------------------        I                I
                                                   I                                                         ------------------
                        -------------------        I
                        I  Institutional  I        I
                        I     Investor    I        I
                        -------------------        I
                                 I                 I
                                 --------------    I
                                              I    I
                                          25% I    I 75%
                                      ----------------------
                                      I                    I
                                      I   Interstone/CGL   I
                                      I                    I
                                      ----------------------

- ------------------

(1) 25% Voting Interest; 1% Distribution Interest.


(2) 75% Voting Interest; 99% Distribution Interest.

     Pursuant to the Contribution Agreement the Company, Blackstone and the Fine Family Shareholders agreed to execute a Stockholders Agreement (the "Interstone Shareholders Agreement") at the closings of the Acquisition and the Contribution.

     Tag Along Rights. The Interstone Shareholders Agreement provides that if any Fine Family Shareholder seeks to transfer his or its shares of Common Stock, Blackstone will have the right to participate in such transfer at the same price and on the same terms and sell a specified number of its shares of Common Stock based upon the ratio which the number of shares of Common Stock owned by Blackstone bears to the aggregate number of shares of Common Stock owned by Blackstone and the selling Fine Family Shareholder. Such tag along rights do not apply to any transfers made pursuant to a public offering registered under the Securities Act, to certain permitted transferees, or to any other parties provided the aggregate number of shares transferred in reliance on this exception shall not exceed 250,000 shares.

     Right of First Offer. Under the Interstone Shareholders Agreement, Blackstone has agreed not to transfer any of its shares of Common Stock without first complying with a right of first offer procedure in favor of the Fine Family Shareholders pursuant to which they have the first right to offer to purchase the shares of Common Stock Blackstone proposes to sell ("First Offer Shares"). If no purchase offer is received pursuant to such procedure or if Blackstone declines a purchase offer made by the Fine Family Shareholders, Blackstone will be entitled for a period of 120 days to sell all, but (subject to certain exceptions) not less than all, of the First Offer Shares provided that if a purchase offer was submitted by the Fine Family Shareholders no such transfer may be made at a cash per share price less than the purchase offer per share price. These right of first offer procedures do not apply to transfers involving a registered public offering or sales made under Rule 144 under the Securities Act in compliance with the "manner of sale" requirements of Rule 144(f), or to certain permitted transferees.

     Registration Rights. The Interstone Shareholders Agreement provides that, following consummation of the Offering, Blackstone will have the right to request, up to three times, the Company to register under the Securities Act shares of Common Stock held by Blackstone (a "Demand Registration") and, if the Company proposes to register shares of Common Stock under the Securities Act (other than a registration on Form S-8 or S-4), the right to request the Company to include in such registration shares of Common Stock held by Blackstone (a "Piggyback Registration"). Any Demand Registration must be for the registration of at least 25% of the total number of shares of Common Stock issued to Blackstone on the date of execution of the Stockholders Agreement or if less, all shares of Common Stock owned by it. The Company has agreed to pay substantially all expenses in connection with any Demand Registration or Piggyback Registration. In any underwritten Demand Registration or Piggyback Registration, the managing underwriters will have the right, subject to certain limitations, to limit the number of shares of Common Stock included in such registration. The Company has agreed to indemnify Blackstone against certain liabilities, including liabilities under the Securities Act, incident to any Demand Registration or Piggyback Registration.

     Board Representation and Voting. The Interstone Shareholders Agreement provides that the Fine Family Shareholders will vote their shares of Common Stock and take other necessary actions from time to time so that the Board includes at least one individual selected by Blackstone and who is reasonably acceptable to the Company. The Blackstone director designee also has the right to serve on an executive committee formed by the Board of Directors. Blackstone's initial director designee is Thomas J. Saylak. See "Management--Directors and Executive Officers." The Company and the Fine Family Shareholders have agreed not to take any action to remove any Blackstone director designee without cause. Blackstone will vote all of its shares of Common Stock for the election of the director-candidates nominated by the Board.


     Lock-up Agreement. The Interstone Shareholders Agreement provides that, subject to certain conditions, Blackstone will not sell, transfer, pledge or otherwise dispose of its shares of Common Stock (except to permitted transferees) for a period of 180 days following consummation of the Offering, and upon request of the Company in the case of any non-underwritten public offering and upon the request of the managing underwriter in the case of an underwritten public offering, not to sell or offer to sell any shares of Common Stock, other than shares included in such public offering, during the period ending 90 days following the date of the final prospectus for such offering.

     Termination. The Interstone Shareholders Agreement provides that the tag-along rights, right of first offer and registration rights provisions of the Interstone Shareholders Agreement terminate at the time Blackstone and its permitted transferees own less than 10% of the shares of Common Stock issued to Blackstone on the date of the Interstone Shareholders Agreement. The Board representation and voting provisions of the Interstone Shareholders Agreement will terminate at the time Blackstone and its permitted transferees own less than 25% of the shares of Common Stock issued to Blackstone on the date of the Interstone Shareholders Agreement, provided that Blackstone may terminate these provisions at any time.

ACQUISITION OF ADDITIONAL HOTELS

     In February 1996, the Company signed a letter of intent to purchase an approximately 13.0% partnership interest in the Don CeSar Beach Resort, a resort currently managed by the Company.


     In April 1996, the Company executed a contract to purchase the Boston Marriott Westborough Hotel located in Westborough, Massachusetts. The Company has managed this hotel since 1991. The total acquisition cost including a reserve for capital renovations is approximately $20.2 million. Closing is currently scheduled to occur by July 31, 1996. The contract is subject to certain closing conditions. The Company anticipates using working capital to finance the acquisition cost. See "Use of Proceeds." There can be no assurance that this property will be acquired.


THE FINANCING PLAN


     The Company will implement a financing plan (the "Financing Plan") in order to fund the cash payments associated with the Organization, the Acquisition and the purchase of the Boston Marriott Westborough Hotel, to repay certain mortgage and other indebtedness of the Company and to provide liquidity for the Company's operating and growth strategies. Under the Financing Plan, the Company intends to offer 11,000,000 shares of Common Stock in the Offering, and thereby raise approximately $220 million in gross proceeds (assuming an initial public offering price of $20 per share) and enter into a revolving credit facility, which will include the Term Loan and the Acquisition Facility. In addition, the Company will receive $23.3 million upon the closing of the Blackstone Option, which will be applied toward the repayment of notes issued to the existing shareholders in payment of an S corporation dividend in March 1996. See "Prior S Corporation Status" and "Certain Relationships and Related Transactions--Transactions with the Fine Family Shareholders." After applying the net proceeds from the Offering and borrowings under the Term Loan and Acquisition Facility and the cash received upon exercise of the Blackstone Option as set forth below, the Company will have approximately $21.1 million of cash available plus $100 million of capital available under the Acquisition Facility (the availability of which will be subject to the terms set forth in the definitive agreements relating thereto), to fund the Company's operating and growth strategies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     The following table sets forth the anticipated sources and uses of funds:



                                                                          (IN MILLIONS)
        Sources of Funds:
             Pro forma cash prior to the Offering.....................       $  23.5
             Common Stock (gross proceeds derived from the
               Offering)..............................................         220.0
             Term Loan................................................         195.0
             Application of deposits made for acquisitions............           5.6
             Exercise of Blackstone Option............................          23.3
                                                                             -------
                  Total...............................................         467.4
                                                                             -------
        Uses of Funds:
             Cash funding of the Acquisition (excluding the possible
               acquisition of the Trumbull Hotel).....................        (124.4)
             Cash funding of the Boston Marriott Westborough Hotel
               acquisition............................................         (20.2)
             Repayment of certain mortgage and other indebtedness.....        (239.4)
             Commissions, fees and expenses:
                  Offering............................................         (16.8)
                  Debt financing......................................         (10.9)
                  Other...............................................          (2.6)
             Other....................................................          (2.0)
                                                                             -------
                    Total.............................................        (416.3)
                                                                             -------
        Remaining Proceeds............................................          51.1
             Less:
             Repayment of notes to shareholders.......................         (30.0)
                                                                             -------
                  Pro forma cash after the Offering...................       $  21.1
                                                                             =======

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Company's directors and executive officers, and their ages and positions with the Company as of the date of this Prospectus, are as follows:

              NAME              AGE                         POSITION
              ----              ---                         --------
    Milton Fine                  70     Chairman of the Board
    W. Thomas Parrington, Jr.    51     President, Chief Executive Officer
                                          and Director
    J. William Richardson        48     Chief Financial Officer and Executive Vice
                                        President, Finance and Administration
    Robert L. Froman             49     Executive Vice President, Development
    Marvin I. Droz               41     Senior Vice President and General Counsel
    David J. Fine                32     Director
    Michael J. Aranson           51     Director
    R. Michael McCullough        57     Director
    Thomas J. Saylak             35     Director
    Steven J. Smith              55     Director

     Milton Fine co-founded the Company in 1961 and served as its Chief Executive Officer until April 1996. Mr. Fine is a life trustee of the Carnegie Institute and Chairman of the Board of the Carnegie Museum of Art. He is also a member of the Board of Directors of the Andy Warhol Museum in Pittsburgh, Pennsylvania.

     W. Thomas Parrington, Jr. has been with the Company since 1981, serving as Chief Executive Officer since April 1996, President and Director since 1994 and as Chief Financial Officer prior thereto.


     J. William Richardson has served as the Company's Chief Financial Officer and Executive Vice President of Finance and Administration since 1994. Mr. Richardson previously served as Controller and Treasurer of the Company since 1988.


     Robert L. Froman has been with the Company since 1984, serving as Executive Vice President of Development since 1986.

     Marvin I. Droz has served as Senior Vice President and General Counsel since joining the Company in 1990.


     David J. Fine has been a Director of the Company since 1991. Mr. Fine is an attorney concentrating his legal practice in the areas of real estate finance and property acquisition, development and disposition. From 1990 to 1991, Mr. Fine was an attorney with Gaston and Snow, and from 1991 to 1996, he was an attorney with Eckert, Seamans, Cherin & Mellott. David J. Fine is the son of Milton Fine.



     Michael J. Aranson has been a Director of the Company since 1991 and is an Officer and Director of Resource Investments, Inc., which functioned as a private broker-dealer and investment advisory firm, which he co-founded, from 1975 through 1986. Mr. Aranson and his affiliated entities serve as a general partner of 67 investment partnerships which own commercial real estate in 33 states.



     R. Michael McCullough has been a Director of the Company since 1991. Mr. McCullough is Senior Chairman of Booz, Allen & Hamilton, Inc., an international management and technology consulting firm.



     Thomas J. Saylak has been a Director of the Company since December 1995. Mr. Saylak is a Senior Managing Director of The Blackstone Group L.P. Prior to joining Blackstone in 1993, Mr. Saylak was a principal in Trammell Crow Ventures, the real estate investment, banking and investment management unit of the Trammell Crow Company, from 1987 to 1993.



     Steven J. Smith has been a Director of the Company since 1991 and has been a management consultant since 1989.


     Board Committees. The Board has established two directorate committees--a compensation committee (the "Compensation Committee") and an audit review committee (the "Audit Review Committee"). The

Compensation Committee is comprised of persons who are not full-time employees of the Company and are not eligible to receive options or other rights under any employee stock or other benefit plan (other than plans in which only directors may participate). The Compensation Committee reviews executive salaries, administers the bonus, incentive compensation and stock option plans of the Company and approves the salaries and other benefits of the executive officers of the Company. In addition, the Compensation Committee consults with the Company's management regarding pension and other benefit plans and compensation policies and practices of the Company. The Audit Review Committee reviews the professional services provided by the Company's independent auditors and the independence of such auditors from the management of the Company. The Audit Review Committee also reviews the scope of the audit by the Company's independent auditors, the annual financial statements of the Company, the Company's system of internal accounting controls and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it finds appropriate or as are brought to its attention, and meets from time to time with members of the Company's internal audit staff. A majority of the members of the Audit Review Committee are directors who are not employed by the Company or any of its affiliates.

     Director Nomination Procedures. Nominations for election of directors by the shareholders may be made by the Board or by any shareholder entitled to vote in the election of directors generally. The Company's By-Laws require that shareholders intending to nominate candidates for election as directors deliver written notice thereof to the Secretary of the Company not later than 60 days in advance of the meeting of shareholders; provided, however, that in the event that the date of the meeting is not publicly announced by the Company by inclusion in a report filed with the Securities and Exchange Commission (the "Commission") or furnished to shareholders, or by mail, press release or otherwise more than 75 days prior to the meeting, notice by the shareholders to be timely must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated. The Company's By-Laws further require that the notice by the shareholder set forth certain information concerning such shareholder and the shareholder's nominees, including their names and addresses, a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, the class and number of shares of the Company's stock owned or beneficially owned by such shareholder, a description of all arrangements or understandings between the shareholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such shareholder and the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with these requirements. Pursuant to the Interstone Shareholders Agreement, the Fine Family Shareholders have agreed to vote their shares of Common Stock for a director designee selected by Blackstone. See "The Organization, Acquisition and Financing Plan--Acquisition of Owned Hotels."

DIRECTOR COMPENSATION

     Directors who are not also officers or employees of the Company ("Outside Directors") will be paid an annual retainer of $15,000 plus $750 for each Board meeting attended. In addition, members of each directorate committee will be paid $500 ($650 in the case of the committee chairperson) for each committee meeting attended on days on which the Board does not also meet. Outside Directors will also be entitled to participate in the Company's Stock Option Plan for Non-Employee Directors (the "Director Plan").

     The Director Plan will be administered by a committee (the "Director Plan Committee") of the Board to be comprised of not less than two directors. The Director Plan Committee will have the power to interpret the Director Plan, to determine all questions thereunder and to adopt and amend rules and regulations for the administration of the Director Plan, except that the Director Plan Committee will have no authority, discretion or power to determine the terms or timing of options to be granted under the Director Plan.

     Subject to adjustment as described below, the number of shares of Common Stock issued or transferred, plus the number of shares covered by outstanding options, under the Director Plan may not exceed 100,000. Shares of Common Stock covered by an option which is cancelled or terminated will again be available to be issued or to be the subject of a stock option granted under the Director Plan. The Director Plan Committee will make or provide for adjustments to the maximum number of shares issuable pursuant to the Director

Plan, the number and kind of shares of Common Stock or other securities that are covered by outstanding options and the exercise price applicable to outstanding options as the Director Plan Committee determines to be equitably required to prevent dilution or expansion of the rights of optionees which would otherwise result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of warrants or other rights to purchase securities or any other corporate transaction or event (any such transaction or event, an "Antidilution Event") which the Director Plan Committee determines has or may have an effect similar to any of the foregoing.

     Any person who becomes an Outside Director will automatically receive at such time an option to purchase 5,000 shares of Common Stock at an exercise price per share equal to the market value of a share of Common Stock on the date the individual first becomes a director (the options described in this sentence are hereinafter referred to as "Initial Options"). For purposes of the Director Plan and the Company's Equity Incentive Plan, "fair market value" is the closing sale price of the shares of Common Stock as reported on the Composite Transactions tape of the New York Stock Exchange on the date an Option is granted or, if there were no sales on such date, on the most recent preceding date on which sales occurred. Initial Options will become exercisable to the extent of 34% of the shares covered thereby after the optionee continuously has served as a director through the next annual shareholders' meeting immediately following such grant date, and to the extent of an additional 33% of the shares covered thereby in each of the next two successive years if the optionee has continuously served as a director in such years. Notwithstanding the foregoing, if an optionee dies or becomes disabled, all Initial Options held by such optionee will become immediately exercisable to the extent the Initial Options would have been exercisable had the optionee remained a director through the date of the Company's next annual shareholders' meeting. To the extent exercisable, each Initial Option will be exercisable in whole or in part.

     On the date of the annual meeting of the Company's shareholders in each year, commencing with the 1997 annual meeting, each Outside Director elected at or continuing his or her term after such meeting automatically will be granted a non-qualified option to purchase 5,000 shares of Common Stock at an exercise price per share equal to the fair market value of a share of Common Stock on such date ("Annual Option"). Annual Options become exercisable on the same basis as Initial Options.

     The exercise price of stock options granted under the Director Plan may be paid in cash, shares of Common Stock held by the optionee for at least six months or a combination thereof. The requirement of payment in cash will be deemed to be satisfied if the optionee provides for a broker who is a member of the National Association of Securities Dealers, Inc. ("NASD") to sell a sufficient number of shares of Common Stock being purchased so that the net sales proceeds equal, at least, the exercise price, and such broker agrees to deliver the exercise price to the Company not later than the settlement date of the sale. Shares of Common Stock issued pursuant to the Director Plan may be authorized but unissued shares or treasury stock. Fractional shares will not be issued in connection with the exercise of a stock option, and cash in lieu thereof will be paid by the Company. Each Initial Option and Annual Option (each an "Option") will terminate on the earliest to occur of (i) three months after the optionee ceases to serve as a director of the Company for a reason other than the optionee's death or disability, (ii) one year following the optionee's death or disability, or (iii) five years from the date the Option becomes exercisable. Options will not be transferable other than by will or the laws of descent or distribution and will be exercisable during the lifetime of the Optionee only by the Optionee or, in the event of the Optionee's incapacity, by the Optionee's guardian or legal representative acting in a fiduciary capacity.

     The Board may at any time amend or terminate the Director Plan. Notwithstanding the foregoing, (i) except for the adjustments described above, without the approval of the shareholders of the Company, no such amendment will increase the maximum number of shares covered by the Director Plan, materially modify the requirements as to eligibility for participation in the Director Plan or otherwise cause the Director Plan or any grant made pursuant thereto to cease to satisfy any applicable condition of Rule 16b-3; (ii) no such amendment will cause any Director to fail to qualify as a "disinterested person" within the meaning of Rule 16b-3; (iii) provisions relating to the amount and price of securities to be awarded and the timing of awards under the Director Plan will not be amended more than once every six months, other than to comport with changes in the Code, the Employment Retirement Income Security Act or the rules promulgated thereunder; and (iv) no amendment or termination will adversely affect any outstanding award without the consent of the director holding such award.

     In general, (i) no income will be recognized by an Optionee at the time an Option is granted and (ii) at the time of exercise of an Option, ordinary income will be recognized by the Optionee in an amount equal to the difference between the Option price paid for the shares and the fair market value of the shares on the date of exercise. To the extent that an Optionee recognizes ordinary income in the circumstances described above, the Company will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense and is not an "excess parachute payment" within the meaning of Section 280G of the Code.

     Options under the Director Plan will be granted automatically. The number of Initial Options and Annual Options to be granted will depend on the number of Outside Directors elected to the Board and the timing of any such election. No Options may be granted under the Director Plan after April 2006.

EXECUTIVE COMPENSATION


     The following table sets forth certain information regarding the compensation paid to Milton Fine, who served as Chairman of the Board and Chief Executive Officer in 1995 but is presently Chairman of the Board, and each of the four other most highly compensated executive officers of the Company in 1995 (collectively, the "Named Executive Officers"). The information in the table gives effect to the ratio applicable to an exchange of shares of IHC common stock for shares of Common Stock of the Company.


                           SUMMARY COMPENSATION TABLE


                                                                 LONG-TERM
                                                               COMPENSATION
                                                           ---------------------
                                 ANNUAL COMPENSATION       SECURITIES
                                 --------------------      UNDERLYING     LTIP          ALL OTHER
 NAME AND PRINCIPAL POSITION      SALARY      BONUS         OPTIONS      PAYOUTS     COMPENSATION(1)
- ------------------------------   --------    --------      ----------    -------     ---------------
Milton Fine...................   $159,896    $     --             --     $   --          $50,000
  Chairman of the Board

W. Thomas Parrington, Jr......    313,781     378,000        227,906      2,600           18,000
  President and Chief
  Executive Officer (2)

J. William Richardson.........    216,608     259,929        136,744      3,250           15,000
  Chief Financial Officer and
  Executive Vice President,
  Finance and Administration

Robert L. Froman..............    225,163     181,666        136,744         --               --
  Executive Vice President,
  Development

Marvin I. Droz................    174,720     200,928         91,163         --               --
  Senior Vice President and
  General Counsel


- ------------------

(1) Consists entirely of fees paid for services as a director of the Company's subsidiary, Northridge Insurance Company.

(2) Mr. Parrington was President and Chief Operating Officer during 1995.

STOCK OPTION GRANTS


     The following table sets forth certain information with respect to the options granted to the Named Executive Officers during 1995 (the "Prior Options"), all of which were cancelled prior to and in anticipation of the Offering as described below. The information gives effect to the ratio applicable to an exchange of shares of common stock of IHC for shares of Common Stock of the Company.


                       OPTION GRANTS IN FISCAL YEAR 1995


                               % OF TOTAL
                 NUMBER OF      OPTIONS                                                   POTENTIAL REALIZABLE VALUE AT ASSUMED
                 SECURITIES    GRANTED TO                                                      ANNUAL RATES OF STOCK PRICE
                 UNDERLYING   EMPLOYEES IN                  MARKET PRICE                       APPRECIATION FOR OPTION TERM
                  OPTIONS     1995 FISCAL    EXERCISE OR     AT DATE OF     EXPIRATION    --------------------------------------
     NAME         GRANTED         YEAR       BASE PRICE       GRANT(1)         DATE           0%            5%           10%
- --------------   ----------   ------------   -----------    ------------    ----------    ----------    ----------   -----------
Mr. Fine......             --         n/a           n/a            n/a        n/a              n/a           n/a           n/a
Mr. Parrington..      227,906        25.5%      $  3.18         $10.65       2013       $1,702,458    $5,116,490   $12,769,573
Mr. Richardson..      136,744        15.3          5.52          10.65       2013          701,497     2,749,922     7,341,785
Mr. Froman....        136,744        15.3          4.39          10.65       2013          856,017     2,904,443     7,496,306
Mr. Droz......         91,163        10.2         10.65          10.65       2013               --     1,365,622     4,426,875


- ------------------

(1) Market price has been determined based upon a valuation performed in 1995 for the Company prior to the Offering and the transactions referred to in "Business and Properties--Host Funding Transaction" and "The Organization, Acquisition and Financing Plan."


     The following table sets forth information regarding the values of the Prior Options at December 31, 1995. The information gives effect to the ratio applicable to an exchange of shares of common stock of IHC for shares of Common Stock of the Company.


                       OPTION VALUES AT DECEMBER 31, 1995


                                             NUMBER OF SECURITIES
                                                  UNDERLYING
                                             UNEXERCISED OPTIONS        VALUE OF UNEXERCISED
                                                      AT                IN-THE-MONEY OPTIONS
                   NAME                      DECEMBER 31, 1995(1)    AT DECEMBER 31, 1995(1)(2)
- ------------------------------------------   --------------------    --------------------------
Mr. Fine..................................               --                          --
Mr. Parrington............................          227,906                  $1,702,458
Mr. Richardson............................          136,744                     701,497
Mr. Froman................................          136,744                     856,017
Mr. Droz..................................           91,163                          --


- ------------------

(1) All Prior Options held by the Named Executive Officers at December 31, 1995 were unexercisable.

(2) Market price has been determined based upon a valuation performed in 1995 for the Company prior to the Offering and the transactions referred to in "Business and Properties--Host Funding Transaction" and "The Organization, Acquisition and Financing Plan."


     Prior to and in anticipation of the Offering, the Prior Options were cancelled in consideration of the issuance to the Named Executive Officers and certain other employees of restricted stock of IHC that will be exchanged for a total of 635,681 shares of Common Stock (the "Outstanding Restricted Stock"), as follows: Mr. Droz: 53,833 shares; Mr. Fine: 0 shares; Mr. Froman: 123,574 shares; Mr. Parrington: 219,761 shares; Mr. Richardson: 115,849 shares; and all other employees: 122,664 shares. The Outstanding Restricted Stock is subject to restrictions on transfer and rights of repurchase in the event of the employee's death, disability or termination of employment prior to the consummation of the Offering. See "--Compensation Plans and Arrangements--Equity Incentive Plan" for a discussion of the Company's Equity Incentive Plan, under which options and other equity-based rights have been and in the future may be issued by the Company.



     Outstanding Options. Pursuant to the Company's Equity Incentive Plan, the Company has granted stock options to purchase an aggregate of 900,000 shares of Common Stock at an exercise price equal to the initial public offering price. Each of the options has a ten-year term and becomes exercisable as to one-third of the shares covered thereby on each of the first three annual anniversaries of the date of grant so long as the holder thereof remains a full-time employee of the Company, except that the options become immediately exercisable in the event that any person or group (other than the Fine Family) becomes the beneficial owner of more than 30% of the outstanding shares of capital stock of the Company entitled generally to vote in the election of directors ("Voting Stock") and, within 12 months after such acquisition, there is a change in a majority of the members of the Board (any such event, a "Change in Control"). Unexercised options terminate 30 calendar days after the holder's termination of employment by the Company, except that such period is 180 days in the event of disability and 360 days in the event of death.

     It is the present intention of the Board that additional Option Rights or other awards will not be awarded until decisions are made regarding compensation levels for 1997, except in connection with new hires, promotions or awards to directors who are not employees of the Company or any of its affiliates. Decisions as to the awarding of Option Rights or other awards are within the discretion of the Compensation Committee.


     Set forth in the table below are the numbers of shares of Common Stock underlying the stock options granted to (i) the Named Executive Officers, (ii) all current executive officers as a group, (iii) all current directors who are not executive officers as a group, and (iv) all employees, including all current officers who are not executive officers, as a group.


                                                                        NUMBER OF SHARES
                             NAME AND POSITION                         UNDERLYING OPTIONS
                             -----------------                         ------------------
        Milton Fine.................................................         150,000
          Chairman of the Board

        W. Thomas Parrington, Jr....................................         200,000
          President and Chief Executive Officer

        J. William Richardson.......................................          93,750
          Chief Financial Officer and Executive Vice President,
          Finance and Administration

        Robert L. Froman............................................          62,500
          Executive Vice President, Development

        Marvin I. Droz..............................................          62,500
          Senior Vice President and General Counsel

        All directors who are not executive officers, as a group....              --

        All employees, including officers who are not executive
          officers, as a group......................................         331,250

COMPENSATION PLANS AND ARRANGEMENTS


     Management Bonus Plan. The Company has established a Management Bonus Plan under which all key management employees who are directly involved in the growth and success of the Company and its subsidiaries, including the Named Executive Officers, are eligible to receive bonuses based upon achievement of specified targets and goals for the Company and the individual employee. Bonus awards may not exceed 50% to 120% of the executive's annual base salary and 20% of each executive's bonus award will be payable in the form of shares of Common Stock, which will be subject to restrictions and forfeiture provisions similar to those applicable to the Outstanding Restricted Stock. The Management Bonus Plan is administered by the Compensation Committee or such other committee of the Board as the Board may appoint.



     Executive Loans. In 1996, the Company loaned $2.0 million and $1.0 million to, respectively, Messrs. Parrington and Richardson (the "Executive Loans"). The Executive Loans are fully recourse to the borrowers thereunder, mature on June 30, 2006 and bear interest at the adjusted federal rate. If the executive's employment is terminated by the Company for cause or by the executive for any reason other than death, disability or circumstances that would entitle the executive to benefits under his or her change in control agreement (described below), then the executive's loan would become due and payable in three equal annual installments commencing with the first anniversary of the date of such termination. If the executive's employment is terminated for any other reason, the loan plus accrued interest would be forgiven. If the executive remains employed by the Company, one-tenth of the principal amount of the Executive Loans plus the interest for that year will be forgiven on June 30, 1997 and each of the next nine annual anniversaries thereof.



     Deferred Compensation Agreements. In connection with the termination of certain prior benefit arrangements, each of Messrs. Parrington and Richardson entered into a deferred compensation agreement. Under the deferred compensation agreements, $561,000 and $702,000 will be deposited into a grantor trust established by the Company for the benefit of, respectively, Messrs. Parrington and Richardson. Such amounts plus accumulated earnings will be paid out in ten semiannual payments beginning at the earlier of the date of approved retirement from the Company or the attainment of age 60, provided that the beneficiary thereof performs consulting services to the Company and does not engage in any competitive activity. See "Certain Relationships and Related Transactions--Transaction with Officers and Directors" for a discussion of certain other loans by the Company.



     Executive Retirement Plan. Each of the General Managers of the Company's hotels which are employees of the Company and other employees of the Company holding job classifications of Vice President or above, including the Named Executive Officers (collectively, the "Participants"), is eligible to participate in the Company's executive retirement plan (the "ERP"). The ERP is intended to be a non-qualified and unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. Actual participation in the ERP is determined by the ERP's administrative committee, which is appointed by the Board.



     The Company annually contributes 8% of the Participant's base salary and may make discretionary contributions of up to an additional 5% of the Participant's base salary. These discretionary contributions are based on the Company's net increase in earnings per share in a given year. In addition, Participants are eligible to designate a portion (specified annually by the Board or the Compensation Committee) of their cash bonus to be contributed to the ERP.



     The funds contributed by the Company or participants are held in a grantor trust established by the Company. Unless the administrative committee determines that the amounts contributed to the ERP on behalf of a participant ("Plan Benefits") are payable earlier, in general a Participant receives his ERP Plan Benefits one year after his retirement or termination of employment. Plan Benefits are paid out in a lump sum and are taxable to the Participant as ordinary income upon receipt.



     Stock Purchase Plan. Each full-time employee who has completed 12 consecutive months of employment with the Company, including the Named Executive Officers but excluding any employee whose customary employment is not for more than 20 hours per week or more than five months per calendar year, is eligible to participate in the Company's stock purchase plan (the "Stock Purchase Plan"). The Stock Purchase Plan is intended to satisfy the requirements of Section 423 of the Code. Under the Stock Purchase Plan, participating employees may elect to authorize the Company to withhold a minimum of $390 per six-month period or $15 per week and a maximum of 8% of the participating employee's salary, which amounts will be held in the participating employee's account and used to purchase from the Company Common Stock on a semi-annual basis at a price equal to a designated percentage from 85% to 100% of the average closing sales price for Common Stock as reported on the Composite Transactions Tape of the New York Stock Exchange (except as described below). The designated percentage will be established semi-annually by the Compensation Committee, which is responsible for the administration of the Stock Purchase Plan, except that for the period ending December 31, 1996 the price will be the Offering Price (subject to the limitations described below).



     The price paid by a participating employee under the Stock Purchase Plan for shares of Common Stock may not be less than the lesser of (i) 85% of the fair market value of such shares on the date of the regular offering of the right to participate in such plan (the "offering date") and (ii) 85% of the fair market price of such shares on the date the shares are purchased (the "purchase date"). The fair market value of the shares available for purchase by a participating employee (determined as of the offering date) generally may not exceed $25,000 per calendar year.

     Amounts withheld from a participating employee's salary in order to purchase shares of Common Stock under the Stock Purchase Plan will be taxable as part of the employee's compensation. However, the purchase of shares under the Stock Purchase Plan will not itself be a taxable event even if the purchase price for the shares is less than the fair market value of the shares on either the offering date or the purchase date. (The difference between the fair market value, on either the offering date or the purchase date, and the purchase price is not taxable on the offering date or the purchase date.)


     If a participating employee disposes of shares that were purchased under the Stock Purchase Plan, and the purchase price was less than 100% of the fair market value of the shares at the offering date, and such disposition is neither within two years after the offering date nor within one year after the purchase date (the "holding period"), then the employee will realize ordinary income to the extent of the lesser of (i) the amount by which the fair market value of the shares on the offering date exceeded the purchase price and (ii) the amount by which the fair market value of the shares at the time of disposition exceeds the price paid for the shares. Any further gain, upon a sale of such shares, is taxed as a long-term capital gain. To the extent the purchase price exceeded the amount realized by an employee upon the sale of the shares, the employee will have a long-term capital loss.

     If, during the holding period, an employee disposes of shares that were purchased under the Stock Purchase Plan, and the purchase price was less than 100% of the fair market value of the shares at the offering date, then the full amount of the excess of the fair market value of the shares on the purchase date over the purchase price will be taxable as ordinary income in the year of sale (regardless of the market price of the shares at the time of disposition), and any profit above the amount of such excess upon a disposition by sale will be taxable as a longterm or short-term capital gain (depending upon how long the employee has held the shares). Any loss, after including the amount of the excess of the fair market value of the shares on the purchase date over the purchase price as ordinary income, will be treated as a capital loss.

     If, during the holding period, a participating employee sells or disposes of shares purchased under the Stock Purchase Plan, the Company will be entitled to a deduction against ordinary income for the full amount of the compensation that the employee must report as ordinary income. The Company will not be entitled to any deduction if the employee sells the shares after the holding period or dies while owning such shares.

     If a participating employee dies prior to disposing of shares purchased under the Stock Purchase Plan, the employee's tax return for the year of death must include as ordinary income the lesser of (i) the amount by which the fair market value of the shares on the offering date exceeded the purchase price or
(ii) the amount by which the fair market value of the shares at the time of death exceeded the purchase price. If such an amount is required to be included on the employee's tax return for the year of death, an estate tax deduction may be available to the estate of the deceased employee.


     Any dividends paid on shares purchased under the Stock Purchase Plan must be reported as ordinary income in the year received.


     Employees may resell Common Stock acquired under the Stock Purchase Plan without restrictions; however, any "affiliate" who acquires Common Stock under the Stock Purchase Plan may resell only upon compliance with Rule 144 of the commission, except that the two-year holding period requirement of Rule 144 will not apply. For this purpose, the term "affiliate" includes any participating employee who directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.


     The Stock Purchase Plan reserves 500,000 shares of authorized but unissued or reacquired Common Stock for purchase thereunder. The Stock Purchase Plan will remain in effect until terminated at any time by the Board, except that such termination will be subject to employees' rights to purchase shares in any outstanding semi-annual offering period.


     The Stock Purchase Plan may be amended from time to time by the Board. No amendment will increase the aggregate number of shares of Common Stock that may be issued and sold under the Stock Purchase Plan (except for authorizations pursuant to the antidilution provisions of the Stock Purchase Plan) without further approval by the Company's shareholders. Furthermore, no amendment that would cause the Stock Purchase Plan to fail to meet the requirements of Section 423 of the Code will be adopted without shareholder approval.

     Equity Incentive Plan. The Company's 1996 Equity Incentive Plan (the "Equity Incentive Plan") is designed to attract and retain qualified officers and other key employees of the Company. The Equity Incentive Plan authorizes the grant of options to purchase shares of Common Stock ("Option Rights"), stock appreciation rights ("Appreciation Rights"), restricted shares ("Restricted Shares"), deferred shares ("Deferred Shares"), performance shares ("Performance Shares") and performance units ("Performance Units"). The Compensation Committee administers the Equity Incentive Plan and determines to whom Option Rights, Appreciation Rights, Restricted Shares, Deferred Shares, Performance Shares and Performance Units are to be granted and the terms and conditions, including the number of shares and the period of exercisability, thereof.

     Subject to adjustment as provided in the Equity Incentive Plan, the number of shares of Common Stock that may be issued or transferred and covered by outstanding awards granted under the Equity Incentive Plan may not in the aggregate exceed 2,400,000 shares, which may be shares of original issuance or treasury shares or a combination thereof. Officers, including officers who are members of the Board, and other key employees of and consultants to the Company and its subsidiaries may be selected by the Compensation Committee to receive benefits under the Equity Incentive Plan.

     The Compensation Committee may grant Option Rights that entitle the optionee to purchase shares of Common Stock at a price equal to or greater or less than market value on the date of grant, and the Option Rights may be conditioned on the achievement of specified performance objectives ("Management Objectives"). Subject to adjustment as provided in the Equity Incentive Plan, no participant shall be granted Option Rights and Appreciation Rights, in the aggregate, for more than 100,000 shares during any calendar year. The Compensation Committee may provide that the option price is payable at the time of exercise (i) in cash, (ii) by the transfer to the Company of nonforfeitable, nonrestricted shares of Common Stock that are already owned by the optionee,
(iii) with any other legal consideration the Compensation Committee may deem appropriate, or (iv) by any combination of the foregoing methods of payment. Any grant may provide for deferred payment of the option price from the proceeds of sale through a broker on the date of exercise of some or all of the shares of Common Stock to which the exercise relates. Any grant may provide for automatic grant of reload option rights upon the exercise of Option Rights, including reload option rights, for shares of Common Stock or any other noncash consideration authorized under the Equity Incentive Plan, except that the term of any reload option right shall not extend beyond the term of the Option Right originally exercised. The Compensation Committee has the authority to specify at the time Option Rights are granted that shares of Common Stock will not be accepted in payment of the option price until they have been owned by the optionee for a specified period; however, the Equity Incentive Plan does not require any such holding period and would permit immediate sequential exchanges of shares of Common Stock at the time of exercise of Option Rights. Option Rights granted under the Equity Incentive Plan may be Option Rights that are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code, or Option Rights that are not intended to so qualify. Any grant may provide for the payment of dividend equivalents to the optionee on a current, deferred or contingent basis or may provide that dividend equivalents be credited against the option price. No Option Right may be exercised more than ten years from the date of grant. Each grant must specify the period of continuous employment with, or continuous engagement of consulting services by, the Company or any subsidiary that is necessary before the Option Rights will become exercisable and may provide for the earlier exercise of the Option Rights in the event of a change of control of the Company or other similar transaction or event. Successive grants may be made to the same optionee regardless of whether Option Rights previously granted to him or her remain unexercised.

     Appreciation Rights granted under the Equity Incentive Plan may be either free-standing Appreciation Rights or Appreciation Rights that are granted in tandem with Option Rights. An Appreciation Right represents the right to receive from the Company the difference (the "Spread"), or a percentage thereof not in excess of 100%, between the base price per share of Common Stock in the case of a free-standing Appreciation Right, or the option price of the related Option Right in the case of a tandem Appreciation Right, and the market value of the Common Stock on the date of exercise of the Appreciation Right. Tandem Appreciation Rights may only be exercised at a time when the related Option Right is exercisable and the Spread is positive, and the exercise of a tandem Appreciation Right requires the surrender of the related Option Right for cancellation. A free-standing Appreciation Right must specify a base price, which may be equal to or greater or less than the fair market value of a share of Common Stock on the date of grant, must specify the period of continuous employment, or continuous engagement of consulting services, that is necessary before the Appreciation Right becomes exercisable (except that it may provide for its earlier exercise in the event of a change in control of the Company or other similar transaction or event) and may not be exercised more than ten years from the date of grant. Any grant of Appreciation Rights may specify that the amount payable by the Company upon exercise may be paid in cash, Common Stock or a combination thereof and may either (i) grant to the recipient or retain in the Compensation Committee the right to elect among those alternatives or (ii) preclude the right of the participant to receive, and the Company to issue, Common Stock or other equity securities in lieu of cash. In addition, any grant may specify that the Appreciation Right may be exercised only in the event of a change in control of the Company. Subject to adjustment as provided in the Equity Incentive Plan, no participant shall be granted Option Rights and Appreciation Rights, in the aggregate, for more than 100,000 shares during any calendar year. The Compensation Committee may condition the award of Appreciation Rights on the achievement of one or more Management Objectives and may provide with respect to any grant of Appreciation Rights for the payment of dividend equivalents thereon in cash or Common Stock on a current, deferred or contingent basis.

     An award of Restricted Shares involves the immediate transfer by the Company to a participant of ownership of a specific number of shares of Common Stock in consideration of the performance of services. The participant is entitled immediately to voting, dividend and other ownership rights in the shares. The transfer may be made without additional consideration or for consideration in an amount that is less than the market value of the shares on the date of grant, as the Compensation Committee may determine. The Compensation Committee may condition the award on the achievement of specified Management Objectives. Restricted Shares must be subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code for a period to be determined by the Compensation Committee. An example would be a provision that the Restricted Shares would be forfeited if the participant ceased to serve the Company as an officer or other salaried employee during a specified period of years. In order to enforce these forfeiture provisions, the transferability of Restricted Shares will be prohibited or restricted in a manner and to the extent prescribed by the Compensation Committee for the period during which the forfeiture provisions are to continue. The Compensation Committee may provide for a shorter period during which the forfeiture provisions are to apply in the event of a change in control of the Company or other similar transaction or event.

     An award of Deferred Shares constitutes an agreement by the Company to deliver shares of Common Stock to the participant in the future in consideration of the performance of services, subject to the fulfillment of such conditions during the Deferral Period (as defined in the Equity Incentive Plan) as the Compensation Committee may specify. During the Deferral Period, the participant has no right to transfer any rights covered by the award and no right to vote the shares covered by the award. On or after the date of any grant of Deferred Shares, the Compensation Committee may authorize the payment of dividend equivalents thereon on a current, deferred or contingent basis in either cash or additional shares of Common Stock. Grants of Deferred Shares may be made without additional consideration or for consideration in an amount that is less than the market value of the shares on the date of grant. Deferred Shares must be subject to a Deferral Period, as determined by the Compensation Committee on the date of grant, except that the Compensation Committee may provide for a shorter Deferral Period in the event of a change in control of the Company or other similar transaction or event. The Compensation Committee may condition the award of Deferred Shares on the achievement of one or more Management Objectives.

     A Performance Share is the equivalent of one share of Common Stock, and a Performance Unit is the equivalent of $1.00. A participant may be granted any number of Performance Shares or Performance Units, which shall be specified in any such grant. The participant will be given one or more Management Objectives to meet within a specified period (the "Performance Period"). The specified Performance Period may be subject to earlier termination in the event of a change in control of the Company or other similar transaction or event. A minimum level of acceptable achievement will also be established by the Compensation Committee. If by the end of the Performance Period the participant has achieved the specified Management Objectives, the participant will be deemed to have fully earned the Performance Shares or Performance Units. If the participant has not achieved the Management Objectives but has attained or exceeded the predetermined minimum level of acceptable achievement, the participant will be deemed to have partly earned the

Performance Shares or Performance Units in accordance with a predetermined formula. To the extent earned, the Performance Shares or Performance Units will be paid to the participant at the time and in the manner determined by the Compensation Committee in cash, shares of Common Stock or any combination thereof. Management Objectives may be described in terms of either Company-wide objectives or objectives that are related to the performance of the division, subsidiary, department or function within the Company or a subsidiary in which the participant is employed or with respect to which the participant provides consulting services. The Compensation Committee may adjust any Management Objectives and the related minimum level of acceptable achievement if, in its judgment, transactions or events have occurred after the date of grant that are unrelated to the participant's performance and result in distortion of the Management Objectives or the related minimum level of acceptable achievement.

     No Option Right, Appreciation Right or other "derivative security" within the meaning of Rule 16b-3 ("Rule 16b-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is transferable by a participant except by will or the laws of descent and distribution. Option Rights and Appreciation Rights may not be exercised during a participant's lifetime except by the participant or, in the event of the participant's incapacity, by the participant's guardian or legal representative acting in a fiduciary capacity on behalf of the participant under state law and court supervision. Notwithstanding the foregoing, the Compensation Committee, in its sole discretion, may provide for the transferability of the particular awards under the Equity Incentive Plan so long as such provisions will not disqualify the exemption for other awards under Rule 16b-3, if such rule is then applicable to awards under the plan. The Compensation Committee may specify at the date of grant that all or any part of the shares of Common Stock that are to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Deferral Period applicable to Deferred Shares or upon payment under any grant of Performance Shares or Performance Units, or are to be no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in the Equity Incentive Plan with respect to Restricted Shares, are subject to further restrictions on transfer.

     The maximum number of shares that may be issued or transferred under the Equity Incentive Plan, the number of shares covered by outstanding Option Rights or Appreciation Rights and the option prices or base prices per share applicable thereto, and the number of shares covered by outstanding grants of Deferred Shares and Performance Shares, are subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, spin-offs, reorganizations, liquidations, issuances of rights or warrants, and similar transactions or events. In the event of any such transaction or event, the Compensation Committee may in its discretion provide in substitution for any or all outstanding awards under the Equity Incentive Plan such alternative consideration as it may in good faith determine to be equitable in the circumstances and may require the surrender of all awards so replaced. The Compensation Committee may also, as it determines to be appropriate in order to reflect any such transaction or event, make or provide for such adjustments in the number of shares that may be issued or transferred and covered by outstanding awards granted under the Equity Incentive Plan and the number of shares permitted to be covered by Option Rights and Appreciation Rights, granted to any one participant during any calendar year.

     The Compensation Committee must consist of not less than two nonemployee directors who are "disinterested persons" within the meaning of Rule 16b-3. In connection with its administration of the Equity Incentive Plan, the Compensation Committee is authorized to interpret the Equity Incentive Plan and related agreements and other documents. The Compensation Committee may make grants to participants under any or a combination of all of the various categories of awards that are authorized under the Equity Incentive Plan and may condition the grant of awards on the surrender or deferral by the participant of the participant's right to receive a cash bonus or other compensation otherwise payable by the Company or a subsidiary to the participant. The Equity Incentive Plan may be amended from time to time by the Compensation Committee but, without further approval by the shareholders of the Company, no such amendment may (i) increase the aggregate number of shares of Common Stock that may be issued or transferred and covered by outstanding awards or increase the number of shares which may be granted to any participant in any calendar year or (ii) otherwise cause Rule 16b-3 to cease to be applicable to the Equity Incentive Plan.

     The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Equity Incentive Plan based on federal income tax laws in effect on the date of this Prospectus. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

     In general: (i) no income will be recognized by an optionee at the time a nonqualified Option Right is granted; (ii) at the time of exercise of a nonqualified Option Right, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares if they are nonrestricted on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a nonqualified Option Right, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held. No income generally will be recognized by an optionee upon the grant or qualifying exercise of an incentive stock option. However, for purposes of calculating the Optionee's alternative minimum tax, if any, the difference between the fair market value of the shares of Common Stock at exercise and the option exercise price constitutes an item of adjustment. If shares of Common Stock are issued to an optionee pursuant to the exercise of an incentive stock option and no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss. If shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares in a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term gain (or loss) depending on the holding period. No income will be recognized by a participant in connection with the grant of an Appreciation Right. When the Appreciation Right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of any cash, and the fair market value of any nonrestricted shares of Common Stock, received pursuant to the exercise. A recipient of Restricted Shares generally will be subject to tax at ordinary income rates on the fair market value of the Restricted Shares reduced by any amount paid by the recipient at such time as the shares are no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who so elects under
Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the shares (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b) election has not been made, any dividends received with respect to Restricted Shares that are subject at that time to a substantial risk of forfeiture and restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient. No income generally will be recognized upon the grant of Deferred Shares. The recipient of a grant of Deferred Shares generally will be subject to tax at ordinary income rates on the fair market value of nonrestricted shares of Common Stock on the date that the Deferred Shares are transferred to him or her, reduced by any amount paid by him or her, and the capital gains or loss holding period for the Deferred Shares will also commence on that date. No income generally will be recognized upon the grant of Performance Shares or Performance Units. Upon payment in respect of the earn-out of Performance Shares or Performance Units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted shares of Common Stock received.

     To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, (i) the income meets the test of reasonableness, is an ordinary and necessary business expense and is not an "excess parachute payment" within the meaning of Section 280G of the Code and is not disallowed by the $1.0 million limitation on certain executive compensation and (ii) any applicable reporting obligations are satisfied.

     The total number of stock options or other awards that will be granted under the Equity Incentive Plan in the future is not determinable at this time. The Equity Incentive Plan is not intended to be the exclusive means by which the Company may grant equity-based incentive awards, and the adoption thereof will in no way limit the ability of the Company to grant equity-based awards outside the Equity Incentive Plan.

EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS


     Each of the Named Executive Officers is a party to an employment agreement with the Company. Pursuant to the employment agreements, the Named Executive Officer party thereto is entitled to the greater of either (i) the Named Executive Officer's salary and bonus for the prior fiscal year or (ii) the monthly payments which the Named Executive Officer is entitled to under the executive's employment agreement for the remainder of the term of the agreement, plus the continuation of health and other welfare benefits for the greater of one year or the remainder of the term of the agreement, in the event that the Named Executive Officer is terminated by the Company without Cause (as defined). In addition, each of the Named Executive Officers is a party to a change-in-control agreement that provides for the payment of such severance benefits and the provision of such health and other benefits if the Named Executive's employment is terminated by the Company, or by the Executive, following a Change in Control (as defined), except that the severance benefits payable thereunder are based upon three times the highest salary and bonus that the Executive received during any of the three years preceding the year in which the Change in Control occurred and are reduced dollar-for-dollar for salary and bonus payments made by the Company during any period of continuation of employment following the Change in Control. In addition, the amounts payable under the change-in-control agreements are increased to compensate the Named Executive Officer for any excise tax payable by the Company pursuant to Section 280G of the Code. The Named Executive Officers are not obligated under the employment agreements or the change-in-control agreements to mitigate damages by seeking alternative employment; however, the Company's obligations to provide health and other welfare benefits thereunder terminates if the Named Executive Officer obtains other full-time employment within three years of such termination. Each Named Executive Officer's employment agreement will terminate without further action immediately prior to the payment of any severance benefits under the Named Executive Officer's change-in-control agreement. The employment agreements and the change-in-control agreements include provisions prohibiting the Named Executive Officers from engaging in any Competitive Activity (as defined) for two year after termination of employment and providing for the payment of legal fees and expenses incurred in enforcing or defending such agreements.


     All of the foregoing plans and agreements were approved by the Company's shareholders and the Board prior to the Offering.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The Compensation Committee was formed in April 1996 and currently is composed of R. Michael McCullough (Chairman), Michael J. Aranson and Steven J. Smith. Prior thereto, decisions regarding the compensation of officers were made by the Board.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock on the date hereof and as adjusted to reflect the sale of the shares of Common Stock offered hereby by (i) each person that owns beneficially more than 5% of the Common Stock, (ii) each director and Named Executive Officer of the Company, and (iii) all directors and executive officers of the Company as a group. Unless indicated otherwise, the address for each of the shareholders named in the table is Foster Plaza 10, 680 Andersen Drive, Pittsburgh, Pennsylvania 15220. For purposes of the table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date.


                                                                                  PERCENTAGE OF
                                                                                  SHARES OWNED
                                                                NUMBER       -----------------------
                                                               OF SHARES     PRIOR TO       AFTER
                                                                 OWNED       OFFERING    OFFERING(1)
                                                              -----------    --------    -----------
        Milton Fine (2)....................................     6,293,797       46.4%        23.1%
        Fine Family Trusts (3).............................    12,796,365       94.3         47.0
        Blackstone (4).....................................     2,655,000         --          9.8
        David J. Fine (5)..................................     6,502,568       47.9         23.9
        W. Thomas Parrington, Jr. (6)......................       256,387        1.9            *
        J. William Richardson (7)..........................       140,266        1.0            *
        Robert L. Froman (8)...............................       161,067        1.2            *
        Marvin I. Droz (9).................................        78,250        0.6            *
        Michael J. Aranson.................................            --         --           --
        R. Michael McCullough..............................            --         --           --
        Thomas J. Saylak...................................            --         --           --
        Steven J. Smith....................................            --         --           --
        All directors and executive officers as a
          group (10 persons)...............................    13,432,335       99.0%        49.3%


- ------------------

 *  Less than 1%.


(1) Percentages reflect the issuance, concurrent with the consummation of the Offering, of 2,655,000 shares of Common Stock in connection with the exercise of the Blackstone Option and the Contribution. See "The Organization, Acquisition and Financing Plan--Acquisition of Owned Hotels."



(2) Milton Fine may be deemed to beneficially own 6,293,797 of the 12,796,365 shares of Common Stock beneficially owned by the Fine Family Trusts. Milton Fine disclaims beneficial ownership of such shares.



(3) The "Fine Family Trusts" are comprised of five trusts: one of which Milton Fine is the trustee and four of which David Fine is the trustee.



(4) Blackstone's address is 345 Park Avenue, New York, New York 10154. Concurrent with the consummation of the Offering and Contribution, the Company will issue to Blackstone $53.1 million of Common Stock based on the initial public offering price (2,655,000 shares assuming an initial public offering price of $20 per share) in connection with the exercise of the Blackstone Option and the Contribution. See "The Organization, Acquisition and Financing Plan--Acquisition of Owned Hotels."



(5) David Fine may be deemed to beneficially own 6,502,568 of the 12,796,365 shares of Common Stock beneficially owned by the Fine Family Trusts. David
    J. Fine disclaims beneficial ownership of such shares.



(6) Includes 219,761 shares of Outstanding Restricted Stock, which are subject to certain risks of forfeiture as described in "Management--Stock Option Grants."



(7) Includes 115,849 shares of Outstanding Restricted Stock, which are subject to certain risks of forfeiture as described in "Management--Stock Option Grants."



(8) Includes 123,574 shares of Outstanding Restricted Stock, which are subject to certain risks of forfeiture as described in "Management--Stock Option Grants."



(9) Includes 53,833 shares of Outstanding Restricted Stock, which are subject to certain risks of forfeiture as described in "Management--Stock Option Grants."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

1995 REORGANIZATION


     The Company was incorporated in April 1996 as a Pennsylvania corporation. In 1995, the Company's predecessors consummated a series of transactions to aggregate the hotel management businesses owned by the Fine Family Trusts into a single entity (the "1995 Reorganization"). As a result of the 1995 Reorganization, 59 separate corporations that were wholly owned by the Fine Family Trusts were merged with and into IHC, effective November 1, 1995, with IHC being the surviving corporation. Pursuant to the Agreement and Plan of Merger entered into in connection with the 1995 Reorganization, IHC assumed liabilities aggregated approximately $7.4 million incurred by Milton Fine and a $5.6 million liability incurred by the Fine Family Trusts to purchase stock owned by a deceased shareholder of IHC. These liabilities were satisfied in December 1995.


TRANSACTIONS WITH THE FINE FAMILY SHAREHOLDERS


     During 1993, 1994 and 1995, the Company received payments in the aggregate amounts of approximately $5.8 million, $6.7 million and $7.9 million, respectively, for management services provided to 13, 18 and 27 hotels, respectively, in which the Fine Family Trusts had an ownership interest. Accounts receivable of approximately $0.7 million, $0.9 million and $1.0 million were due from these hotels at December 31, 1993, 1994 and 1995, respectively.


     During 1993, 1994 and 1995, the Company advanced funds from time to time to its shareholders, and received repayments of a portion of such advances. At December 31, 1995, the outstanding amount of such advances to shareholders was $1.6 million.

     In March 1996, the Company made a distribution to its existing shareholders in the aggregate amount of $30 million. The distribution was paid with promissory notes payable on September 28, 1997 and bearing interest at 5% per annum. These notes will be repaid in connection with the Offering from proceeds of the exercise of the Blackstone Option and working capital. See "The Organization, Acquisition and Financing Plan--The Financing Plan."

     Certain of the Fine Family Shareholders own minority interests in 12 hotels that are managed but not owned by the Company. Except for one management agreement pursuant to which the Company waived its management fee for a period ending no later than November 30, 1998, the Company believes that in each case the terms on which these hotels are managed are at least as favorable to the Company as those it could have obtained from unaffiliated persons. The Fine Family Shareholders have agreed to grant the Company a right of first offer and a right of first refusal in connection with any proposed transfer of their interests (subject to certain permitted transfers) in these hotels in consideration of the Company's agreeing to continue to provide at no cost to the Fine Family Shareholders certain accounting and administrative services of the type which the Company is currently providing to the Fine Family Shareholders in connection therewith.

     See "The Organization, Acquisition and Financing Plan" for a description of additional transactions among the Company and the Fine Family Shareholders in contemplation of the Offering.

TRANSACTIONS WITH OFFICERS AND DIRECTORS

     See "Management--Compensation Plans and Arrangements--Executive Loans" for a description of loans from the Company to Messrs. Parrington and Richardson. The Company has made loans from time to time to its senior executives, including each of the Named Executives other than Mr. Fine. The maximum amount of such loans to any executive was $210,000 during the three-year period since January 1, 1993. Such loans are payable upon demand and, in general, do not bear interest until such demand is made. The loans made to Messrs. Parrington and Richardson are forgiven over time provided certain conditions are satisfied.

TRANSACTIONS WITH BLACKSTONE

     See "The Organization, Acquisition and Financing Plan--Acquisition of Owned Hotels" for a description of certain transactions between the Company and Blackstone.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     The Company's Articles of Incorporation provide that the authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, par value $.01 per share, and 25,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). Upon consummation of the Offering, 27,220,000 shares of Common Stock will be issued and outstanding (28,870,000 shares if the over-allotment option is exercised in full), and no shares of Preferred Stock will be issued or outstanding.


COMMON STOCK


     The holders of Common Stock are entitled to one vote per each share owned of record on all matters voted upon by shareholders. Subject to preferential rights that may be applicable to any Preferred Stock outstanding, holders of Common Stock are entitled to receive dividends if, as and when declared by the Board out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all liabilities of the Company and the liquidation preferences of any outstanding Preferred Stock. Holders of the Common Stock have no preemptive rights and no rights to convert their Common Stock to any other securities, and there are no redemption or sinking fund provisions with respect to the Common Stock. The Company is subject to provisions of the Pennsylvania Business Corporation Law (the "BCL") which provide for cumulative voting.


PREFERRED STOCK


     The Board has the authority to issue the authorized shares of Preferred Stock in one or more series and to fix the designations, relative powers, preferences, rights, qualifications, limitations and restrictions of all shares of each such series, including without limitation dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the shareholders. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of Common Stock. The issuance of Preferred Stock also could have the effect of delaying, deferring or preventing a change in control of the Company.


CERTAIN CORPORATE GOVERNANCE MATTERS


     The Company's Articles of Incorporation and By-Laws provide, in general, that (i) the number of directors of the Company will be fixed, within a specified range, by a majority of the total number of the directors of the Company(assuming no vacancies) or by the holders of at least 80% of the Company's voting stock, (ii) shareholder action can be taken only at an annual or special meeting of shareholders and not by written consent in lieu of a meeting, (iii) except as described below, special meetings of shareholders may be called only by the Chairman of the Board or by 80% of the total number of directors of the Company (assuming no vacancies) and the business permitted to be conducted at any such meeting is limited to that brought before the meeting by the Company's Chairman of the Board or his specific designee or by 80% of the total number of directors of the Company (assuming no vacancies), (iv) the Chairman of the Board may be removed only by the holders of at least 80% of the Company's voting stock, (v) directors of the Company may be removed only for cause and (vi) the Board or the Chairman of the Board may postpone and reschedule any previously scheduled annual or special meeting of shareholders. The Company's By-Laws also require that shareholders desiring to bring any business before an annual meeting of shareholders deliver written notice thereof to the Secretary of the Company not later than 60 days in advance of the meeting of shareholders; provided, however, that in the event that the date of the meeting is not publicly announced by the Company by press release or inclusion in a report filed with the Commission or furnished to shareholders more than 75 days prior to the meeting, notice by the shareholder to be timely must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated. The Company's By-Laws further require that the notice by the shareholder set forth a description of the business to be brought before the meeting and the reasons for conducting such business at the meeting and certain information concerning the shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, including their names and addresses, the class and number of shares of the Company that are owned beneficially and of record by each of them and any material interest of either of them in the business proposed to be brought before the meeting. Upon the written request of the holders of not less than 25% of the Company's voting stock or upon the request of the Chairman of the Board, the Board will be required to call a meeting of shareholders for the purpose specified in such written request and fix a record date for the determination of shareholders entitled to notice of and to vote at such meeting (which record date may not be later than 60 days after the date of receipt of notice of such meeting), provided that (i) in the event that the Board calls an annual or special meeting of shareholders to be held not later than 90 days after receipt of any such written request, no separate special meeting of shareholder as so requested will be required to be convened provided that the purposes of such annual or special meeting called by the Board include (among others) the purposes specified in such written request of the shareholders and (ii) unless otherwise determined by the Chairman of the Board or vote of a majority of the members of the Board then in office, action may not be taken at a special meeting of the shareholders in respect of the removal of directors other than for cause, any change in the number of directors or any other matter affecting the composition of the Board or any directorate committee.



     Under applicable provisions of Pennsylvania law, the approval of a Pennsylvania company's board of directors, in addition to shareholder approval, is required to adopt any amendment to the company's articles of incorporation, but a company's by-laws may be amended either by action of its shareholders or, if the company's articles of incorporation so provide, its board of directors. The Company's Articles of Incorporation and By-Laws provide that except as described below, the provisions summarized above and the provisions relating to nomination procedures may not be amended by the shareholders, nor may any provision inconsistent therewith be adopted by the shareholders, without the affirmative vote of the holders of at least 80% of the Company's voting stock, voting together as a single class, except that if any such action (other than any direct or indirect amendments to the provision requiring that shareholder action be taken at a meeting of shareholders rather than by written consent in lieu of a meeting) is approved by the holders of a majority, but less than 80%, of the then-outstanding voting stock (in addition to any other approvals required by law, including approval by the Board with respect to any amendment to the Company's Articles of Incorporation), such action will be effective as of one year from the date of adoption.



     The foregoing provisions of the Company's Articles of Incorporation and By-Laws may discourage or make more difficult the acquisition of control of the Company by means of a tender offer, open market purchase, proxy contest or otherwise. These provisions may have the effect of discouraging certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company first to negotiate with the Company. The Company's management believes that the foregoing measures provide benefits to the Company and its shareholders by enhancing the Company's ability to negotiate with the proponent of any unfriendly or unsolicited proposal to take over or restructure the Company and that such benefits outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.


     The Company is subject to provisions of the BCL which require that a merger, consolidation, share exchange or sale of assets between a public corporation, or a subsidiary thereof, and a shareholder be approved by a majority of voting shares outstanding other than those held by the "interested shareholder" (which includes a shareholder who is a party to the proposed transaction or who is treated differently from other shareholders) unless (i) the transaction has been approved by a majority of the corporation's directors who are not affiliated with the interested shareholder and first elected to the board within 24 months of the vote to approve such transaction, or (ii) the transaction results in the payment to all other shareholders of an amount not less than the highest amount paid for the same class of shares by the interested shareholder. In addition, subject to certain exceptions, a "business combination" with a shareholder or group of shareholders beneficially owning more than 20% of the voting power of a public corporation (excluding certain shares) is prohibited for a five-year period following the date on which the holder acquired the 20% or greater voting power and, unless certain other conditions are satisfied, requires approval of a majority of voting shares outstanding other than those held by such interested shareholder. Moreover, the BCL provides that any profit realized from the disposition of an equity security of a corporation by a shareholder who disposes of such security within 18 months after obtaining control must be returned to the corporation. These and other related

BCL provisions may discourage open market purchases of a corporation's stock or a non-negotiated tender or exchange offer for such stock and, accordingly, may limit a shareholder's ability to realize a premium over the market price of the Common Stock in connection with any such transaction.


     Because of the length of time that the Fine Family Trusts have held controlling interests in the Company, these statutory restrictions are not applicable to such shareholders.


TRANSFER AGENT AND REGISTRAR

     The Company has appointed Chemical Mellon Shareholder Services as the transfer agent and registrar for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon consummation of the Offering (assuming the over-allotment options are not exercised), the Company will have 27,220,000 shares of Common Stock outstanding. Of these shares, all of the shares of Common Stock sold in the Offering will be freely tradeable by persons other than "affiliates" of the Company without restriction or limitation under the Securities Act. The remaining 16,220,000 shares are "restricted securities" within the meaning of Rule 144 under the Securities Act (the "Restricted Shares") and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption contained in Rule 144.


     In general, under Rule 144, if two years have elapsed since the later of the date of acquisition of Restricted Shares from the Company or any "affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder thereof is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the Common Stock then outstanding or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If three years have elapsed since the date of acquisition of Restricted Shares from the Company or from any "affiliate" of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements. The Company and each of the existing shareholders have agreed that, subject to certain limited exceptions, for a period of 180 days from the date of this Prospectus they will not, without the prior written consent of Merrill Lynch, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable for Common Stock.

     Prior to the Offering, there has been no public market for the Common Stock. See "Risk Factors--No Prior Market for the Common Stock." The Company can make no predictions as to the effect, if any, that future sales of Restricted Shares, or the availability of such Restricted Shares for sale, or the issuance of shares of Common Stock upon the exercise of options or otherwise, or the perception that such sales or exercises could occur, will have on the market price prevailing from time to time. Sales of substantial amounts of Restricted Shares in the public market could have an adverse effect on the market price of the Common Stock.

     In connection with the Acquisition, the Company entered into a stockholders agreement, pursuant to which it granted Blackstone certain registration rights with respect to the Common Stock. In addition, pursuant to the Organization the Company granted to the existing shareholders certain registration rights with respect to the Common Stock. See "The Organization, Acquisition and Financing Plan--The Organization" and "--Acquisition of Owned Hotels."

                                    TAXATION

     The following is a general discussion of certain material U.S. federal income and estate tax consequences of the ownership and disposition of Common Stock by a "Non-U.S. Holder." A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof or (iii) an estate or trust whose income is includable in gross income for U.S. federal income tax purposes regardless of its source.

     This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), and administrative interpretations as of the date hereof, all of which may be changed either retroactively or prospectively. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders and, in particular, does not address consequences that may apply in light of their particular circumstances. In addition, the discussion does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF COMMON STOCK.

DIVIDENDS

     Subject to the discussion below, dividends paid to a Non-U.S. Holder of Common Stock generally will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced treaty rate, the Company ordinarily will presume that dividends paid to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted.

     There will be no withholding tax on dividends that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States provided such holder provides a valid Internal Revenue Service (the "IRS") Form 4224 to the payor. Instead, the effectively connected dividends will be subject to regular U.S. income tax generally in the same manner as if the Non-U.S. Holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends also may be subject to an additional "branch profits tax" which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of the non-U.S. corporation's effectively connected earnings and profits, subject to certain adjustments.

     Proposed regulations were issued by the IRS in April 1996 that would, if and when finalized, substantially modify the existing rules for withholding of tax on payments of certain types of income (including dividends) to foreign persons. These proposals ("Proposed Regulations") would, subject to certain exceptions and transition rules, be effective for payments made after December 31, 1997, regardless of the date of issuance of the instrument with respect to which those payments are made. There can be no assurance that the Proposed Regulations will be finalized (whether before or after their proposed effective date) or, if they are finalized, that they will not be materially modified from their current form.

     Among the provisions of the Proposed Regulations is a proposal that would require a Non-U.S. Holder of common stock to certify its residence in a country with which the United States has an income tax treaty in order to claim the benefit of a reduced rate of withholding tax under such treaty on dividends paid with respect to such common stock. In addition, the Proposed Regulations would, if finalized in their current form, make other changes to the existing procedures relating to withholding of tax on dividends. Prospective investors are urged to consult their tax advisors with respect to the possible impact of the Proposed Regulations on their particular situations.

     In addition, under a 1984 proposed regulation (which never entered into force), in order to claim the benefits of a tax treaty, a Non-U.S. Holder of Common Stock would have been required to demonstrate entitlement to such benefits by filing certain forms including a statement from a designated governmental body of the treaty country. The administrative document whereby the IRS issued the Proposed Regulations also removes that 1984 proposed regulation.

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of Common Stock only if
(i) the gain is effectively connected with a trade or business of such holder in the United States, (ii) in the case of certain Non-U.S. Holders who are non-resident alien individuals and hold the Common Stock as a capital asset, such individuals are present in the United States for 183 or more days in the taxable year of the disposition or (iii) subject to the exception below, the Company is or has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. The Company believes it currently is and will likely remain a U.S. real property holding corporation. However, gain realized on a disposition of Common Stock by a Non-U.S. Holder that is not deemed to own more than five percent of the Common Stock during such period will not be subject to U.S. federal income tax under the rule described in clause (iii) of this paragraph, provided that the Common Stock is "regularly traded" (within the meaning of Section 897(c)(3) of the Code) on an established securities market located in the United States at the time of disposition. If a Non-U.S. Holder is deemed to own more than five percent of the Common Stock at any time during the shorter of the five-year period preceding such disposition or such holder's holding period, such Non-U.S. Holder may be subject to U.S. federal income tax upon a disposition of shares of such stock and is urged to consult its tax advisor.

BACKUP WITHHOLDING AND REPORTING REQUIREMENTS

     The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

     United States backup withholding (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) and information reporting generally will not apply to dividends paid on Common Stock to a Non-U.S. Holder at an address outside the United States.


     The payment of proceeds from the disposition of Common Stock to or through a United States office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The payment of proceeds from the disposition of Common Stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of proceeds from a disposition of Common Stock paid to or through a non-United States office of a broker that is (i) a United States person, (ii) a "controlled foreign corporation" for United States federal income tax purposes or (iii) a foreign person 50% or more of whose gross income from certain periods is effectively connected with a United States trade or business, (a) backup withholding will not apply unless such broker has actual knowledge that the owner is not a Non-U.S. Holder, and (b) information reporting will apply unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder (and the broker has no actual knowledge to the contrary).


     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

DIVIDENDS

     The Proposed Regulations would, if finalized in their current form, modify the foregoing rules to conform them to the rules proposed therein with respect to withholding tax on dividends. Prospective investors are urged to consult their tax advisors with respect to the possible impact of these provisions of the Proposed Regulations on their particular situations.

FEDERAL ESTATE TAX

     An individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of death and who is treated as the owner of Common Stock, or that has made certain lifetime transfers of an interest in the Common Stock, will be required to include the value thereof in his or her gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

                                  UNDERWRITING

     The U.S. Underwriters named below (the "U.S. Underwriters"), acting through their U.S. representatives, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Montgomery Securities, Morgan Stanley & Co. Incorporated, Smith Barney Inc. and Credit Lyonnais Securities (USA) Inc. (the "U.S. Representatives"), have severally agreed, subject to the terms and conditions of a U.S. Purchase Agreement with the Company (the "U.S. Purchase Agreement"), to purchase from the Company the number of shares of Common Stock set forth opposite their respective names. The U.S. Underwriters are committed to purchase all of such shares if any are purchased. Under certain circumstances, the commitments of non-defaulting U.S. Underwriters may be increased as set forth in the U.S. Purchase Agreement.


                                                                                 NUMBER
                 U.S. UNDERWRITERS                                              OF SHARES
                 -----------------                                              ---------
    Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated................................................
    Montgomery Securities....................................................
    Morgan Stanley & Co. Incorporated........................................
    Smith Barney Inc.........................................................
    Credit Lyonnais Securities (USA) Inc.....................................
                                                                                ---------
                 Total.......................................................   9,350,000
                                                                                =========



     The Company has also entered into a purchase agreement (the "International Purchase Agreement") with certain underwriters outside the United States (the "International Underwriters" and, together with the U.S. Underwriters, the "Underwriters") for whom Merrill Lynch International, Credit Lyonnais Securities, Montgomery Securities, Morgan Stanley & Co. International Limited and Smith Barney Inc. are acting as International representatives (the "International Representatives"). Subject to the terms and conditions set forth in the International Purchase Agreement, and concurrently with the sale of 9,350,000 shares of Common Stock to the U.S. Underwriters pursuant to the U.S. Purchase Agreement, the Company has agreed to sell to the International Underwriters, and the International Underwriters have severally agreed to purchase, an aggregate of 1,650,000 shares of Common Stock. Under certain circumstances under the International Purchase Agreement, the commitments of non-defaulting International Underwriters may be increased. The initial public offering price per share and the total underwriting discount per share will be identical under the U.S. Purchase Agreement and the International Purchase Agreement.


     In the U.S. Purchase Agreement and the International Purchase Agreement, the several U.S. Underwriters and the several International Underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such agreement if any of the shares of Common Stock being sold pursuant to each such agreement are purchased. Sales of Common Stock to be purchased by the U.S. Underwriters in the U.S. Offering and the International Underwriters in the International Offering are conditioned upon one another.


     The Company has granted the U.S. Underwriters an option exercisable for 30 days after the date hereof to purchase up to an additional 1,402,500 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments, if any. To the extent that the U.S. Underwriters exercise this option, each U.S. Underwriter will be obligated, subject to certain conditions, to purchase the number of additional shares of Common Stock proportionate to such U.S. Underwriter's initial amount reflected in the foregoing table. Additionally, the Company has granted the International Underwriters an option exercisable for 30 days after the date hereof to purchase up to an additional 247,500 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments, if any, on terms similar to those granted to the U.S. Underwriters.


     The U.S. Underwriters propose initially to offer the shares to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain selected dealers at such price less a concession not in excess of $ per share, and the U.S. Underwriters may allow, and such dealers may reallow, a discount not in excess of $ per share to certain other dealers. After the completion of the Offering, the offering price, concession and discount may be changed.

     The U.S. Underwriters and the International Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, sales may be made between the International Underwriters and the U.S. Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any Common Stock so sold shall be the initial public offering price, less an amount not greater than the selling concession.

     Under the terms of the Intersyndicate Agreement, the International Underwriters and any dealer to whom they sell Common Stock will not offer to sell or sell Common Stock to persons who are U.S. or Canadian persons or to persons they believe intend to resell to persons who are U.S. or Canadian persons, and the U.S. Underwriters and any dealer to whom they sell Common Stock will not offer to sell or sell Common Stock to non-U.S. or non-Canadian persons or to persons they believe intend to resell to non-U.S. or non-Canadian persons, except, in each case, for transactions pursuant to such agreement.

     Prior to the Offering, there has been no active public market for the Common Stock. The initial public offering price will be determined by negotiations among the Company and the U.S. Representatives. Among the factors to be considered in such negotiations are the Company's recent results of operations, the future prospects of the Company and its industry in general, the price-earnings ratios and market prices of securities of companies engaged in activities similar to those of the Company and prevailing conditions in the securities markets. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price.


     The Company and its directors, executive officers and existing shareholders, including Blackstone, have agreed not to sell or otherwise dispose of any shares of Common Stock (other than shares purchased pursuant to the Offering or in the open market) or securities convertible into or exercisable for Common Stock without the prior written consent of Merrill Lynch for a period of 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale."



     Application has been made to have the Common Stock listed for trading on the New York Stock Exchange. In order to meet the requirements for listing of the Common Stock on that exchange, the U.S. Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.


     The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     In the Purchase Agreement, the Company has agreed to indemnify the several Underwriters against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.


     The Company has agreed to pay Merrill Lynch a fee for advisory services in connection with the Organization in an amount up to 0.50% of the gross proceeds of the Offering.


     At the request of the Company, the Underwriters have reserved up to 250,000 shares of Common Stock for sale at the initial public offering price to certain employees, customers, vendors and business associates of the Company who have expressed an interest in purchasing shares of Common Stock. The number of shares of Common Stock available to the general public will be reduced to the extent these persons purchase the reserved shares of Common Stock. Any reserved shares of Common Stock that are not so purchased by such persons at the closing of the Offering will be offered by the Underwriters to the general public on the same terms as the other Common Stock offered by this Prospectus.

     Each International Underwriter has represented and agreed that (i) it has not offered or sold, and will not offer or sell, in the United Kingdom by means of any document, any shares of the Common Stock other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent (except under circumstances which do not constitute an offer to the public within the meaning of the Companies Act of 1985), (ii) it has complied and will comply with all applicable provisions of the Financial Services Act of 1986 with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom, and (iii) it has only issued or passed on, and will only issue or pass on in the United Kingdom, any document received by it in connection with the issue of the Common Stock to a person who is of a kind described in Article 9(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1988 or is a person to whom such document may otherwise lawfully be issued or passed on.

     Purchasers of the shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Jones, Day, Reavis & Pogue, New York, New York. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom, New York, New York.

                                    EXPERTS


     The balance sheet of the Company as of April 23, 1996; the Combined Financial Statements of Interstate Hotels Corporation and Affiliates as of December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995; the Combined Financial Statements of Interstone I Property Partnerships and Predecessor Entities as of December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995; the Combined Financial Statements of Interstone/CGL Partners, L.P. and Predecessor Entity as of December 31, 1994, December 14, 1995 and December 31, 1995 and for the years ended December 31, 1993 and 1994, for the period from January 1, 1995 to December 14, 1995 and for the period from December 15, 1995 to December 31, 1995; and Financial Statements of Boston Marriott Westborough Hotel as of December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995 included in this Prospectus have been included herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on their authority as experts in accounting and auditing.


                             ADDITIONAL INFORMATION


     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which is a part of the Registration Statement, omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits filed therewith, may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the fees prescribed by the Commission. The Common Stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance. Reports and other information concerning the Company may be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.


     The Company will be required to file reports and other information with the Commission pursuant to the Securities Exchange Act of 1934. The Company intends to furnish its shareholders annual reports containing consolidated financial statements certified by its independent accountants and quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

                           INTERSTATE HOTELS COMPANY

                     INDEX TO COMBINED FINANCIAL STATEMENTS
                                   ---------


                                                                                        PAGE
                                                                                        ----
INTERSTATE HOTELS COMPANY
  Report of Independent Accountants..................................................    F-2
  Balance Sheet as of April 23, 1996.................................................    F-3
  Note to Financial Statement........................................................    F-4
INTERSTATE HOTELS CORPORATION AND AFFILIATES
  Report of Independent Accountants..................................................    F-5
  Combined Balance Sheets as of December 31, 1994 and 1995 and
     March 31, 1996 (unaudited)......................................................    F-6
  Combined Statements of Income for the years ended December 31, 1993, 1994 and 1995
     and the three months ended March 31, 1995 and 1996 (unaudited)..................    F-7
  Combined Statements of Changes in Equity (Deficit) for the years ended December 31,
     1993, 1994 and 1995 and the three months ended March 31, 1996 (unaudited).......    F-8
  Combined Statements of Cash Flows for the years ended December 31, 1993, 1994 and
     1995 and the three months ended March 31, 1995 and 1996 (unaudited).............    F-9
  Notes to Combined Financial Statements.............................................   F-10
INTERSTONE I PROPERTY PARTNERSHIPS AND PREDECESSOR ENTITIES
  Report of Independent Accountants..................................................   F-24
  Combined Balance Sheets as of December 31, 1994 and 1995 and
     March 31, 1996 (unaudited)......................................................   F-25
  Combined Statements of Operations and Owners' Equity for the years ended December
     31, 1993, 1994 and 1995 and the three months ended March 31, 1995 and 1996
     (unaudited).....................................................................   F-26
  Combined Statements of Cash Flows for the years ended December 31, 1993, 1994 and
     1995 and the three months ended March 31, 1995 and 1996 (unaudited).............   F-27
  Notes to Combined Financial Statements.............................................   F-28
INTERSTONE/CGL PARTNERS, L.P. AND PREDECESSOR ENTITY
  Report of Independent Accountants..................................................   F-37
  Combined Balance Sheets as of December 31, 1994, December 14, 1995 and
     December 31, 1995 and March 31, 1996 (unaudited)................................   F-38
  Combined Statements of Operations and Predecessor's Equity and Partners' Capital
     for the years ended December 31, 1993 and 1994, for the period from January 1,
     1995 to December 14, 1995 and for the period from December 15, 1995 to December
     31, 1995 and the three months ended March 31, 1995 and 1996 (unaudited).........   F-39
  Combined Statements of Cash Flows for the years ended December 31, 1993 and 1994, for the period from January 1, 1995 to December 14, 1995 and for the period from
     December 15, 1995 to December 31, 1995 and the three months ended March 31, 1995
     and 1996 (unaudited)............................................................   F-40
  Notes to Combined Financial Statements.............................................   F-41
BOSTON MARRIOTT WESTBOROUGH HOTEL
  Report of Independent Accountants..................................................   F-49
  Balance Sheets as of December 31, 1994 and 1995 and March 31, 1996 (unaudited).....   F-50
  Statements of Operations and Equity for the years ended December 31, 1993, 1994 and
     1995 and the three months ended March 31, 1995 and 1996 (unaudited).............   F-51
  Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and
     the three months ended March 31, 1995 and 1996 (unaudited)......................   F-52
  Notes to Financial Statements......................................................   F-53

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors
Interstate Hotels Company:

     We have audited the accompanying balance sheet of Interstate Hotels Company (the Company), as of April 23, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company as of April 23, 1996 in conformity with generally accepted accounting principles.

                                                    /S/ COOPERS & LYBRAND L.L.P.
Pittsburgh, Pennsylvania
April 23, 1996

                           INTERSTATE HOTELS COMPANY

                                 BALANCE SHEET

                                 APRIL 23, 1996
                                   ---------


                                       ASSETS
Cash................................................................................   $ 1,000
                                                                                       -------
          Total assets..............................................................   $ 1,000
                                                                                       =======
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Stockholders' equity:
  Common stock, $0.01 par value; 50,000,000 shares authorized; 10,000 shares issued
     and outstanding................................................................       100
  Additional paid-in capital........................................................       900
                                                                                       -------
          Total stockholders' equity................................................     1,000
                                                                                       -------
               Total liabilities and stockholders' equity...........................   $ 1,000
                                                                                       =======


     The accompanying note is an integral part of the financial statement.

                           INTERSTATE HOTELS COMPANY
                          NOTE TO FINANCIAL STATEMENT
                                   ---------

1. BASIS OF PRESENTATION:


     Interstate Hotels Company (the Company) was formed on April 19, 1996 pursuant to a plan to pursue an initial public offering (the Offering) of common stock. Immediately prior to the consummation of the Offering, Interstate Hotels Corporation (IHC), an entity owned by the stockholders of the Company, will contribute all of the outstanding shares of common stock of IHC to the Company in exchange for equal shares of common stock. Prior to the consummation of the Offering, certain other affiliates which own interests in hotels (the Owned Hotels) and certain executives of IHC, who own interests in the Owned Hotels, will contribute all of their interests to the Company in exchange for common stock. As a result, the Company anticipates owning 100% of its subsidiaries and all of the interests in the Owned Hotels (excluding minority equity interests in seven of the hotels).

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors
Interstate Hotels Corporation:


We have audited the accompanying combined balance sheets of Interstate Hotels Corporation and Affiliates (the Company) as of December 31, 1994 and 1995, and the related combined statements of income, changes in equity (deficit) and cash flows for the three years in the period ended December 31, 1995. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Company as of December 31, 1994 and 1995, and the combined results of their operations, changes in equity (deficit) and cash flows for the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.


                                                    /S/ COOPERS & LYBRAND L.L.P.

Pittsburgh, Pennsylvania

April 10, 1996, except for the


third paragraph of Note 9,


as to which the date is April 22, 1996

                  INTERSTATE HOTELS CORPORATION AND AFFILIATES
                            COMBINED BALANCE SHEETS
                                   ---------


                                     ASSETS



                                                                   DECEMBER 31,
                                                            ---------------------------     MARCH 31,
                                                               1994            1995            1996
                                                            -----------    ------------    ------------
                                                                                           (UNAUDITED)
Current assets:
    Cash and cash equivalents............................   $ 6,701,518    $ 14,034,622    $ 12,073,518
    Accounts receivable (Note 13)........................     8,276,693      10,653,952      15,652,224
    Net investment in direct financing leases (Note 4)...       242,818         399,266         368,897
    Prepaid expenses and other assets....................        55,182         312,642         432,542
                                                            -----------    ------------    ------------
              Total current assets.......................    15,276,211      25,400,482      28,527,181
Restricted cash (Notes 14 and 15)........................     1,285,674       2,096,213       1,936,278
Property and equipment, net (Note 5).....................     1,913,704       1,894,149       1,882,811
Investments in contracts, net of accumulated amortization
  of $13,790,408 and $16,933,107 at December 31, 1994 and
  1995, respectively, and $17,795,805 at March 31,
  1996...................................................     8,752,174       5,860,972       5,048,272
Equity investment in hotel real estate (Note 6)..........            --      12,884,150      13,008,969
Notes receivable (Note 13):
    Officers and employees...............................     1,370,537       1,219,313       1,865,134
    Affiliates...........................................       879,944       8,717,662       8,717,662
Net investment in direct financing leases (Note 4).......       681,611         836,010         882,303
Deposits and other assets................................       581,228       2,492,041       8,156,734
                                                            -----------    ------------    ------------
                   Total assets..........................   $30,741,083    $ 61,400,992    $ 70,025,344
                                                            ===========    ============    ============
                                   LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
    Accounts payable:
         Trade...........................................     1,116,329         925,085         653,776
         Health Trust (Note 11)..........................       539,436       5,505,207       7,480,998
         Affiliates (Note 3).............................     1,220,000              --              --
    Accrued payroll and related benefits.................     2,757,565       3,026,235       2,051,859
    Other accrued liabilities............................     2,359,074       5,546,201       9,640,627
    Current portion of long-term debt....................       672,792         362,735         371,003
                                                            -----------    ------------    ------------
              Total current liabilities..................     8,665,196      15,365,463      20,198,263
Notes payable to stockholders (Note 20)..................            --              --      30,000,000
Long-term debt (Note 7)..................................     3,217,436      35,907,225      35,686,654
                                                            -----------    ------------    ------------
              Total liabilities..........................    11,882,632      51,272,688      85,884,917
                                                            -----------    ------------    ------------
Minority interests (Note 6)..............................            --         871,910         880,357
Commitments and contingencies (Note 14)
Equity (deficit):
    Common stock (Note 8)................................        41,600           2,780           2,780
    Paid-in capital......................................    17,880,302      26,883,017              --
    Partners' capital....................................     3,878,442              --              --
    Unearned compensation (Note 9).......................            --      (3,262,853)     (3,216,142)
    Retained deficit.....................................      (738,739)    (12,736,889)    (11,636,905)
    Receivable from stockholders (Note 13)...............    (2,203,154)     (1,629,661)     (1,889,663)
                                                            -----------    ------------    ------------
              Total equity (deficit).....................    18,858,451       9,256,394     (16,739,930)
                                                            -----------    ------------    ------------
                   Total liabilities and equity
                     (deficit)...........................   $30,741,083    $ 61,400,992    $ 70,025,344
                                                            ===========    ============    ============


     The accompanying notes are an integral part of the combined financial statements.

                  INTERSTATE HOTELS CORPORATION AND AFFILIATES

                         COMBINED STATEMENTS OF INCOME

                                   ---------


                                                                               THREE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                   MARCH 31,
                                  ---------------------------------------   -------------------------
                                     1993          1994          1995          1995          1996
                                  -----------   -----------   -----------   -----------   -----------
                                                                            (UNAUDITED)
Income from managed hotels
  (Notes 10 and 13):
     Net management fees........  $13,769,936   $16,117,152   $19,604,917   $ 4,308,852   $ 5,033,615
     Net management
       fees--related party......    5,459,527     6,167,359     7,417,134     1,537,155     2,149,282
     Purchasing fees............    1,414,311     2,156,817     2,508,507       543,710       801,052
     Other fees.................    2,064,457     5,323,707     7,815,689     1,518,075     2,540,263
Insurance income (Note 15)......    2,855,744     6,961,026     7,672,097     2,341,269     1,772,337
                                  -----------   -----------   -----------   -----------   -----------
                                   25,563,975    36,726,061    45,018,344    10,249,061    12,296,549
                                  -----------   -----------   -----------   -----------   -----------
Operating expenses:
  General and administrative....    4,762,425     7,651,646     9,271,215     1,949,015     2,304,280
  Payroll and related
     benefits...................   10,320,729    12,420,248    15,468,422     3,834,433     4,249,381
  State and local taxes.........      294,378       649,598       540,088       131,201        34,056
  Depreciation and
     amortization...............    3,282,044     3,659,132     4,201,266     1,041,543     1,100,888
                                  -----------   -----------   -----------   -----------   -----------
                                   18,659,576    24,380,624    29,480,991     6,956,192     7,688,605
                                  -----------   -----------   -----------   -----------   -----------
          Operating income......    6,904,399    12,345,437    15,537,353     3,292,869     4,607,944
Other income (expense):
  Interest income...............      251,930       302,110       693,263       127,654       365,709
  Interest expense..............     (240,136)     (271,651)     (594,103)      (75,419)     (853,058)
  Equity (loss) income from
     investment in hotel real
     estate (Note 6)............           --            --      (154,003)           --       124,819
  Minority interests' share of
     equity loss (income) from
     investment in hotel real
     estate (Note 6)............           --            --        10,421            --        (8,447)
  Other, net....................       (5,761)       13,547       346,383            --            --
                                  -----------   -----------   -----------   -----------   -----------
          Net income............  $ 6,910,432   $12,389,443   $15,839,314   $ 3,345,104   $ 4,236,967
                                  ===========   ===========   ===========   ===========   ===========


     The accompanying notes are an integral part of the combined financial statements.

                  INTERSTATE HOTELS CORPORATION AND AFFILIATES


               COMBINED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)


                                   ---------


                                                                                                      RECEIVABLE
                            COMMON       PAID-IN       PARTNERS'       UNEARNED        RETAINED          FROM
                            STOCK        CAPITAL        CAPITAL      COMPENSATION      DEFICIT       STOCKHOLDERS       TOTAL
                           --------    -----------    -----------    ------------    ------------    ------------    ------------
Balance at December 31,
  1992..................   $ 34,000    $17,756,802    $ 1,009,680              --    $   (269,403)   $ (1,846,080)   $ 16,684,999
  Common stock of newly
    established
    entities............     22,700             --             --              --              --              --          22,700
  Additional capital
    contributions.......         --         99,400             --              --              --              --          99,400
  Partners' capital
    contributions.......         --             --          1,000              --              --              --           1,000
  Net increase in
    receivable from
    stockholders........         --             --             --              --              --      (1,133,320)     (1,133,320)
  Distributions paid....         --             --     (1,690,000)             --      (4,268,646)             --      (5,958,646)
  Net income............         --             --      2,641,353              --       4,269,079              --       6,910,432
                           --------    -----------    -----------    ------------    ------------    ------------    ------------
Balance at December 31,
  1993..................     56,700     17,856,202      1,962,033              --        (268,970)     (2,979,400)     16,626,565
  Effect of
    recapitalization
    (Note 8)............    (21,500)        21,500             --              --              --              --              --
  Common stock of newly
    established
    entities............      6,400             --             --              --              --              --           6,400
  Additional capital
    contributions.......         --          2,600             --              --              --              --           2,600
  Net decrease in
    receivable from
    stockholders........         --             --             --              --              --         776,246         776,246
  Distributions paid....         --             --     (4,955,600)             --      (5,987,203)             --     (10,942,803)
  Net income............         --             --      6,872,009              --       5,517,434              --      12,389,443
                           --------    -----------    -----------    ------------    ------------    ------------    ------------
Balance at December 31,
  1994..................     41,600     17,880,302      3,878,442              --        (738,739)     (2,203,154)     18,858,451
  Effect of
    Reorganization (Note
    3)..................    (41,583)     4,520,025     (4,478,442)             --              --              --              --
  Assumption of
    liability by
    principal
    stockholder (Note
    3)..................         --      1,220,000             --              --              --              --       1,220,000
  Common stock of newly
    established
    entities............      2,600             --             --              --              --              --           2,600
  Partners' capital
    contributions.......         --             --        600,000              --              --              --         600,000
  Stock options granted
    (Note 9)............        163      3,262,690             --    $ (3,262,853)             --              --              --
  Assumption of
    stockholders'
    liability (Note
    3)..................         --             --             --              --     (12,994,923)             --     (12,994,923)
  Net decrease in
    receivable from
    stockholders........         --             --             --              --              --         573,493         573,493
  Distributions paid....         --             --             --              --     (14,842,541)             --     (14,842,541)
  Net income............         --             --             --              --      15,839,314              --      15,839,314
                           --------    -----------    -----------    ------------    ------------    ------------    ------------
Balance at December 31,
  1995..................      2,780     26,883,017             --      (3,262,853)    (12,736,889)     (1,629,661)      9,256,394
                           --------    -----------    -----------    ------------    ------------    ------------    ------------
  Unearned compensation
    recognized..........         --             --             --          46,711              --              --          46,711
  Notes payable to
    stockholders
    (Note 20)...........         --    (26,883,017)            --              --      (3,116,983)             --     (30,000,000)
  Net increase in
    receivable from
    stockholders........         --             --             --              --              --        (260,002)       (260,002)
  Distributions paid....         --             --             --              --         (20,000)             --         (20,000)
  Net income............         --             --             --              --       4,236,967              --       4,236,967
                           --------    -----------    -----------    ------------    ------------    ------------    ------------
Balance at March 31,
  1996
  (unaudited)...........   $  2,780    $        --    $        --    $ (3,216,142)   $(11,636,905)   $ (1,889,663)   $(16,739,930)
                           ========    ===========    ===========    ============    ============    ============    ============


     The accompanying notes are an integral part of the combined financial statements.

                  INTERSTATE HOTELS CORPORATION AND AFFILIATES
                       COMBINED STATEMENTS OF CASH FLOWS
                                   ---------


                                                                                                          THREE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                      MARCH 31,
                                                       -------------------------------------------    --------------------------
                                                          1993            1994            1995           1995           1996
                                                       -----------    ------------    ------------    -----------    -----------
                                                                                                             (UNAUDITED)
Cash flows from operating activities:
  Net income........................................   $ 6,910,432    $ 12,389,443    $ 15,839,314    $ 3,345,104    $ 4,236,967
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization...................     3,282,044       3,659,132       4,201,266      1,041,543      1,100,888
    Gain on sales of equipment......................            --         (14,682)         (9,387)            --             --
    Financing revenue received on capital leases....        (5,710)        (39,089)        (92,539)       (16,699)       (29,766)
    Equity loss (income) from investment in hotel
      real estate...................................            --              --         154,003             --       (124,819)
    Minority interests' share of equity (loss)
      income from investment in hotel real estate...            --              --         (10,421)            --          8,447
    Other income....................................            --              --        (350,000)            --             --
    Unearned compensation...........................            --              --              --             --         46,711
  Cash provided (used) by assets and liabilities:
    Accounts receivable.............................      (489,170)     (2,652,129)     (2,377,259)    (3,034,694)    (4,998,272)
    Prepaid expenses and other assets...............        48,989         (16,878)       (257,460)      (222,471)      (119,900)
    Accounts payable................................       108,806         915,261       4,774,527         16,999      1,704,482
    Accrued liabilities.............................       533,892       1,076,703       3,455,797      3,738,363      3,120,050
                                                       -----------    ------------    ------------    -----------    -----------
      Net cash provided by operating activities.....    10,389,283      15,317,761      25,327,841      4,868,145      4,944,778
                                                       -----------    ------------    ------------    -----------    -----------
Cash flows from investing activities:
  Investments in contracts..........................      (352,000)     (2,138,921)       (941,817)       (89,988)       (50,000)
  Equity investment in hotel real estate............            --              --     (13,038,153)            --             --
  (Increase) decrease in notes receivable...........    (1,478,595)        528,694      (7,686,494)      (216,379)      (645,821)
  Purchase of property and equipment................      (716,007)       (607,354)       (438,165)       (86,538)      (113,837)
  Proceeds from sale of management contract.........            --              --         266,041             --             --
  Purchase of assets to be leased...................      (236,380)       (874,697)       (606,115)       (26,697)      (104,945)
  Payments received under capital leases............        26,759         204,688         387,807         47,746        118,797
  (Increase) decrease in restricted cash............      (205,308)       (813,572)       (810,539)      (324,326)       159,935
  Deposits and other assets.........................      (126,558)       (150,364)          9,617         31,775     (5,643,214)
                                                       -----------    ------------    ------------    -----------    -----------
      Net cash used in investing activities.........    (3,088,089)     (3,851,526)    (22,857,818)      (664,407)    (6,279,085)
                                                       -----------    ------------    ------------    -----------    -----------
Cash flows from financing activities:
  Proceeds from long-term debt......................     1,625,000       3,548,000      35,000,000             --             --
  Repayment of long-term debt.......................    (1,892,739)     (2,641,990)    (15,265,191)      (250,000)      (212,303)
  Financing costs paid..............................        (5,000)        (33,518)     (2,087,611)            --       (134,492)
  Minority interests................................            --              --         882,331             --             --
  Capital contributions.............................       123,100           9,000         602,600        600,000             --
  Funds advanced to stockholders....................    (1,704,136)     (1,688,754)     (3,244,661)    (3,803,810)      (260,002)
  Repayment of funds advanced to stockholders.......       570,816       2,465,000       3,818,154      1,089,400             --
  Distributions paid................................    (5,958,646)    (10,942,803)    (14,842,541)    (1,238,153)       (20,000)
                                                       -----------    ------------    ------------    -----------    -----------
      Net cash (used in) provided by financing
        activities..................................    (7,241,605)     (9,285,065)      4,863,081     (3,602,563)      (626,797)
                                                       -----------    ------------    ------------    -----------    -----------
Net increase (decrease) in cash and cash
  equivalents.......................................        59,589       2,181,170       7,333,104        601,175     (1,961,104)
Cash and cash equivalents at beginning of period....     4,460,759       4,520,348       6,701,518      6,701,518     14,034,622
                                                       -----------    ------------    ------------    -----------    -----------
Cash and cash equivalents at end of period..........   $ 4,520,348    $  6,701,518    $ 14,034,622    $ 7,302,693    $12,073,518
                                                       ===========    ============    ============    ===========    ===========
Supplemental disclosure of cash flow information:
  Cash paid for interest............................   $   240,136    $    261,151    $    507,398    $    75,419    $   858,561
                                                       ===========    ============    ============    ===========    ===========
Supplemental disclosure of noncash investing and
  financing activities:
  Notes payable issued to acquire contracts.........            --    $  1,175,568              --             --             --
                                                       ===========    ============    ============    ===========    ===========
  Assumption of liability by principal stockholder
    (Note 3)........................................            --              --    $  1,220,000             --             --
                                                       ===========    ============    ============    ===========    ===========
  Assumption of stockholders' liability (Note 3)....            --              --    $ 12,994,923             --             --
                                                       ===========    ============    ============    ===========    ===========
  Unearned compensation related to stock options
    (Note 9)........................................            --              --    $  3,262,853             --             --
                                                       ===========    ============    ============    ===========    ===========
  Notes payable issued to stockholders (Note 20)....            --              --              --             --    $30,000,000
                                                       ===========    ============    ============    ===========    ===========


     The accompanying notes are an integral part of the combined financial statements.

                  INTERSTATE HOTELS CORPORATION AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                   ---------

1. BASIS OF PRESENTATION:

     Interstate Hotels Corporation and Affiliates (the Company) provides management and other services principally to hotels. The Company's financial statements combine the accounts of Interstate Hotels Corporation (IHC) and IHC Member Corporation (IHC Member), which are under common control and ownership. These combined financial statements also include the following wholly-owned subsidiaries of the combined entities: Crossroads Hospitality Company, L.L.C. (Crossroads), Colony Hotels and Resorts Company (Colony), Continental Design and Supplies Company, L.L.C. (CDS), Hilltop Equipment Leasing Company, L.P. (Hilltop) and Northridge Insurance Company (Northridge). Also included in these combined financial statements is the majority-owned consolidated investment in IHC/Interstone Partnership II, L.P. (IHC/IPII).

     IHC, Crossroads and Colony operate properties and collect management fees pursuant to management agreements with the respective owners of the hotels. It is the responsibility of IHC, Crossroads and Colony to manage the assets, collect the revenues and pay the operating expenses and other liabilities of the respective properties in accordance with the management agreements. In addition, franchise, accounting and other operating fees are earned for certain properties as stipulated in the respective agreements. These fees are included in other fees in the Company's combined statements of income. The accompanying combined statements of income include only the income earned by the Company from the operation of the respective properties (refer to Note 10). The properties' operating assets, liabilities, income and expenses are included in the owners' financial statements.

     CDS, Hilltop and Northridge provide various services to properties operated by IHC, Crossroads and Colony. CDS provides the hotels with certain purchasing and project management services and earns fees based on a percentage of the price of equipment purchased and hotel gift shop revenues. Fees earned by CDS comprise purchasing fees in the Company's combined statements of income.

     Hilltop provides office, computer and telephone equipment under capital and operating leases to certain hotels with noncancelable terms ranging from one to sixty months. Rental income earned by Hilltop is included in other fees in the Company's combined statements of income.

     Northridge provides reinsurance to major insurance carriers solely in connection with the insurance that those carriers provide to the properties managed by the Company. Northridge also provides direct insurance coverage to the Company in connection with its self-insured health care program. Income earned by Northridge comprises insurance income in the Company's combined statements of income.

     IHC/IPII owns an interest in an affiliated partnership that owns six hotels, five of which are managed by the Company (Note 6).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of Combination and Consolidation:

     The combined financial statements of the Company include the accounts of the entities described in Note 1. All transactions and intercompany balances among the entities are eliminated.

     The principal stockholder of the Company has an ownership interest in certain hotels and related entities managed by the Company (Note 13). These entities are not included in the Company's combined financial statements.

  Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. They

                                   ---------

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED may also affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Cash and Cash Equivalents:

     For purposes of the combined statements of cash flows, all unrestricted, highly liquid investments purchased with a remaining maturity of three months or less are considered to be cash equivalents. Substantially all cash and cash equivalents are maintained at a limited number of financial institutions. No collateral or other security is provided on cash deposits, other than $100,000 of deposits for each financial institution insured by the Federal Deposit Insurance Corporation.

  Leases:

     Assets acquired and subsequently leased to hotels under capital leases are recorded at the net investment in direct financing leases, which represents the total future minimum lease payments receivable net of unearned income. When payments are received, the receivable is reduced and the unearned income is recognized on a pro-rata basis over the life of the lease.

  Property and Equipment:

     Property and equipment are recorded at cost and are depreciated on the straight-line method over their estimated useful lives. Expenditures for maintenance and repairs are expensed as incurred. The cost and related accumulated depreciation applicable to property no longer in service or sold are eliminated from the accounts and any gain or loss thereon is included in operations.

  Investments in Contracts:


     Investments in contracts consists of the allocated costs arising from the purchase and change in control of the Company in 1989 and amounts paid to obtain management and other contracts. Investments in contracts are being amortized over the average life of the contracts ranging from three to ten years.


  Equity Investment:

     The Company accounts for investments in less than 50% owned entities on the equity method of accounting.

  Other Assets:

     Other assets in 1995 include financing fees of approximately $2,075,000, which are being amortized over the term of the related indebtedness of 84 months.

  Revenue Recognition:

     Net management fees, purchasing fees and other fees are recognized when earned. Hotels managed under short-term operating leases with certain lessee and lessor cancellation clauses are treated as management contracts, with the fees earned from these leases recognized when earned.

  Reimbursable Expenses:

     The Company is reimbursed for costs associated with providing data processing, sales and marketing and employee training services to managed hotels. These revenues are included in other fees and the corresponding costs are included in general and administrative and payroll and related benefits on the combined statements of income.

  Insurance:

     Insurance premiums are recorded as income on a pro-rata basis over the life of the related policies, as appropriate, with the portion applicable to the unexpired terms of the policies in force recorded as unearned

                                   ---------

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED premium reserves. Losses are provided for reported claims, claims incurred but not reported and claim settlement expense at each balance sheet date. Such losses are based on management's best estimate of the ultimate cost of settlement of claims. Actual liabilities may differ from estimated amounts. Any changes in estimates are reflected in current earnings.

  Income Tax Status:

     Prior to the Reorganization on November 1, 1995 discussed in Note 3, the entities that comprise the Company elected to be treated as either S Corporations or limited partnerships. Similar elections were made, where possible, for state income tax purposes.


     After the Reorganization, the S Corporation status of Colony was terminated and for the period subsequent to November 29, 1995 Colony is treated as a C Corporation for federal and state income tax purposes. All of the other entities included in the Company are S Corporations, limited liability companies or partnerships, which are generally all treated as pass-through entities for tax purposes.


     Accordingly, the majority of all federal and state income tax liabilities and benefits are borne by the respective stockholders or partners. State and local income tax liabilities and benefits borne by the Company are not significant and are included in the combined statements of income.


     Pursuant to a proposed initial public offering, the Company will terminate its status as an S Corporation. Accordingly, the Company will be fully subject to federal and state income taxes.


3. REORGANIZATION:

     On November 1, 1995, the Company underwent a capital restructuring in order to eliminate duplicative administrative and accounting expenses, among other things. Pursuant to the Reorganization, the Company merged a number of companies and created subsidiaries for certain other entities which were all under common control. The Reorganization was accounted for in a manner similar to that used in pooling-of-interests accounting. Additionally, concurrent with the Reorganization, the Company assumed a $12,995,000 obligation of the principal stockholder that was accounted for as a distribution of capital. The Company also recorded a contribution of capital when indebtedness in the amount of $1,220,000 that was owed to an affiliate was assumed by the principal stockholder.

4. NET INVESTMENT IN DIRECT FINANCING LEASES:


     Hilltop leases office, computer and telephone equipment to hotels under capital leases. The following represents the components of the net investment in direct financing leases:



                                                                  DECEMBER 31,
                                                            ------------------------    MARCH 31,
                                                               1994          1995          1996
                                                            ----------    ----------    ----------
                                                                                        (UNAUDITED)
Total future minimum lease payments receivable...........   $1,212,082    $1,611,815    $1,635,183
Less unearned income.....................................      287,653       376,539       383,983
                                                            ----------    ----------    ----------
                                                               924,429     1,235,276     1,251,200
Less current portion.....................................      242,818       399,266       368,897
                                                            ----------    ----------    ----------
                                                            $  681,611    $  836,010    $  882,303
                                                            ==========    ==========    ==========

                                   ---------

4. NET INVESTMENT IN DIRECT FINANCING LEASES--CONTINUED
     Future minimum lease payments to be received under these leases for each of the years ending December 31 are as follows:

    1996....................................................................   $  508,798
    1997....................................................................      430,278
    1998....................................................................      382,245
    1999....................................................................      240,477
    2000....................................................................       50,017
                                                                               ----------
                                                                               $1,611,815
                                                                               ==========

5. PROPERTY AND EQUIPMENT:


     Property and equipment consisted of the following:



                                                                  DECEMBER 31,
                                                            ------------------------    MARCH 31,
                                                               1994          1995          1996
                                                            ----------    ----------    ----------
                                                                                        (UNAUDITED)
Leasehold improvements...................................   $  656,590    $  678,142    $  678,142
Furniture, fixtures and equipment:
  Corporate offices......................................    3,274,097     3,681,498     3,790,783
  Assets leased to hotels under operating leases.........       93,134        94,179        98,731
                                                            ----------    ----------    ----------
                                                             4,023,821     4,453,819     4,567,656
Less accumulated depreciation............................    2,110,117     2,559,670     2,684,845
                                                            ----------    ----------    ----------
                                                            $1,913,704    $1,894,149    $1,882,811
                                                            ==========    ==========    ==========


6. EQUITY INVESTMENT IN HOTEL REAL ESTATE:

     IHC/IPII is owned 93.23% by the Company, with the remaining 6.77% owned by a limited partnership consisting of certain officers of the Company. This minority partnership contributed $882,331 to IHC/IPII for their interest, which is reflected as minority interests in the Company's combined balance sheets. IHC/IPII made a $13,038,000 investment on December 15, 1995 for a 20.45% interest in Interstone/CGL Partners, L.P. (CGL).

                                   ---------

6. EQUITY INVESTMENT IN HOTEL REAL ESTATE--CONTINUED

     The following represents the summarized financial information of CGL:



                                                              DECEMBER 31,          MARCH 31,
                                                                  1995                 1996
                                                              ------------         ------------
                                                                                   (UNAUDITED)
Assets:
  Current..................................................   $  7,822,863         $ 12,304,855
  Noncurrent...............................................    171,741,811          170,445,058
                                                              ------------         ------------
          Total assets.....................................    179,564,674          182,749,913
Liabilities:
  Current..................................................      4,636,254            7,961,176
  Other long-term liabilities..............................      1,212,968            1,212,968
  Long-term debt, including current portion................    120,000,000          119,250,000
                                                              ------------         ------------
          Total liabilities................................    125,849,222          128,424,144
                                                              ------------         ------------
     Net assets............................................     53,715,452           54,325,769
Less ownership interest of others..........................     40,831,302           41,316,800
                                                              ------------         ------------
Equity investment in hotel real estate.....................   $ 12,884,150         $ 13,008,969
                                                              ============         ============



                                                              DECEMBER 15,            THREE
                                                              (INCEPTION)            MONTHS
                                                                   TO                 ENDED
                                                              DECEMBER 31,          MARCH 31,
                                                                  1995                1996
                                                              ------------         -----------
                                                                                   (UNAUDITED)
Hotel operations:
  Operating revenues.......................................    $2,484,498          $19,625,173
  Operating costs and expenses.............................     1,386,137           7,695,917
                                                               ----------          -----------
  Operating profit.........................................     1,098,361          11,929,256
  Other expenses...........................................     1,025,197           6,615,401
                                                               ----------          -----------
Hotel income before partnership expenses...................        73,164           5,313,855
Partnership expenses:
  Depreciation and amortization............................       366,181           2,193,605
  Interest.................................................       460,000           2,509,933
                                                               ----------          -----------
                                                                  826,181           4,703,538
                                                               ----------          -----------
Net (loss) income..........................................      (753,017)            610,317
Ownership interest of others...............................      (599,014)            485,498
                                                               ----------          -----------
Equity (loss) income of investment in hotel real estate....    $ (154,003)         $  124,819
                                                               ==========          ===========

                                   ---------

7. LONG-TERM DEBT:


     Long-term debt consisted of the following:



                                                              DECEMBER 31,
                                                       --------------------------     MARCH 31,
                                                          1994           1995           1996
                                                       -----------    -----------    -----------
                                                                                     (UNAUDITED)
IHC 1995 revolving credit and term loan facility....           --     $35,000,000    $35,000,000
IHC 1994 revolving credit and term loan facility....   $1,948,000              --             --
Colony note payable.................................      875,568         703,300        540,997
Bank notes payable..................................      766,660         566,660        516,660
Note payable........................................      300,000              --             --
                                                       ----------     -----------    -----------
                                                        3,890,228      36,269,960     36,057,657
Less current portion................................      672,792         362,735        371,003
                                                       ----------     -----------    -----------
                                                       $3,217,436     $35,907,225    $35,686,654
                                                       ==========     ===========    ===========


     On December 13, 1995, IHC entered into a $35,000,000 Term Loan agreement and a $15,000,000 Revolving Credit Facility (collectively, the Loan Agreement). The Term Loan is separated into four seven-year notes and one six-year note. The notes are payable in four quarterly installments of $1,750,000 beginning March 13, 2000, four quarterly installments of $2,625,000 beginning March 13, 2001 and four quarterly installments of $4,375,000 beginning March 13, 2002. The Loan Agreement provides for a 1% prepayment penalty in the first year. The Loan Agreement also provides for mandatory prepayments to be made commencing with the year ending December 31, 1998 based on excess cash flow, as defined in the agreement.

     Interest is payable subject to IHC's election of the Base Rate Option or the Euro Rate Option. The Base Rate Option is the lender's prime rate plus 1.75% for the seven-year notes and prime plus 1.5% for the six-year note. The Euro Rate Option is LIBOR plus 3.25% for the seven-year notes and LIBOR plus 3% for the six-year note. IHC elected the Euro Rate Option to be in effect at December 31, 1995, which was equal to 9.125% and 8.875% for the seven-year notes and the six-year note, respectively.

     A portion of the proceeds from the Term Loan was used to repay the outstanding balance of the IHC 1994 revolving credit and term loan facility. The proceeds were also used to retire the $12,995,000 obligation assumed pursuant to the Reorganization (Note 3), fund the $13,038,000 equity investment in hotel real estate (Note 6) and lend $7,380,000 to an uncombined affiliate (Note 13). Included in other income on the Company's combined statements of income is a $350,000 gain resulting from the settlement of the $12,995,000 obligation assumed from the principal stockholder.

     On December 13, 1998, the outstanding balance on the Revolving Credit Facility will convert to a term loan and will be payable in eight equal quarterly installments beginning March 13, 1999. No amounts were outstanding on the Revolving Credit Facility at December 31, 1995. Interest is payable subject to IHC's election of the Base Rate Option (prime plus 1%) or the Euro Rate Option (LIBOR plus 2.5%). The available borrowings under the Revolving Credit Facility are reduced by the letters of credit outstanding (Note 14), which at no time may exceed $2,500,000. At December 31, 1995, the borrowings available amounted to approximately $14,513,000. A nonrefundable commitment fee equal to
 .375% of the unused portion of the Revolving Credit Facility is payable quarterly. Additionally, letter of credit fees equal to 2.25% of the outstanding letters of credit and an annual agent's fee of $40,000 are payable quarterly.

     The Loan Agreement contains certain restrictive covenants, including the maintenance of certain financial ratios, restrictions on the payment of dividends, limitations on additional indebtedness and certain other reporting requirements. The stockholders have pledged all of the stock and substantially all of the assets of the Company as collateral for the Loan Agreement.

     In 1993, the Company entered into a loan agreement with a bank. The agreement provided for aggregate borrowings of $1,000,000 in the form of two separate notes. One note for $500,000 was borrowed in 1993 and

                                   ---------

7. LONG-TERM DEBT--CONTINUED
is payable in 60 equal monthly installments plus interest at 7.77%. The second note for $500,000 was borrowed in 1994 and is payable in 60 equal monthly installments plus interest at 9.08%.

     On May 31, 1994, Colony entered into a $1,000,000 non-interest bearing note with Radisson Hotels International, Inc. in connection with the acquisition of management and other service contracts. The note is payable in five annual installments of $200,000 beginning January 1, 1995. At December 31, 1995, the present value of the interest-free note was $703,300.

     On July 12, 1994, IHC entered into a $300,000 7% note payable in connection with the acquisition of management contracts. The note was paid on July 8, 1995.

     Statement of Financial Accounting Standards No. 107 requires disclosure about the fair value of financial instruments. Based on interest rates currently available, management believes that the carrying amount of all long-term debt is a reasonable estimation of fair value.

     Aggregate scheduled maturities of long-term debt for each of the five years ending December 31 and thereafter are as follows:

        1996...........................................................   $   362,735
        1997...........................................................       371,344
        1998...........................................................       297,068
        1999...........................................................       238,813
        2000...........................................................     7,000,000
        Thereafter.....................................................    28,000,000
                                                                          -----------
                                                                          $36,269,960
                                                                          ===========

8. COMMON STOCK:


     Common stock at December 31, 1995 and March 31, 1996 consisted of the following:


                                                       CLASS "A"                    CLASS "B"
                                                   NUMBER OF SHARES             NUMBER OF SHARES
                                               -------------------------    -------------------------
                                    PAR                      ISSUED AND                   ISSUED AND     TOTAL
            COMPANY                VALUE       AUTHORIZED    OUTSTANDING    AUTHORIZED    OUTSTANDING    AMOUNT
  ---------------------------   -----------    ----------    -----------    ----------    -----------    ------
  IHC........................   $       .01       5,000         1,471         495,000       164,326      $1,658
  IHC Member.................           .01       1,000           100          49,000        12,075         122
  Other entities.............    .01 - 1.00      11,000         1,000          49,000        39,600       1,000
                                                 ------         -----         -------       -------      ------
                                                 17,000         2,571         593,000       216,001      $2,780
                                                 ======         =====         =======       =======      ======

     The Reorganization discussed in Note 3 resulted in the reclassification of $41,583 between common stock and paid-in capital and the reclassification of $4,478,442 between partners' capital and paid-in capital. The above changes have been reflected in the 1995 combined financial statements.

     In 1994, the Company recapitalized certain companies and created two classes of common stock. Both classes are identical in all respects, including a ratable share of all dividends and other distributions, except for voting rights. Holders of Class "A" Common Stock are entitled to one vote per share, while Class "B" Common Stock is non-voting. The recapitalization resulted in the reclassification of $21,500 between common stock and paid-in capital, which was reflected in the 1994 combined financial statements.

The Blackstone Option:

     In October 1995, the Company and Blackstone Real Estate Partners, L.P. (Blackstone) entered into an Option Agreement (the Option Agreement) pursuant to which the Company granted to Blackstone an option (the Blackstone Option) to purchase a 20% equity interest in a new company to be formed to succeed the Company and certain of its affiliates and upon payment by Blackstone of the exercise price of $23.3 million.

                                   ---------

8. COMMON STOCK--CONTINUED

The Blackstone Option was exercisable upon the occurrence of certain events, including the filing by the Company with the Securities and Exchange Commission of a registration statement relating to an underwritten initial public offering
(IPO) of shares of its common stock. In connection with the execution of the Blackstone Acquisition Agreement discussed in Note 17, Blackstone exercised the Blackstone Option conditioned upon the consummation of a proposed IPO. Upon the closing of the Blackstone Option, Blackstone will receive $44.8 million of common stock based on the IPO price, and the Company will pay Blackstone a $233,000 arrangement fee.


9. STOCK OPTIONS:

     In December 1995, the Company granted stock options pursuant to a Stock Option Plan adopted on the same date to certain officers to purchase shares of common stock. The exercise price for 7,143 of the options was determined based on an independent market valuation to be fair market value of the stock on the date of the grant and the exercise price for 9,137 of the options was below fair market value. The Stock Option Plan also provides for a reserve for future issuance of 332 options. The options are exercisable in installments over an eight-year period commencing the earlier of age 60 or 10 years from the date of the grant. No options were exercisable at December 31, 1995. The officers must continue in the employment of the Company or serve as consultants to the Company and not compete against the Company in order for the options to vest. The unearned compensation related to the stock options granted is being charged to expense over the vesting period using the market value at the issuance date.

     Transactions involving stock options are summarized as follows:

                                                                                    RANGE OF
                                                                                     OPTION
                                                                       OPTION        PRICE
                                                          NUMBER       PRICE       GRANTED AT
                                                            OF       GRANTED AT    BELOW FAIR
                                                         OPTIONS     FAIR VALUE      VALUE
                                                         --------    ----------    ----------
    Outstanding, December 31, 1994....................        --          --              --
    Granted...........................................    16,280        $585        $174-303
    Exercised.........................................        --          --              --
    Canceled..........................................        --          --              --
                                                          ------
    Outstanding, December 31, 1995....................    16,280
                                                          ======


     On April 22, 1996, the Company agreed to cancel the stock options granted under the Stock Option Plan adopted in December 1995 in consideration of its agreement to issue to the option holders an aggregate of 8,492 shares of restricted stock. The restricted stock will be subject to restrictions on transfer and rights of repurchase in the event of the employee's death, disability or termination of employment prior to the consummation of a planned initial public offering (refer to Note 17). As a result of the cancellation of the stock options and issuance of the restricted stock at no cost to the recipients, the Company will reverse the unamortized unearned compensation related to the stock options and record compensation expense of approximately $9.5 million, based on a market value of $1,123 per share for the Company's common stock.


10. NET MANAGEMENT FEES:


     The Company's management agreements have initial terms that range from one month to 50 years, expire through the year 2044 and generally are cancelable under certain conditions. In addition, certain agreements are renewable for successive terms of one to ten years.

                                   ---------

10. NET MANAGEMENT FEES--CONTINUED

     The management agreements specify the base fees to be earned, which are generally based on percentages of gross revenues. In certain cases, incentive fees are earned based on profitability as defined by the management agreements. The net management fees earned were as follows:



                                                                                THREE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                  MARCH 31,
                                    ---------------------------------------   -----------------------
                                       1993          1994          1995          1995         1996
                                    -----------   -----------   -----------   ----------   ----------
                                                                                   (UNAUDITED)
Base management fees..............  $17,621,678   $19,704,733   $22,792,054   $5,567,682   $6,382,104
Incentive management fees.........    1,347,634     3,118,482     4,752,936      394,019      923,681
Receivership fees.................      757,991        34,519            --           --           --
                                    -----------   -----------   -----------   ----------   ----------
                                     19,727,303    22,857,734    27,544,990    5,961,701    7,305,785
Less:
     Administrative fees (Note
       13)........................      497,840       487,997       438,805      106,083      122,888
     Write-off of uncollectible
       base management fees.......           --        85,226        84,134        9,611           --
                                    -----------   -----------   -----------   ----------   ----------
                                    $19,229,463   $22,284,511   $27,022,051   $5,846,007   $7,182,897
                                    ===========   ===========   ===========   ==========   ==========


11. EMPLOYEE BENEFITS:

     The Company participates in the following employee benefit plans:

          The IHC Employee Health and Welfare Plan (and related Health Trust) provides employees of the Company, including hotels under management, with group health insurance benefits. The Company is self-insured for certain benefits, subject to certain individual claim and aggregate maximum liability limits. For the period January 1, 1993 through July 31, 1994, the Company and each Company-covered hotel paid premiums to the Health Trust based on the estimated conventional premiums. Effective August 1, 1994, each Company-covered hotel pays the premiums directly to the Company and the Company funds the Health Trust. The Company is responsible for any underfunding of the Health Trust and receives an insurance premium as discussed in Note 15. The employee portion of the premiums continues to be paid directly to the Health Trust. These premiums may be prospectively adjusted to consider actual claims experience. The Company paid and expensed amounts to the Health Trust related to coverage for employees at its corporate offices of approximately $346,000 in 1993 and $217,000 in 1994. Amounts paid to the Health Trust since August 1, 1994 have been eliminated against the insurance income recorded by the Company as discussed in Note 15. Premiums for employees at the hotels managed by the Company are borne by the respective hotels. The Health Trust is exempt from federal income tax under Section 501(c)(9) of the Internal Revenue Code as a voluntary employees' beneficiary association.

          The Company maintains defined contribution savings plans for all employees of the Company. Eligibility for participation in the plans is based on the employee's attainment of 21 years of age and on the completion of one year of service with the Company. Employer contributions are based on a percentage of employee contributions. Participants may make voluntary contributions to the plans of up to 6% of their compensation, as defined. The Company incurred expenses related to employees at its corporate offices of approximately $99,000 in 1993, $110,000 in 1994 and $124,000 in 1995.

12. DEFERRED COMPENSATION AGREEMENTS:

     In December 1995, the Company entered into deferred compensation agreements with two officers. The agreements provide for the officers to receive certain future annual payments for an eight year period commencing the earlier of age 60 or 10 years from the date of the agreement. The officers must continue in

                                   ---------

12. DEFERRED COMPENSATION AGREEMENTS--CONTINUED the employment of the Company or serve as consultants to the Company and not compete against the Company in order for the future payments to be earned.

     Certain key employees are awarded other deferred compensation based on performance. Expense recorded for these awards amounted to approximately $257,000 in 1993, $259,000 in 1994 and $224,000 in 1995.

13. RELATED PARTY TRANSACTIONS:

  Income and Accounts Receivable:


     Of the total income from managed hotels, approximately $5,793,000 in 1993, $6,678,000 in 1994, $7,886,000 in 1995 and $1,706,000 and $2,422,000 for the
three months ended March 31, 1995 and 1996, respectively, were earned from hotels in which the principal stockholder of the Company has an ownership interest. Accounts receivable of approximately $946,000 and $1,028,000 at December 31, 1994 and 1995, respectively, and $946,000 at March 31, 1996 were due from these hotels.


  Notes Receivable:

     Included in notes receivable from affiliates is a note to IHC/Interstone Partnership, L.P. (IHC/IPLP), an uncombined affiliate of IHC. On December 13, 1995, IHC/IPLP borrowed $7,380,000 from IHC. The note is payable in four quarterly installments of $369,000 beginning March 13, 2000, four quarterly installments of $400,000 beginning March 13, 2001 and four quarterly installments of $1,076,000 beginning March 13, 2002. The note bears interest at the rate in effect selected by IHC for the Loan Agreement discussed in Note 7.

  Receivable from Stockholders:

     The Company advanced approximately $1,133,000 (net of repayments of approximately $571,000) in 1993, received approximately $776,000 (net of advances of approximately $1,689,000) in 1994 and received approximately $573,000 (net of advances of approximately $3,245,000) in 1995 from the stockholders of the Company. Such advances have no specific repayment terms and have been classified as a reduction of equity in the combined balance sheets.

  Principal Stockholder's Obligation:


     In 1989, the principal stockholder purchased the remaining ownership interest in the Company from a deceased stockholder's estate for approximately $20,388,000. The purchase was financed through a cash payment of $1,010,064 and the issuance of two notes in the amount of $17,078,158 and $2,300,000, respectively. The notes accrued interest at 8.5% and were payable in quarterly principal and interest payments through 2002. Pursuant to the Reorganization discussed in Note 3, the Company assumed the remaining obligation under the notes of approximately $12,995,000, which was accounted for as a capital distribution. The remaining balance on the notes was paid in December 1995 (refer to Note 7).


  Administrative Fee Agreements:

     Certain management contracts provide for the payment of administrative fees to related parties for services rendered and to be rendered in connection with the development and management of the various hotel facilities. The fees are based on a percentage of the management fees earned from the operation of the respective hotel properties.

     Administrative fee expenses to related parties included in Note 10 amounted to $430,000 in 1993, $398,000 in 1994 and $439,000 in 1995. Amounts payable on these fees are included in accounts payable in the combined balance sheets and amounted to $59,000 and $111,000 at December 31, 1994 and 1995, respectively.

                                   ---------

14. COMMITMENTS AND CONTINGENCIES:

     The Company accounts for the leases of office space (the office leases expire through 1999) and certain office equipment (the equipment leases expire through 1998) as operating leases. Total rental expense amounted to approximately $685,000 in 1993, $739,000 in 1994 and $912,000 in 1995. The
following is a schedule of future minimum lease payments under these leases:

        1996............................................................   $1,014,000
        1997............................................................      916,000
        1998............................................................       76,000
        1999............................................................       41,000
                                                                               ------
                                                                           $2,047,000
                                                                               ======

     The Company is required to pay a proportional share of real estate taxes and operating expenses based on terms specified in one of the office space leases. This additional rental payment amounted to $110,000 in 1993, $117,000 in 1994 and $132,000 in 1995.

     The Company has made guarantees through the issuance of letters of credit for affiliated entities regarding the payment of certain liabilities of:
Interstate/Ft. Lauderdale Associates, Ltd., the owner of the Ft. Lauderdale Marriott North Hotel, in the amount of $77,000, IHC in the amount of $400,000 and CDS in the amount of $10,000. The Company also entered into two formal agreements in 1995 that guarantee the obligation under a letter of credit issued by affiliated partnerships (Interstone/Atlanta Partnership, L.P., Interstone/Colorado Springs Partnership, L.P., Interstone/Conshohocken Partnership, L.P., Interstone/ Denver Partnership, L.P. and Interstone/Lisle Partnership, L.P.) that have ownership interests in five hotels managed by IHC in the amount of $1,250,000, as well as IHC's obligation to the owner of the Dana Point Resort for certain financial performance thresholds as defined in the management agreement in the amount of $1,000,000. The obligation to the owner of the Dana Point Resort also requires IHC to maintain $500,000 in escrow, which is included in restricted cash in the Company's combined balance sheets. The Company also provides certain financial guarantees to the lessors of hotels managed under lease agreements which operate in a manner similar to management agreements. Presently, management does not expect to incur any claims against these letters of credit and guarantees.


     As discussed in Note 8, the exercise of the Blackstone Option is conditioned upon the consummation of the proposed IPO. On November 27, 1996, if the IPO is not consummated, the Company has the right to call the Blackstone Option, and Blackstone has the right to require the Company to purchase the Blackstone Option for a cash payment to Blackstone of $10,500,000. If the IPO is not consummated, the Company will record an expense no later than November 27, 1996 for any cash payment required to purchase the Blackstone Option.


     Additionally, the Company has employment contracts with five executives which provide for payments of two times the individual's salary and bonus for the prior fiscal year or the remaining salary due under the terms of the contracts in the event the employee is terminated without cause or if there is a change-in-control of the Company.


     In the ordinary course of business various lawsuits, claims and proceedings have been or may be instituted or asserted against the Company. Based on currently available facts, management believes that the disposition of matters that are pending or asserted will not have a material adverse effect on the financial position, results of operations or liquidity of the Company.


15. INSURANCE:

     The Company provides certain insurance coverage to hotels under terms of the various management contracts. This insurance is generally arranged through a third party carrier. Northridge reinsures a portion of the coverage from this third party primary insurer. The policies provide for layers of coverage with minimum deductibles and annual aggregate limits. The policies are for coverage relating to innkeepers' losses

                                   ---------

15. INSURANCE--CONTINUED
(general/comprehensive liability), wrongful employment practices, garage keeper's legal liability, replacement cost automobile losses, and real and personal property and business interruption insurance. All policies are short-duration contracts and expire through August 1, 1996.


     The Company is liable for any deficiencies in the IHC Employee Health and Welfare Plan (and related Health Trust), which provides employees of the Company with group health insurance benefits (Note 11). The Company has a Financial Indemnity Liability Policy with Northridge which indemnifies the Company for its obligations for the deficiency in the related Health Trust from between $900,000 and $4,000,000. The premiums for this coverage received from the properties managed by the Company, net of intercompany amounts paid for employees at the Company's corporate offices, are recorded as direct premiums written. There was no deficiency in the related Health Trust at December 31, 1995.


     Included in partners' capital is $1,285,674 and $1,596,213 at December 31, 1994 and 1995, respectively, of capital restricted under applicable government insurance regulations. The corresponding asset associated with restricted capital is included in restricted cash in the combined balance sheets. All other accounts of Northridge are classified with assets and liabilities of a similar nature in the combined balance sheets.


     The combined statements of income include the insurance income earned and related insurance expenses incurred by Northridge. The insurance expenses incurred by Northridge totaled approximately $344,000, $617,000 and $1,089,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and $165,000 and $315,000 for the three months ended March 31, 1995 and 1996, respectively. The insurance income earned has been reflected as a separate item in the accompanying combined statements of income and were comprised of the following:



                                                                                THREE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,                 MARCH 31,
                                       ------------------------------------   -----------------------
                                          1993         1994         1995         1995         1996
                                       ----------   ----------   ----------   ----------   ----------
                                                                              (UNAUDITED)
Reinsurance premiums written.........  $2,360,509   $3,428,371   $4,981,063   $5,050,000   $4,094,053
Direct premiums written..............          --    2,581,100    2,477,150    2,876,375    2,860,058
Reinsurance premiums ceded...........          --           --     (422,136)          --           --
Change in unearned premiums
  reserve............................    (235,998)      41,511      (61,693)  (5,940,000)  (5,181,774)
Loss sharing premiums................     731,233      910,044      697,713      354,894           --
                                       -----------  -----------  -----------  -----------  -----------
Insurance income.....................  $2,855,744   $6,961,026   $7,672,097   $2,341,269   $1,772,337
                                       ===========  ===========  ===========  ===========  ===========


16. CONCENTRATION OF OPERATIONS:


     The Company provides services principally to hotels. These hotels are located in 28 states, the District of Columbia, Canada, Mexico, Israel, the Caribbean, Thailand and Russia, with the largest concentration of hotels in the states of Florida and California. These hotels are operated under a number of franchisers, most predominantly, Marriott International, Inc.


17. SUBSEQUENT EVENTS:

     The Company's Board of Directors has authorized management to pursue an initial public offering (the Offering) by a newly formed company to be wholly-owned by shareholders of the Company.

  The Blackstone Acquisition:


     In March 1996, IHC Member entered into an Agreement of Purchase and Sale (the Blackstone Acquisition Agreement) to acquire (the Blackstone Acquisition) all of Blackstone's 75% interest in seven hotels and an approximate 54% interest in CGL for a cash purchase price of approximately $124.4 million.

                                   ---------

17. SUBSEQUENT EVENTS--CONTINUED

Closing of the Blackstone Acquisition will occur upon the earlier of the consummation of the Offering or July 15, 1996.



     In March 1996, IHC Member made a $5.4 million deposit for the Blackstone Acquisition, which is included in deposits and other assets in the accompanying March 31, 1996 combined balance sheet.



     In connection with the Blackstone Acquisition, the Company also entered into a Contribution Agreement in which Blackstone will contribute their 75% interest in one hotel in consideration for the issuance of $8.3 million of common stock based on the price of the stock at the Offering, or cash, depending on the closing date. The closing of the Contribution Agreement will occur concurrent with the Offering.


  Host Funding Transaction:


     In April 1996, Crossroads purchased 60,000 shares of common stock of Host Funding, Inc. (Host), a hotel real estate investment trust, in connection with Host's initial public offering. In connection therewith, Crossroads entered into long-term leases with Host to lease five Super 8 Motels owned by Host, which are cancelable under certain conditions specified in the lease agreements. Rental payments under each lease consist of base rent, payable quarterly, which is based upon revenues received from the operation of the leased hotels, plus a payment based on gross revenues of the hotel. The annual total base rent for each hotel varies from $112,000 to $265,000. Crossroads will receive a base management fee of 6% of gross revenues for each hotel after required rental payments. Additionally, Crossroads has agreed to pledge all of its shares of Host common stock to collateralize their performance under the leases during the first three years of their term. Thereafter, the number of shares required to be pledged declines during the remaining term of the leases.


  Acquisition of Additional Hotels:

     In February 1996, the Company signed a letter of intent to purchase an approximately 13% partnership interest in the Don CeSar Beach Resort, a resort currently managed by the Company.


     In March 1996, the Company executed a contract to purchase the Boston Marriott Westborough located in Westborough, Massachusetts. The Company has managed this hotel since 1991. The purchase price is $19.5 million payable in cash, with closing currently scheduled to occur by July 31, 1996, subject to certain closing conditions. The Company has made a $250,000 deposit against the purchase price, which is included in deposits and other assets in the accompanying March 31, 1996 combined balance sheet.



18. UNAUDITED FINANCIAL STATEMENTS:



     The unaudited combined balance sheet as of March 31, 1996 and the unaudited combined statements of income, changes in equity (deficit) and cash flows for the three months ended March 31, 1995 and 1996, in the opinion of management, have been prepared on the same basis as the audited combined financial statements and include all significant adjustments (consisting primarily of normal recurring adjustments) considered necessary for a fair presentation of the results of these interim periods. The data disclosed in these notes to the combined financial statements for these periods are also unaudited. Operating results for the three month period ended March 31, 1996 is not necessarily indicative of the results for the entire year.


19. NEW ACCOUNTING PRONOUNCEMENTS:

     In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." The new standard is effective for fiscal year 1996. Management believes that the implementation of the standard will not have a material effect on its combined financial statements.

     In October 1995, the FASB issued SFAS No. 123 "Accounting for Stock-Based Compensation." The new standard, which is effective for fiscal year 1996, requires the Company to adopt either a recognition

                                   ---------

19. NEW ACCOUNTING PRONOUNCEMENTS--CONTINUED method or a disclosure-only approach of accounting for stock based employee compensation plans. Management intends to adopt the disclosure-only approach and, as such, does not believe that the implementation of the standard will have a material effect on its combined financial statements.


20. NOTES PAYABLE TO STOCKHOLDERS:



     In March 1996, the Company made a capital distribution by issuing notes payable to the stockholders of IHC in the aggregate amount of $30,000,000. The notes accrue interest at a rate of 5%, payable quarterly in arrears, with the principal amount, plus any accrued interest, due and payable in September 1997. The combined balance sheet as of March 31, 1996 reflects a distribution to the stockholders and corresponding liability for the notes payable.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners
Interstone I Property Partnerships:

     We have audited the accompanying combined balance sheets of Interstone I Property Partnerships (the Partnerships) and Predecessor Entities (as defined in
Note 1) as of December 31, 1994 and 1995 and the related combined statements of operations and owners' equity and cash flows for each of the three years in the period ended December 31, 1995. These combined financial statements are the responsibility of the Partnerships' and Predecessor Entities' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     As discussed in Note 1, the combined financial statements of the Predecessor Entities have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a Registration Statement of Interstate Hotels Company and are not intended to be a complete presentation of the Predecessor Entities.


     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Interstone I Property Partnerships and Predecessor Entities as of December 31, 1994 and 1995 and the combined results of their operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                    /S/ COOPERS & LYBRAND L.L.P.
Pittsburgh, Pennsylvania
April 10, 1996

                       INTERSTONE I PROPERTY PARTNERSHIPS
                            AND PREDECESSOR ENTITIES
                            COMBINED BALANCE SHEETS

                                   ---------


                                                              DECEMBER 31,
                                                      ----------------------------     MARCH 31,
                                                          1994            1995            1996
                                                      ------------    ------------    ------------
                                                                                      (UNAUDITED)
                                      ASSETS
Current assets:
  Cash and cash equivalents........................   $  7,547,516    $  9,659,554    $  5,681,625
  Restricted cash (Note 2).........................        685,149         508,459         890,824
  Accounts receivable..............................      3,725,508       4,341,929       7,202,585
  Due from affiliates..............................        626,387              --              --
  Inventories (Note 4).............................        715,673         651,548         612,291
  Prepaid expenses and other assets................        546,563         644,209       1,236,191
                                                      ------------    ------------    ------------
       Total current assets........................     13,846,796      15,805,699      15,623,516
Restricted cash (Note 2)
  Property and equipment...........................      3,724,731       1,337,293       1,927,936
  Renovations......................................        758,396       3,347,593       2,569,496
Property and equipment, net (Notes 1, 5 and 7).....    139,535,123     150,597,558     150,276,540
Deferred expenses (Note 6).........................        934,857       3,108,961       2,907,371
                                                      ------------    ------------    ------------
       Total assets................................   $158,799,903    $174,197,104    $173,304,859
                                                      ============    ============    ============

                          LIABILITIES AND OWNERS' EQUITY
Current liabilities:
  Accounts payable.................................      3,940,977       3,033,068       4,099,912
  Accrued liabilities:
     Real estate taxes.............................      1,308,662       1,948,622       1,734,884
     Salaries and benefits.........................      2,199,684       2,716,995       1,992,088
     Royalties and fees (Note 3)...................        136,236         337,430         303,543
     Management fees (Note 3)......................        103,157         207,013         264,533
     Other.........................................      3,205,713       2,865,170       2,610,454
  Customer deposits................................        535,858         504,171       1,531,777
  Interest payable.................................        649,425       1,022,845         981,102
  Due to affiliates................................        648,437              --              --
  Current portion of long-term debt (Note 7).......     44,766,516       1,417,217       1,417,217
                                                      ------------    ------------    ------------
       Total current liabilities...................     57,494,665      14,052,531      14,935,510
Long-term debt (Note 7)............................     74,381,625     113,719,504     113,506,225
Deferred taxes.....................................        126,500              --              --
                                                      ------------    ------------    ------------
       Total liabilities...........................    132,002,790     127,772,035     128,441,735
Commitments and contingencies (Note 14)............
Owners' equity.....................................     26,797,113      46,425,069      44,863,124
                                                      ------------    ------------    ------------
       Total liabilities and owners' equity........   $158,799,903    $174,197,104    $173,304,859
                                                      ============    ============    ============


     The accompanying notes are an integral part of the combined financial statements.

                       INTERSTONE I PROPERTY PARTNERSHIPS
                            AND PREDECESSOR ENTITIES
              COMBINED STATEMENTS OF OPERATIONS AND OWNERS' EQUITY
                                   ---------


                                                                               THREE MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,                     MARCH 31,
                               ------------------------------------------   -------------------------
                                   1993           1994           1995          1995          1996
                               ------------   ------------   ------------   -----------   -----------
                                                                                 (UNAUDITED)
Revenues:
  Rooms......................  $ 29,965,305   $ 40,612,704   $ 53,450,530   $12,851,402   $13,024,152
  Food and beverage..........    22,298,100     28,314,060     35,351,678     8,076,865     8,849,996
  Telephone..................     1,390,266      1,790,750      2,501,378       589,054       698,904
  Gift shop and other........     1,323,639      1,739,119      2,089,690       469,407       400,845
  Office building lease......            --      1,163,712      2,550,325       587,197       702,992
                               ------------   ------------   ------------   -----------   -----------
                                 54,977,310     73,620,345     95,943,601    22,573,925    23,676,889
Departmental costs and
  expenses...................    28,026,057     34,481,202     42,247,524    10,820,450    10,177,959
                               ------------   ------------   ------------   -----------   -----------
     Departmental income
       (Note 8)..............    26,951,253     39,139,143     53,696,077    11,753,475    13,498,930
                               ------------   ------------   ------------   -----------   -----------
Other expenses (Note 3):
  Administration and
     general.................     4,649,691      6,481,683      9,210,839     2,100,580     2,197,645
  Management fees............     1,031,121      1,506,734      2,234,306       502,916       672,124
  Royalties..................     1,455,729      2,124,273      2,551,021       559,680       684,010
  Advertising and sales......     3,398,061      4,413,912      6,079,721     1,456,944     1,624,393
  Repairs and maintenance....     2,734,284      3,580,133      4,545,730     1,121,499     1,103,681
  Heat, power and light......     2,901,874      3,742,593      4,549,014     1,045,068     1,170,272
  Insurance and taxes........     2,236,296      2,797,763      4,403,629       989,962     1,122,606
  Depreciation and
     amortization............     6,877,251      7,840,428     10,250,714     2,427,513     2,704,320
  Other......................       231,023        288,489      1,275,986       247,749       300,965
                               ------------   ------------   ------------   -----------   -----------
                                 25,515,330     32,776,008     45,100,960    10,451,911    11,580,016
                               ------------   ------------   ------------   -----------   -----------
                                  1,435,923      6,363,135      8,595,117     1,301,564     1,918,914
Interest expense (Note 7)....     6,381,912      7,852,173      9,605,070     2,170,198     2,509,728
                               ------------   ------------   ------------   -----------   -----------
     Loss before
       extraordinary items...    (4,945,989)    (1,489,038)    (1,009,953)     (868,634)     (590,814)
Extraordinary items-
  extinguishments of debt
  (Note 7)...................    25,795,725     18,381,077             --            --            --
                               ------------   ------------   ------------   -----------   -----------
     Net income (loss).......    20,849,736     16,892,039     (1,009,953)     (868,634)     (590,814)
Owners' equity:
  Beginning of period........   (22,131,943)    (1,192,017)    26,797,113    26,797,113    46,425,069
  Capital contributions......       156,386     40,431,885     45,273,069    24,016,806            --
  Capital distributions......       (66,196)       (17,901)   (29,486,579)   (2,550,498)     (971,131)
  Elimination of predecessor
     entities' equity........            --    (29,316,893)     4,851,419    (4,218,288)           --
                               ------------   ------------   ------------   ------------  ------------
          End of period......  $ (1,192,017)  $ 26,797,113   $ 46,425,069   $43,176,499   $44,863,124
                               ============   ============   ============   ============  ============


     The accompanying notes are an integral part of the combined financial statements.

                       INTERSTONE I PROPERTY PARTNERSHIPS
                            AND PREDECESSOR ENTITIES

                       COMBINED STATEMENTS OF CASH FLOWS
                                   ---------


                                                                                              THREE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                       MARCH 31,
                                          --------------------------------------------    --------------------------
                                              1993            1994            1995           1995           1996
                                          ------------    ------------    ------------    -----------    -----------
                                                                                                (UNAUDITED)
Cash flows from operating activities:
    Net income (loss)..................   $ 20,849,736    $ 16,892,039    $ (1,009,953)   $  (868,634)   $  (590,814)
    Adjustments to reconcile net income
       (loss) to cash provided by
       operations:
         Gain on extinguishments of
           debt........................    (25,795,725)    (18,381,077)             --             --             --
         Interest expense financed by
           term debt...................        422,197              --              --             --             --
         Depreciation and
           amortization................      6,877,251       7,840,428      10,250,714      2,427,513      2,704,320
         Loss on disposal of assets....        318,191         227,927         167,103             --             --
         Deferred interest on
           mortgages...................        943,400         938,495       1,070,260             --             --
         Change in deferred income
           taxes.......................        (11,700)        (22,100)         14,400             --             --
    Changes in assets and liabilities:
         Accounts receivable...........        374,838      (1,202,856)     (1,042,981)      (797,217)    (2,860,656)
         Inventories...................       (151,830)         53,451          46,924         11,844         39,257
         Prepaid expenses and other
           assets......................        278,031         213,266        (221,975)      (318,933)      (591,982)
         Due from affiliates...........             --              --              --        156,596             --
         Accounts payable..............       (582,208)      1,760,765        (483,874)      (126,532)     1,066,844
         Accrued liabilities...........        573,382         747,324       2,963,723     (1,255,125)    (1,211,471)
         Customer deposits.............         64,218         101,483         (31,687)        61,999      1,027,606
                                          ------------    ------------    ------------    -----------    -----------
              Net cash flows provided
                by (used in) operating
                activities.............      4,159,781       9,169,145      11,722,654       (708,489)      (416,896)
                                          ------------    ------------    ------------    -----------    -----------
Cash flows from investing activities:
    Funds restricted for future
       acquisition of furniture,
       fixtures and equipment..........       (887,040)     (3,905,387)     (4,533,117)      (627,567)    (1,989,841)
    Acquisition of property and
       equipment.......................     (2,471,662)     (2,234,879)     (6,402,351)    (2,254,016)    (2,177,295)
    Restricted funds used to purchase
       property and equipment..........        181,509         451,022       3,964,646      1,406,357      2,177,295
    Cash paid for deferred expenses....       (112,092)             --      (1,242,300)            --             --
    Proceeds from sale of assets.......        125,849          19,772       1,006,937             --             --
    Acquisitions, net of cash
       acquired........................             --     (56,210,897)    (52,887,935)   (10,634,147)            --
                                          ------------    ------------    ------------    -----------    -----------
              Net cash used in
                investing activities...     (3,163,436)    (61,880,369)    (60,094,120)   (12,109,373)    (1,989,841)
                                          ------------    ------------    ------------    -----------    -----------
Cash flows from financing activities:
    Proceeds from long-term debt.......     20,116,368      54,418,832     100,983,134     15,228,203             --
    Payments on long-term debt.........    (21,056,662)     (5,126,112)    (70,482,677)   (22,959,860)      (213,279)
    Cash paid for financing fees.......             --        (533,483)       (786,708)            --         (4,417)
    Change in funds restricted for
       escrow reserve..................        (53,055)       (364,386)       (894,541)       540,535       (382,365)
    Advances from partners.............             --              --         400,000             --             --
    Capital contributions..............        156,386       9,357,372      45,899,456     24,016,806             --
    Capital distributions..............        (66,196)        (17,901)    (24,635,160)    (6,768,786)      (971,131)
                                          ------------    ------------    ------------    -----------    -----------
              Net cash (used in)
                provided by financing
                activities.............       (903,159)     57,734,322      50,483,504     10,056,898     (1,571,192)
                                          ------------    ------------    ------------    -----------    -----------
Net increase (decrease) in cash and
  cash equivalents.....................         93,186       5,023,098       2,112,038     (2,760,964)    (3,977,929)
Cash and cash equivalents at beginning
  of period............................      2,431,232       2,524,418       7,547,516      7,547,516      9,659,554
                                          ------------    ------------    ------------    -----------    -----------
Cash and cash equivalents at end of
  period...............................   $  2,524,418    $  7,547,516    $  9,659,554    $ 4,786,552    $ 5,681,625
                                          ============    ============    ============    ===========    ===========


     The accompanying notes are an integral part of the combined financial statements.

                       INTERSTONE I PROPERTY PARTNERSHIPS
                            AND PREDECESSOR ENTITIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                   ---------

  1. BASIS OF PRESENTATION:

     The accompanying combined financial statements are comprised of nine limited partnerships (Interstone I or Partnerships) and Predecessor Entities, which at December 31, 1995, are affiliates through common ownership. At December 31, 1995, the Partnerships are owned, either directly or indirectly, 75% by Blackstone Real Estate Partners L.P. (Blackstone) and 25% by Milt Fine, the principal stockholder of Interstate Hotels Corporation (IHC), and other IHC executives. The Partnerships' assets consist of eight full-service operating hotel properties, (collectively, the Hotels).


     Interests in the Partnerships are expected to be purchased and acquired by IHC Member Corporation as of July 15, 1996 or earlier based on the closing of the initial public offering of common stock of IHC.


     The following details the Partnerships and Predecessor Entities and the respective properties included in the combined financial statements:


          Interstone/Houston Partnership, L.P. (Houston) was formed effective March 4, 1994. Effective March 7, 1994, Houston acquired the Houston Marriott North at Greenspoint for $21,000,000.



          Interstone/Lisle Partnership, L.P. (Lisle) was formed effective July 8, 1994, when it acquired the Radisson Hotel Lisle and the Lisle Executive Center in Lisle, Illinois for $23,201,000. The executive center consists of 150,437 square feet and is managed by Blackstone Real Estate Advisors
     (BREA), an affiliate of Blackstone.



          Interstone/Colorado Springs Partnership, L.P. (Colorado) was formed effective September 15, 1994. An option agreement exercised on September 27, 1994 resulted in the contribution of the Colorado Springs Marriott and $792,379 in cash and all of the associated assets and liabilities to Colorado. The predecessor owner of the hotel was controlled by the owner of IHC.



          Interstone/Denver Partnership, L.P. (Denver) was formed effective November 7, 1994 and acquired the Denver Hilton South for $12,500,000 effective December 14, 1994.



          Interstone/Atlanta Partnership, L.P. (Atlanta) was formed effective February 1, 1995. Effective February 15, 1995, Atlanta acquired substantially all of the assets and liabilities, except for the land, of the Atlanta Marriott Northeast. The purchase price was $14,025,000 and the land is being leased through an operating lease. See Note 12.



          Interstone/Conshohocken Partnership, L.P. (Conshohocken) was formed March 15, 1995 and on that date acquired all of the partnership interests in WCB Eleven Limited Partnership, the owner of the Philadelphia Marriott West for $23,744,000.



          Interstone/Williamsburg Partnership, L.P. (Williamsburg), formed effective July 6, 1995, purchased the Fort Magruder Inn and Conference Center on October 10, 1995. The purchase price was $12,800,000, which included $2,192,000 to acquire the land previously leased by the seller. In addition to the purchase price, $1,200,000 was paid for a noncompete agreement with the seller for a five year period.



          Interstone/Huntington Partnership, L.P. (IHPLP) and Huntington Hotel Partners, L.P. (HHPLP) (collectively, Huntington) own the Huntington Hilton Hotel, effective December 7, 1995, located in Melville, New York and the first and second mortgages encumbering the hotel, respectively. The hotel was acquired through the acquisition of the first and second mortgages on the hotel for $21,212,306 and a settlement agreement with 110 Huntington Associates (HA), the former owner of the hotel.


     With the exception of Lisle, Houston and Denver, the accompanying combined financial statements include all transactions of the Partnerships and the Predecessor Entities from January 1, 1993 to December 31, 1995 and are presented on the basis of the predecessors' historical cost basis up to the date that the property was acquired. From the date of acquisition to December 31, 1995, the accompanying combined

                                   ---------

1. BASIS OF PRESENTATION--CONTINUED
financial statements are presented based on the Partnerships' new basis. Lisle, Houston and Denver are included from their respective date of acquisition.

     The terms of the Partnerships expire December 31, 2044 or 2045; however, dissolution will occur earlier in the event of the sale of the Partnerships' assets or a disabling event, as defined by the agreements. In accordance with the terms of the partnership agreements, subsequent capital contributions from the partners may be required in instances where cash from operations is insufficient to meet debt service requirements and other partnership expenses. Such additional capital contributions are to be made at the discretion of the general partner and are to be paid by the partners in proportion to their respective partnership interests.


     The combined financial statements of the Predecessor Entities have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a Registration Statement of Interstate Hotels Company and are not intended to be a complete presentation of the Hotels' operations.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash and Cash Equivalents:

     The Partnerships consider all unrestricted, highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

  Restricted Cash:

     The management and franchise agreements discussed in Note 3 and the long-term debt discussed in Note 7 provide that certain cash from operations be restricted for the future acquisition of or for the replacement of property and equipment each year based on a percentage of gross hotel revenues. The requirements range from 3% to 4%. In addition, certain of the loan agreements described in Note 7 also required an amount to be deposited into a renovation reserve for certain capital improvements and require monthly deposits to be made into an escrow account for real estate taxes.

  Inventories:

     Inventories are stated at cost which is determined using the first-in, first-out (FIFO) method of accounting.

  Property and Equipment:

     Property and equipment are recorded at cost which includes the allocated purchase price for the acquisitions described in Note 1. Property and equipment are depreciated primarily on the straight-line method over their estimated useful lives (buildings and improvements over 28 to 35 years and furniture, fixtures and equipment over 5 to 7 years). Expenditures for maintenance and repairs are expensed as incurred. The cost and related accumulated depreciation applicable to property no longer in service are eliminated from the accounts and any gain or loss thereon is included in operations. A hotel's initial expenditures for the purchase of china, glassware, silverware and linens are capitalized as furniture, fixtures and equipment and amortized on a straight-line basis over a five year life. Costs for replacement of those items are charged to operations in the period the items are placed in service.

  Deferred Expenses:

     Generally the deferred financing costs and franchise fees are being amortized on the straight-line basis over periods ranging from 3 to 5 years. The non-compete agreement is being amortized over its 5 year term.

                                   ---------

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED
  Concentration of Credit Risk:

     The Partnerships maintain cash and cash equivalents accounts with various financial institutions in excess of the amount insured by the Federal Deposit Insurance Corporation. The Partnership has not experienced any losses in such accounts.

  Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition:

     The Hotels recognize revenue from their rooms, catering, gift shop and restaurant facilities as earned on the close of each business day.

  Income Tax Status:

     The entities included in the combined financial statement are non-tax paying entities (partnerships) with the exception of one predecessor entity. For the tax paying predecessor entity, income taxes were accrued and recorded in the combined financial statements. Partnerships are not subject to state and federal income taxes. Accordingly, net income or loss and any available tax credits are allocated to the individual partners in proportion to their income and loss rates of participation. Should loss allocations cause the adjusted capital account of the limited partners to be reduced to zero, any additional losses are allocated to the general partners.

  Acquisitions:

     The acquisitions from third parties have been accounted for by the purchase method. Accordingly, the purchase price has been allocated to assets acquired and liabilities assumed based on their estimated fair values, as determined by real estate tax assessments and other fair market valuations. The acquisitions were financed through the issuance of debt and capital contributions.


  Unaudited Financial Statements:



     The unaudited combined balance sheet as of March 31, 1996 and the unaudited combined statements of operations and owners' equity and cash flows for the three months ended March 31, 1995 and 1996, in the opinion of management, have been prepared on the same basis as the audited combined financial statements and include all significant adjustments (consisting primarily of normal recurring adjustments) considered necessary for a fair presentation of the results of these interim periods. The data disclosed in these notes to the combined financial statements for these periods are also unaudited. Operating results for the three month period ended March 31, 1996 is not necessarily indicative of the results for the entire year.


3. RELATED PARTY TRANSACTIONS:

     Since their acquisition by the Partnerships, the Hotels have generally been operated pursuant to franchise agreements between IHC, as franchisee, and various franchisers. Prior to their acquisition by the Partnerships, the Predecessor Entities generally were also party to franchise arrangements. The terms of the franchise agreements range from 10 to 25 years and can be extended by the mutual consent of the parties. The agreements require ongoing fees, which comprise royalty expense in the combined statement of operations, generally ranging from 3% to 6% of room revenues and 2% to 3% of certain food and beverage revenues. In

                                   ---------

3. RELATED PARTY TRANSACTIONS--CONTINUED addition, other fees paid to the franchisers include a national advertising campaign fee of approximately 1% of room revenues, as well as fees for a national reservation system, networking, honored guest awards and other promotional programs.

     Since their acquisition by the Partnerships, the Hotels have been operated under a management agreement with IHC which provides for a management fee of 2.8% of gross operating revenue. The terms of the agreements extend through December 31, 2044. The agreements can be terminated earlier by either party upon the occurrence of certain conditions as specified in the agreements. In addition, Colorado and Conshohocken were managed by IHC prior to their acquisition by the Partnerships. Generally, the Hotels not managed by IHC prior to their acquisition by the Partnerships were party to similar management arrangements. The management fees earned by IHC were approximately $726,000 in 1993, $1,062,000 in 1994 and $1,900,000 in 1995.

     An affiliate of IHC provides reinsurance to major insurance carriers solely in connection with the insurance coverage that those carriers provide to the Hotels. IHC also provides certain accounting and bookkeeping assistance to the Partnerships, of which no amounts were paid by the Partnerships for these services.

4. INVENTORIES:


     The components of inventories were as follows:



                                                                    DECEMBER 31,
                                                                --------------------    MARCH 31,
                                                                  1994        1995        1996
                                                                --------    --------    --------
                                                                                       (UNAUDITED)
Food.........................................................   $263,244    $248,327    $238,405
Beverage.....................................................    281,752     308,976     286,120
Gift shop and other..........................................    170,677      94,245      87,766
                                                                --------    --------    --------
                                                                $715,673    $651,548    $612,291
                                                                ========    ========    ========


5. PROPERTY AND EQUIPMENT:


     Property and equipment consisted of the following:



                                                              DECEMBER 31,
                                                         --------------------           MARCH 31,
                                                          1994            1995            1996
                                                        --------        --------        --------
                                                                                       (UNAUDITED)
Land...............................................   $ 14,975,971    $ 18,357,867    $ 18,357,867
Buildings and improvements.........................    124,326,343     114,315,868     114,400,685
Furniture, fixtures and equipment..................     30,679,335      33,600,537      35,686,812
                                                      ------------    ------------    ------------
                                                       169,981,649     166,274,272     168,445,364
Less accumulated depreciation......................     30,446,526      15,676,714      18,168,824
                                                      ------------    ------------    ------------
                                                      $139,535,123    $150,597,558    $150,276,540
                                                      ============    ============    ============


     When assets were acquired from Predecessor Entities, a new basis was determined and accumulated depreciation was reduced to zero.

                                   ---------

6. DEFERRED EXPENSES:


     The components of deferred expenses were as follows:



                                                                  DECEMBER 31,
                                                            ------------------------    MARCH 31,
                                                               1994          1995          1996
                                                            ----------    ----------    ----------
                                                                                        (UNAUDITED)
Deferred financing costs.................................   $1,548,043    $2,069,941    $2,074,357
Franchise fees...........................................       77,500       119,800       119,800
Non-compete agreement....................................           --     1,200,000     1,200,000
                                                            ----------    ----------    ----------
                                                             1,625,543     3,389,741     3,394,157
Less accumulated amortization............................      690,686       280,780       486,786
                                                            ----------    ----------    ----------
                                                            $  934,857    $3,108,961    $2,907,371
                                                            ==========    ==========    ==========


7. LONG-TERM DEBT:


     Long-term debt consisted of the following:





                                                              DECEMBER 31,
                                                      ----------------------------     MARCH 31,
                     PROPERTY                             1994            1995            1996
                                                      ------------    ------------    ------------
                                                                                      (UNAUDITED)
Lisle:
  5.98% note payable due 1999......................   $ 15,425,000              --              --
  Pooled loan agreement (A)........................             --    $ 22,436,016    $ 22,372,033
Houston:
  8.0% note payable due 2001 (B)...................     16,250,000      16,250,000      16,250,000
Colorado:
  5.98% note payable due 1999......................      8,000,000              --              --
  Pooled loan agreement (A)........................             --      10,220,852      10,191,704
Denver:
  10.69% note payable due 1998.....................      9,500,000              --              --
  Pooled loan agreement (A)........................             --      11,467,297      11,434,594
Atlanta:
  Notes payable (average rate of 8.75%)............      7,381,432              --              --
  Capital lease obligations........................        250,662              --              --
  Pooled loan agreement (A)........................             --      12,713,743      12,677,485
Conshohocken:
  9.50% note payable due 1996......................     14,598,203              --              --
  Pooled loan agreement (A)........................             --      17,948,813      17,897,626
Williamsburg:
  6.75% note payable due 2003......................      4,533,200              --              --
  Capital lease obligations........................        148,042              --              --
  Variable rate note payable due 1999 (C)..........             --      11,000,000      11,000,000
Huntington:
  7.5% note payable due 1996.......................     43,061,602              --              --
  Variable rate note payable due 1998 (D)..........             --      13,100,000      13,100,000
                                                      ------------    ------------    ------------
                                                       119,148,141     115,136,721     114,923,442
          Less current portion.....................     44,766,516       1,417,217       1,417,217
                                                      ------------    ------------    ------------
                                                      $ 74,381,625    $113,719,504    $113,506,225
                                                      ============    ============    ============

                                   ---------

7. LONG-TERM DEBT--CONTINUED
     (A) Effective August 31, 1995, Lisle, Denver, Atlanta, Conshohocken and Colorado entered into a pooled loan agreement. The total amount borrowed under the pooled loan agreement was $75,000,000. The proceeds were used to retire debt and acquire certain properties. The pooled loan agreement provides for joint and several liability to the Partnerships for the full amount of the outstanding loan. Substantially all of the assets and the management agreement of the Partnerships collateralize the borrowings. Principal is payable in varying monthly payments with interest at LIBOR plus 3%. The interest rate in effect at December 31, 1995 was 8.91%. The varying monthly principal payments are based on an annual calculation using a percentage of the outstanding principal balance, net income and cash flows, as defined by the agreement. All remaining unpaid accrued interest and principal will be due August 31, 1999. The loan agreement provides for a 2% prepayment penalty in the first year and a 1% penalty in the second year. The Partnerships purchased an interest rate cap that limits LIBOR to 7.5% through August 31, 1998. The carrying value of the interest rate cap at December 31, 1995 was approximately $443,000.

     The pooled loan agreement contains certain restrictive covenants including limitations on the assumption of additional indebtedness, changes in the Partnerships' agreements and changes to the franchiser and the managing agents of the Hotels (IHC and BREA). Additionally, an entity affiliated with the managing general partner issued a letter of credit in the amount of $5,000,000 on behalf of the Partnerships. The letter of credit provides for principal repayment upon the occurrence of a default or if certain financial terms are not met by the Partnerships between March 31, 1996 and April 25, 1998.

     (B) The Houston partnership borrowed $16,250,000 under a note payable agreement, the proceeds of which, combined with capital contributions, were used to acquire the Hotel. The note accrues interest at the contract rate of 8% and is payable in monthly interest only payments at the pay rate of 7% through March 1995, 7.5% from April 1995 through March 1996 and 8% thereafter. Interest due in excess of the pay rate is added to the principal balance and accrues interest at the contract rate. At December 31, 1995, such amount was $246,895 and was included in accrued interest on the accompanying combined balance sheets. Beginning April 1996, the note will be payable in equal monthly installments of principal and interest of $121,208 through March 2001, at which time all remaining unpaid accrued interest and principal will be due.

     (C) Effective October 10, 1995, the Williamsburg partnership entered into a loan agreement which provides for an available $13,000,000, of which $11,000,000 was drawn on the date of the agreement (the initial disbursement). The proceeds of the initial disbursement, combined with capital contributions, were used to acquire the hotel. The agreement also includes a provision that allows for an additional draw of up to $2,000,000 within 12 to 18 months after the initial disbursement if certain financial conditions are met, as defined by the agreement (the second disbursement). Interest is payable monthly at the rate of LIBOR plus 3.5%. The interest rate in effect at December 31, 1995 was 9.44%. Beginning at the time of the second disbursement or 18 months after the initial disbursement, whichever is earlier, equal monthly principal payments will be due based on the then outstanding principal balance amortized at the current interest rate in effect over a 25 year period. The note payable matures October, 1999 at which time all remaining unpaid accrued interest and principal will be due. The agreement provides for a 2% prepayment penalty for the first two years after the initial disbursement and a 1% penalty in the third year.

     (D) Huntington borrowed $13,100,000, the proceeds of which, combined with capital contributions, were used to complete the acquisition described in Note
1. Interest is payable at the rate of LIBOR plus 4.0%. The interest rate in effect at December 31, 1995 was 9.66%. The partnership has the option to request a fixed interest rate based on quoted rates from the borrower for portions of the outstanding balance not to exceed $4,000,000 for various periods as provided in the note agreement. Interest is payable monthly commencing July 1, 1995. Commencing March 1, 1997, equal monthly principal payments will be due based on a 25 year amortization period. The note payable matures June 1998, at which time all remaining unpaid principal and accrued interest will be due. The note payable requires a 2% prepayment penalty through June 1996.

                                   ---------

7. LONG-TERM DEBT--CONTINUED
     The management of the Partnerships estimate that based on projected net income and cash flows, approximately $1,417,000 of principal payments will be due during 1996 and, accordingly, this amount has been classified as a current liability on the accompanying combined balance sheets.

     Based on interest rates currently available to the Partnerships for the issuance of debt with similar terms and remaining maturities, management believes that the carrying amount of debt and the interest rate cap is a reasonable estimation of fair value.

     Aggregate scheduled maturities of the notes for each of the five years ending December 31 are as follows:

        1996..........................................................   $  1,417,217
        1997..........................................................      3,229,342
        1998..........................................................     16,597,473
        1999..........................................................     88,712,876
        2000..........................................................      4,102,144
        Thereafter....................................................      1,077,669
                                                                          -----------
                                                                         $115,136,721
                                                                          ===========

     A predecessor entity obtained a first mortgage note in the amount of $14,000,000, the proceeds of which were used to satisfy an existing mortgage and letter of credit note plus accrued interest, pursuant to a binding letter of intent. The predecessor entity also entered into a subordinated mortgage note with the lender and, in exchange for entering into the agreement, in addition to payment of $600,000 proceeds from the first mortgage, the lender sold the promissory note to the predecessor entity. The extinguishment of the mortgage and letter of credit notes and the promissory note resulted in a gain of $25,795,725, which is presented as an extraordinary item in the 1993 combined statements of operations.

     Pursuant to the terms of the commitment letter dated March 8, 1994, IHC paid $100,000 to the holder of the term loan as an option for the purchase of a predecessor entity's loan for $11,000,000. The extinguishment of the predecessor entity's loan resulted in an $18,381,077 gain, which is presented as an extraordinary item in the 1994 combined statements of operations.

8. DEPARTMENTAL INCOME:


     Combined departmental income was as follows:



                                                                               THREE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                   MARCH 31,
                                  ---------------------------------------   -------------------------
                                     1993          1994          1995          1995          1996
                                  -----------   -----------   -----------   -----------   -----------
                                                                                 (UNAUDITED)
Rooms...........................  $21,637,770   $28,813,329   $40,291,221   $ 8,862,336   $ 9,881,965
Food and beverage...............    4,367,048     7,676,644     9,305,887     1,936,860     2,486,623
Telephone.......................      603,939       836,275     1,132,807       272,110       382,249
Gift shop and other.............      342,496       772,157       692,895       170,387       129,812
Office..........................           --     1,040,738     2,273,267       511,782       618,281
                                  -----------   -----------   -----------   -----------   -----------
                                  $26,951,253   $39,139,143   $53,696,077   $11,753,475   $13,498,930
                                  ===========   ===========   ===========   ===========   ===========


9. EMPLOYEE BENEFITS:

     The Hotels participate in the following employee benefit plans which are sponsored by IHC:

     The Interstate Hotels Corporation Employee Health and Welfare Plan (and related Health Trust) provides employees of IHC with group health insurance benefits. The group policies provide for a "minimum premium plan" whereby IHC is self-insured for certain benefits, subject to certain individual claim and

                                   ---------

9. EMPLOYEE BENEFITS--CONTINUED
aggregate maximum liability limits. The Hotels pay, directly to IHC, the employer portion of the premiums, which is based on the estimated conventional premium. Premiums may be prospectively adjusted to consider actual claims experience. The Hotels incurred expenses of approximately $573,000 in 1994 and $1,007,000 in 1995 related to the plan. The Health Trust is exempt from federal income tax under Section 501(c)(9) of the Internal Revenue Code as a voluntary employees' beneficiary association.

     IHC maintains a defined contribution savings plan for all employees. Eligibility for participation in the plan is based on the employee's attainment of 21 years of age and on the completion of one year of service with IHC. Employer contributions are based on a percentage of employee contributions. Participants may make voluntary contributions to the plan of up to 6% of their compensation, as defined. The Hotels incurred expenses of approximately $87,000 in 1994 and $175,000 in 1995 related to the plan.

     Additionally, IHC sponsors certain other employee benefit plans, which change from time to time, but generally provide for incentive bonuses and deferred compensation to certain key employees of the Hotels. These compensation awards are dependent on the Hotel's performance and other established criteria. The Hotels incurred expenses amounting to approximately $96,000 in 1994 and $607,000 in 1995 related to these plans.

     Predecessor entities generally did not provide any health and welfare, retirement benefit or bonus and deferred compensation plans.

10. INCOME TAXES:

     The provision for taxes of a predecessor entity was approximately $85,000, $142,000 and $89,000 in 1993, 1994 and 1995, respectively, and consists primarily of current federal and state taxes. These amounts are included in other expenses in the accompanying combined statements of operations. The net deferred tax liability primarily relates to depreciation.

11. LEASE INCOME:

          The following is a schedule of future minimum rental income for the Lisle Executive Center under noncancelable operating leases as of December 31, 1995:

        1996...........................................................   $ 2,680,000
        1997...........................................................     2,451,000
        1998...........................................................     1,789,000
        1999...........................................................     1,572,000
        2000...........................................................     1,018,000
        Thereafter.....................................................       658,000
                                                                          -----------
                                                                          $10,168,000
                                                                          ===========

                                   ---------

12. OPERATING LEASES:

     The Hotels have various land and equipment operating leases. Total rental expense amounted to approximately $247,000 in 1993, $294,000 in 1994 and $685,000 in 1995. The following is a schedule of future minimum lease payments under these leases:

        1996............................................................   $  655,000
        1997............................................................      377,000
        1998............................................................      193,000
        1999............................................................       43,000
        2000............................................................       29,000
        Thereafter......................................................    1,823,000
                                                                           ----------
                                                                           $3,120,000
                                                                           ==========

13. CASH FLOW INFORMATION:


     Cash payments for interest were $1,788,652, $11,866,008 and $9,231,650 in 1993, 1994 and 1995, respectively.



     Cash payments for taxes were $103,345, $79,978 and $4,184 in 1993, 1994 and 1995, respectively.


     Non-cash investing and financing activities were as follows:

        1994:
        Elimination of Predecessor Entities' equity....................   $29,316,893
                                                                          ===========
        1995:
        Elimination of Predecessor Entities' equity....................   $ 4,851,419
                                                                          ===========

14. COMMITMENTS AND CONTINGENCIES:

     In the ordinary course of business various lawsuits, claims and proceedings have been or may be instituted or asserted against the Partnerships. Based on currently available facts, management believes that the disposition of matters that are pending or asserted will not have a material adverse effect on the financial position, results of operations or liquidity of the Partnerships.

     The Huntington Hilton Hotel is encumbered by a third mortgage which is held by an unrelated party for a principal sum of $2,100,000. The third mortgage is subordinated to the first and second mortgages. The third mortgage arises from a note payable from HA to the third mortgage holder which was not assumed by IHPLP or HHPLP pursuant to the settlement agreement. See Note 1.

15. NEW ACCOUNTING PRONOUNCEMENT:

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." The new standard is effective for fiscal year 1996. Management believes that the implementation of the standard will not have a material effect on these combined financial statements.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners
Interstone/CGL Partners, L.P.:

     We have audited the accompanying combined balance sheet of Interstone/CGL Partners, L.P. (the Partnership) as of December 31, 1995 and the related combined statements of operations and partners' capital and cash flows for the period from December 15, 1995 (inception) to December 31, 1995 and the accompanying combined balance sheets of Predecessor Entity (as defined in Note
1) as of December 31, 1994 and December 14, 1995 and the related combined statements of operations and predecessor equity and cash flows for the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 to December 14, 1995. These combined financial statements are the responsibility of the Partnership's and Predecessor Entity's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     As discussed in Note 2, the combined financial statements of the Predecessor Entity have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a Registration Statement of Interstate Hotels Company and are not intended to be a complete presentation of the Predecessor Entity.


     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Interstone/CGL Partners, L.P. as of December 31, 1995 and the combined results of its operations and cash flows for the period from December 15, 1995 (inception) to December 31, 1995 and the financial position of the Predecessor Entity as of December 31, 1994 and December 14, 1995 and the combined results of its operations and cash flows for the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 to December 14, 1995, in conformity with generally accepted accounting principles.

                                                     /s/ COOPERS & LYBRAND L.L.P

Pittsburgh, Pennsylvania
April 10, 1996

                         INTERSTONE/CGL PARTNERS, L.P.
                             AND PREDECESSOR ENTITY

                            COMBINED BALANCE SHEETS
                                   ---------

                                     ASSETS


                                              PREDECESSOR ENTITY                 PARTNERSHIP
                                         ----------------------------    ----------------------------
                                         DECEMBER 31,    DECEMBER 14,    DECEMBER 31,     MARCH 31,
                                             1994            1995            1995            1996
                                         ------------    ------------    ------------    ------------
                                                                                         (UNAUDITED)
Current assets:
  Cash and cash equivalents...........   $  3,198,348    $    198,922    $  6,126,483    $  5,711,517
  Accounts receivable.................      3,700,112       4,470,676       1,231,348       5,474,875
  Inventories (Note 6)................      1,525,754       1,367,815         350,229         388,751
  Prepaid expenses and other..........      1,024,352         763,053         114,803         729,712
                                         ------------    ------------    ------------
       Total current assets...........      9,448,566       6,800,466       7,822,863      12,304,855
                                         ------------    ------------    ------------
Restricted cash (Note 3)..............        884,364         992,337       2,771,814       3,414,438
Property and equipment, net (Notes 3,
  7 and 10)...........................    127,839,673     123,341,620     166,041,651     164,227,543
Deferred expenses (Note 8)............             --              --       2,928,346       2,803,077
                                         ------------    ------------    ------------
       Total assets...................   $138,172,603    $131,134,423    $179,564,674    $182,749,913
                                         ============    ============    ============

                                   LIABILITIES, EQUITY AND CAPITAL
Current liabilities:
  Accounts payable....................      1,433,882         622,800       1,561,280       2,059,040
  Due to CIGNA (Note 3)...............      1,592,863       1,848,384              --              --
  Accrued liabilities:
     Real estate taxes................        721,912         623,778         595,053         658,712
     Salaries and benefits............      1,157,502         698,812       1,230,178       2,081,943
     Royalties and fees (Note 5)......        123,010          48,037         103,523         292,317
     Management fees (Note 5).........        594,871         512,588          57,037         266,085
     Other............................        979,274       1,589,552         714,682       2,360,846
  Customer deposits...................        326,955         458,108         374,501         242,233
  Current portion of long-term debt
     (Note 10)........................             --              --       3,000,000       3,000,000
                                         ------------    ------------    ------------
       Total current liabilities......      6,930,269       6,402,059       7,636,254      10,961,176
                                         ------------    ------------    ------------
Other liabilities (Note 9)............             --              --       1,212,968       1,212,968
Long-term debt (Note 10)..............             --              --     117,000,000     116,250,000
                                         ------------    ------------    ------------
       Total liabilities..............      6,930,269       6,402,059     125,849,222     128,424,144
                                         ------------    ------------    ------------
Commitments and contingencies (Notes 9
  and 13)
Predecessor equity....................    131,242,334     124,732,364              --              --
Partners' capital.....................             --              --      53,715,452      54,325,769
                                         ------------    ------------    ------------
       Total liabilities, equity and
          capital.....................   $138,172,603    $131,134,423    $179,564,674    $182,749,913
                                         ============    ============    ============


     The accompanying notes are an integral part of the combined financial statements.

                         INTERSTONE/CGL PARTNERS, L.P.
                             AND PREDECESSOR ENTITY

           COMBINED STATEMENTS OF OPERATIONS AND PREDECESSOR'S EQUITY
                             AND PARTNERS' CAPITAL
                                   ---------


                                     PREDECESSOR ENTITY               PARTNERSHIP   PREDECESSOR
                          -----------------------------------------   -----------      ENTITY      PARTNERSHIP
                                                                      DECEMBER 15   ------------   ------------
                                                                      (INCEPTION)
                                                        JANUARY 1         TO            THREE MONTHS ENDED
                           YEAR ENDED DECEMBER 31,          TO         DECEMBER              MARCH 31,
                          --------------------------   DECEMBER 14,       31,       ---------------------------
                             1993           1994           1995          1995           1995           1996
                          -----------   ------------   ------------   -----------   ------------   ------------
                                                                                          (UNAUDITED)
Revenues:
  Rooms.................  $29,689,872   $ 44,368,711   $ 47,005,616   $  1,197,237  $ 11,630,678   $ 12,523,368
  Food and beverage.....   14,377,451     22,211,752     23,571,905      1,174,170     5,606,531      5,948,203
  Telephone.............    1,472,886      2,051,051      2,369,874         59,208       574,674        717,126
  Gift shop.............      269,430        491,778        381,200         19,760        90,574         90,835
  Other.................      457,579      1,082,302      1,274,314         34,123       332,822        345,641
                          -----------   ------------   ------------   ------------  ------------
                           46,267,218     70,205,594     74,602,909      2,484,498    18,235,279     19,625,173
Departmental costs and
  expenses..............   20,128,137     29,295,928     30,499,098      1,386,137     7,455,917      7,695,917
                          -----------   ------------   ------------   ------------  ------------
    Departmental income
      (Note 11).........   26,139,081     40,909,666     44,103,811      1,098,361    10,779,362     11,929,256
Other expenses (Note 5):
  Administration and
    general.............    5,007,565      7,733,793      7,624,794        292,393     1,859,342      1,692,922
  Management fee........    1,868,102      3,268,802      4,034,540         80,896       685,991        556,076
  Royalties.............      673,762      1,120,609      1,272,321         55,255       370,335        494,902
  Advertising and
    sales...............    2,864,140      4,113,422      4,636,739        168,934     1,118,633      1,200,960
  Repairs and
    maintenance.........    2,406,479      3,358,253      3,469,537        152,470       809,337        843,441
  Heat, power and
    light...............    2,081,933      2,784,810      2,833,376        146,171       817,695        717,204
  Insurance and taxes...    2,100,483      3,023,493      3,505,079         97,478     1,013,741        902,344
  Depreciation and
    amortization........    4,885,249      7,124,855      7,088,752        366,181     1,867,231      2,193,605
  Other, net............      239,405       (198,437)       622,125         31,600        25,003        207,552
                          -----------   ------------   ------------   ------------  ------------
                           22,127,118     32,329,600     35,087,263      1,391,378     8,567,308      8,809,006
                          -----------   ------------   ------------   ------------  ------------
                            4,011,963      8,580,066      9,016,548       (293,017)    2,212,054      3,120,250
Interest expense (Note
    10).................           --             --             --       (460,000)           --     (2,509,933)
                          -----------   ------------   ------------   ------------   -----------
    Income (loss) before
      income taxes......    4,011,963      8,580,066      9,016,548       (753,017)    2,212,054        610,317
Income tax expense
      (Note 3)..........    1,605,000      3,432,000      3,607,000             --       884,800             --
                          -----------   ------------   ------------   ------------  ------------
    Net income (loss)...    2,406,963      5,148,066      5,409,548       (753,017)    1,327,254        610,317
                          -----------   ------------   ------------   ------------  ------------
Predecessor's equity and
  partners' capital:
  Beginning of period...   75,519,277     91,875,901    131,242,334             --   131,242,334     53,715,452
  Increase (decrease) in
    predecessor's
    equity..............   13,949,661     34,218,367    (11,919,518)            --    (3,977,397)            --
  Capital
    contributions.......           --             --             --     54,468,469            --             --
                          -----------   ------------   ------------   ------------  ------------
  End of period.........  $91,875,901   $131,242,334   $124,732,364   $53,715,452   $128,592,191   $ 54,325,769
                          ===========   ============   ============   ============  ============


     The accompanying notes are an integral part of the combined financial statements.

                         INTERSTONE/CGL PARTNERS, L.P.
                             AND PREDECESSOR ENTITY

                       COMBINED STATEMENTS OF CASH FLOWS
                                   ---------


                                                  PREDECESSOR ENTITY                  PARTNERSHIP     PREDECESSOR
                                      -------------------------------------------    -------------       ENTITY       PARTNERSHIP
                                                                                      DECEMBER 15     ------------    -----------
                                                                      JANUARY 1       (INCEPTION)         THREE MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,           TO              TO                   MARCH 31,
                                      ---------------------------    DECEMBER 14,    DECEMBER 31,     ---------------------------
                                         1993            1994            1995            1995             1995           1996
                                      -----------    ------------    ------------    -------------    ------------    -----------
                                                                                                             (UNAUDITED)
Cash flows from operating
  activities:
  Net income (loss)................   $ 2,406,963    $  5,148,066    $  5,409,548    $    (753,017)   $ 1,327,254     $   610,317
  Adjustments to reconcile net
    income (loss) to cash provided
    by operations:
    Depreciation and
      amortization.................     4,885,249       7,124,855       7,088,752          366,181      1,867,231       2,193,605
  Changes in assets and
    liabilities:
    Accounts receivable............      (694,952)        355,572        (770,564)        (823,798)    (1,031,507)     (4,243,527)
    Inventories....................      (234,024)         29,445         157,939           (6,085)        10,061         (38,522)
    Prepaid expenses and other.....       (79,904)       (242,593)        261,299           64,234       (107,767)       (614,909)
    Accounts payable...............       (15,025)        505,177        (811,082)         752,999       (157,210)        497,760
    Accrued liabilities............       527,007       1,685,986        (103,802)       1,468,004        388,466       2,959,430
    Customer deposits..............       136,001         (42,124)        131,153         (170,307)        52,863        (132,268)
                                      -----------    ------------    ------------     ------------    -----------
      Net cash provided by
        operating activities.......     6,931,315      14,564,384      11,363,243          898,211      2,349,391       1,231,886
                                      -----------    ------------    ------------     ------------    -----------
Cash flows from investing
  activities:
  Funds restricted for future
    acquisition of furniture,
    fixtures
    and equipment..................      (374,721)       (569,691)       (489,594)      (2,771,814)       (85,727)       (796,990)
  Restricted funds used to purchase
    furniture, fixtures and
    equipment......................       366,224         936,768         381,621               --         23,056         154,366
  Cash paid for deferred franchise
    fees...........................            --              --              --         (107,045)            --         (20,000)
  Cash received on foreclosure.....       351,384       2,247,262              --               --             --              --
  Acquisition of Hotels, net of
    cash acquired of $144,650......            --              --              --     (159,994,406)            --              --
  Acquisition of property and
    equipment, net.................    (1,280,646)     (2,883,340)     (2,590,699)              --       (910,720)       (234,228)
                                      -----------    ------------    ------------     ------------    -----------
      Net cash used in investing
        activities.................      (937,759)       (269,001)     (2,698,672)    (162,873,265)      (973,391)       (896,852)
                                      -----------    ------------    ------------     ------------    -----------
Cash flows from financing
  activities:
  Proceeds from long-term debt.....            --              --              --      120,000,000             --              --
  Repayment of long-term debt......            --              --              --               --             --        (750,000)
  Cash paid for financing fees.....            --              --              --       (2,650,000)            --              --
  Distributions to predecessor.....    (7,846,423)    (12,446,117)    (11,919,518)              --     (3,977,397)             --
  Change in due to CIGNA...........       378,496          72,963         255,521               --        496,047              --
  Partner capital contributions....            --              --              --       50,751,537             --              --
                                      -----------    ------------    ------------     ------------    -----------
      Net cash (used in) provided
        by financing activities....    (7,467,927)    (12,373,154)    (11,663,997)     168,101,537     (3,481,350)       (750,000)
                                      -----------    ------------    ------------     ------------    -----------
Net (decrease) increase in cash and
  cash equivalents.................    (1,474,371)      1,922,229      (2,999,426)       6,126,483     (2,105,350)       (414,966)
Cash and cash equivalents at
  beginning of period..............     2,750,490       1,276,119       3,198,348               --      3,198,348       6,126,483
                                      -----------    ------------    ------------     ------------    -----------
Cash and cash equivalents at end of
  period...........................   $ 1,276,119    $  3,198,348    $    198,922     $  6,126,483    $ 1,092,998     $ 5,711,517
                                      ===========    ============    ============     ============    ===========


     The accompanying notes are an integral part of the combined financial statements.

                         INTERSTONE/CGL PARTNERS, L.P.
                             AND PREDECESSOR ENTITY

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                   ---------

1. ORGANIZATION:

  Interstone/CGL Partners, L.P.:

     Interstone/CGL Partners, L.P. (the Partnership), a limited partnership, was formed effective November 2, 1995 by Interstone/CGL Management Associates (as general partner) and Interstone Two Partners I, L.P., Interstone Two Partners II, L.P., Interstone Two Partners III, L.P. and Interstone Two Partners IV, L.P. (as limited partners, collectively the Interstone Partners). A Purchase, Sale and Contribution Agreement (the Sale Agreement) was entered into between the Partnership, CGI Partners L.P. (CGI), Quebec Street Investments Inc. (QSI) and Connecticut General Life Insurance Company (CIGNA) on November 20, 1995. CGI and QSI are affiliates of CIGNA, the then current owner of six hotels (the Hotels). Pursuant to the Sale Agreement, CGI and QSI were admitted as 25% limited partners of the Partnership in exchange for a 25% interest in the Hotels. On the closing date, December 15, 1995, the Interstone Partners purchased the remaining 75% interest in the Hotels from CGI and QSI. Immediately following the purchase, CGI and QSI distributed their limited partnership interests in the Partnership to CIGNA. The transaction was accounted for as a purchase with CIGNA's contributed basis in the Hotels recorded at CIGNA's historical cost.


     Interests in the Partnership is expected to be purchased and acquired by IHC Member Corporation (an affiliate of the partners) as of July 15, 1996 or earlier, based on the closing of the initial public offering of common stock of Interstate Hotels Company.


  Predecessor Entity:

     CIGNA (Predecessor Entity) acquired the Hotels through foreclosure or deed-in-lieu-of foreclosure. Four of the Hotels were acquired prior to January 1, 1993 and are included in these financial statements beginning January 1, 1993. Valley Forge Doubletree Guest Suites Hotel and Warner Center Marriott Hotel are included in the accompanying combined financial statements beginning on May 20, 1993 and February 25, 1994, respectively, since records prior to such dates are not available. The Predecessor Entity recorded the assets acquired at the lower of cost or fair value.

  Hotels:

     The properties included in the combined financial statements include the following full-service hotels (collectively, the Hotels):


                            HOTEL                                               LOCATION
- -------------------------------------------------------------             ---------------------
Tysons Corner Marriott Hotel (Tysons)                                     Tysons Corner, VA
Marriott Suites at Valley Forge, formerly Valley Forge
  Doubletree Guest Suites Hotel through January 15, 1996
  (collectively, Valley Forge)                                            Wayne, PA
Embassy Suites Schaumburg Hotel (Schaumburg)                              Schaumburg, IL
Fort Lauderdale Airport Hilton (Ft. Lauderdale)                           Fort Lauderdale, FL
Boston Marriott Andover (Andover)                                         Andover, MA
Warner Center Marriott Hotel (Warner)                                     Woodland Hills, CA


2. BASIS OF PRESENTATION:

     The above entities are affiliates through common ownership, and accordingly are presented in a combined presentation. All significant intercompany balances and transactions have been eliminated in combination.

     The term of the Partnership expires December 31, 2045; however, dissolution will occur earlier in the event of the sale of the Partnership's assets or a disabling event, as defined by the agreement. In accordance

                                   ---------

2. BASIS OF PRESENTATION--CONTINUED
with the terms of the partnership agreement, subsequent capital contributions from the partners may be required in instances where cash from operations is insufficient to meet debt service requirements and other partnership expenses. Such additional capital contributions are to be made at the discretion of the general partner and are to be paid by the partners in proportion to their respective partnership interests. The partnership agreement also provides for the exchange of partnership interests in the event of the failure of a partner to make subsequent capital contributions.


     The Partnership does not have access to certain books and records of CIGNA for the period prior to December 15, 1995 and, therefore, the financial statements for the Predecessor Entity include only those transactions recorded in the books and records of the Hotels, except that income tax expense has been provided for in the statements of operations based on applicable statutory rates. Transactions recorded by CIGNA that related to the Hotels, principally interest on intercompany borrowings, are excluded from these combined financial statements since they were not recorded on the Hotels' records.



     The combined financial statements of the Predecessor Entity have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a Registration Statement of Interstate Hotels Company and are not intended to be a complete presentation of the Hotels' operations.


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents:

     The Partnership considers all unrestricted, highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

  Restricted Cash:

     The management and franchise agreements discussed in Note 5 and the long-term debt discussed in Note 10 provide that certain cash from operations be restricted based on a percentage of gross hotel revenues for the future acquisition or for the replacement of property and equipment each year.

  Inventories:

     Inventories are stated at cost which is determined using the first-in, first-out (FIFO) method of accounting. Upon the acquisition of the Hotels by the Partnership, china, glass, silver and linen were no longer inventoried but included in furniture, fixtures and equipment as discussed below.

  Property and Equipment:

     Property and equipment are recorded at cost which includes the allocated purchase price for the acquisition described in Note 4 or the lower of cost or fair value at the date of acquisition for the Predecessor Entity. Property and equipment are depreciated primarily on the straight-line method over their estimated useful lives (buildings and improvements over 28 to 35 years and furniture, fixtures and equipment over 5 to 7 years). Expenditures for maintenance and repairs are expensed as incurred. The cost and related accumulated depreciation applicable to property no longer in service are eliminated from the accounts and any gain or loss thereon is included in operations. Upon the formation of the Partnership, the Hotels' allocation of the purchase price of china, glassware, silverware and linens were capitalized as furniture, fixtures and equipment and are being amortized on a straight-line basis over a five year life. Costs for replacement of these items are charged to operations in the period the items are placed in service.

                                   ---------

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED
  Deferred Expenses:

     Deferred expenses at December 31,1995 consist of deferred financing costs and franchise fees related to the formation of the Partnership on December 15, 1995. The deferred financing costs and franchise fees are being amortized on the straight-line basis over periods ranging from 5 to 12 years.

  Due to CIGNA:

     Prior to December 15, 1995, the Hotels participated in a centralized cash management system with CIGNA. Cash advanced to the Hotels under this system is presented as a current liability due to CIGNA in the accompanying combined balance sheets.

  Concentrations of Credit Risk:

     The Partnership maintains cash and cash equivalents accounts with various financial institutions in excess of the amount insured by the Federal Deposit Insurance Corporation. The Partnership has not experienced any losses in such accounts.


  Financial Instruments:



     Derivative financial instruments are used by the Partnership in the management of its interest rate exposures and are accounted for on the accrual basis. Costs of interest rate swap agreements are amortized over the life of the contract.


  Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition:

     The Hotels recognize revenue from their rooms, catering, gift shop and restaurant facilities as earned on the close of each business day.

  Income Tax Status:


     Partnerships are not subject to state and federal income taxes. Accordingly, net income or loss and any available tax credits are allocated to the individual partners in proportion to their income and loss rates of participation. Should loss allocations cause the adjusted capital account of the limited partners to be reduced to zero, any additional losses are allocated instead to the general partners. As discussed in Note 1, for the period prior to December 15, CIGNA was a taxable entity and an income tax expense was provided based on applicable statutory rates.



  Unaudited Financial Statements:



     The unaudited combined balance sheet as of March 31, 1996 and the unaudited combined statements of operations and equity and partners' capital and cash flows for the three months ended March 31, 1995 and 1996, in the opinion of management, have been prepared on the same basis as the audited combined financial statements and include all significant adjustments (consisting primarily of normal recurring adjustments) considered necessary for a fair presentation of the results of these interim periods. The data disclosed in these notes to the combined financial statements for these periods are also unaudited. Operating results for the three month period ended March 31, 1996 is not necessarily indicative of the results for the entire year.

                                   ---------

4. ACQUISITION OF PROPERTY:


     Effective December 15, 1995, the Partnership acquired the Hotels and substantially all of the associated assets and liabilities. The purchase price of $172,000,000, which was financed through the issuance of $120,000,000 in long-term debt and contributed cash, was allocated to assets and liabilities of each hotel based on their estimated fair values, as determined by certain fair market valuations. In addition, an acquisition fee of $500,000 was paid to an affiliate of the managing general partner.


5. FRANCHISE, MANAGEMENT AGREEMENTS AND RELATED PARTY TRANSACTIONS:

     The Hotel franchise agreements are as follows:


        HOTEL                         FRANCHISEE                            FRANCHISER
- ---------------------   --------------------------------------    ------------------------------
Valley Forge            Interstone/CGL Partners, L.P.             Doubletree Hotel Systems, Inc.
Schaumburg              Interstone/CGL Partners, L.P.             Promus Hotels, Inc.
Ft. Lauderdale          Connecticut General Life Insurance Co.    Hilton Inns, Inc.
                        and Interstone/CGL Partners, L.P.
Andover                 Interstate Hotels Corporation             Marriott International, Inc.
Warner                  Interstate Hotels Corporation             Marriott International, Inc.


     The terms of the agreements range from 30 days to 20 years. The agreements, except for Tysons, require ongoing fees ranging from 2% to 5% of room revenue. Such fees comprise royalty expense in the combined statements of operations. In addition, other fees paid to the various franchisers include national reservation system fees, national advertising campaign fees, honored guest awards, and other promotional program fees.

     Management agreements with Interstate Hotels Corporation (IHC) provide for a management fee of 2.8% of gross revenues, 1.4% of which is subordinated to debt service. The terms of the agreements extend through December 31, 2044. The agreements can be terminated earlier by either party upon the occurrence of certain conditions as specified in the agreement. The management agreement for Tysons with Marriott International, Inc. provides for a management fee of 3% of gross revenues in lieu of any franchise fees. The term of the agreement expired March 12, 1996 and has been extended on a month to month basis by mutual consent of the parties on the then current terms of the management agreement. With the exception of Warner, each Hotel was managed by a management company other than IHC for the period prior to December 15, 1995. Management fee expense for Warner amounted to approximately $812,000 for the year ended December 31, 1994 and $830,000 for the period from January 1, 1995 to December 14, 1995.


     The Partnership also has an asset management agreement with an affiliate of CIGNA which provides for fees of $500,000 per year. Additionally, the asset management agreement provides for a termination fee payable to CIGNA in the amount of $2,500,000, less aggregate management asset fees paid, in the event that CIGNA no longer holds an interest in the Partnership.


     An affiliate of IHC provides reinsurance to major insurance carriers solely in connection with the insurance coverages that those carriers provide to the Hotels. IHC also provides certain accounting and bookkeeping assistance to the Partnership, of which no amounts were paid by the Partnership for these services in 1995.

     Rent expense approximating $627,000 and $500,000 for the periods ending December 31, 1994 and December 14, 1995, respectively, was paid to affiliates of the Predecessor Entity for Warner land rent. The land was acquired by the Partnership on December 15, 1995.

                                   ---------

6. INVENTORIES:

     The components of inventories were as follows:


                                               DECEMBER 31,   DECEMBER 14,   DECEMBER 31,  MARCH 31,
                                                   1994          1995          1995         1996
                                                ----------    ----------    ----------    --------
                                                                                        (UNAUDITED)
China, glass, silver and linen...............   $1,109,711    $  791,217           --           --
Food.........................................      156,148       142,865     $113,782     $131,739
Beverage.....................................      158,454       138,395      163,012      157,754
Gift shop and other..........................      101,441       295,338       73,435       99,258
                                                ----------    ----------     --------     --------
                                                $1,525,754    $1,367,815     $350,229     $388,751
                                                ==========    ==========     ========     ========


7. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:


                                         DECEMBER 31,    DECEMBER 14,    DECEMBER 31,      MARCH 31,
                                             1994            1995            1995            1996
                                         ------------    ------------    ------------    ------------
                                                                                         (UNAUDITED)
Land..................................   $ 19,546,363    $ 19,570,133    $ 19,489,864    $ 19,489,864
Buildings and improvements............    100,123,030     100,148,647     125,222,411     125,314,322
Furniture, fixtures and equipment.....     33,453,013      35,994,325      21,671,427      21,813,744
                                         ------------    ------------    ------------
                                          153,122,406     155,713,105     166,383,702     166,617,930
Less accumulated depreciation.........     25,282,733      32,371,485         342,051       2,390,387
                                         ------------    ------------    ------------
                                         $127,839,673    $123,341,620    $166,041,651    $164,227,543
                                         ============    ============    ============


8. DEFERRED EXPENSES:


     The components of deferred expenses were as follows:



                                                                  DECEMBER 31,   MARCH 31,
                                                                      1995         1996
                                                                   ----------   ----------
                                                                                (UNAUDITED)
    Deferred financing costs....................................   $2,825,000    $2,825,000
    Franchise fees..............................................      127,475       147,475
                                                                   ----------    ----------
                                                                    2,952,475     2,972,475
    Less accumulated amortization...............................       24,129       169,398
                                                                   ----------    ----------
                                                                   $2,928,346    $2,803,077
                                                                   ==========    ==========


9. OTHER LIABILITIES:


     Pursuant to an agreement dated December 15, 1995 between the Partnership and Marriott Hotel Services, Inc. and in connection with the Sale Agreement discussed in Note 1, the Partnership assumed a liability payable to Marriott Hotel Services, Inc. upon the termination of certain franchise agreements. The agreement stipulates a payment varying between $1,212,968 and $2,425,936 depending upon when termination of the franchise agreements occurs. It is the intent of management to maintain the franchise agreements for the full term. As such, management accrued $1,212,968 as of December 31, 1995, which represents the minimum liability under the agreement.


10. LONG-TERM DEBT:

     Effective December 15, 1995, the Partnership entered into a loan agreement (the Agreement). The Agreement consisted of two notes payable in the aggregate principal amount of $120,000,000 made pursuant to a loan (the MultiState Loan) and a California loan (the California Loan). The MultiState Loan's and the California Loan's portions of the total were $100,000,000 and $20,000,000, respectively.

                                   ---------

10. LONG-TERM DEBT--CONTINUED

     The notes are payable in quarterly principal payments of $750,000 with monthly interest at LIBOR plus 2.75%. The interest rate in effect at December 31, 1995 was 8.63%. In addition, the Agreement provides for supplemental amortization payments beginning in January 1997 based on cash flow, as defined by the Agreement. All remaining unpaid interest and principal will be due December 14, 2000. The Partnership entered into an interest rate swap that provides for a fixed interest rate of 8.55% on principal of $72,000,000 effective January 31, 1996 and expiring December 15, 2000.

     The Agreement provides that no distributions, dividends or repayments are permitted during the first loan year. Thereafter, distributions, dividends or repayments to partners will be made based on cash flow as defined in the Agreement. The monthly asset management fee payment to CIGNA, pursuant to a separate agreement (Note 5), is also subject to cash flow. The notes payable contain certain other restrictive covenants including limitations on the assumption of additional indebtedness, changes in the partnership agreement and changes in the franchiser and the managing agent of the Hotel (IHC). The notes are collateralized by the management agreements.


     The Agreement also provides for joint and several liability to the Partnership for the full amount of the outstanding loan. The California Loan is collateralized by substantially all of the assets of Warner and the MultiState Loan is collateralized by all of the assets of the other Hotels. The Agreement also provides for the release of a hotel from the collateral requirements upon the payment of a release price, as defined in the loan agreement, to be applied to the total outstanding principal balance under the Agreement for all Hotels. Additionally, the monthly principal payments are increased upon the collateral release of each hotel.


     Statement of Financial Accounting Standards No. 107 requires disclosure about fair value of financial instruments. Based on interest rates currently available, management believes that the carrying amount of the notes payable and the interest rate swap are a reasonable estimation of fair value.

     Aggregate scheduled maturities of the notes for each of the five years ending December 31, are as follows:

        1996............................................................   $  3,000,000
        1997............................................................      3,000,000
        1998............................................................      3,000,000
        1999............................................................      3,000,000
        2000............................................................    108,000,000
                                                                           ------------
                                                                           $120,000,000
                                                                           ============

11. DEPARTMENTAL INCOME:

     Combined departmental income was as follows:


                                                                    DECEMBER 15        THREE MONTHS ENDED
                        YEAR ENDED DECEMBER 31,     JANUARY 1 TO   (INCEPTION) TO           MARCH 31,
                      ---------------------------   DECEMBER 14,    DECEMBER 31,    -------------------------
                          1993           1994           1995            1995           1995          1996
                      ------------   ------------   ------------   --------------   -----------   -----------
                                                                                           (UNAUDITED)
Rooms..............   $ 22,022,998   $ 33,954,095   $ 36,056,686     $  778,989     $ 8,947,762   $ 9,736,645
Food and
  beverage.........      3,420,603      5,703,848      6,205,118        279,568       1,406,239     1,580,862
Telephone..........        733,229        972,971      1,413,475          2,482         304,179       436,506
Gift shop..........         46,351         54,248         68,799          4,275          18,572        10,028
Other..............        (84,100)       224,504        359,733         33,047         102,610       165,215
                      ------------   ------------   ------------     ----------     -----------   -----------
                      $ 26,139,081   $ 40,909,666   $ 44,103,811     $1,098,361     $10,779,362   $11,929,256
                      ============   ============   ============     ==========     ===========   ===========

                                   ---------

12. EMPLOYEE BENEFITS:

     Effective December 15, 1995, the Hotels participate in the following employee benefit plans which are sponsored by IHC:

     The Interstate Hotels Corporation Employee Health and Welfare Plan (and related Health Trust) provides employees of IHC with group health insurance benefits. The group policies provide for a "minimum premium plan" whereby IHC is self-insured for certain benefits, subject to certain individual claim and aggregate maximum liability limits. The Hotels pay, directly to IHC, the employer portion of the premiums, which is based on the estimated conventional premium. Premiums may be prospectively adjusted to consider actual claims experience. The Hotels incurred expenses of approximately $4,300 for the period from December 15, 1995 to December 31, 1995 related to the plan. The Health Trust is exempt from federal income tax under Section 501(c)(9) of the Internal Revenue Code as a voluntary employees' beneficiary association.

     IHC maintains a defined contribution savings plan for all employees. Eligibility for participation in the plan is based on the employee's attainment of 21 years of age and on the completion of one year of service with IHC. Employer contributions are based on a percentage of employee contributions. Participants may make voluntary contributions to the plan of up to 6% of their compensation, as defined. The Hotels incurred expenses of approximately $2,400 for the period from December 15, 1995 to December 31, 1995 related to the plan.

     Additionally, IHC sponsors certain other employee benefit plans, which change from time to time, but generally provide for incentive bonuses and deferred compensation to certain key employees of the Hotels. These compensation awards are dependent on the Hotel's performance and other established criteria. The Hotels incurred expenses amounting to approximately $10,000 for the period from December 15, 1995 to December 31, 1995 related to these plans.

13. COMMITMENTS AND CONTINGENCIES:

  Earthquake Insurance:

     Warner participates in a pooled earthquake insurance program that includes all Company-managed properties in California. The program provides a total aggregate coverage of $35,000,000 with each hotel paying a deductible equal to 5% of its then current fair market value.

     The Partnership's investment in the property and equipment of Warner as of December 31, 1995 was as follows:

        Land.............................................................   $ 6,250,000
        Buildings and improvements.......................................    43,613,883
        Furniture, fixtures and equipment................................     6,707,068
                                                                            -----------
                                                                            $56,570,951
                                                                            ===========

     In the ordinary course of business, various lawsuits, claims or proceedings have been or may be instituted or asserted against the Partnership. Based on currently available facts, management believes that the disposition of matters that are pending or asserted will not have a material adverse effect on the financial position, results of operation or liquidity of the Partnership.

                                   ---------

14. SUPPLEMENTAL CASH FLOW INFORMATION:

     Non-cash investing and financing for foreclosed or contributed properties activities consisted of the following:

        1993:
          Land...........................................................   $ 4,548,000
          Building.......................................................    14,357,084
          Furniture, fixtures and equipment..............................     2,891,000
                                                                            -----------
                                                                            $21,796,084
                                                                            ===========
        1994:
          Building.......................................................   $34,359,250
          Furniture, fixtures and equipment..............................     7,248,950
          Accounts receivable............................................     1,791,127
          Inventory......................................................       721,052
          Prepaid expenses...............................................       337,778
          Liabilities....................................................       (40,935)
                                                                            -----------
                                                                            $44,417,222
                                                                            ===========
        DECEMBER 15 TO DECEMBER 31, 1995:
          CIGNA 25% capital contribution of the Hotels...................   $ 3,716,932
          Acquisition costs incurred by CIGNA............................       613,281
          Deferred expenses..............................................       195,000
                                                                            -----------
                                                                            $ 4,525,213
                                                                            ===========

15. NEW ACCOUNTING PRONOUNCEMENT:

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." The new standard is effective for the first quarter of 1996. Management believes that the implementation of the standard will not have a material effect on these combined financial statements.

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors


Interstate Hotels Corporation:



We have audited the accompanying balance sheets of Boston Marriott Westborough Hotel (the Hotel) as of December 31, 1994 and 1995, and the related statements of operations and equity and cash flows for the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Hotel's management. Our responsibility is to express an opinion on these financial statements based on our audits.



We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



As discussed in Note 1, the financial statements of the Hotel have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a Registration Statement of Interstate Hotels Company and are not intended to be a complete presentation of the Hotel.



In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Boston Marriott Westborough Hotel as of December 31, 1994 and 1995, and its operations and cash flows for the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



Pittsburgh, Pennsylvania


May 2, 1996

                       BOSTON MARRIOTT WESTBOROUGH HOTEL
                                 BALANCE SHEETS

                                   ---------


                                                                DECEMBER 31,            MARCH 31,
                                                         --------------------------       1996
                                                             1994          1995        -----------
                                                         -----------    -----------    (UNAUDITED)
                                              ASSETS
Current assets:
     Cash and cash equivalents........................   $   110,616    $ 1,049,549    $ 1,738,937
     Accounts receivable..............................       962,699        870,685        657,447
     Inventories (Note 4).............................       259,882        275,039        245,698
     Prepaid expenses and other.......................   138,677....        129,074        102,202
                                                         -----------    -----------    -----------
               Total current assets...................     1,471,874      2,324,347      2,744,284
Property and equipment, net (Note 5)..................    12,024,769     11,438,422     11,310,447
                                                         -----------    -----------    -----------
               Total assets...........................   $13,496,643    $13,762,769    $14,054,731
                                                         ===========    ===========    ===========

                                      LIABILITIES AND EQUITY
Current liabilities:
     Accounts payable.................................       269,670        134,779        194,436
     Accrued liabilities:
       Salaries and benefits..........................       248,415        294,890        145,735
       Compensated absences...........................       187,175        179,552        205,594
       Royalties and fees (Note 3)....................        31,764         56,253         64,587
       Management fees (Note 3).......................        98,442         89,592         71,351
       Other..........................................       228,792        195,930        155,835
     Customer deposits................................        25,548         19,788         30,589
                                                         -----------    -----------    -----------
               Total liabilities......................     1,089,806        970,784        868,127
Commitments and contingencies (Notes 8 and 9)
Equity................................................    12,406,837     12,791,985     13,186,604
                                                         -----------    -----------    -----------
               Total liabilities and equity...........   $13,496,643    $13,762,769    $14,054,731
                                                         ===========    ===========    ===========



    The accompanying notes are an integral part of the financial statements.

                       BOSTON MARRIOTT WESTBOROUGH HOTEL


                      STATEMENTS OF OPERATIONS AND EQUITY


                                   ---------


                                                                               THREE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                   MARCH 31,
                                  ---------------------------------------   -------------------------
                                     1993          1994          1995          1995          1996
                                  -----------   -----------   -----------   -----------   -----------
                                                                            (UNAUDITED)
Revenues:
  Rooms.........................  $ 5,011,439   $ 5,501,954   $ 5,997,813   $ 1,348,732   $ 1,535,105
  Food and beverage.............    3,683,959     4,016,093     4,218,510     1,003,700       990,709
  Telephone.....................      322,211       318,707       358,571        84,615        99,872
  Gift shop.....................       91,115        92,761        91,381        21,525        13,328
  Other.........................      104,851       120,947       144,350        37,908        49,909
                                  -----------   -----------   -----------   -----------
                                    9,213,575    10,050,462    10,810,625     2,496,480     2,688,923
Departmental costs and expenses
  (Note 3)......................    4,087,048     4,419,216     4,680,309     1,094,856     1,130,263
                                  -----------   -----------   -----------   -----------
     Departmental income (Note
       7).......................    5,126,527     5,631,246     6,130,316     1,401,624     1,558,660
Other expenses (Note 3):
  Administration and general....      882,379       855,731       925,265       216,452       216,855
  Credit card commissions.......      138,316       141,075       156,962        31,697        40,351
  Management fee................      414,355       479,286       528,631        87,377       129,112
  Royalties.....................      394,229       434,731       464,945       106,422       115,045
  Advertising and sales.........      625,127       599,276       640,302       156,766       139,624
  Repairs and maintenance.......      344,957       418,660       474,837       109,553       131,629
  Heat, power and light.........      323,592       343,711       385,730       115,834       117,929
  Insurance and taxes...........      230,773       275,270       258,503        72,173        75,014
  Depreciation..................      775,388       808,323       830,760       207,690       207,690
                                  -----------   -----------   -----------   -----------
                                    4,129,116     4,356,063     4,665,935     1,103,964     1,173,249
                                  -----------   -----------   -----------   -----------
     Income before income taxes.      997,411     1,275,183     1,464,381       297,660       385,411
Income tax expense..............      399,000       510,000       586,000       119,000       154,000
                                  -----------   -----------   -----------   -----------
     Net income.................      598,411       765,183       878,381       178,660       231,411
Equity:
  Beginning of period...........   13,810,649    12,271,929    12,406,837    12,406,837    12,791,985
  (Decrease) increase in
     equity.....................   (2,137,131)     (630,275)     (493,233)     (701,025)      163,208
                                  -----------   -----------   -----------   -----------
  End of period.................  $12,271,929   $12,406,837   $12,791,985   $11,884,472   $13,186,604
                                  ===========   ===========   ===========   ===========



    The accompanying notes are an integral part of the financial statements.

                       BOSTON MARRIOTT WESTBOROUGH HOTEL
                            STATEMENTS OF CASH FLOWS


                                   ---------


                                                                               THREE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                 MARCH 31,
                                      ------------------------------------   -----------------------
                                         1993         1994         1995         1995         1996
                                      -----------   ---------   ----------   ----------   ----------
                                                                             (UNAUDITED)
Cash flows from operating
  activities:
  Net income........................  $   598,411   $ 765,183   $  878,381   $  178,660   $  231,411
  Adjustments to reconcile net
     income to net cash provided by
     operating activities:
     Depreciation...................      775,388     808,323      830,760      207,690      207,690
  Changes in assets and liabilities:
     Accounts receivable............     (116,944)    (94,839)      92,014      647,004      213,328
     Inventories....................        9,350      11,685      (15,157)       9,205       29,341
     Prepaid expenses and other.....      (10,559)    (47,842)       9,603      (37,244)      26,872
     Accounts payable...............       68,179      70,941     (134,891)     (12,924)      59,657
     Accrued liabilities............      150,564     206,429       21,629     (236,397)    (173,115)
     Customer deposits..............      838,769    (852,557)      (5,760)     418,287       10,801
                                      -----------   ---------   ----------   ----------   ----------
     Net cash provided by operating
       activities...................    2,313,158     867,323    1,676,579    1,174,281      605,895
                                      -----------   ---------   ----------   ----------   ----------
Cash flows from investing
  activities:
  Purchase of property and
     equipment......................     (148,734)   (451,052)    (244,413)     (28,636)     (79,715)
                                      -----------   ---------   ----------   ----------   ----------
     Net cash used in investing
       activities...................     (148,734)   (451,052)    (244,413)     (28,636)     (79,715)
Cash flows from financing
  activities:
  Net (distributions) contributions
     from owners....................   (2,137,131)   (630,275)    (493,233)    (701,025)     163,208
                                      -----------   ---------   ----------   ----------   ----------
     Net cash (used in) provided by
       financing activities.........   (2,137,131)   (630,275)    (493,233)    (701,025)     163,208
Net increase (decrease) in cash and
  cash equivalents..................       27,293    (214,004)     938,933      444,620      689,388
Cash and cash equivalents at
  beginning of period...............      297,327     324,620      110,616      110,616    1,049,549
                                      -----------   ---------   ----------   ----------   ----------
Cash and cash equivalents at end of
  period............................  $   324,620   $ 110,616   $1,049,549   $  555,236   $1,738,937
                                      ===========   =========   ==========   ==========   ==========



    The accompanying notes are an integral part of the financial statements.

                       BOSTON MARRIOTT WESTBOROUGH HOTEL



                         NOTES TO FINANCIAL STATEMENTS

                                   ---------


1. BASIS OF PRESENTATION:



     The Boston Marriott Westborough Hotel (Hotel) is a full service property operated under a management agreement (Agreement) with Interstate Hotels Corporation (IHC) and the owner of the Hotel, State Mutual Life Insurance Company of America (SMLIC). The initial term of the Agreement ends on December 31, 2001 and can be extended, by mutual consent of the parties, on the then current terms of the Agreement for annual periods. SMLIC obtained the Hotel on January 2, 1991 through a deed-in-lieu of foreclosure and recorded the assets acquired at the lower of cost or fair value based on certain fair market valuations. The Hotel is expected to be purchased by IHC Member Corporation (an affiliate of IHC) as of July 31, 1996 or earlier, based on the closing of a planned initial public offering of Interstate Hotels Company (an affiliate of IHC).



     IHC does not have access to certain books and records of SMLIC, and therefore, the financial statements include only those transactions recorded in the books and records of the Hotel except that income tax expense has been provided for in the statement of operations based on applicable statutory rates. Transactions recorded by SMLIC that relate to the Hotel, principally interest on intercompany borrowings, are excluded from these financial statements since they are not recorded on the Hotel's records.



     These financial statements have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a Registration Statement of Interstate Hotels Company and are not intended to be a complete presentation of the Hotel's operations.



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:



  Cash and Cash Equivalents:



     The Hotel considers all unrestricted, highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.



  Inventories:



     Inventories are stated at cost which is determined using the first-in, first-out (FIFO) method of accounting.



  Property and Equipment:



     Property and equipment are recorded at cost (or the allocated lower of cost or fair value at the date of foreclosure as described in Note 1). Property and equipment are depreciated primarily on the straight-line method over their useful lives (building and improvements over 25 years and furniture, fixtures and equipment over 7 years). Expenditures for maintenance and repairs are expensed as incurred. The cost and the related accumulated depreciation applicable to property no longer in service or fully depreciated are eliminated from the accounts, and any gain or loss thereon is included in operations.



  Concentration of Credit Risk:



     The Hotel maintains cash and cash equivalents with two financial institutions in excess of the amount insured by the Federal Deposit Insurance Corporation. The Hotel has not experienced any losses in such amounts.



  Use of Estimates:



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                   ---------


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED


  Revenue Recognition:



     The Hotel recognizes revenue from its rooms, gift shop, catering and restaurant facilities as earned on the close of each business day.



  Unaudited Financial Statements:



     The unaudited balance sheet as of March 31, 1996 and the unaudited statements of operations and equity and cash flows for the three months ended March 31, 1995 and 1996, in the opinion of management, have been prepared on the same basis as the audited financial statements and include all significant adjustments (consisting primarily of normal recurring adjustments) considered necessary for a fair presentation of the results of these interim periods. The data disclosed in these notes to the financial statements for these periods are also unaudited. Operating results for the three month period ended March 31, 1996 is not necessarily indicative of the results for the entire year.



3. RELATED PARTY TRANSACTIONS:



     The Hotel is operated as a Marriott Hotel pursuant to a franchise agreement (Agreement) dated July 13, 1991 between Interstate Hotels Corporation as franchisee, and Marriott Corporation, as franchiser. The initial term of the Agreement extends through July 12, 2001 and can be extended, by the mutual consent of the parties and on the then current terms of Marriott International franchise agreements, for five successive five-year terms. The Agreement requires ongoing fees, which comprise royalty expense in the statements of operations and equity amounting to 6% of room revenues and 3% of certain food and beverage revenues. In addition, other fees paid to Marriott Corporation include a national advertising campaign fee of .8% of room revenues, as well as fees for a national reservation system, networking, honored guest awards and other promotional programs. These other fees amounted to approximately $433,000 in 1993, $475,000 in 1994 and $513,000 in 1995.



     The management agreement referred to in Note 1 provides for a base management fee of 3.5% of gross revenues and an incentive fee equal to 20% of cash available for distribution, as defined, in the management agreement. The management fees earned by IHC were approximately $323,000 in 1993, $352,000 in 1994 and $378,000 in 1995. The incentive fees earned by IHC approximated $92,000 in 1993, $128,000 in 1994 and $150,000 in 1995.



     An affiliate of IHC provides reinsurance to major insurance carriers for certain insurance coverages that the carriers provide to the Hotel. IHC also provides certain accounting and bookkeeping assistance to the Hotel, of which no amounts were paid by the Hotel for these services.



4. INVENTORIES:



     The components of inventories were as follows:



                                                                    DECEMBER 31,
                                                                --------------------    MARCH 31,
                                                                  1994        1995        1996
                                                                --------    --------    ---------
                                                                                       (UNAUDITED)
China, glass, silver and linen...............................   $175,233    $196,611    $189,651
Food.........................................................     34,363      32,394      26,099
Beverage.....................................................     40,668      37,300      29,948
Gift shop and other..........................................      9,618       8,734          --
                                                                --------    --------    --------
                                                                $259,882    $275,039    $245,698
                                                                ========    ========    ========

                                   ---------


5. PROPERTY AND EQUIPMENT:



     Property and equipment consisted of the following:



                                                               DECEMBER 31,
                                                        --------------------------     MARCH 31,
                                                           1994           1995           1996
                                                        -----------    -----------    -----------
                                                                                      (UNAUDITED)
Land.................................................   $ 1,020,646    $ 1,050,646    $ 1,050,646
Building and improvements............................    11,465,695     11,457,392     11,457,392
Furniture, fixtures and equipment....................     2,354,638      2,577,354      2,657,069
                                                        -----------    -----------    -----------
                                                         14,840,979     15,085,392     15,165,107
Less accumulated depreciation........................     2,816,210      3,646,970      3,854,660
                                                        -----------    -----------    -----------
                                                        $12,024,769    $11,438,422    $11,310,447
                                                        ===========    ===========    ===========



6. DEPARTMENTAL INCOME:



     Departmental income was as follows:



                                                                                THREE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                   MARCH 31,
                                   --------------------------------------    ------------------------
                                      1993          1994          1995          1995          1996
                                   ----------    ----------    ----------    ----------    ---------
                                                                                    (UNAUDITED)
Rooms............................  $3,858,285    $4,232,332    $4,686,660    $1,041,932    $1,187,072
Food and beverage................   1,069,955     1,200,047     1,185,742       299,975       278,785
Telephone........................     190,143       198,935       237,011        54,614        70,831
Gift shop........................      (9,223)      (15,979)      (13,168)       (2,632)       (3,356)
Other............................      17,367        15,911        34,071         7,735        25,328
                                   ----------    ----------    ----------    ----------    ----------
                                   $5,126,527    $5,631,246    $6,130,316    $1,401,624    $1,558,660
                                   ==========    ==========    ==========    ==========    ==========



7. EMPLOYEE BENEFITS:



     The Hotel participates in the following employee benefit plans which are sponsored by IHC:



     The Interstate Hotels Corporation Employee Health and Welfare Plan (and related Trust) provides employees of IHC with group health insurance benefits. The group policies provide for a "minimum premium plan" whereby IHC is self-insured for certain benefits, subject to certain individual claim and aggregate maximum liability limits. The Hotel pays, directly to IHC, the employer portion of the premium, which is based on the estimated conventional premium. Premiums may be prospectively adjusted to consider actual claims experience. The Hotel incurred expenses of approximately $147,000, $188,000 and $154,000 for the years ended December 31, 1993, 1994 and 1995, respectively. The Trust is exempt from federal income tax under Section 501(c)(9) of the Internal Revenue Code as a voluntary employees' beneficiary association.



     IHC maintains a defined contribution savings plan for all employees. Eligibility for participation in the plan is based on the employee's attainment of 21 years of age and on the completion of one year of service with IHC. Employer contributions are based on a percentage of employee contributions. Participants may make voluntary contributions to the plan of up to 6% of their compensation, as defined. The Hotel incurred expenses of approximately $32,000 in 1993, $40,000 in 1994 and $44,000 in 1995 related to the plan.



     Additionally, IHC sponsors certain other employee benefit plans, which change from time to time, but generally provide for incentive bonuses and deferred compensation to certain key employees of the Hotel. These compensation awards are dependent on the Hotel's performance and other established criteria. The Hotel incurred expenses amounting to approximately $159,000 in 1993, $100,000 in 1994 and $109,000 in 1995 related to these plans.

                                   ---------


8. OPERATING LEASES:



     The Hotel accounts for various equipment leases as operating leases. Total rental expense amounted to approximately $136,000 in 1993, $121,000 in 1994 and $129,000 in 1995. The following is a schedule of future minimum lease payments under these leases:



        1996...............................................................   $129,000
        1997...............................................................     65,000
        1998...............................................................      5,000
        1999...............................................................      2,000
                                                                              --------
                                                                              $201,000
                                                                              ========



9. COMMITMENT AND CONTINGENCIES:



     Pursuant to the management agreement referred to in Note 1, SMLIC is required to deposit in the Hotel's account additional funds necessary to maintain operating funds on hand of $300,000.



     In the ordinary course of business, various lawsuits, claims or proceedings have been or may be instituted or asserted against the Hotel. Based on currently available facts, management believes that the disposition of matters that are pending or asserted will not have a material adverse effect on the financial position, results of operation or liquidity of the Hotel.



10. SIGNIFICANT CUSTOMERS:



     The Hotel's largest customer represented approximately 13%, 16% and 18% of revenues for the years ended December 31, 1993, 1994 and 1995 and 18% and 17% for the three month periods ended March 31, 1995 and 1996, respectively.



11. NEW ACCOUNTING PRONOUNCEMENT:



     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." The new standard is effective for the first quarter of 1996. Management believes that the implementation of the standard will not have a material effect on these financial statements.

PHOTO                          PHOTO
BOCA RATON MARRIOTT,           FORT MAGRUDER INN, WILLIAMSBURG, VIRGINIA (OWNED)
BOCA RATON, FLORIDA
(MANAGED)

                                    PHOTO

                                    MARRIOTT'S CASA MARINA RESORT, KEY WEST,
                                    FLORIDA (MANAGED)

       PHOTO

       SEATTLE CROWNE PLAZA, SEATTLE, WASHINGTON
       (MANAGED)

                                    PHOTO

                                    FT. LAUDERDALE AIRPORT HILTON, DANIA,
                                    FLORIDA (OWNED)

              PHOTO

              PITTSBURGH AIRPORT MARRIOTT,
              PITTSBURGH, PENNSYLVANIA (MANAGED)

- ------------------------------------------------------
- ------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THIS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary..................      1
Risk Factors........................      6
Dilution............................     11
Use of Proceeds.....................     12
Prior S Corporation Status..........     12
Dividend Policy.....................     12
Capitalization......................     13
Pro Forma Financial Data............     14
Selected Financial and Other Data...     25
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................     28
Business and Properties.............     36
The Organization, Acquisition and
  Financing Plan....................     55
Management..........................     62
Principal Shareholders..............     75
Certain Relationships and Related
  Transactions......................     76
Description of Capital Stock........     77
Shares Eligible for Future Sale.....     79
Taxation............................     80
Underwriting........................     82
Legal Matters.......................     84
Experts.............................     84
Additional Information..............     84
Index to Financial Statements.......    F-1


                             ---------------------

  UNTIL                , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
- ------------------------------------------------------
- ------------------------------------------------------

- ------------------------------------------------------
- ------------------------------------------------------

                               11,000,000 SHARES

                               INTERSTATE HOTELS
                                    COMPANY
                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS

                            ------------------------
                              MERRILL LYNCH & CO.

                             MONTGOMERY SECURITIES

                              MORGAN STANLEY & CO.
                                  INCORPORATED

                               SMITH BARNEY INC.

                           CREDIT LYONNAIS SECURITIES
                                   (USA) INC.
                                          , 1996

- ------------------------------------------------------
- ------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION OF THESE SECURITIES UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS
                             SUBJECT TO COMPLETION


                   PRELIMINARY PROSPECTUS DATED MAY 31, 1996


PROSPECTUS

                               11,000,000 SHARES
                           INTERSTATE HOTELS COMPANY               LOGO
                                  COMMON STOCK
                            ------------------------


     All of the shares of Common Stock of Interstate Hotels Company (the "Company") are being offered by the Company. Of the 11,000,000 shares of Common Stock offered, 1,650,000 shares are being offered hereby outside the United States and Canada by the International Underwriters and 9,350,000 shares are being offered in a concurrent offering in the United States and Canada by the U.S. Underwriters. The initial public offering price and aggregate underwriting discount per share will be identical for both offerings (the "Offering"). It is currently estimated that the initial public offering price will be between $19 and $21 per share. For factors to be considered in determining the initial public offering price, see "Underwriting."



     The Common Stock has been approved for listing on the New York Stock Exchange under the symbol "IHC," subject to official notice of issuance.

                            ------------------------


      SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.

  THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

===========================================================================================================
                                                                       UNDERWRITING         PROCEEDS TO
                                                PRICE TO PUBLIC        DISCOUNT(1)           COMPANY(2)
- -----------------------------------------------------------------------------------------------------------
Per Share...................................           $                    $                    $
- -----------------------------------------------------------------------------------------------------------
Total(3)....................................           $                    $                    $
===========================================================================================================

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities under the Securities Act of 1933, as amended. See
    "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $            .


(3) The Company has granted the several International Underwriters and the several U.S. Underwriters 30-day options to purchase up to an additional 1,402,500 and 247,500 shares of Common Stock, respectively, to cover over-allotments. If all such shares of Common Stock are purchased, the total Price to Public, Underwriting Discount and Proceeds to Company will be
    $            , $            and $            , respectively. See
    "Underwriting."

                            ------------------------

  The shares of Common Stock are offered by the several Underwriters subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel to the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock
will be made in New York City on or about                , 1996.
                            ------------------------

MERRILL LYNCH INTERNATIONAL

                CREDIT LYONNAIS SECURITIES

                                MONTGOMERY SECURITIES

                                             MORGAN STANLEY & CO.
                                                   INTERNATIONAL
                                                        SMITH BARNEY INC.

                            ------------------------

              The date of this Prospectus is                , 1996

                  ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

                                  UNDERWRITING


     The International Underwriters named below (the "International Underwriters"), acting through their international representatives, Merrill Lynch International, Credit Lyonnais Securities, Montgomery Securities, Morgan Stanley & Co. International Limited and Smith Barney Inc. (the "International Representatives"), have severally agreed, subject to the terms and conditions of an International Purchase Agreement with the Company (the "International Purchase Agreement"), to purchase from the Company the number of shares of Common Stock set forth opposite their respective names. The International Underwriters are committed to purchase all of such shares if any are purchased. Under certain circumstances, the commitments of non-defaulting International Underwriters may be increased as set forth in the International Purchase Agreement.



                                                                                     NUMBER
                                    INTERNATIONAL UNDERWRITER                       OF SHARES
    -----------------------------------------------------------------------------   ---------
    Merrill Lynch International..................................................
    Credit Lyonnais Securities...................................................
    Montgomery Securities........................................................
    Morgan Stanley & Co. International Limited ..................................
    Smith Barney Inc ............................................................
                                                                                    ---------
                 Total...........................................................   1,650,000
                                                                                    =========



     The Company has also entered into a purchase agreement (the "U.S. Purchase Agreement") with certain underwriters in the United States (the "U.S. Underwriters" and, together with the International Underwriters, the "Underwriters") for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Montgomery Securities, Morgan Stanley & Co. Incorporated, Smith Barney Inc. and Credit Lyonnais Securities (USA) Inc. are acting as U.S. representatives (the "U.S. Representatives"). Subject to the terms and conditions set forth in the U.S. Purchase Agreement, and concurrently with the sale of 1,650,000 shares of Common Stock to the International Underwriters pursuant to the International Purchase Agreement, the Company has agreed to sell to the U.S. Underwriters, and the U.S. Underwriters have severally agreed to purchase, an aggregate of 9,350,000 shares of Common Stock. Under certain circumstances under the U.S. Purchase Agreement, the commitments of non-defaulting U.S. Underwriters may be increased. The initial public offering price per share and the total underwriting discount per share will be identical under the International Purchase Agreement and the U.S. Purchase Agreement.


     In the International Purchase Agreement and the U.S. Purchase Agreement, the several International Underwriters and the several U.S. Underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock being sold pursuant to each such agreement if any of the shares of Common Stock being sold pursuant to each such agreement are purchased. Sales of Common Stock to be purchased by the International Underwriters in the International Offering and the U.S. Underwriters in the U.S. Offering are conditioned upon one another.


     The Company has granted the International Underwriters an option exercisable for 30 days after the date hereof to purchase up to an additional 247,500 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments, if any. To the extent that the International Underwriters exercise this option, each International Underwriter will be obligated, subject to certain conditions, to purchase the number of additional shares of Common Stock proportionate to such International Underwriter's initial amount reflected in the foregoing table. Additionally, the Company has granted the U.S. Underwriters an option exercisable for 30 days after the date hereof to purchase up to an additional 1,402,500 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments, if any, on terms similar to those granted to the International Underwriters.


     The International Underwriters propose initially to offer the shares to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain selected dealers at such price less a concession not
in excess of $     per share, and the International Underwriters may allow, and
such dealers may reallow, a discount not in excess of $     per share to certain
other dealers. After the completion of the Offering, the offering price, concession and discount may be changed.

                  ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

     The International Underwriters and the U.S. Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, sales may be made between the International Underwriters and the U.S. Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any Common Stock so sold shall be the initial public offering price, less an amount not greater than the selling concession.

     Under the terms of the Intersyndicate Agreement, the International Underwriters and any dealer to whom they sell Common Stock will not offer to sell or sell Common Stock to persons who are U.S. or Canadian persons or to persons they believe intend to resell to persons who are U.S. or Canadian persons, and the U.S. Underwriters and any dealer to whom they sell Common Stock will not offer to sell or sell Common Stock to non-U.S. or non-Canadian persons or to persons they believe intend to resell to non-U.S. or non-Canadian persons, except, in each case, for transactions pursuant to such agreement.

     Prior to the Offering, there has been no active public market for the Common Stock. The initial public offering price will be determined by negotiations among the Company and the U.S. Representatives. Among the factors to be considered in such negotiations are the Company's recent results of operations, the future prospects of the Company and its industry in general, the price-earnings ratios and market prices of securities of companies engaged in activities similar to those of the Company and prevailing conditions in the securities markets. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price.


     The Company and its directors, executive officers and existing shareholders, including Blackstone, have agreed not to sell or otherwise dispose of any shares of Common Stock (other than shares purchased pursuant to the Offering or in the open market) or securities convertible into or exercisable for Common Stock without the prior written consent of Merrill Lynch for a period of 180 days after the date of this Prospectus. See "Shares Eligible For Future Sale."



     Application has been made to have the Common Stock listed for trading on the New York Stock Exchange. In order to meet the requirements for listing of the Common Stock on that exchange, the U.S. Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.


     The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     The Company and the several Underwriters have agreed to indemnify each other against liabilities under the Securities Act.


     The Company has agreed to pay Merrill Lynch a fee for advisory services in connection with the Organization in an amount up to .50% of the gross proceeds of the Offering.


     At the request of the Company, the Underwriters have reserved up to 250,000 shares of Common Stock for sale at the initial public offering price to certain employees, customers, vendors and business associates of the Company who have expressed an interest in purchasing shares of Common Stock. The number of shares of Common Stock available to the general public will be reduced to the extent these persons purchase the reserved shares of Common Stock. Any reserved shares of Common Stock that are not so purchased by such persons at the closing of the Offering will be offered by the Underwriters to the general public on the same terms as the other Common Stock offered by this Prospectus.

     Each International Underwriter has represented and agreed that (i) it has not offered or sold, and will not offer or sell, in the United Kingdom by means of any document, any shares of the Common Stock other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent (except under circumstances which do not constitute an offer to the public within the meaning of the Companies Act of 1985), (ii) it has complied and will comply with all applicable provisions of the Financial Services Act of 1986 with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom, and (iii) it has only issued or passed on, and will only issue or pass on in the United Kingdom, any document received by it in connection with the issue of the Common Stock to

                  ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

a person who is of a kind described in Article 9(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1988 or is a person to whom such document may otherwise lawfully be issued or passed on.

     Purchasers of the shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Jones, Day, Reavis & Pogue, New York, New York. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom, New York, New York.

                                    EXPERTS


     The balance sheet of the Company as of April 23, 1996; the Combined Financial Statements of Interstate Hotels Corporation and Affiliates as of December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995; the Combined Financial Statements of Interstone I Property Partnerships and Predecessor Entities as of December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995; the Combined Financial Statements of Interstone/CGL Partners, L.P. and Predecessor Entity as of December 31, 1994, December 14, 1995 and December 31, 1995 and for the years ended December 31, 1993 and 1994, for the period from January 1, 1995 to December 14, 1995 and for the period from December 15, 1995 to December 31, 1995; and Financial Statements of Boston Marriott Westborough Hotel as of December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995 included in this Prospectus have been included herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on their authority as experts in accounting and auditing.


                             ADDITIONAL INFORMATION


     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which is a part of the Registration Statement, omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits filed therewith, may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the fees prescribed by the Commission. The Common Stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance. Reports and other information concerning the Company may be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.


     The Company will be required to file reports and other information with the Commission pursuant to the Securities Exchange Act of 1934. The Company intends to furnish its shareholders annual reports containing consolidated financial statements certified by its independent accountants and quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

                  ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

- ------------------------------------------------------
- ------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THIS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                             ---------------------
                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary..................      1
Risk Factors........................      6
Dilution............................     11
Use of Proceeds.....................     12
Prior S Corporation Status..........     12
Dividend Policy.....................     12
Capitalization......................     13
Pro Forma Financial Data............     14
Selected Financial and Other Data...     25
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................     28
Business and Properties.............     36
The Organization, Acquisition and
  Financing Plan....................     55
Management..........................     62
Principal Shareholders..............     75
Certain Relationships and Related
  Transactions......................     76
Description of Capital Stock........     77
Shares Eligible for Future Sale.....     79
Taxation............................     80
Underwriting........................     82
Legal Matters.......................     84
Experts.............................     84
Additional Information..............     84
Index to Financial Statements.......    F-1


                             ---------------------
  UNTIL                , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
- ------------------------------------------------------
- ------------------------------------------------------

- ------------------------------------------------------
- ------------------------------------------------------

                               11,000,000 SHARES

                               INTERSTATE HOTELS
                                    COMPANY
                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS

                            ------------------------

                          MERRILL LYNCH INTERNATIONAL


                           CREDIT LYONNAIS SECURITIES


                             MONTGOMERY SECURITIES

                              MORGAN STANLEY & CO.
                                 INTERNATIONAL

                               SMITH BARNEY INC.
                                          , 1996

- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses, other than underwriting discounts and commissions, paid or payable in connection with the issuance and distribution of the Common Stock being registered hereby:

        Securities and Exchange Commission Registration Fee................   $91,604
        National Association of Securities Dealers, Inc. Filing Fee........    27,065
        New York Stock Exchange Listing Fee................................         *
        Printing and Engraving Expenses....................................         *
        Legal Fees and Expenses............................................         *
        Accounting Fees and Expenses.......................................         *
        Blue Sky Fees and Expenses.........................................         *
        Transfer Agent and Registrar Fees..................................         *
        Miscellaneous Fees and Expenses....................................         *
                                                                              -------
             Total.........................................................         *
                                                                              =======

- ------------------
          * To be provided by Amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

     Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative (other than derivative actions), to which any of them is a party or is threatened to be made a party by reason of his being a representative of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 1742 permits indemnification in derivative actions if the appropriate standard of conduct is met, except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

     Under Section 1743, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or 1742.

     Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct and that such determination will be made (i) by the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.

     Section 1745 provides that expenses incurred by an officer or director in defending an action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determining that he is not entitled to be indemnified by the corporation.

     Section 1746 provides generally that the indemnification and advancement of expenses provided by Subchapter 17D of the BCL (i) will not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office, and (ii) may not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him in his capacity as officer or director, whether or not the corporation would have the power to indemnify him against that liability under Subchapter 17D of BCL.

     Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter 17D of the BCL to successor corporations in fundamental corporate changes and to representatives serving as fiduciaries of employee benefit plans.

     Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter 17D of the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such person.

     The Company's Bylaws provide in general that the Company shall indemnify its officers and directors to the fullest extent permitted by law. The Bylaws further provide that any alteration, amendment, or repeal of the indemnification provisions, if not approved by 80% of the total number of directors of the Company, requires the affirmative vote of shareholders owning at least 80% of the outstanding shares entitled to vote.

     As authorized by the Company's Articles of Incorporation, the Company entered into indemnification agreements with each of its directors. These indemnification agreements provide for, among other things, (i) the indemnification by the Company of the indemnitees thereunder to the extent described above, (ii) the advancement of attorney's fees and other expenses, and
(iii) the establishment, upon approval by the Board, of trusts or other funding mechanisms to fund the Company's indemnification obligations thereunder.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     In April 1996, the Company issued 10,000 shares of Common Stock to Milton Fine, Chairman of the Board of the Company, for nominal consideration. The shares were issued without registration under the Securities Act pursuant to the exemption afforded by Section 4(2) of the Securities Act.


     Reference is made to "The Organization, Acquisition and Financing Plan--The Organization" and "Management--Stock Option Grants" regarding shares of Common Stock to be issued in connection with the Organization, the purchasers thereof and the consideration therefor. Such issuances will occur without registration under the Securities Act pursuant to the exemptions afforded by Section 3(a)(9) or 4(2) of the Securities Act.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

  (a) Exhibits.


 EXHIBIT NO.                                     DESCRIPTION
- -------------   ------------------------------------------------------------------------------
* 1.1(a)        Form of Purchase Agreement (U.S. Version)
* 1.1(b)        Form of Purchase Agreement (International Version)
+ 2.1           Agreement and Plan of Merger, dated as of November 1, 1995, among Interstate
                Hotels Corporation and the other persons signatory thereto
* 2.2           Formation Agreement among the Company and the parties identified on the signature page thereof


* 3.1           Amended and Restated Articles of Incorporation of the Company
* 3.2           Amended and Restated By-Laws of the Company
  4.1           Specimen Common Stock Certificate

 EXHIBIT NO.                                     DESCRIPTION
- -------------   ------------------------------------------------------------------------------
* 4.2           Form of Credit Agreement among Interstate Hotels Corporation, Credit Lyonnais and the other parties signatory thereto
* 5.1           Opinion of Jones, Day, Reavis & Pogue regarding the legality of issuance of the Common Stock being registered
+ 10.1(a)       Option Agreement, dated as of October 12, 1995, among Interstate Hotels
                Corporation and the other persons signatory thereto
+ 10.1(b)       Amendment No. 1 to Option Agreement, dated as of December 15, 1995, among
                Interstate Hotels Corporation and the other persons signatory thereto
  10.1(c)       Amendment No. 2 to Option Agreement, dated as of March 29, 1996, among
                Interstate Hotels Corporation and the other persons signatory thereto, as revised
* 10.2(a)       Agreement of Purchase and Sale, dated as of March 29, 1996, among the Sellers named therein and IHC Member Corporation
* 10.2(b)       First Amendment to Agreement of Purchase and Sale, dated as of March 29, 1996, among the Sellers named therein and IHC Member Corporation
+ 10.3(a)       Contribution Agreement, dated as of March 29, 1996, among Interstate Hotels
                Corporation and the other persons signatory thereto
* 10.3(b)       First Amendment to Contribution Agreement, dated as of March 29, 1996, among
                Interstate Hotels Corporation and the other persons signatory thereto
+ 10.4          Form of Stockholders Agreement among the Company, Blackstone Real Estate
                Advisors L.P. and the shareholders named therein
* 10.5          Form of Registration Rights Agreement among the Company and the shareholders named therein
+ 10.6          Master Agreement, dated as of April 1, 1996, among Host Funding, Inc.,
                Crossroads Hospitality Tenant Company, L.L.C. and Crossroads Hospitality
                Company, L.L.C.
+ 10.7(a)       Lease Agreement, dated as of March 29, 1996, between Host Funding, Inc. and
                Crossroads Hospitality Tenant Company, L.L.C. relating to the Super 8 Miner,
                Missouri
+ 10.7(b)       Lease Agreement, dated as of March 29, 1996, between Host Funding, Inc. and
                Crossroads Hospitality Tenant Company, L.L.C. relating to the Super 8 Poplar
                Bluff, Missouri
+ 10.7(c)       Lease Agreement, dated as of March 29, 1996, between Host Funding, Inc. and
                Crossroads Hospitality Tenant Company, L.L.C. relating to the Super 8 Rock
                Falls, Illinois
+ 10.7(d)       Lease Agreement, dated as of March 29, 1996, between Host Funding, Inc. and
                Crossroads Hospitality Tenant Company, L.L.C. relating to the Super 8 San
                Diego, California
+ 10.7(e)       Lease Agreement, dated as of March 29, 1996, between Host Funding, Inc. and
                Crossroads Hospitality Tenant Company, L.L.C. relating to the Super 8
                Somerset, Kentucky
* 10.8          Stockholders Agreement among the Company and the shareholders named therein
+ 10.9(a)(1)    Interstone Three Partners I L.P. Limited Partnership Agreement, dated as of
                December 15, 1995, among BJS Interstone Management Associates, IHC/Interstone
                Corporation, Blackstone Real Estate Partners I L.P. and IHC/Interstone
                Partnership II, L.P.
* 10.9(a)(2)    First Amendment to Interstone Three Partners I L.P. Limited Partnership
                Agreement, dated as of                     , 1996, among BJS Interstone
                Management Associates, IHC/Interstone Corporation, Blackstone Real Estate
                Partners I L.P. and IHC/Interstone Partnership II, L.P.
+ 10.9(b)(1)    Interstone Three Partners II L.P. Limited Partnership Agreement, dated as of
                December 15, 1995, among BJS Interstone Management Associates, IHC/Interstone
                Corporation, Blackstone Real Estate Partners II L.P. and IHC/Interstone
                Partnership II, L.P.

 EXHIBIT NO.                                     DESCRIPTION
- -------------   ------------------------------------------------------------------------------
* 10.9(b)(2)    First Amendment to Interstone Three Partners II L.P. Limited Partnership
                Agreement, dated as of                     , 1996, among BJS Interstone
                Management Associates, IHC/Interstone Corporation, Blackstone Real Estate
                Partners II L.P. and IHC/Interstone Partnership II, L.P.
+ 10.9(c)(1)    Interstone Three Partners III L.P. Limited Partnership Agreement, dated as of
                December 15, 1995, among BJS Interstone Management Associates, IHC/Interstone
                Corporation, Blackstone Real Estate Partners III L.P., Blackstone Real Estate
                Holdings L.P., Blackstone RE Capital Partners L.P., Blackstone RE Offshore
                Capital Partners L.P. and IHC/Interstone Partnership II, L.P.
* 10.9(c)(2)    First Amendment to Interstone Three Partners III L.P. Limited Partnership
                Agreement, dated as of                     , 1996, among BJS Interstone
                Management Associates, IHC/Interstone Corporation, Blackstone Real Estate
                Partners III L.P., Blackstone Real Estate Holdings L.P., Blackstone RE Capital
                Partners L.P., Blackstone RE Offshore Capital Partners L.P. and IHC/Interstone
                Partnership II, L.P.
+ 10.9(d)(1)    Interstone Three Partners IV L.P. Limited Partnership Agreement dated as of
                December 15, 1995, among BJS Interstone Management Associates, IHC/Interstone
                Corporation, Blackstone Real Estate Partners IV L.P., Blackstone RE Capital
                Partners II L.P. and IHC/Interstone Partnership II, L.P.
* 10.9(d)(2)    First Amendment to Interstone Three Partners IV L.P. Limited Partnership
                Agreement, dated as of                     , 1996, among BJS Interstone
                Management Associates, IHC/Interstone Corporation, Blackstone Real Estate
                Partners IV L.P., Blackstone RE Capital Partners II L.P. and IHC/Interstone
                Partnership II, L.P.
  10.10         Interstate Hotels Company Executive Retirement Plan
  10.11         Interstate Hotels Company Equity Incentive Plan
  10.12         Interstate Hotels Company Stock Purchase Plan
  10.13         Interstate Hotels Company Management Bonus Plan
  10.14         Interstate Hotels Company Stock Option Plan for Non-Employee Directors
* 10.15(a)      Employment Agreement between the Company and Milton Fine
  10.15(b)      Employment Agreement between the Company and W. Thomas Parrington, Jr.
  10.15(c)      Employment Agreement between the Company and J. William Richardson
  10.15(d)      Employment Agreement between the Company and Robert L. Froman
  10.15(e)      Employment Agreement between the Company and Marvin I. Droz
  10.16         Form of Severance Agreement between the Company and each of Milton Fine,
                W. Thomas Parrington, Jr., J. William Richardson, Robert L. Froman and Marvin I.
                Droz
* 10.17         Form of Indemnification Agreement between the Company and each of its directors
  10.18(a)      Interstate Hotels Company Supplemental Deferred Compensation Plan
  10.18(b)      Deferred Compensation Agreement between the Company and W. Thomas Parrington,
                Jr.
  10.18(c)      Deferred Compensation Agreement between the Company and J. William Richardson
* 21.1          List of Subsidiaries of the Company
  23.1          Consent of Coopers & Lybrand L.L.P.
* 23.2          Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1)
+ 24.1          Powers of Attorney executed by the Company, Michael J. Aranson, David J. Fine,
                Milton Fine, R. Michael McCullough, W. Thomas Parrington, Jr., J. William
                Richardson, Thomas J. Saylak and Steven J. Smith


- ------------------
* To be filed by Amendment
+ Filed previously

(b) Financial Statement Schedules.

     No schedules for which provision is made in the applicable regulations of the Securities and Exchange Commission are required under the related instructions or are applicable or the information is contained in the financial statements and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

     The Company hereby undertakes to provide to the Underwriters at the closing specified in the Purchase Agreements certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Company hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Amendment No. 2 to the Company's Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, in the State of Pennsylvania, on May 30, 1996.


                                        INTERSTATE HOTELS COMPANY


                                        By:  /s/ W. THOMAS PARRINGTON, JR.
                                            -------------------------------
                                               W. Thomas Parrington, Jr.
                                         President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Company's Registration Statement on Form S-1 has been signed below by the following persons in the capacities indicated on May 30, 1996.



               SIGNATURE                                          TITLE
- ----------------------------------------     ------------------------------------------------

     /s/ W. THOMAS PARRINGTON, JR.           President and Chief Executive Officer and
- ----------------------------------------     Director
       W. Thomas Parrington, Jr.

                   *                         Executive Vice President and Chief Financial
- ----------------------------------------     Officer (Principal Financial and Accounting
         J. William Richardson               Officer)

                   *                         Director
- ----------------------------------------
              Milton Fine

                   *                                             Director
- ----------------------------------------
             David J. Fine

                   *                                             Director
- ----------------------------------------
           Michael J. Aranson

                   *                                             Director
- ----------------------------------------
         R. Michael McCullough

                   *                                             Director
- ----------------------------------------
            Steven J. Smith

                   *                                             Director
- ----------------------------------------
            Thomas J. Saylak



                                        *By:  /s/ W. THOMAS PARRINGTON, JR.
                                             ------------------------------
                                               W. Thomas Parrington, Jr.
                                             Pursuant to Powers of Attorney
                                               filed previously with the
                                           Securities and Exchange Commission

                               INDEX TO EXHIBITS


 EXHIBIT NO.                                DESCRIPTION                                  PAGE
- -------------   -------------------------------------------------------------------   -----------
* 1.1(a)        Form of Purchase Agreement (U.S. Version)
* 1.1(b)        Form of Purchase Agreement (International Version)
+ 2.1           Agreement and Plan of Merger, dated as of November 1, 1995, among
                Interstate Hotels Corporation and the other persons signatory thereto
* 2.2           Formation Agreement among the Company and the parties identified on the signature page thereof
* 3.1           Amended and Restated Articles of Incorporation of the Company
* 3.2           Amended and Restated By-Laws of the Company
  4.1           Specimen Common Stock Certificate
* 4.2           Form of Credit Agreement among Interstate Hotels Corporation,
                Credit Lyonnais and the other parties signatory thereto
* 5.1           Opinion of Jones, Day, Reavis & Pogue regarding the legality of issuance of the Common Stock being registered
+ 10.1(a)       Option Agreement, dated as of October 12, 1995, among Interstate
                Hotels Corporation and the other persons signatory thereto
+ 10.1(b)       Amendment No. 1 to Option Agreement, dated as of December 15, 1995, among Interstate Hotels Corporation and the other persons signatory thereto
  10.1(c)       Amendment No. 2 to Option Agreement, dated as of March 29, 1996, among Interstate Hotels Corporation and the other persons signatory thereto, as revised
* 10.2(a)       Agreement of Purchase and Sale, dated as of March 29, 1996, among the Sellers named therein and IHC Member Corporation
* 10.2(b)       First Amendment to Agreement of Purchase and Sale, dated as of
                March 29, 1996, among the Sellers named therein and IHC Member
                Corporation
+ 10.3(a)       Contribution Agreement, dated as of March 29, 1996, among
                Interstate Hotels Corporation and the other persons signatory thereto
* 10.3(b)       First Amendment to Contribution Agreement, dated as of March 29,
                1996, among Interstate Hotels Corporation and the other persons signatory thereto
+ 10.4          Form of Stockholders Agreement among the Company, Blackstone Real
                Estate Advisors L.P. and the shareholders named therein
* 10.5          Form of Registration Rights Agreement among the Company and the shareholders named therein
+ 10.6          Master Agreement, dated as of April 1, 1996, among Host Funding,
                Inc., Crossroads Hospitality Tenant Company, L.L.C. and Crossroads
                Hospitality Company, L.L.C.
+ 10.7(a)       Lease Agreement, dated as of March 29, 1996, between Host Funding,
                Inc. and Crossroads Hospitality Tenant Company, L.L.C. relating to the Super 8 Miner, Missouri
+ 10.7(b)       Lease Agreement, dated as of March 29, 1996, between Host Funding,
                Inc. and Crossroads Hospitality Tenant Company, L.L.C. relating to the Super 8 Poplar Bluff, Missouri
+ 10.7(c)       Lease Agreement, dated as of March 29, 1996, between Host Funding,
                Inc. and Crossroads Hospitality Tenant Company, L.L.C. relating to the Super 8 Rock Falls, Illinois

 EXHIBIT NO.                                DESCRIPTION                                  PAGE
- -------------   -------------------------------------------------------------------   -----------
+ 10.7(d)       Lease Agreement, dated as of March 29, 1996, between Host Funding,
                Inc. and Crossroads Hospitality Tenant Company, L.L.C. relating to the Super 8 San Diego, California
+ 10.7(e)       Lease Agreement, dated as of March 29, 1996, between Host Funding,
                Inc. and Crossroads Hospitality Tenant Company, L.L.C. relating to the Super 8 Somerset, Kentucky
* 10.8          Stockholders Agreement among the Company and the shareholders named therein
+ 10.9(a)(1)    Interstone Three Partners I L.P. Limited Partnership Agreement,
                dated as of December 15, 1995, among BJS Interstone Management
                Associates, IHC/Interstone Corporation, Blackstone Real Estate
                Partners I L.P. and IHC/Interstone Partnership II, L.P.
* 10.9(a)(2)    First Amendment to Interstone Three Partners I L.P. Limited
                Partnership Agreement, dated as of                     , 1996,
                among BJS Interstone Management Associates, IHC/Interstone
                Corporation, Blackstone Real Estate Partners I L.P. and
                IHC/Interstone Partnership II, L.P.
+ 10.9(b)(1)    Interstone Three Partners II L.P. Limited Partnership Agreement,
                dated as of December 15, 1995, among BJS Interstone Management
                Associates, IHC/Interstone Corporation, Blackstone Real Estate
                Partners II L.P. and IHC/Interstone Partnership II, L.P.
* 10.9(b)(2)    First Amendment to Interstone Three Partners II L.P. Limited
                Partnership Agreement, dated as of                     , 1996,
                among BJS Interstone Management Associates, IHC/Interstone
                Corporation, Blackstone Real Estate Partners II L.P. and
                IHC/Interstone Partnership II, L.P.
+ 10.9(c)(1)    Interstone Three Partners III L.P. Limited Partnership Agreement,
                dated as of December 15, 1995, among BJS Interstone Management
                Associates, IHC/Interstone Corporation, Blackstone Real Estate
                Partners III L.P., Blackstone Real Estate Holdings L.P., Blackstone
                RE Capital Partners L.P., Blackstone RE Offshore Capital Partners
                L.P. and IHC/Interstone Partnership II, L.P.
* 10.9(c)(2)    First Amendment to Interstone Three Partners III L.P. Limited
                Partnership Agreement, dated as of                     , 1996,
                among BJS Interstone Management Associates, IHC/Interstone
                Corporation, Blackstone Real Estate Partners III L.P., Blackstone
                Real Estate Holdings L.P., Blackstone RE Capital Partners L.P.,
                Blackstone RE Offshore Capital Partners L.P. and IHC/Interstone
                Partnership II, L.P.
+ 10.9(d)(1)    Interstone Three Partners IV L.P. Limited Partnership Agreement,
                dated as of December 15, 1995, among BJS Interstone Management
                Associates, IHC/Interstone Corporation, Blackstone Real Estate
                Partners IV L.P., Blackstone RE Capital Partners II L.P. and
                IHC/Interstone
                Partnership II, L.P.
* 10.9(d)(2)    First Amendment to Interstone Three Partners IV L.P. Limited
                Partnership Agreement, dated as of                     , 1996,
                among BJS Interstone Management Associates, IHC/Interstone
                Corporation, Blackstone Real Estate Partners IV L.P., Blackstone RE
                Capital Partners II L.P. and IHC/Interstone Partnership II, L.P.
  10.10         Interstate Hotels Company Executive Retirement Plan
  10.11         Interstate Hotels Company Equity Incentive Plan
  10.12         Interstate Hotels Company Stock Purchase Plan

 EXHIBIT NO.                                DESCRIPTION                                  PAGE
- -------------   -------------------------------------------------------------------   -----------
  10.13         Interstate Hotels Company Management Bonus Plan
  10.14         Interstate Hotels Company Stock Option Plan for Non-Employee
                Directors
* 10.15(a)      Employment Agreement between the Company and Milton Fine
  10.15(b)      Employment Agreement between the Company and
                W. Thomas Parrington, Jr.
  10.15(c)      Employment Agreement between the Company and J. William Richardson
  10.15(d)      Employment Agreement between the Company and Robert L. Froman
  10.15(e)      Employment Agreement between the Company and Marvin I. Droz
  10.16         Form of Severance Agreement between the Company and each of Milton
                Fine, W. Thomas Parrington, Jr., J. William Richardson, Robert L.
                Froman and Marvin I. Droz
* 10.17         Form of Indemnification Agreement between the Company and each of its directors
  10.18(a)      Interstate Hotels Company Supplemental Deferred Compensation Plan
  10.18(b)      Deferred Compensation Agreement between the Company and
                W. Thomas Parrington, Jr.
  10.18(c)      Deferred Compensation Agreement between the Company and
                J. William Richardson
* 21.1          List of Subsidiaries of the Company
 23.1           Consent of Coopers & Lybrand L.L.P.
* 23.2          Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1)
+ 24.1          Powers of Attorney executed by the Company, Michael J. Aranson,
                David J. Fine, Milton Fine, R. Michael McCullough,
                W. Thomas Parrington, Jr., J. William Richardson, Thomas J. Saylak
                and Steven J. Smith


- ------------------
* To be filed by Amendment
+ Filed previously